As filed with the U.S. Securities and Exchange Commission on June 10, 2014

Registration No. 333-195881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C., 20549

AMENDMENT NO. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Matthews International Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	738999	25-0644320
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two NorthShore Center

Pittsburgh, Pennsylvania 15212-5851

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Walters

Vice President and General Counsel

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212-5851

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael D. Winterhalter Cohen & Grigsby, P.C. 625 Liberty Avenue Pittsburgh, Pennsylvania 15222-3152	John T. McEnroe Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, and Matthews International Corporation may not sell the securities offered by this proxy statement/prospectus until such registration statement is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and Matthews International Corporation is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 10, 2014

[                ], 2014

Dear Stockholders:

You are invited to attend a special meeting of stockholders of Schawk, Inc., a Delaware corporation, to be held on [            ], [            ], 2014, at [            ] Central time, at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois. As previously announced, on March 16, 2014, Schawk, Inc., which we refer to as “SGK,” entered into a merger agreement providing for the acquisition of SGK by Matthews International Corporation, a Pennsylvania corporation, which we refer to as “Matthews.” At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the transactions contemplated by the merger agreement are completed, SGK stockholders will be entitled to receive for each share of SGK common stock $11.80 in cash, without interest, and 0.20582 of a share of Matthews common stock.

The merger cannot be completed unless SGK stockholders holding at least a majority of the shares of SGK common stock outstanding as of the close of business on [            ], 2014, the record date for the special meeting, vote in favor of the proposal to adopt the merger agreement at the special meeting. Certain members of the Schawk family, including Clarence W. Schawk, SGK’s founder and Chairman of the Board, and David A. Schawk, SGK’s Chief Executive Officer, have entered into agreements with Matthews pursuant to which such family members have agreed to vote their shares, and shares held in family trusts for the benefit of certain Schawk family members, in favor of the proposal to adopt the merger agreement. The shares of SGK common stock held by the Schawk family represented approximately 61.6% of the shares of SGK common stock outstanding as of the close of business on the record date.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please promptly complete, sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or over the Internet prior to the special meeting to ensure that your shares of SGK common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. A failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Your proxy is being solicited by the board of directors of SGK. After careful consideration, following the recommendation of a special committee of the board of directors comprised of independent directors, our board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and has determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, SGK and its stockholders. Therefore, our board of directors recommends that SGK stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus.

In considering the recommendation of the board of directors of SGK, you should be aware that certain directors and executive officers of SGK may have interests in the merger that may be different from, in addition to or in conflict with, the interests of SGK stockholders generally. See the section entitled “The Merger — Interests of SGK’s Directors and Executive Officers in the Merger” beginning on page 93 of the accompanying proxy statement/prospectus.

We urge you to read the accompanying proxy statement/prospectus, including the annexes and the documents incorporated by reference, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 40 of the attached proxy statement/prospectus.

On behalf of the board of directors of SGK, thank you for your consideration and continued support.

Sincerely,

David A. Schawk

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [            ], 2014 and is first being mailed to SGK stockholders on or about [            ], 2014.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Matthews and SGK from other documents that Matthews and SGK have filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 150 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You can obtain the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Matthews International Corporation Two NorthShore Center Pittsburgh, Pennsylvania 15212 Attn: Investor Relations Tel: (412) 442-8200	Schawk, Inc. 1695 South River Road Des Plaines, Illinois 60018 Attn: Investor Relations Tel: (847) 827-9494

In addition, if you would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Georgeson, Inc., SGK’s proxy solicitor, by calling toll-free at 1 (888) 607-9107. You will not be charged for any of these documents that you request.

In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you must request the information no later than [              ], 2014.

For more information, see “Where You Can Find More Information” beginning on page 150.

SCHAWK, INC.

1695 South River Road

Des Plaines, Illinois 60018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Schawk, Inc.:

Notice is hereby given of a special meeting of the stockholders of Schawk, Inc. (“SGK”) to be held at [        ] local time, [        ], [            ], 2014, at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois, for the following purposes:

1.	To vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014 (the “merger agreement”), as it may be amended from time to time, among Matthews International Corporation, a Pennsylvania corporation (“Matthews”), Moonlight Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Matthews, Moonlight Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Matthews, and SGK, a copy of which is included as Annex A to this proxy statement/prospectus;

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement;

3.	To approve, on a non-binding, advisory basis, certain compensation paid or payable to SGK’s named executive officers in connection with the merger; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The close of business on [            ], 2014, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting of stockholders and any adjournment or postponement of the meeting. The stock transfer books of SGK will not be closed.

Your vote is important, regardless of the number of shares of SGK common stock that you own. Even if you plan to attend the special meeting in person, SGK asks that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of SGK common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of SGK common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Your proxy is being solicited by the board of directors of SGK. After careful consideration, following the recommendation of a special committee of the board of directors comprised of independent directors (the “Special Committee”), our board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and has determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, SGK and its stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus. The board of directors made its determination after consultation with its legal and financial advisors and after considering a number of factors in addition to the recommendation of the Special Committee. See “The Merger — Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations” beginning on page 66 of the accompanying proxy statement/prospectus.

In considering the recommendation of the board of directors of SGK, you should be aware that certain directors and executive officers of SGK may have interests in the merger that may be different from, in addition to or in conflict with, the interests of SGK stockholders generally. See the section entitled “The Merger —Interests of SGK’s Directors and Executive Officers in the Merger” beginning on page 93 of the accompanying proxy statement/prospectus.

Only SGK stockholders of record as of the close of business on the record date, their duly authorized proxy holders, beneficial owners with proof of ownership and SGK guests may attend the special meeting. To gain admittance, please bring valid photo identification, such as a driver’s license or passport. If your shares of SGK common stock are held through a bank, brokerage firm or other nominee, please bring proof of your beneficial ownership of such shares to the special meeting, such as an account statement showing that you owned shares of SGK common stock on the record date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder.

SGK stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their SGK shares if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

Des Plaines, Illinois	A. Alex Sarkisian, Esq.
[ ], 2014	Senior Executive Vice President

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Matthews with the SEC constitutes a prospectus of Matthews under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Matthews common stock to be issued to the stockholders of SGK pursuant to the merger.

This proxy statement/prospectus also constitutes a proxy statement for SGK under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” In addition, it constitutes a notice of meeting with respect to the special meeting of SGK stockholders.

You should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference in, this proxy statement/prospectus.

This proxy statement/prospectus is dated [            ], 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to SGK stockholders nor the issuance by Matthews of shares of common stock pursuant to the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Matthews has been provided by Matthews and information contained in this proxy statement/prospectus regarding SGK has been provided by SGK.

Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“merger” refer to the merger of Merger Sub with and into SGK, with SGK continuing as the surviving entity and a wholly-owned subsidiary of Matthews;

•	“mergers” refer, together, to the merger and the second merger;

•	“merger agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, among Matthews, Merger Sub, Merger Sub 2 and SGK, a copy of which is included as Annex A to this proxy statement/prospectus;

•	“Merger Sub” refer to Moonlight Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Matthews;

•	“Merger Sub 2” refer to Moonlight Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Matthews;

•	“Matthews” refer to Matthews International Corporation, a Pennsylvania corporation;

•	“Matthews common stock” refer to Matthews’ Class A Common Stock, par value $1.00 per share;

•	“NASDAQ” refer to the NASDAQ Global Select Market;

•	“NYSE” refer to the New York Stock Exchange;

•	“PBCL” refer to the Pennsylvania Business Corporation Law of 1988;

•	“second merger” refer to the merger of SGK with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews;

•	“SGK common stock” refer to SGK’s Class A Common Stock, par value $0.008 per share; and

•	“SGK” refer to Schawk, Inc., a Delaware corporation.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some questions that you, as a stockholder of SGK, may have regarding the merger, the other transactions contemplated by the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger and other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Matthews has agreed to acquire SGK under the terms of the merger agreement that are described in this proxy statement/prospectus. If the stockholders of SGK adopt the merger agreement at the special meeting and the other conditions to the merger are satisfied or waived, then Merger Sub will merge with and into SGK and SGK will become a wholly-owned subsidiary of Matthews and will no longer be a publicly held corporation. Immediately following the merger, SGK will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews. See “The Merger” and “The Merger Agreement.” A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

We are delivering this document to you as both a proxy statement of SGK and a prospectus of Matthews. It is a proxy statement because SGK’s board of directors (which we refer to also as the “SGK board”) is soliciting proxies from SGK’s stockholders to vote on the adoption of the merger agreement at the special meeting of stockholders as well as the other matters set forth in the notice of the meeting and described in this proxy statement/prospectus. It is a prospectus because Matthews will issue Matthews common stock to the holders of SGK common stock as a part of the consideration to be paid in the merger. This document contains important information about the merger agreement, the merger and the special meeting. You should read this document carefully.

Matthews and SGK encourage you to submit a proxy as soon as possible. Submitting a proxy card allows you to have your shares voted without attending the special meeting. If you are a registered stockholder, you may submit your proxy either by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card by mail. For more specific information on how to vote or submit a proxy, please see the questions and answers below and “The Special Meeting.”

Q:	On what am I being asked to vote?

A:	SGK’s stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”); and

•	to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

SGK knows of no other matters to be brought before the meeting, but if other matters are brought before the meeting or at any adjournment or postponement of the meeting, the proxies named in your proxy card intend to take such action as in their judgment is in the best interest of SGK and its stockholders. See “The Special Meeting — Time, Place and Purpose of the Special Meeting.”

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger?

A:	Under SEC rules, SGK is required to seek a non-binding, advisory vote with respect to the compensation that has been paid or may become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	How does SGK’s board of directors recommend that I vote at the special meeting?

A:	After careful consideration, following the recommendation of a special committee of the board of directors comprised of independent directors (which we refer to as the “Special Committee”), SGK’s board of directors recommends that SGK stockholders vote “FOR” the proposal to adopt the merger agreement. In addition, SGK’s board of directors recommends that SGK stockholders vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger. See the section entitled “The Merger — Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations” beginning on page 66 of this proxy statement/prospectus.

In considering the recommendation of SGK’s board of directors that SGK stockholders vote in favor of the adoption of the merger agreement, SGK stockholders should be aware that certain directors and executive officers of SGK may have interests in the merger that are different from, or in addition to, the interests of other SGK stockholders generally. See the section entitled “The Merger — Interests of SGK’s Directors and Officers in the Merger” for a further description of these interests.

Q:	What will I receive if the merger is completed?

A:	SGK stockholders will receive for each share of SGK common stock owned immediately prior to the completion of the merger (i) 0.20582 of a share of Matthews common stock (which we refer to as the “per share stock consideration”) and (ii) $11.80 in cash, without interest (which we refer to as the “per share cash consideration” and, together with the per share stock consideration, as the “merger consideration”).

The per share stock consideration and the per share cash consideration will be adjusted if opinions of tax counsel cannot be given to the effect that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and that Matthews and SGK will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code because (i) the value (based on a per share price of $39.84, which was the closing price of Matthews common stock on the last trading day prior to the date of the merger agreement) of all of the shares of Matthews common stock to be issued pursuant to the merger agreement (which we refer to as the “stock value”) would be less than (ii) 40.5% of the sum of (A) the stock value, plus (B) cash paid to SGK stockholders (for full shares and fractional shares, and $20.00 for dissenting shares) (which sum we refer to as the “total consideration”). In that event, the per share stock consideration will be increased (with a corresponding reduction in the per share cash consideration) to the extent necessary to ensure that the stock value is equal to 40.5% of the total consideration.

Q:	How do I calculate the value of the per share stock consideration?

A:	The number of shares of Matthews common stock that SGK stockholders will be entitled to receive in the merger is fixed and will not be adjusted in the event of any increase or decrease in the share price of Matthews common stock. Accordingly, the market value of the shares of Matthews common stock that SGK stockholders will be entitled to receive upon the completion of the merger will depend on the market value of shares of Matthews common stock at that time.

Based on the closing price of $39.84 of Matthews common stock on the NASDAQ on March 14, 2014, the last trading day completed before SGK and Matthews announced the execution of the merger agreement, the per share stock consideration represented $8.20, the per share cash consideration represented $11.80 and the merger consideration represented $20.00. Based on the closing price of $[        ] of Matthews common stock on the NASDAQ on [                ], 2014, the last practicable date before the mailing of this proxy statement/prospectus, the per share stock consideration represented $[        ], the per share cash consideration represented $11.80 and the merger consideration represented $[        ].

Q:	When do you expect the merger to be completed?

A:	Matthews and SGK are working towards completing the merger promptly and currently expect to complete the merger in the third calendar quarter of 2014, subject to adoption of the merger agreement by SGK stockholders and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:	Is the merger expected to be taxable to SGK stockholders?

A:	It is expected that SGK stockholders will recognize gain, but not loss, equal to the lesser of: (1) the amount of cash they receive in the merger (not including any cash received in lieu of a fractional share of Matthews common stock) and (2) the excess, if any, of (a) the sum of the amount of the cash they receive in the merger (not including any cash received in lieu of a fractional share of Matthews common stock) plus the fair market value of Matthews stock (including the fair market value of any fractional share) they receive in the merger, determined as of the closing date of the mergers, over (b) their tax basis in the SGK common stock surrendered in the merger. Except as set forth below under the heading “Material U.S. Federal Income Tax Consequences—Possible Treatment of Cash as Dividend”, it is expected that any gain recognized by SGK stockholders will be capital gain, and that such capital gain will constitute long-term capital gain if they held their SGK shares for more than one year as of the closing date of the mergers. Additionally, it is expected that SGK stockholders will recognize gain or loss on any cash that they receive in lieu of a fractional share of Matthews common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 122.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to SGK stockholders on or about [ ], 2014.

Q:	When and where will the special meeting be held?

A:	The meeting will be held at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois on [ ], 2014 at [ ] a.m., [ ].

Q.	Who is entitled to vote at the meeting?

A:	All holders of SGK common stock who held shares at the close of business on [ ], 2014 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the meeting.

Q:	How many shares may be voted at the meeting?

A:	As of the close of business on the record date, there were [ ] shares of SGK common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote.

Q:	What constitutes a quorum for the meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SGK common stock on the record date constitutes a quorum at the special meeting.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If you are a stockholder of record, you may submit a proxy for your shares by telephone or over the Internet, by accessing the telephone number or Internet website as instructed on the enclosed proxy card, or you may submit a proxy in writing by completing, signing and dating your proxy card and mailing it in the prepaid envelope included with this proxy statement/prospectus. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet even if you plan to attend the meeting.

If you hold shares through a bank, brokerage firm or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the bank, brokerage firm or other nominee provides to you with this proxy statement/prospectus. If you hold shares through a bank, brokerage firm or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Q:	What is the vote required to approve the proposal to adopt the merger agreement at the meeting?

A:	The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SGK common stock entitled to vote at the special meeting. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of SGK common stock, if you fail to submit a proxy or vote in person at the special meeting, or if you vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the vote required to approve the adjournment proposal?

A:	The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of SGK common stock present in person or represented by proxy and entitled to vote on the matter at the meeting. A vote to abstain will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of SGK common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of SGK common stock, your shares of SGK common stock will not be counted in respect of, and will not have an effect on, the vote on the adjournment proposal.

Q:	What is the vote required to approve, on a non-binding, advisory basis, certain compensation paid or payable to SGK’s named executive officers in connection with the merger?

The approval of the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of SGK common stock present in person or represented by proxy and entitled to vote on the matter at the meeting. A vote to abstain will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of SGK common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of SGK common stock, your shares of SGK common stock will not be counted in respect of, and will not have an effect on the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

The vote on the non-binding, advisory proposal on certain compensation paid or payable to SGK’s named executive officers in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. SGK stockholders may vote for this proposal and against adoption of the merger agreement, or vice versa. Because the vote on certain compensation paid or payable to SGK’s named executive officers in connection with the merger is only advisory, it is not binding on SGK or Matthews. Approval of this non-binding, advisory proposal is not a condition to the completion of the merger, and failure to adopt this proposal will have no effect on the vote to adopt the merger agreement.

Q:	How do the voting and support agreements between Matthews and members of the Schawk family affect the outcome of the vote on the proposal to adopt the merger agreement?

Certain members of the Schawk family (to whom we refer collectively as the “Schawk family stockholders”), including Clarence W. Schawk, SGK’s founder and chairman of the board, and David A. Schawk, SGK’s chief executive officer, have each entered into a voting and support agreement with Matthews (which we refer to collectively as the “voting agreements”). Pursuant to the voting agreements such family members have agreed to vote their shares, and shares held in family trusts for the benefit of certain Schawk family members, which shares represent approximately 61.6% of the shares of SGK common stock outstanding as of the close of business on the record date, in favor of the proposal to adopt the merger agreement. Under the DGCL, the merger agreement will be adopted if the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of SGK common stock entitled to vote thereon. Accordingly, if the Schawk family stockholders vote their shares in favor of the adoption of the merger agreement in compliance with the terms of the voting agreements, the merger agreement will be adopted by the requisite vote of SGK’s stockholders under the DGCL.

Q:	If I vote by proxy, how will my shares be represented at the meeting?

A:	At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you properly completed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as SGK’s board of directors recommends, which is:

•	FOR the adoption of the merger agreement;

•	FOR the adjournment proposal; and

•	FOR the approval, by non-binding, advisory vote, of certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. If your shares are held in an account at a bank, brokerage firm or through another nominee, you must instruct the bank, brokerage firm or other nominee on how to vote your shares by following the instructions that the bank, brokerage firm or other nominee provides to you with these materials. Most banks, brokerage firms and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet. If you do not provide voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted on any proposal on which your bank, brokerage firm or other nominee does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the bank, brokerage firm or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum but will not be able to vote on those matters for which specific authorization is required. Banks, brokerage firms and other nominees will not have discretionary authority to vote on the proposal to adopt the merger agreement. A broker non-vote will have the same effect as a vote against adoption of the merger agreement. If you hold shares through a bank, brokerage firm or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your bank, brokerage firm or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting. See “The Special Meeting — Proxies and Revocations.”

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	If you transfer your SGK shares after the record date but before the date of the meeting, you will retain your right to vote at the meeting, but you will not have the right to receive the merger consideration to be received by SGK’s stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record as of the record date, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

•	submitting a new proxy with a later date, by using the telephone or Internet voting procedures described above, or by completing, signing, dating and returning a new proxy card by mail to SGK;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation of your proxy to SGK’s secretary.

For more detailed procedures on revoking a proxy, see the description under “The Special Meeting — Proxies and Revocations.”

If you own your shares through a bank, brokerage firm or other nominee, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

Q:	Should I send in my SGK stock certificates now if I have stock certificates evidencing my SGK shares?

A:	No. You should not send in your stock certificates at this time. If you have a stock certificate, Matthews will send you instructions for exchanging your stock certificate for the merger consideration upon completion of the transaction. If you hold your shares through a bank, brokerage firm or other nominee, you will also receive instructions for exchanging your shares for the merger consideration after the transaction is completed.

Q:	Are SGK stockholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the merger agreement?

A:

Yes. Under Delaware law, record holders of SGK common stock who do not vote in favor of the adoption of the merger agreement will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of Section 262 of the DGCL is included as Annex D to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Q:	What do I need to do now?

A:	After you have carefully read this entire document, please vote your shares of SGK common stock. You may do this either by signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card. This will enable your shares to be represented and voted at the special meeting. If you submit a valid proxy and do not indicate how you want to vote, SGK will count your proxy as a vote in favor of the proposals described in this document and submitted at the special meeting.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 40.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, SGK stockholders will not receive any consideration for their shares of SGK common stock. Instead, SGK would remain an independent public company and the common stock of SGK would continue to be listed and traded on the NYSE. Under specified circumstances, SGK may be required to pay Matthews a termination fee of $10.5 million plus up to $2.0 million in expenses. See the section entitled “The Merger Agreement — Termination Fee; Expense Reimbursement” beginning on page 113 of this proxy statement/prospectus.

Q:	Where can I find more information about the parties to the merger?

A:	You can find more information about Matthews and SGK from the various sources described in the sections titled “Where You Can Find More Information” and “The Companies” beginning on pages 150 and 46, respectively.

Q:	Who can help answer my questions?

A:	SGK stockholders who have questions about the matters to be voted on at the special meeting or how to submit a proxy, or SGK stockholders who desire additional copies of this proxy statement/prospectus or additional proxy cards, should contact Georgeson, Inc., SGK’s proxy solicitor, by calling (toll-free) 1 (888) 607-9107.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the meeting. See “Where You Can Find More Information” beginning on page 150. Each item in this summary refers to the page of this proxy statement/prospectus on which a more detailed discussion of that subject is located or begins.

Parties to the Merger (page 46)

Matthews

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

Tel: (412) 442-8200

Matthews is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions. Matthews’ products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables; industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying various consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews common stock is listed on the NASDAQ under the symbol “MATW.”

Merger Sub and Merger Sub 2

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

Tel: (412) 442-8200

Merger Sub, a newly formed Delaware corporation, and Merger Sub 2, a newly formed Delaware limited liability company, are wholly-owned subsidiaries of Matthews. Merger Sub and Merger Sub 2 were formed solely for the purpose of effecting the transactions contemplated by the merger agreement and have not carried on any activities other than in connection with the mergers.

SGK

Schawk, Inc.

1695 South River Road

Des Plaines, Illinois 60018

Tel: (847) 827-9494

SGK provides comprehensive brand development and brand deployment services to clients primarily in the consumer packaged goods, retail and life sciences markets. SGK creates and sells its clients’ brands, produces brand assets and protects brand equities to help clients drive brand performance. SGK currently delivers its services in over 20 countries across North and South America, Europe, Asia and Australia. Headquartered in Des Plaines, Illinois, SGK has been in operation since 1953 and is incorporated under the laws of the State of Delaware.

SGK’s common stock is listed on the NYSE under the symbol “SGK.”

The Merger (page 99)

Matthews and SGK propose that Matthews acquire SGK by merging Merger Sub with and into SGK. Upon completion of the merger, the separate corporate existence of Merger Sub will cease and SGK will continue as the surviving entity in the merger and become a wholly-owned subsidiary of Matthews. Immediately following the merger, SGK will be merged with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews. Following the merger, Matthews expects to continue to operate the SGK businesses under the “SGK” name

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the merger.

Merger Consideration (page 99)

Upon completion of the merger, each outstanding share of SGK common stock will be converted into the right to receive 0.20582 of a share of Matthews common stock and $11.80 in cash. Matthews will not issue fractional shares in the merger. Instead, it will pay cash for fractional shares of common stock in an amount, less any required withholding taxes, equal to the arithmetic average of the average daily high and low sales prices per share of Matthews common stock as reported on the NASDAQ during the 10 trading days immediately preceding the date on which the merger is consummated.

If the merger were completed on [                    ], 2014, the last practicable date before the date of this proxy statement/prospectus, and you owned 100 shares of SGK common stock immediately prior to the effective time of the merger, you would have received at the effective time of the merger:

•	$1,180 in cash from Matthews;

•	20 shares of Matthews common stock; and

•	$[ ] in cash for the fractional share of Matthews common stock (calculated by multiplying 0.582 (the remaining fractional interest in a Matthews common share) by $[ ]).

Voting Agreements (page 115)

The Schawk family stockholders have entered into voting agreements, pursuant to which they have agreed to vote their shares of SGK common stock, representing approximately 61.6% of the shares of SGK common stock outstanding as of the close of business on the record date, in favor of the adoption of the merger agreement. Under the DGCL, the merger agreement will be adopted if the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of SGK common stock entitled to vote thereon. Accordingly, if the Schawk family stockholders vote their shares in favor of the adoption of the merger agreement in compliance with the terms of the voting agreements, the merger agreement will be adopted by the requisite vote of SGK’s stockholders under the DGCL.

Material United States Federal Income Tax Consequences (page 122)

It is a condition to the obligations of each of Matthews and SGK to complete the merger that each party will receive an opinion of counsel to the effect that the mergers, together, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that Matthews and SGK will each be a party to the reorganization within the meaning of Section 368(b)(2) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Cohen & Grigsby, P.C. (which we refer to as “Cohen & Grigsby”), as counsel to Matthews, and Vedder Price P.C. (which we refer to as “Vedder Price”), as counsel to SGK, have delivered opinions to Matthews and SGK, respectively, to the same effect as the opinion described above. These opinions will be based on facts, representations and assumptions set forth or referred to in the opinions and on representation letters provided by Matthews and SGK. Accordingly, and based on the foregoing opinions, as of the date of this proxy statement/prospectus, in general, (1) the mergers, together, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (2) Matthews and SGK will each be a “party to that reorganization” within the meaning of Section 368(b)(2) of the Code; and (3) you will recognize gain, but not loss, equal to the lesser of: (a) the amount of cash you receive in the merger (other than cash received in lieu of a fractional share) or (b) the excess, if any, of (i) the sum of the amount of the cash (other than cash received in lieu of a fractional share) and the fair market value of Matthews common stock (including the value of any fractional share) that you receive in the merger, determined as of the closing date of the merger, over (ii) your tax basis in the SGK common stock surrendered in the merger. Additionally, you will generally recognize gain or loss on any cash that you receive in lieu of a fractional share of Matthews common stock. You should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transaction, including the limitations, exceptions, assumptions and conditions set forth therein. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. Accordingly, you are urged to consult your own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to you.

Recommendations of SGK’s Board of Directors and Special Committee (page 66)

In connection with the merger SGK’s board of directors established the Special Committee with full power and authority to review, evaluate and negotiate a potential transaction with Matthews or any other party on behalf of SGK, including the power to terminate negotiations with Matthews and reject any proposed transaction, and to review and evaluate such other strategic alternatives as it deemed appropriate. The Special Committee and SGK’s board of directors each has determined that the merger agreement and the merger are advisable and are fair to, and in the best interests of, SGK and its stockholders (including, in the case of the Special Committee, the stockholders unaffiliated with the Schawk family stockholders). After careful consideration, following the recommendation of the Special Committee, SGK’s board of directors recommends that SGK stockholders vote “FOR” adoption of the merger agreement. For the factors considered by the Special Committee in making its recommendation to the SGK board and by the SGK board in reaching its decision to approve the merger agreement, see “The Merger — Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations” beginning on page 66.

In addition, SGK’s board of directors recommends that SGK stockholders vote “FOR” the other proposals described in this proxy statement/prospectus.

Opinion of Financial Advisor to SGK (page 70 and Annex E)

On March 16, 2014, Macquarie Capital (USA) Inc. (which we refer to as “Macquarie”) rendered its oral opinion to SGK’s board of directors (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to SGK’s board of directors dated the same date) to the effect that, as of

March 16, 2014, the merger consideration to be received by the unaffiliated holders of SGK common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Macquarie’s analyses and opinion, the term, “unaffiliated holders of SGK common stock” was defined as the holders of SGK common stock other than holders of SGK common stock that entered into the voting agreement and their respective affiliates, and the term, “transaction” was defined as the merger together with the second merger.

Macquarie’s opinion was directed to SGK’s board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the unaffiliated holders of SGK common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the transaction. The summary of Macquarie’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this proxy statement/prospectus, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of SGK common stock as to how such holder should vote or act on any matter relating to the transaction.

Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors (page 76 and Annex F)

On March 16, 2014, at a meeting of the Special Committee, William Blair & Company, L.L.C. (which we refer to as “William Blair”) rendered to the Special Committee its oral opinion, which was confirmed in writing later that day, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by William Blair, the per share consideration of 0.20582 of a share of Matthews common stock and $11.80 in cash, without interest, to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of the SGK common stock (other than Matthews and its affiliates).

The full text of the written opinion of William Blair, dated March 16, 2014, is attached as Annex F to this proxy statement/prospectus and is incorporated in its entirety into this proxy statement/prospectus by reference. Holders of shares of SGK common stock are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by William Blair in conducting its financial analyses and rendering its opinion. The investment banking services and opinion of William Blair were provided for the use and benefit of the Special Committee (in its capacity as such) in connection with its consideration of the transactions contemplated by the merger agreement (referred to as the “transaction”). The opinion of William Blair is limited to the fairness, from a financial point of view, of the merger consideration to the holders of shares of SGK common stock (other than Matthews and its affiliates). The opinion of William Blair does not address any other aspect of the transaction or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger agreement or the transaction. William Blair did not address the merits of the underlying decision by SGK to engage in the transaction. The foregoing summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

See “— The Merger — Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors” on page 76.

Interests of SGK’s Directors and Executive Officers in the Merger (page 93)

In considering the recommendation of SGK’s board of directors that SGK stockholders vote in favor of the adoption of the merger agreement, SGK stockholders should be aware that certain directors and executive officers of SGK may have interests in the merger that may be different from, in addition to or in conflict with the interests of other SGK stockholders generally. These interests include, among other things, the cash-out of outstanding stock options held by directors and executive officers and the cash-out or immediate settlement of restricted stock units, stock appreciation rights and long-term cash incentive awards held by executive officers. See the section entitled “The Merger — Interests of SGK’s Directors and Officers in the Merger” for a further description of these and other interests of SGK’s directors and executive officers.

Regulatory Approvals Required for Completion of the Merger (page 97)

Matthews and SGK agreed to use their reasonable best efforts to make all filings and obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These filings include filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), with the United States Federal Trade Commission, or the FTC, and the Antitrust Division of the United States Department of Justice, or the DOJ, and any required foreign antitrust filings. On March 31, 2014, the FTC granted early termination of the waiting period under the HSR Act. In addition, no additional regulatory approvals are anticipated to be required in order to complete the merger.

Expected Timing of the Merger

Matthews and SGK are working towards completing the merger promptly and currently expect to complete the merger in the third calendar quarter of 2014, subject to the adoption of the merger agreement by SGK’s stockholders and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Financing (page 92)

On March 14, 2014, Matthews received a commitment letter (which we refer to as the “Citizens commitment letter”) from RBS Citizens, N.A. and Citizens Bank of Pennsylvania (which we refer to together as “Citizens”). The Citizens commitment letter provides, subject to certain conditions, for an amendment of Matthews’ existing senior credit facility to increase the revolving credit facility availability thereunder by $350 million, which will be used in part to fund the cash merger consideration. The completion of the merger is not subject to a financing condition. Since entering into the Citizens commitment letter, Matthews and Citizens have had discussions, and currently intend, to increase the revolving credit availability at closing by $400 million to $900 million.

Treatment of SGK Equity-Based and Cash-Based Awards (page 93)

As a result of the entry into the merger agreement between SGK and Matthews and Matthews’ entry into voting agreements with certain Schawk family stockholders, outstanding SGK equity awards, including those held by SGK executive officers, became subject to accelerated vesting (or pro-rated accelerated vesting) or settlement. Under the terms of the merger agreement, outstanding awards of stock options, restricted stock units or “RSUs,” and stock-settled appreciation rights, or “SARs,” were cancelled in exchange for cash based on the per-share consideration to be paid to SGK stockholders in the merger. Additionally, outstanding long-term cash incentive awards, including those held by SGK executive officers, became payable in amounts determined in accordance with the terms of the awards.

No Solicitation by SGK (see page 107)

In the merger agreement, SGK has agreed not to, and has agreed to direct its subsidiaries and representatives not to, directly or indirectly, solicit, initiate, or knowingly encourage the submission of any proposal to acquire SGK, or any inquiry, proposal or offer that is reasonably likely to lead to a proposal to acquire SGK. In addition, SGK has agreed not to participate in discussions or negotiations with any third party regarding such a proposal, or furnish any non-public information to a third party with respect to any such proposal. However, if SGK (i) receives an unsolicited, written acquisition proposal from a third party prior to the adoption of the merger agreement by SGK’s stockholders that did not result from a breach of the merger agreement, (ii) SGK’s board of directors or Special Committee determines in good faith (after consultation with outside counsel and financial advisors) that such proposal constitutes or is reasonably likely to lead to a superior proposal and (iii) SGK’s board of directors or Special Committee determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, then at any time prior to the adoption of the merger agreement by SGK’s stockholders SGK may furnish information with respect to SGK and its subsidiaries to such third party and participate in discussions or negotiations, provided that, among other things, SGK is required to advise Matthews of its receipt of any acquisition proposal within 24 hours and to keep Matthews informed in all material respects of the status and material terms of any such acquisition proposal.

Adverse Recommendation Change (see page 108)

Under the merger agreement, subject to certain exceptions described below, neither SGK’s board of directors nor its Special Committee may (i) withdraw or modify in a manner adverse to Matthews or Merger Sub its recommendation that SGK’s stockholders vote to adopt the merger agreement or approve or recommend any acquisition proposal or adopt any resolution to take any such action, or (ii) cause or authorize SGK to enter into agreement that is, is intended to, or is reasonably likely to lead to, an acquisition proposal. However, SGK’s board of directors or the Special Committee may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law: (y) make an adverse recommendation change in response to either a superior proposal or an intervening event which is defined as material changes in circumstances that are not related to an acquisition proposal and were not known to, nor reasonably foreseeable by SGK’s board of directors or the Special Committee prior to the date of the merger agreement, or (z) solely in response to a superior proposal received after the date of the merger agreement that did not result from a breach of the non-solicitation provisions of the merger agreement, cause SGK to terminate the merger agreement and concurrently enter into a binding alternative acquisition agreement with respect to such superior proposal.

Neither SGK’s board of directors nor the Special Committee may make an adverse recommendation change in response to a superior proposal or terminate the merger agreement or enter into an alternative acquisition agreement unless: (i) SGK promptly notifies Matthews in writing at least three business days before taking any such action of its intention to do so, and specifying the reasons therefor, and provides the information required by the merger agreement, (ii) SGK keeps Matthews reasonably informed of developments with respect to such superior proposal, (iii) during the notice period SGK and its financial and legal advisors negotiate with Matthews in good faith (to the extent Matthews seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Matthews, and (iv) prior to the expiration of the notice period, Matthews does not make a bona fide proposal to adjust the terms and conditions of the merger agreement or, if Matthews has made such a proposal, SGK’s board of directors or Special Committee has determined in good faith (after consultation with outside counsel and its financial advisor) that such proposal does not either cause such initial superior proposal to cease to be a superior proposal or cause the failure to terminate the merger agreement and enter into an alternative acquisition agreement with respect to such superior proposal no longer to be inconsistent with its fiduciary duties under applicable law.

Neither SGK’s board of directors nor the Special Committee may make an adverse recommendation change in response to an intervening event unless: (i) SGK provides Matthews with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) SGK keeps Matthews reasonably informed of developments with respect to such intervening event, (iii) SGK notifies Matthews in writing at least three business days before making an adverse recommendation change with respect to such intervening event of its intention to do so and specifies the reasons therefor, (iv) during the notice period SGK and its financial and legal advisors negotiate with Matthews in good faith (to the extent Matthews seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Matthews, and (v) prior to the expiration of the notice period, Matthews does not make a bona fide proposal to adjust the terms and conditions of the merger agreement or, if Matthews has made such a proposal, SGK’s board of directors or Special Committee has determined (after consultation with outside counsel and its financial advisor) such proposal does not cause the failure to make an adverse recommendation change no longer to be inconsistent with SGK’s board of directors’ fiduciary duties under applicable law.

Conditions to the Closing of the Merger (see page 111)

Matthews’ and SGK’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by SGK’s stockholders;

•	the absence of any order, injunction or law that prohibits or makes the consummation of the merger illegal;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act, and the receipt of all other consents required under the anti-trust laws of any foreign jurisdiction;

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•	the approval for listing of the shares of Matthews common stock to be issued in the merger on the NASDAQ, subject to official notice of issuance.

In addition, the obligations of Matthews to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of SGK to the extent required under the merger agreement as described in the section entitled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 111 of this proxy statement/prospectus;

•	the performance by SGK in all material respects of the obligations it is required to perform under the merger agreement at or prior to the closing;

•	the receipt by Matthews of a certificate signed by the chief executive officer and chief financial officer of SGK that the foregoing conditions have been satisfied;

•	the absence of any action by any governmental authority that would or is reasonably likely to (i) prohibit or make the consummation of the merger illegal, (ii) impose material limitations on Matthews’ ownership or operation of SGK and its subsidiaries, or, as a result of the merger, of Matthews and its subsidiaries, or (iii) limit the ownership or operation of any business of Matthews, SGK, the surviving corporation or any of their respective affiliates, in each case if such limit would be material to the business and financial condition of Matthews and its subsidiaries taken as a whole or to the value of SGK and its subsidiaries to Matthews after consummation of the merger;

•	the absence since the date of the merger agreement of any event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on SGK and its subsidiaries taken as a whole; and

•	the receipt by Matthews of an opinion of Cohen & Grigsby to the effect that (i) the mergers will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) SGK and Matthews will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

In addition, the obligation of SGK to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Matthews to the extent required under the merger agreement as described in the section entitled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 111 of this proxy statement/prospectus;

•	the performance in all material respects by Matthews, Merger Sub and Merger Sub 2 of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger;

•	the receipt by SGK of a certificate signed by the chief executive officer and chief financial officer of Matthews that the foregoing conditions have been satisfied;

•	the absence since the date of the merger agreement of any event that, individually or in the aggregate, constitutes a material adverse effect on Matthews and its subsidiaries taken as a whole; and

•	the receipt by SGK of an opinion of Vedder Price to the effect that (i) the mergers will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) SGK and Matthews will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

Termination of the Merger Agreement (see page 112)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by SGK’s stockholders:

•	by mutual written consent of Matthews and SGK;

•	by either Matthews or SGK if:

•	the merger has not been consummated by September 30, 2014 (which we refer to as the “end date”);

•	a governmental entity has issued a final judgment prohibiting, restraining or making illegal the consummation of the merger or a law is in effect that prevents the consummation of the merger;

•	the stockholders of SGK do not adopt the merger agreement at the SGK stockholders’ meeting; or

•	the shareholders of Matthews do not vote to approve the issuance of Matthews common stock in the merger (if such approval is required under the rules of the NASDAQ Stock Market);

•	by Matthews if:

•

(i) SGK’s board of directors fails to recommend to its stockholders that they vote to adopt the merger agreement, (ii) SGK’s board of directors or the Special Committee withdraws or modifies, in a manner adverse to Matthews, its recommendation that SGK stockholders vote to adopt the merger agreement, (iii) SGK’s board of directors (or any committee thereof) approves or recommends to stockholders an alternative acquisition proposal, (iv) SGK fails to include in the proxy statement the recommendation of its board of directors that stockholders vote to adopt the merger agreement, or (v) SGK or any of its representatives materially breach any of the non-solicitation provisions set forth in the merger agreement (we refer to each of these events as an “SGK adverse recommendation change termination event”);

•	(i) any of SGK’s representations and warranties are inaccurate as of the date of the merger agreement, such that the related condition to closing would not be satisfied, or (ii) (A) any of SGK’s representations and warranties become inaccurate after the date of the merger agreement, such that the related condition to closing would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by SGK within 20 business days after its receipt of written notice thereof, or (iii) any of SGK’s covenants have been breached, such that a condition to closing would not be satisfied (we refer to each of these events as an “SGK breach termination event”); or

•	since the date of the merger agreement there has occurred any event that has had a material adverse effect on SGK and its subsidiaries taken as a whole;

•	by SGK if:

•	(i) any of Matthews’ representations and warranties are inaccurate as of the date of the merger agreement, such that the related condition to closing would not be satisfied, or (ii) (A) any of Matthews’ representations and warranties become inaccurate after the date of the merger agreement, such that the related condition to closing would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Matthews within 20 business days after its receipt of written notice thereof, or (iii) any of Matthews’ covenants have been breached such that a condition to closing would not be satisfied (we refer to each of these events as a “Matthews breach termination event”);

•	since the date of the merger agreement there has occurred any event that has had a material adverse effect on Matthews and its subsidiaries taken as a whole; or

•	at any time prior to the adoption of the merger agreement by SGK’s stockholders, SGK’s board of directors or its Special Committee authorizes SGK, subject to complying with the terms of the merger agreement, to enter into an agreement with respect to a transaction that constitutes a superior proposal, subject to payment by SGK to Matthews of the expense reimbursement and termination fee required by the merger agreement (which we refer to as an “SGK superior proposal termination event”).

Termination Fee; Expense Reimbursement (see page 113)

SGK will pay Matthews the amount of $10.5 million in cash, which we refer to as the “SGK termination fee”, if:

•	Matthews terminates the merger agreement due to an SGK adverse recommendation change termination event;

•	SGK terminates the merger agreement due to an SGK superior proposal termination event;

•	Matthews or SGK terminates the merger agreement because the merger has not closed by the end date or Matthews terminates the merger agreement due to an SGK breach termination event and, in either case, on or before the date of any such termination an acquisition proposal has been communicated to SGK, and SGK enters into a definitive agreement in respect of such acquisition proposal or consummates the transaction contemplated by such proposal within 12 months of termination of the merger agreement; or

•	Matthews or SGK terminates the merger agreement due to the failure of SGK’s stockholders to adopt the merger agreement at the special meeting and on or before the date of the special meeting an acquisition proposal shall have been publicly announced, and SGK consummates the transaction contemplated by such proposal within 12 months of termination of the merger agreement.

In addition to the SGK termination fee, SGK is required to reimburse Matthews for up to $2.0 million of its transaction expenses if:

•	Matthews or SGK terminates the merger agreement because the merger has not closed by the end date and on or before the date of any such termination an acquisition proposal has been publicly announced or disclosed or an acquisition proposal has otherwise been communicated to SGK’s board of directors;

•	Matthews or SGK terminates the merger agreement due to the failure of SGK’s stockholders to adopt the merger agreement at the special meeting;

•	Matthews terminates the merger agreement due to an SGK adverse recommendation change event or an SGK breach termination event; or

•	SGK terminates the merger agreement due to an SGK superior proposal termination event.

In addition, in the event that the merger agreement is terminated and SGK, the Schawk family stockholders or any of their respective affiliates enter into an acquisition transaction within 18 months following the date of such termination, each Schawk family stockholder is obligated under the terms of such stockholder’s voting agreement to pay to Matthews an amount in cash (for each share of SGK common stock owned by such Schawk family stockholder that is subject to the acquisition transaction) equal to the amount by which the value of the consideration received by such Schawk family stockholder per share of SGK common stock in such alternative transaction exceeds $20 per share; provided that in no event shall the total payments to Matthews exceed $3.0 million.

Matthews will pay SGK the amount of $3.0 million in cash (which we refer to as the “Matthews termination fee”) and reimburse SGK for up to $5.0 million of its transaction expenses if either SGK or Matthews terminates the merger agreement because Matthews is required to call a special meeting of its shareholders to approve the issuance of shares of Matthews common stock in the merger and such approval is not obtained at the meeting.

Appraisal Rights (see page 143)

Under Delaware law, record holders of SGK common stock who do not vote in favor of the adoption of the merger agreement and who comply with the procedures of Section 262 of the DGCL are entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, as a result of completion of the merger, holders of shares of SGK common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, SGK stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Board of Directors and Management of Matthews Following the Merger (page 96)

In connection with the execution of the merger agreement, Matthews has entered into a shareholders’ agreement with the Schawk family stockholders, including David A. Schawk (which we refer to as the “shareholders’ agreement”). Pursuant to the shareholders’ agreement, on or prior to the date of the closing, Matthews’ board of directors will increase the number of directors constituting the class whose three-year term expires in 2017 by one and will appoint David A. Schawk as a director of such class with a term expiring at the annual meeting of shareholders in 2017. Thereafter, at each meeting of shareholders at which 2017 class directors are to be elected (or, if the board ceases to be classified, at any meeting of the shareholders at which directors are to be elected), subject to certain conditions, Matthews will nominate and use its reasonable best efforts to cause the shareholders of Matthews to elect to the board an individual designated by the Schawk family stockholders. The board designation right will expire when the Schawk family stockholders no longer beneficially own 7.5% of Matthews’ outstanding voting securities.

In addition, it is currently expected that Matthews will enter into an employment agreement with David A. Schawk at the closing of the merger that will provide that Mr. Schawk will be employed as president of the combined companies’ comparable brand solutions groups. It is expected that the proposed employment agreement will provide, among other things, for an annual salary consistent with what Mr. Schawk earns as chief executive officer of SGK and benefits that that are comparable to other similarly situated executives of Matthews. The proposed employment agreement is expected to contain customary provisions with respect to the protection of Matthews’ proprietary information and will restrict Mr. Schawk from competing with Matthews during the term and for a period of three (3) years after the termination of his employment and from soliciting customers or employees of Matthews during such period. Mr. Schawk’s responsibilities are expected to include helping to oversee the integration of the combined companies’ comparable brand solutions groups and retaining key SGK clients.

Comparative Per Share Market Price and Dividend Information (page 23)

Matthews common stock is listed on the NASDAQ under the symbol “MATW.” SGK’s common stock is listed on the NYSE under the symbol “SGK.” The following table shows the closing prices for Matthews common stock and SGK common stock on March 14, 2014, the last trading day completed before Matthews and SGK announced the execution of the merger agreement and on [                    ], 2014, the last practicable day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of SGK common stock, which was calculated by adding (a) the cash portion of the merger consideration, or $11.80 and (b) the closing price of Matthews common stock as of the specified date, multiplied by the exchange ratio of 0.20582.

	Matthews Common Stock		SGK Common Stock		Implied Value of One Share of SGK Common Stock
March 14, 2014	$39.84		$14.73		$20.00
[ ], 2014	[	]	[	]	[	]

The market price of Matthews common stock and SGK common stock will fluctuate prior to the merger. However, the number of shares of Matthews common stock and cash to be issued in the merger for each share SGK common stock is fixed and will not be adjusted for changes in the market price of either Matthews common stock or SGK common stock. Accordingly, any change in the price of Matthews common stock prior to the merger will affect the market value of the merger consideration that SGK stockholders will receive as a result of the merger. You should obtain current stock price quotations for Matthews common stock and SGK common stock.

Matthews currently pays a quarterly dividend on its common stock and last paid dividends on May 12, 2014, of $0.11 per share. Under the terms of the merger agreement, during the period before the closing of the merger, without SGK’s prior written consent, Matthews is prohibited from paying any dividends other than its regular quarterly dividends at a rate not to exceed $0.15 per share.

SGK currently pays a quarterly dividend on its common stock, and last paid dividends on March 31, 2014, of $0.08 per share. On May 28, 2014, SGK announced its next dividend of $0.08 per share, which will be payable on June 30, 2014 to holders of record as of June 13, 2014. Under the terms of the merger agreement, during the period before the closing of the merger, without Matthews’ prior written consent, SGK is prohibited from paying any dividends other than its regular quarterly dividends at a rate not to exceed $0.08 per share.

Comparative Rights of SGK Stockholders and Matthews Shareholders (see page 128)

SGK is a Delaware corporation, and Matthews is a Pennsylvania corporation. As a result, the rights of SGK stockholders are governed by Delaware law, and the rights of Matthews shareholders are governed by Pennsylvania law. The rights of SGK stockholders also are governed by SGK’s certificate of incorporation, as amended, and SGK’s bylaws, as amended, whereas the rights of Matthews shareholders are governed by Matthews’ restated articles of incorporation (which we refer to as “Matthews’ articles”), and Matthews’ restated bylaws (which we refer to as “Matthews’ bylaws”). Matthews’ articles and bylaws differ from SGK’s certificate of incorporation and bylaws in certain respects.

Important differences between the rights of SGK stockholders and the rights of Matthews shareholders include, among other things, differences with respect to the composition of the board of directors, fiduciary duties of directors, advance notice of shareholder proposed business at the annual meeting of shareholders, anti-takeover provisions and dissenters’ rights. SGK stockholders should be aware of these differences when they vote at the special meeting because, upon completion of the merger, they will own shares of Matthews common stock and therefore their rights will be governed by Matthews’ articles and bylaws and Pennsylvania law.

NASDAQ Listing of Shares of Matthews Common Stock (see page 97)

It is a condition to the completion of the merger that the shares of Matthews common stock to be issued to SGK stockholders pursuant to the merger be authorized for listing on the NASDAQ at the effective time of the merger, subject to official notice of issuance.

Delisting and Deregistration of SGK Common Stock (see page 98)

Upon completion of the merger, SGK common stock will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

The Special Meeting (see page 47)

As of the close of business on the record date for the special meeting, there were [                ] shares of SGK common stock outstanding and entitled to vote. As of the record date, the Schawk family stockholders were entitled to vote 16,172,720 shares of SGK common stock, representing approximately 61.6% of the outstanding shares of common stock. Pursuant to the voting agreements the Schawk family stockholders have agreed to vote their shares in favor of the proposal to adopt the merger agreement.

No Matthews Shareholder Approval

Matthews’ shareholders are not required to approve the merger agreement under the PBCL. In addition, because the number of shares of Matthews common stock being issued to SGK stockholders in the merger will not equal 20% or more of its outstanding shares before the issuance, Matthews’ shareholders are not required to approve the issuance of shares of Matthews common stock pursuant to the merger under the rules of NASDAQ.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MATTHEWS

The following table sets forth selected consolidated historical financial data for Matthews. The following selected consolidated historical financial data of Matthews for the five years ended September 30, 2013 has been derived from Matthews’ audited consolidated financial statements. The financial data for the six-month periods ended March 31, 2014 and 2013 has been derived from the unaudited financial statements of Matthews and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Matthews considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected consolidated historical financial data provides only a summary and is not necessarily indicative of the results of future operations of Matthews, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Matthews’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, Matthews’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and 2013 and other information that Matthews has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

(Amounts in thousands, except per share data)	Six Months Ended March 31,		Years Ended September 30,
	2014	2013	2013(1)	2012(2)	2011(3)	2010(4)	2009(5)
Net sales	$476,782	$481,999	$985,357	$900,317	$898,821	$821,829	$780,908
Operating profit	35,888	41,569	95,792	93,577	118,516	116,581	101,011
Interest expense	5,455	6,298	12,925	11,476	8,241	7,419	12,053
Net income attributable to Matthews shareholders	19,247	22,447	54,888	55,843	72,372	69,057	57,732
Earnings per common share:
Basic	$0.71	$0.81	$1.99	$1.98	$2.47	$2.32	$1.91
Diluted	$0.70	$0.81	1.98	1.98	2.46	2.31	1.90
Weighted-average common shares outstanding:
Basic	27,193	27,312	27,255	27,753	28,775	29,656	30,245
Diluted	27,424	27,411	27,423	27,839	28,812	29,706	30,318
Cash dividends per share	$0.22	$0.20	$0.410	$0.370	$0.330	$0.290	$0.265
Total assets	$1,228,061	$1,217,703	$1,214,927	$1,128,042	$1,097,455	$993,825	$949,653
Long-term debt, non-current	354,167	377,069	351,068	298,148	299,170	225,256	237,530

(1)	Fiscal 2013 included net charges of approximately $14,095 (pre-tax), which primarily related to strategic cost-reduction initiatives, incremental costs related to an ERP implementation in the Cemetery Products segment, acquisition-related costs and an impairment charge related to the carrying value of a trade name, partially offset by a gain on the final settlement of the purchase price of the remaining ownership interest in one of Matthews’ subsidiaries and the benefit of adjustments to contingent consideration.
(2)	Fiscal 2012 included net charges of approximately $7,850 (pre-tax), which primarily related to cost-reduction initiatives and incremental costs related to an ERP implementation in the Cemetery Products segment. In addition, fiscal 2012 included the favorable effect of an adjustment of $528 to income tax expense primarily related to changes in estimated tax accruals for open tax periods.

(3)	Fiscal 2011 included the favorable effect of an adjustment of $606 to income tax expense primarily related to changes in estimated tax accruals for open tax periods.
(4)	Fiscal 2010 included the favorable effect of an adjustment of $838 to income tax expense primarily related to changes in estimated tax accruals for open tax periods.
(5)	Fiscal 2009 included net charges of approximately $16,500 (pre-tax), which primarily related to severance and other costs related to the consolidation of certain production operations within Matthews’ Cemetery Products segment, costs related to operational and systems improvements in several of Matthews’ other businesses, and asset adjustments resulting from current market conditions. In addition, fiscal 2009 earnings included the favorable effect of an adjustment of $1,255 to income tax expense primarily related to Matthews’ ability to utilize a European tax loss carryover generated in prior years and changes in the estimated tax accruals for open tax periods.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SGK

The following table sets forth selected consolidated historical financial data for SGK. The following selected consolidated historical financial data of SGK for the five years ended December 31, 2013 has been derived from SGK’s audited consolidated financial statements. The financial data for the three-month periods ended March 31, 2014 and 2013 has been derived from the unaudited financial statements of SGK, which include all adjustments that SGK considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected consolidated historical financial data provides only a summary and is not necessarily indicative of the results of future operations of SGK, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SGK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and SGK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and other information that SGK has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009

Consolidated Statements of Comprehensive Income (Loss) Information
Net revenues	$101,886	$107,158	$442,640	$441,282	$427,421	$428,657	$413,516
Operating income (loss)	$(4,977)	$1,740	$24,189	$(30,967)	$25,320	$47,890	$34,452
Income (loss) from continuing operations	$(2,733)	$1,322	$13,218	$(23,618)	$19,412	$31,414	$18,698
Income (loss) per common share from continuing operations:
Basic	$(0.10)	$0.05	$0.50	$(0.91)	$0.75	$1.23	$0.75
Diluted	$(0.10)	$0.05	$0.50	$(0.91)	$0.74	$1.21	$0.75

Consolidated Balance Sheet Information
Total assets	$437,892	$454,187	$430,541	$458,821	$479,513	$449,859	$416,219
Long-term debt	$60,534	$69,875	$56,636	$78,724	$73,737	$37,080	$64,707

Other Data
Cash dividends per common share	$0.08	$0.08	$0.32	$0.32	$0.32	$0.20	$0.0625

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Matthews common stock is traded on the NASDAQ under the symbol “MATW” and SGK common stock is traded on the NYSE under the symbol “SGK.” The following tables set forth the high and low sales prices and dividends declared per share of Matthews common stock and of SGK common stock, for the periods indicated. For current price information, SGK stockholders are urged to consult publicly available sources.

	Matthews
	High	Low	Dividend
Year Ending September 30, 2014:
Third Quarter (through June 9)	$43.32	$39.54	$0.11
Second Quarter	44.33	37.08	0.11
First Quarter	42.80	37.58	0.11

Year Ended September 30, 2013:
Fourth Quarter	$40.50	$36.27	$0.11
Third Quarter	39.37	32.81	0.10
Second Quarter	35.31	31.43	0.10
First Quarter	32.95	27.42	0.10

Year Ended September 30, 2012:
Fourth Quarter	$32.90	$27.88	$0.10
Third Quarter	32.63	28.95	0.09
Second Quarter	34.36	30.00	0.09
First Quarter	37.65	28.59	0.09

	SGK
	High	Low	Dividend
Year Ending December 31, 2014:
Second Quarter (through June 9)	$20.70	$19.76	$0.08	(1)
First Quarter	20.40	11.66	$0.08

Year Ended December 31, 2013:
Fourth Quarter	$17.32	$14.12	$0.08
Third Quarter	15.55	10.70	0.08
Second Quarter	13.46	9.38	0.08
First Quarter	14.09	10.63	0.08

Year Ended December 31, 2012:
Fourth Quarter	$14.60	$10.55	$0.08
Third Quarter	14.50	10.80	0.08
Second Quarter	13.98	10.57	0.08
First Quarter	14.55	10.51	0.08

(1)	Dividend payable on June 30, 2014 to holders of record as of June 13, 2014.

On March 14, 2014, the last trading day before the merger agreement was announced, the high and low sales prices of shares of Matthews common stock as reported on the NASDAQ were $40.28 and $39.75, respectively. On [                    ], 2014, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Matthews common stock as reported on the NASDAQ were $[        ] and $[        ], respectively.

On March 14, 2014, the last trading day before the merger agreement was announced, the high and low sales prices of shares of SGK common stock as reported on the NYSE were $15.00 and $14.55, respectively. On [                    ], 2014, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of SGK common stock as reported on the NYSE were $[        ] and $[        ], respectively.

SGK stockholders are advised to obtain current market quotations for Matthews common stock and SGK common stock. The market prices of Matthews common stock and SGK common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Matthews common stock before or after the effective time of the merger or SGK common stock before the effective time of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what Matthews’ financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Matthews after the merger.

The unaudited pro forma condensed combined statements of income for Matthews’ fiscal year ended September 30, 2013 and for the six months ended March 31, 2014, have been prepared to give effect to the merger as if the merger had occurred on October 1, 2012. The pro forma condensed combined statement of income for the fiscal year ended September 30, 2013 combines Matthews’ audited consolidated statement of income for the fiscal year ended September 30, 2013 with the aggregated quarterly unaudited consolidated statements of comprehensive income (loss) of SGK for the four quarters ended September 30, 2013. The pro forma condensed consolidated statement of income for the six months ended March 31, 2014 combines Matthews’ unaudited consolidated statement of income for the six months ended March 31, 2014 with SGK’s aggregated unaudited consolidated statements of comprehensive income (loss) for the three-month periods ended December 31, 2013 and March 31, 2014. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the merger as if the merger had occurred on March 31, 2014, and combines Matthews’ March 31, 2014 unaudited condensed consolidated balance sheet with SGK’s March 31, 2014 unaudited consolidated balance sheet.

As described further in Note 2 to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of SGK have been adjusted by reclassifying and/or condensing certain line items in order to conform with Matthews’ financial statement presentation. There were no material transactions between Matthews and SGK during the periods presented in the unaudited pro forma condensed combined financial statements that require elimination.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Matthews has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Matthews’ future results of operations and financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of Matthews and SGK, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate historical financial statements of Matthews as of and for the fiscal year ended September 30, 2013 and the related notes included in Matthews’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, which is incorporated by reference into this proxy statement/prospectus;

•	separate historical financial statements of SGK as of and for the year ended December 31, 2013 and the related notes included in SGK’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus;

•	separate historical financial statements of Matthews as of and for the six months ended March 31, 2014 and the related notes included in Matthews’ Quarterly Report on Form 10-Q for the six months ended March 31, 2014, which is incorporated by reference into this proxy statement/prospectus;

•	separate historical financial statements of SGK as of and for the three months ended March 31, 2014 and the related notes included in SGK’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which is incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FISCAL YEAR ENDED SEPTEMBER 30, 2013

(Dollar amounts in thousands, except per share data)

	Matthews	SGK	Pro Forma Adjustments		Pro Forma Combined
Sales	$985,357	$445,486			$1,430,843
Cost of sales	(628,839)	(287,358)	(5,480	)(a)	(921,677)

Gross profit	356,518	158,128	(5,480)		509,166
Selling & administrative expense	(260,726)	(171,315)	(8,122	)(b)	(440,163)

Operating profit	95,792	(13,187)	(13,602)		69,003
Investment income	2,284	202			2,486
Interest expense	(12,925)	(4,279)	(8,432	)(c)	(25,636)
Other income (deductions), net	(3,715)	0	(600	)(d)	(4,315)

Income before income taxes	81,436	(17,264)	(22,634)		41,538
Income taxes	(26,664)	6,613	7,991	(e)	(12,060)

Net income/(loss) from continuing operations	54,772	(10,651)	(14,643)		29,478
Net loss from continuing operations — noncontrolling interests	116	0	0		116

Net income/(loss) from continuing operations — attributable to Matthews shareholders	$54,888	($10,651)	($14,643)		$29,594

Earnings from continuing operations per common share:
Basic	$1.99	—	—		$0.91
Diluted	$1.98	—	—		$0.90

Weighted average common shares outstanding:
Basic	27,255	—	5,399	(f)	32,654
Diluted	27,423	—	5,399	(f)	32,822

The accompanying notes are an integral part of these pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED MARCH 31, 2014

(Dollar amounts in thousands, except per share data)

	Matthews	SGK	Pro Forma Adjustments		Pro Forma Combined
Sales	$476,782	$216,166			$692,948
Cost of sales	(305,226)	(138,225)	(2,740	)(a)	(446,191)

Gross profit	171,556	77,941	(2,740)		246,757
Selling & administrative expense	(135,668)	(72,083)	7,842	(b)	(199,909)

Operating profit	35,888	5,858	5,102		46,848
Investment income	1,227	187			1,414
Interest expense	(5,455)	(1,923)	(4,827	)(c)	(12,205)
Other income (deductions), net	(1,772)	0	(300	)(d)	(2,072)

Income before income taxes	29,888	4,122	(25)		33,985
Income taxes	(10,731)	(1,099)	349	(e)	(11,481)

Net income/(loss) from continuing operations	19,157	3,023	324		22,504
Net loss from continuing operations — noncontrolling interests	90	0	0		90

Net income/(loss) from continuing operations — attributable to Matthews shareholders	$19,247	$3,023	$324		$22,594

Earnings from continuing operations per common share:
Basic	$0.71	—	—		$0.69
Diluted	$0.70	—	—		$0.69

Weighted average common shares outstanding:
Basic	27,193	—	5,399	(f)	32,592
Diluted	27,424	—	5,399	(f)	32,823

The accompanying notes are an integral part of these pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2014

(Dollar amounts in thousands)

	Matthews	SGK	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash & cash equivalents	$61,590	$4,947			$66,537
Accounts receivable, net	185,274	94,128			279,402
Inventories	143,005	18,322	5,000	(g)	166,327
Income tax receivable	0	11,076			11,076
Deferred income taxes	9,805	1,240			11,045
Other current assets	21,780	13,403			35,183

Total current assets	421,454	143,116	5,000		569,570

Investments	23,122	0			23,122
Property, plant & equipment, net	176,406	57,098	20,000	(h)	253,504
Deferred income taxes	1,588	4,295			5,883
Other assets	15,275	8,271	3,000	(i)	26,546
Goodwill, net	527,282	201,610	78,528	(j)	807,420
Other intangibles assets, net	62,934	23,502	301,498	(k)	387,934

Total Non-Current Assets	806,607	294,776	403,026		1,504,409

TOTAL ASSETS	$1,228,061	$437,892	$408,026		$2,073,979

LIABILITIES & SHAREHOLDERS’ EQUITY
Long term debt, current maturities	$23,472	$1,266	$(1,266	)(l)	$23,472
Accounts payable	45,936	16,144			62,080
Accrued compensation	34,496	41,451			75,947
Accrued income taxes	4,010	256	(3,430	)(m)	836
Customer prepayments	14,840	7,515			22,355
Other current liabilities	46,754	19,654	9,152	(n)	75,560
Deferred income taxes	0	217			217

Total current liabilities	169,508	86,503	4,456		260,467
Long-term debt	354,167	60,534	316,066	(o)	730,767
Accrued pension	63,959	29,984			93,943
Postretirement benefits	18,270	0			18,270
Deferred income taxes	20,640	11,231	115,754	(p)	147,625
Other liabilities	30,296	8,342			38,638

Total liabilities	656,840	196,594	436,276		1,289,710

Common stock	36,334	229	(229	)(q)	36,334
Additional paid-in capital	46,911	208,596	(162,798	)(r)	92,709
Retained earnings	788,966	87,153	(89,194	)(s)	786,925
Accumulated other comprehensive income/(loss)	(22,287)	10,541	(10,541	)(q)	(22,287)
Treasury stock, at cost	(281,859)	(65,221)	234,512	(r)	(112,568)

Total shareholders’ equity-Matthews	568,065	241,298	(28,250)		781,113
Noncontrolling interests	3,156	—	—		3,156

Total shareholders’ equity	571,221	241,298	(28,250)		784,269

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	1,228,061	437,892	408,026		2,073,979

The accompanying notes are an integral part of these pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Description of the Transaction

On March 16, 2014, Matthews and SGK entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement (including adoption of the merger agreement by SGK’s stockholders), Merger Sub will merge with and into SGK and SGK will become a wholly-owned subsidiary of Matthews and, immediately following the merger, SGK will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews. Upon completion of the merger, each share of SGK common stock issued and outstanding will be converted into the right to receive (i) 0.20582 of a share of Matthews common stock and (ii) $11.80 in cash, without interest. The per share stock consideration and the per share cash consideration will be adjusted if opinions of tax counsel cannot be given to the effect that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Matthews and SGK will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code because the value of the shares of Matthews common stock to be issued pursuant to the merger agreement (based on a per share price of $39.84) would not constitute at least 40.5% of the total stock and cash consideration paid to SGK stockholders in connection with the merger. In that event, the per share stock consideration will be increased (with a corresponding reduction in the per share cash consideration) to the extent necessary to ensure that the value of the shares of Matthews common stock to be issued pursuant to the merger agreement (based on a per share price of $39.84) will constitute at least 40.5% of the total stock and cash consideration.

Effective upon the execution of the merger agreement:(i) each outstanding SGK stock option and SAR, whether or not then vested, was cancelled and SGK, in exchange therefor, paid to the former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (a) the excess of $20.00 over the applicable exercise or grant price for each share subject to such option or under such SAR, and (b) the shares subject to such option or under such SAR (unless the exercise or grant price equaled or exceeded $20.00, in which case no cash consideration was paid for the cancellation of the applicable options or SARs); (ii) each outstanding SGK restricted stock unit was cancelled and SGK, in exchange therefor, paid to the former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (a) $20.00 and (b) the portion of SGK shares that would have been payable under such cancelled restricted stock unit if such restricted stock unit had vested and become payable on the date of execution of the merger agreement; and (iii) outstanding shares of unvested restricted stock became vested in accordance with their terms (i.e., in most cases a pro-rated amount equal to the portion of the three-year vesting period elapsed through the date of the merger agreement) and will be deemed to be an outstanding share of SGK for the purposes of the merger agreement and the merger.

In connection with the execution of the merger agreement, Matthews has entered into voting agreements with certain stockholders of SGK who are members of the Schawk family or trusts for the benefit of members of the Schawk family providing for, among other things, the agreement of such Schawk family stockholders to vote all of the shares of SGK common stock held by them in favor of the adoption of the merger agreement. The Schawk family stockholders beneficially own in the aggregate approximately 61.6% of the outstanding shares of SGK common stock. The voting agreements terminate on the earliest of (i) the mutual written agreement of the parties, (ii) the date the merger agreement is terminated in accordance with its terms, (iii) the effective time of the merger and (iv) an amendment of the merger agreement that decreases the absolute amount or changes the form of the stock merger consideration or imposes any material restrictions on or additional conditions on payment of the stock merger consideration to the Schawk family stockholders. Each voting agreement provides that, in the event that the merger agreement is terminated and SGK, the Schawk family stockholder or any of their respective affiliates enter into an acquisition transaction within 18 months following the date of such termination, the Schawk family stockholder is obligated to pay to Matthews within two business days after the closing of such transaction, an amount in cash (for each share of SGK common stock owned by such Schawk family stockholder subject to the acquisition transaction) that is equal to the amount by which the value of the consideration received by such Schawk family stockholder per share of SGK common stock in such alternative transaction exceeds $20 per share; provided that in no event shall the total payments to Matthews pursuant to all the voting agreements exceed $3.0 million.

On March 14, 2014, Matthews received the Citizens commitment letter. The Citizens commitment letter provides, subject to certain conditions, for an amendment of Matthews’ existing senior credit facility to increase the revolving credit facility availability thereunder by $350 million, which will be used in part to fund the cash merger consideration. Since entering into the Citizens commitment letter, Matthews and Citizens have had discussions, and currently intend to increase the revolving credit availability at closing by $400 million to $900 million.

On March 31, 2014, Matthews and SGK were advised that the FTC had granted early termination of the waiting period under the HSR Act. The merger is subject to adoption of the merger agreement by SGK stockholders and other usual and customary closing conditions. The merger is expected to be completed during the third calendar quarter of 2014.

Note 2: Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of the SEC Regulation S-X and presented for informational purposes only. The pro forma information is not necessarily indicative of what Matthews’ financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Matthews after the merger.

The unaudited pro forma condensed combined statements of income for Matthews’ fiscal year ended September 30, 2013 and for the six months ended March 31, 2014, have been prepared to give effect to the merger as if the merger had occurred on October 1, 2012. The pro forma condensed combined statement of income for the fiscal year ended September 30, 2013 combines Matthews’ audited consolidated statement of income for the fiscal year ended September 30, 2013 with the aggregated quarterly unaudited consolidated statements of comprehensive income (loss) of SGK for the four quarters ended September 30, 2013. The pro forma condensed consolidated statement of income for the six months ended March 31, 2014 combines Matthews’ unaudited consolidated statement of income for the six months ended March 31, 2014 with SGK’s aggregated unaudited consolidated statements of comprehensive income (loss) for the three-month periods ended December 31, 2013 and March 31, 2014. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the merger as if the merger had occurred on March 31, 2014, and combines Matthews’ March 31, 2014 unaudited condensed consolidated balance sheet with SGK’s March 31, 2014 unaudited consolidated balance sheet.

Certain line items in the historical consolidated statements of comprehensive income (loss) of SGK have been adjusted by reclassifying and/or condensing those items into categories that conform with Matthews’ financial statement presentation as follows (in thousands):

	Fiscal year ended September 30, 2013		Six months ended March 31, 2014
SGK Classifications	Cost of Sales	Selling and Administrative Expense	Cost of Sales	Selling and Administrative Expense
Cost of services	$276,792		$133,460
Selling, general and administrative expenses		$120,046		$56,753
Depreciation and amortization	8,667	9,336	3,754	5,411
Business and systems integration expenses		7,960		$2,763
Acquisition integration and restructuring expenses		1,788		$891
Impairment of long-lived assets		502
Foreign exchange loss	1,899		1,011
Merger related expenses				8,135
Multiemployer pension withdrawal expense		31,683		(1,870)

Total	$287,358	$171,315	$138,225	$72,083

Certain line items in the historical consolidated balance sheet of SGK have been adjusted by reclassifying those items and/or components thereof into categories that conform with Matthews’ financial statement presentation as follows (in thousands):

	As of March 31, 2014
SGK Classifications	Inventories	Accrued Compensation	Customer Prepayments	Accrued Liabilities	Accrued Pension	Other Liabilities	Total
Unbilled client service	$18,322						$18,322
Accrued Liabilities		$41,451	$7,515	$19,654			68,620
Other long-term liabilities					$29,984	$8,342	38,326

Total	$18,322	$41,451	$7,515	$19,654	$29,984	$8,342

The unaudited pro forma condensed combined statements of income exclude nonrecurring charges and related tax effects which would result directly from the transaction and would have been included in income within the first twelve months subsequent to the transaction. These items include pre-tax amounts of approximately $17.0 million of fees and other costs incurred to facilitate the transaction, $4.7 million of compensation charges triggered by the change in control of SGK, and approximately $5.0 million of charges to recognize step-up in the value of inventory. There were no material transactions between Matthews and SGK during the periods presented in the unaudited pro forma condensed combined financial statements that require elimination.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Matthews has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Matthews’ future results of operations and financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 3: Preliminary Purchase Price Allocation

Management’s preliminary estimate of the acquisition purchase price is calculated as follows (in thousands except per share amounts):

Cash price per share	$11.80
Shares outstanding	26,231

Total cash value of equity	$309,524

Share conversion	0.20582
Shares outstanding	26,231

Shares issued	5,399
Share price	$39.84

Total value of equity transferred	$215,089

Cash acquired	($4,947)
Debt assumed(i)	$64,076

Net debt assumed	$59,129

Total estimated purchase price	$583,742

(i)	Debt assumed includes certain prepayment obligations triggered by the change in control of SGK.

The table below represents the allocation of the total purchase price to SGK’s assets acquired and liabilities assumed based upon Matthews’ management’s preliminary estimates of their respective fair values as of March 31, 2014 (in thousands):

Working capital excluding cash & cash equivalents	$53,201
Property, plant and equipment	77,098
Goodwill	280,138
Intangible assets	325,000
Other assets	12,566
Other liabilities	(164,261)

Total estimated purchase price	$583,742

Note 4: Unaudited Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited condensed combined financial statements:

(a)	Represents management’s preliminary estimate of the incremental depreciation and amortization of tangible and intangible assets.

(b)	Represents the aggregate of the following: 1) management’s preliminary estimate of the incremental depreciation and amortization of tangible and intangible assets; and 2) for the six months ended March 31, 2014, an adjustment to remove the effect of transaction fees incurred by Matthews and SGK in connection with the proposed merger.

(c)	Represents management’s preliminary estimate of incremental interest expense resulting from the acquisition. This adjustment contemplates additional interest incurred on incremental debt generated to fund the following: purchase of SGK shares in connection with the acquisition, repayment of outstanding borrowings of SGK at close, and higher borrowing rates on pre-existing debt. The weighted average interest rate incorporates estimates of debt bearing variable and fixed rates and anticipated interest rate spreads of the combined company in accordance with the provisions of Matthews’ pending amended senior credit facility. A 1/8th of 1% change in the assumed variable interest rate would change the annual unaudited pro forma interest expense by approximately $0.2 million.

(d)	Represents management’s preliminary estimate of the amortization of fees incurred to amend Matthews’ existing senior credit facility to increase the revolving credit facility availability thereunder by $400 million, which will be used in part to fund the cash merger consideration.

(e)	Represents the aggregate of the following: 1) management’s preliminary estimate of the impact of incremental depreciation, amortization, and interest expense on income tax expense; and 2) for the six months ended March 31, 2014, an adjustment to remove the income tax effects of transaction fees incurred by Matthews and SGK in connection with the proposed merger.

(f)	Under the terms of the transaction, SGK stockholders will receive $11.80 cash and 0.20582 of a share of Matthews common stock for each SGK share held. This adjustment represents management’s preliminary estimate of the number of aggregate shares of Matthews common stock that will be issued to SGK shareholders in partial exchange for their holdings of SGK shares.

(g)	Represents management’s preliminary estimate of the step-up in basis of inventory acquired in the acquisition. Fair market value for raw materials is based on replacement cost and for finished goods and work-in-process is based on estimated selling price, less the sum of costs to complete, dispose of, and allow for a reasonable profit allowance for the selling effort.

(h)	Represents management’s preliminary estimate of the step-up in basis of property, plant and property acquired in the acquisition. Management anticipates depreciating the fair value of SGK’s property, plant and equipment on a straight-line basis over the estimated useful lives that will generally range from 3 to 30 years.

(i)	Represents management’s preliminary estimate of fees incurred to amend Matthews’ existing senior credit facility to increase the revolving credit facility availability thereunder by $350 million, which will be used in part to fund the cash merger consideration.

(j)	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. This adjustment represents management’s preliminary estimate of the excess of the goodwill generated in connection with the SGK acquisition over the historical basis of goodwill recorded on SGK’s balance sheet.

(k)	Represents management’s preliminary estimate of the adjustments to record the fair value of intangible assets acquired in the acquisition, including customer relationships, trade names, developed technology, internally-generated software, and lease contracts. Management expects that acquired trade names will have indefinite lives. All other acquired intangible assets are expected to be amortized on a straight-line basis over their estimated useful lives that will generally range from 2 to 20 years.

(l)	Represents management’s preliminary estimate of the adjustment to eliminate SGK’s current maturities of long-term debt. Management expects to refinance SGK debt, as required, using borrowings under the Matthews’ pending amended senior credit facility.

(m)	Represents management’s preliminary estimate of the tax benefits generated from transaction fees incurred by Matthews and SGK in connection with the proposed merger and financing fees incurred to amend Matthews’ existing senior credit facility.

(n)	Represents management’s preliminary estimate of transactions fees that will be incurred by Matthews and SGK subsequent to March 31, 2014.

(o)	Represents management’s preliminary estimate of incremental long-term debt generated to fund the purchase of SGK shares in connection with the acquisition, financing fees incurred to amend Matthews’ existing senior credit facility and refinance SGK’s existing borrowings.

(p)	Represents management’s preliminary estimate of adjustments to long term deferred tax liabilities generated by the differences in the book and tax bases of intangible assets and deferred financing fees.

(q)	Represents the elimination of the historical basis of SGK’s common stock and accumulated other comprehensive income balances.

(r)	Represents management’s preliminary estimate of the elimination of the historical basis of SGK’s additional paid-in capital and treasury stock balances and adjustments to Matthews’ corresponding accounts to reflect the issuance of treasury shares in exchange for SGK shares as partial purchase consideration.

(s)	Represents management’s preliminary estimate of the elimination of the historical basis of SGK’s retained earnings balances and adjustments to Matthews’ corresponding accounts to reflect the impact of transaction fees, net of the effect of taxes.

COMPARATIVE PER SHARE INFORMATION

Presented below are the historical per share data for Matthews and SGK, pro forma combined share data for Matthews, and pro forma equivalent per share data for SGK for the fiscal year ended September 30, 2013 and the six months ended March 31, 2014. This information should be read in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Matthews and SGK and related notes that have been filed with the SEC, certain of which are incorporated in this proxy statement/prospectus by reference. See “Selected Consolidated Historical Financial Data of Matthews” beginning on page 20, “Selected Consolidated Historical Financial Data of SGK” beginning on page 22 and “Where You Can Find More Information” beginning on page 150.

The historical per share information of Matthews below is derived from audited financial statements as of and for the fiscal year ended September 30, 2013 and the unaudited condensed consolidated financial statements as of and for the six months ended March 31, 2014. The historical per share information of SGK below is derived from the unaudited quarterly financial data included in SGK’s annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the quarter ended March 31, 2014. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period.

The unaudited Matthews pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 25. The pro forma income per share of the combined company has been prepared to give effect to the merger as if the merger had occurred on October 1, 2012 and is computed by dividing the pro forma income from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company has been prepared to give effect to the merger as if the merger had occurred on March 31, 2014 and is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. Matthews expects to issue approximately 5.4 million shares of Matthews common stock in connection with the merger based on the number of shares of SGK common stock outstanding as of March 14, 2014.

The SGK unaudited pro forma equivalent per share financial information is computed by multiplying the Matthews unaudited pro forma combined per share amounts by the exchange ratio (0.20582 of a share of Matthews common stock for each share of SGK common stock). The SGK pro forma equivalent per share portrays the equivalent pro forma earnings, dividends and book value per share for each share of SGK common stock.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	For the year ended September 30, 2013	As of and for the six months ended March 31, 2014
SGK Historical
Book value per share	n/a	$9.20
Cash dividends per share	$0.32	$0.16
Income from continuing operations
Basic earnings per share	($0.41)	$0.12
Diluted earnings per share	($0.41)	$0.12

Matthews Historical
Book value per share	n/a	$20.89
Cash dividends per share	$0.41	$0.22
Income from continuing operations
Basic earnings per share	$1.99	$0.71
Diluted earnings per share	$1.98	$0.70

	For the year ended September 30, 2013	As of and for the six months ended March 31, 2014
Matthews — Pro Forma Combined
Book value per share	n/a	$23.95
Cash dividends per share	$0.41	$0.22
Income from continuing operations
Basic earnings per share	$0.91	$0.69
Diluted earnings per share	$0.90	$0.69

SGK — Pro Forma Equivalent
Book value per share	n/a	$4.93
Cash dividends per share	$0.08	$0.05
Income from continuing operations
Basic earnings per share	$0.19	$0.14
Diluted earnings per share	$0.19	$0.14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference herein) includes “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and the United States Private Securities Litigation Reform Act of 1995). These forward-looking statements include, without limitation , statements containing words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “contemplate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “would,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, SGK’s and Matthews’ expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger, the satisfaction of the closing conditions to the merger and the timing of the completion of the merger, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for the common stock of Matthews and SGK and other matters. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and include, without limitation, the risks and uncertainties set forth under “Risk Factors,” beginning on page 40, as well as, among others, risks and uncertainties relating to:

•	events or circumstances that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to satisfy or waive conditions to the closing of the merger, or the failure of the merger to close for any other reason;

•	the outcome of currently pending or future litigation instituted against SGK, Matthews and others relating to the merger agreement;

•	the effect of the announcement of the merger on SGK’s and Matthews’ business relationships, employees, clients, vendors, other partners, and operating results and businesses generally;

•	the risk that the integration of SGK’s business and operations with those of Matthews may be more difficult or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse consequences on the existing businesses and prospects of Matthews or SGK;

•	the risk that Matthews’ revenues following the merger may be lower than expected;

•	difficulties in retaining members of senior management and other key employees of SGK, including those that Matthews may be interested in retaining after the closing of the merger;

•	diversion of the attention of SGK’s and Matthews’ management from ongoing business concerns;

•	disruptions in the current plans and operations of SGK and Matthews as a result of the merger and the transactions contemplated by the merger agreement;

•	limitations placed on the ability of SGK and Matthews to operate their respective businesses by the merger agreement;

•	costs, fees, expenses, impairments and charges related to the merger; and

•	the risks and uncertainties discussed and identified in the public filings that SGK and Matthews make with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or if such statement is included in another document incorporated in this proxy statement/prospectus, as of the date of such other document. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties.

Except to the extent required by applicable law or regulation, Matthews and SGK undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Matthews or SGK or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

In addition to the risks described in the information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote.

Risks Relating to the Merger

Because the market value of the shares of Matthews common stock that SGK stockholders will receive in the merger may fluctuate, SGK stockholders cannot be sure of the market value of the Matthews common stock they will receive upon completion of the merger.

At the effective time and as a result of the merger, each outstanding share of SGK common stock will be converted into the right to receive 0.20582 of a share of Matthews common stock and $11.80 in cash, without interest. The number of shares of Matthews common stock that SGK stockholders will be entitled to receive in the merger will not be adjusted in the event of any increase or decrease in the share price of either Matthews common stock or SGK common stock. Accordingly, the market value of the shares of Matthews common stock that SGK stockholders will be entitled to receive when the merger is completed will depend on the market value of shares of Matthews common stock at that time, which could vary significantly from the market value of shares of Matthews common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus or the date of the special meeting.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Matthews’ and SGK’s businesses, operations and prospects, regulatory considerations and market reaction to the merger and related developments. Many of these factors are beyond either party’s control. As a result, the value represented by the merger consideration also will vary. For example, based on the range of closing prices of Matthews common stock during the period from March 14, 2014, the last trading day completed before SGK and Matthews announced the execution of the merger agreement, through [                ], 2014, the latest practicable date before the date of this proxy statement/prospectus, the merger consideration represented a value ranging from a high of approximately $[        ] to a low of approximately $[        ] for each share of SGK common stock.

Because the merger is not expected to be consummated until the third calendar quarter of 2014 and could be further delayed, at the time of the special meeting SGK stockholders will not know the market value of the Matthews common stock that they will be entitled to receive upon completion of the merger, and the market value of Matthews common stock will continue to fluctuate following the merger. Matthews and SGK recommend that SGK stockholders obtain current market quotations for Matthews common stock and SGK common stock before voting at the special meeting. See the section entitled “Comparative Per Share Market Price and Dividend Information.”

SGK and Matthews will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on clients, suppliers and other business partners may have an adverse effect on SGK and Matthews pending completion of the merger and consequently on Matthews following the merger. These uncertainties could cause clients, suppliers, business partners and others that deal with SGK and Matthews to defer entering into contracts or making other decisions or seek to change existing business relationships. In addition, except as expressly permitted by the merger agreement or as required by applicable law, subject to certain exceptions, until the effective time of the merger, the merger agreement restricts SGK’s and Matthews’ ability to take certain actions and engage in certain transactions, as described under “The Merger Agreement — Conduct of Business Pending the Merger.”

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of Matthews and SGK.

Matthews’ success after the merger will depend in part upon its ability to retain key employees of Matthews and SGK. Prior to the merger, employees of Matthews or SGK may experience uncertainty about their roles with Matthews following the merger. Employees of SGK who are retained by Matthews following the merger may also experience similar uncertainty after the completion of the merger. This may adversely affect the ability of each of Matthews and SGK to attract or retain key management, sales, technical and other personnel. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Matthews following the merger. As a result, Matthews may not be able to attract or retain key employees of Matthews and SGK following the merger to the same extent that Matthews and SGK have been able to attract or retain their own employees in the past, which could have a negative impact on the business of Matthews following the merger. If key employees depart, the integration of the companies may be more difficult, and Matthews’ business following the merger could be materially harmed.

The pendency of the merger could adversely affect the future business and operations of Matthews and SGK.

In connection with the pending merger, it is possible that some clients, suppliers and other persons with whom Matthews and SGK have business relationships may delay or defer certain business decisions, which could negatively impact revenues, earnings and cash flows of Matthews or SGK, as well as the market prices of Matthews common stock or SGK common stock, regardless of whether the merger is completed.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

The completion of the merger is subject to a number of conditions that may prevent, delay or otherwise materially adversely affect completion of the merger. Any delay in completing the merger could cause Matthews not to realize some or all of the synergies that it expects to achieve if the merger is successfully completed within the expected time frame.

Matthews’ actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included herein.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and are not necessarily indicative of what Matthews’ actual financial position or results of operations would have been had the merger been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to SGK’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SGK as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments might differ materially from the unaudited pro forma adjustments reflected herein. For further information see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 25.

Matthews has received a financing commitment for additional financing under its senior credit facility.

Matthews has entered into the Citizens commitment letter which provides for an amendment of its senior credit facility, among other things, to increase the revolving credit facility commitment available thereunder by $350 million to $850 million. The proceeds of the increased commitment will be used, among other things, to fund the cash portion of the merger consideration, repay certain indebtedness of SGK and pay transaction related expenses. The obligations of Citizens under the Citizens commitment letter are contingent on the satisfaction of certain conditions as further described under “The Merger — Financing” beginning on page 92. If the financing contemplated by the Citizens commitment letter is unavailable for any reason, Matthews will be required to raise funds in an alternative manner, which may be more costly or unavailable. Completion of the merger is not subject to a financing condition.

Risks Relating to Matthews after Completion of the Merger

Combining the businesses of Matthews and SGK may be more difficult, costly or time-consuming than expected, which may adversely affect Matthews’ results and the value of shares of Matthews common stock following the merger.

The success of the merger will depend, in part, on Matthews’ ability to realize the anticipated benefits from combining the businesses of Matthews and SGK. To realize these anticipated benefits, Matthews must successfully combine the businesses of Matthews and SGK in an efficient and effective manner. If Matthews is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Matthews will be required to devote significant management attention and resources to the integration process. Potential difficulties Matthews may encounter as part of the integration process include the following:

•	problems that may arise in integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected;

•	the possibility that the businesses of the companies may suffer as a result of uncertainty surrounding the merger;

•	the inability to combine the businesses of Matthews and SGK in a manner that permits Matthews to achieve the full revenue and cost synergies anticipated to result from the merger;

•	complexities associated with managing the combined businesses, including the challenge of integrating complex information technology systems, communications systems, financial reporting systems, supply chain and procurement arrangements and other assets of each of the companies in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	problems that may arise in integrating the workforces of the two companies, including the possible loss of key employees; and

•	potential problems in maintaining and integrating effective disclosure controls and procedures and internal control over financial reporting for Matthews following the merger.

In addition, the integration process could result in the diversion of the attention of Matthews’ management, a lack of resources to pursue other potential business opportunities and disruption in ongoing businesses, any of which could adversely affect Matthews’ ability to maintain relationships with customers, suppliers and employees or otherwise adversely affect its business and financial results following the merger.

Matthews will have substantial indebtedness following the merger.

As of March 31, 2014, Matthews had approximately $377.6 million of outstanding debt. As discussed under “The Merger — Financing,” Matthews has received the Citizens commitment letter pursuant to which Citizens has agreed to increase Matthews’ existing credit facility availability by $350 million. Since entering into the Citizens commitment letter, Matthews and Citizens have had discussions, and currently intend, to increase the revolving credit availability at closing by $400 million to $900 million. Under its amended senior credit facility, Matthews expects to incur up to $376.6 million of additional indebtedness in connection with the merger. On a pro forma basis after giving effect to the merger (including the refinancing of certain existing SGK indebtedness), Matthews would have a total of approximately $754.2 million of debt outstanding. Matthews’

level of indebtedness following the closing of the merger may adversely affect the business, financial condition and operating results of Matthews following the merger, including:

•	making it more difficult for Matthews to satisfy debt service obligations;

•	requiring Matthews to dedicate a substantial portion of cash flows to debt service obligations, thereby potentially reducing the availability of cash flows to pay cash dividends and to fund working capital, capital expenditures, acquisitions, investments and other general operating requirements;

•	limiting Matthews’ ability to obtain additional financing to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general operating requirements;

•	restricting Matthews from making strategic acquisitions or taking advantage of favorable business opportunities;

•	placing Matthews at a relative competitive disadvantage compared to competitors that have less debt;

•	limiting flexibility to plan for, or react to, changes in the businesses and industries in which Matthews operates, which may adversely affect its operating results and ability to meet its debt service obligations;

•	increasing Matthews’ vulnerability to adverse general economic and industry conditions; and

•	limiting Matthews’ ability to refinance its indebtedness or increasing the cost of such indebtedness.

If Matthews incurs additional indebtedness following the merger, the risks related to its substantial indebtedness may intensify.

The businesses of SGK and Matthews may suffer as a result of uncertainty surrounding the merger and disruptions from the transaction may harm relationships with customers, suppliers and employees.

The announcement of the merger may result in significant uncertainties and disruptions. These uncertainties and disruptions may harm relationships of Matthews and SGK, their respective customers, suppliers and employees. This uncertainty and harm could also have an adverse effect on the business and operations of the combined company following completion of the merger. Customers and suppliers may cease doing business with Matthews or SGK in anticipation of or following the merger or may change the terms and conditions upon which they are willing to continue to do business. Problems or delays in integrating the business operations and work forces of Matthews and SGK following the merger could result in the loss of customers of the combined company or in a reduced ability to attract new customers. Uncertainty regarding the merger may result in the distraction of the attention of senior management and other key employees which could have an adverse effect on the business and operations of the two companies and of the combined company following the merger. Uncertainty concerning the merger may result in the loss of senior management or other key employees. In addition, current or prospective competitors of the two companies may seek to take advantage of potential uncertainty or disruption resulting from the merger to interfere with relationships with customers, suppliers and employees.

The future results of the combined companies will suffer if Matthews does not effectively manage its expanded operations following the merger.

Following the merger, the size of Matthews’ business will increase significantly beyond the current size of either Matthews’ or SGK’s business. Matthews’ future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management. There can be no assurances that Matthews will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

Matthews may incur significant expenses related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded, each in connection with the merger or other completed or future acquisitions.

The merger will be treated as an acquisition of SGK by Matthews for accounting purposes. Both companies have in the past expanded their operations through other acquisitions and joint ventures involving businesses owned by third parties. Matthews expects to continue to complete selected acquisitions and joint venture transactions in the future. In connection with acquisition and joint venture transactions, applicable accounting rules generally require the tangible and certain intangible assets of the acquired business to be recorded on the balance sheet of the acquiring company at their fair market value. Certain intangible assets other than goodwill are required to be amortized over their estimated useful lives and this expense may be significant. Any excess in the purchase price paid by the acquiring company over the fair market value of tangible and intangible assets of the acquired business is recorded as goodwill. If it is later determined that the anticipated future cash flows from the acquired business will be less than the fair market value of the assets and goodwill of the acquired business recorded at the time of the acquisition, the assets or goodwill may be deemed to be impaired. In this case, the acquiring company may be required under applicable accounting rules to write down the value of the assets or goodwill on its balance sheet to reflect the extent of the impairment. This write down of assets or goodwill is generally recognized as a non-cash expense in the statement of operations of the acquiring company for the accounting period during which the write down occurs. If Matthews determines that any of the assets or goodwill recorded in connection with the merger or any other prior or future acquisitions or joint venture transactions have become impaired, Matthews will be required to record a loss resulting from the impairment. Impairment losses could be significant and could adversely affect the results of operations and financial condition of Matthews.

Matthews may pursue other strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

Matthews will continue to consider opportunistic strategic transactions, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve numerous risks, including:

•	potential disruption of Matthews’ ongoing business and distraction of management;

•	difficulty integrating acquired businesses or segregating assets to be disposed of;

•	exposure to unknown and/or contingent or other liabilities; and

•	changing Matthews’ business profile in ways that could have unintended consequences.

If Matthews enters into significant strategic transactions in the future, related accounting charges may affect its financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in its capital structure, including the incurrence of additional indebtedness. Matthews may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions.

The shares of Matthews common stock to be received by SGK stockholders as a result of the merger will have different rights from the shares of SGK common stock.

Upon completion of the merger, SGK stockholders will become shareholders of Matthews and their rights as shareholders will be governed by Matthews’ articles and bylaws. The rights associated with SGK common stock are different from the rights associated with Matthews common stock. Please see “Comparative Rights of SGK Stockholders and Matthews Shareholders” beginning on page 128 for a discussion of the different rights associated with Matthews common stock.

Matthews and SGK will incur significant transaction and merger-related costs in connection with the merger.

Matthews and SGK currently expect to incur substantial costs and expenses relating directly to the merger, including financing costs, fees and expenses payable to financial advisors, professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. In addition, it is expected that the combined company will incur substantial costs following completion of the merger in order to integrate the business operations and work forces of Matthews and SGK. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. The costs and expenses incurred in connection with the merger and the post-merger integration process are difficult to predict and actual costs and expenses may significantly exceed those currently estimated and likely will result in the combined company taking significant charges against earnings following the completion of the merger. In addition, the merger and post-merger integration process may give rise to significantly higher or unexpected liabilities and costs, including costs associated with the defense and resolution of pending or future litigation or other claims, such as those described under “The Merger—Litigation Related to the Merger.” Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Matthews and SGK.

The merger may cause dilution to Matthews’ earnings per share, which may negatively affect the market price of Matthews common stock.

Matthews expects that the merger, excluding acquisition-related costs, cost reduction initiatives and other charges will be modestly accretive to its earnings per share within 15 months after the merger. This expectation is based on preliminary estimates, which may change materially. Matthews could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. In addition, Matthews anticipates that SGK stockholders will own approximately 16.5% of the outstanding shares of Matthews common stock following the merger, based on the number of outstanding shares of SGK common stock on the record date and the number of outstanding shares of Matthews common stock on March 16, 2014. Once its shares are issued in the merger, Matthews’ earnings per share may be lower than it would have been in the absence of the merger. All of these factors could cause dilution to Matthews’ earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Matthews common stock.

Risks Relating to Matthews and SGK.

Matthews is, and will continue to be, subject to the risks described in Part I, Item 1A in Matthews’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on November 27, 2013, and SGK is subject to the risks described in Part I, Item 1A in SGK’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 5, 2014, and in Part II, Item 1A in SGK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 30, 2014 (together, the “SGK reports”), in each case incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150 for the location of information incorporated by reference into this proxy statement/prospectus. Following the merger Matthews will be subject to the business risks described in the SGK reports.

THE COMPANIES

Matthews International Corporation

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

Tel: (412) 442-8200

Matthews is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions. Matthews’ products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables; industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying various consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews common stock is listed on the NASDAQ under the symbol “MATW.”

Additional information about Matthews and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

Moonlight Merger Sub Corp. and Moonlight Merger Sub LLC

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

Tel: (412) 442-8200

Merger Sub, a newly formed Delaware corporation, and Merger Sub 2, a newly formed Delaware limited liability company, are wholly-owned subsidiaries of Matthews. Merger Sub and Merger Sub 2 were formed solely for the purpose of effecting the transactions contemplated by the merger agreement and have not carried on any activities other than in connection with the mergers.

Schawk, Inc.

Schawk, Inc.

1695 South River Road

Des Plaines, Illinois 60018

Tel: (847) 827-9494

SGK provides comprehensive brand development and brand deployment services to clients primarily in the consumer packaged goods, retail and life sciences markets. SGK creates and sells its clients’ brands, produces brand assets and protects brand equities to help clients drive brand performance. SGK currently delivers its services in over 20 countries across North and South America, Europe, Asia and Australia. Headquartered in Des Plaines, Illinois, SGK has been in operation since 1953 and is incorporated under the laws of the State of Delaware.

SGK’s common stock is listed on the NYSE under the symbol “SGK.”

Additional information about SGK and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to SGK stockholders as part of the solicitation of proxies by the SGK board for use at the special meeting to be held on [                ],[                ], 2014, at [        ] p.m. Central time, at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois, or at any postponement or adjournment thereof.

At the special meeting, SGK stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) the adjournment proposal and (iii) a proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

SGK stockholders must adopt the merger agreement in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

SGK has set the close of business on [                ], 2014 as the record date for the special meeting, and only holders of record of SGK common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of SGK common stock as of the close of business on the record date. On the record date, there were [                ] shares of SGK common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of SGK common stock that you owned on the record date.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SGK common stock on the record date is required for a quorum at the special meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but will not be voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. As a general matter, to the extent “broker non-votes” are received, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote. “Broker non-votes” refer to shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter with respect to such shares. Once a share of SGK common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be determined.

Attendance

Only SGK stockholders of record as of the close of business on the record date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of SGK may attend the special meeting. To gain admittance, please bring valid photo identification, such as a driver’s license or passport. If your shares of SGK common stock are held through a bank, brokerage firm or other nominee, please bring proof of your beneficial ownership of such shares to the special meeting, such as an account statement showing that you owned shares of SGK common stock on the record date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder.

Votes Required

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SGK common stock entitled to vote thereon. For the approval of the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Votes to abstain will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote to abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of SGK common stock are registered directly in your name with the transfer agent of SGK, Computershare Investor Services, you are considered, with respect to those shares of SGK common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by SGK.

If your shares of SGK common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of SGK common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of SGK common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable for SGK’s named executive officers in connection with the merger. As a result, absent specific instructions from the beneficial owner of such shares of SGK common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of SGK common stock on these non-routine matters. These broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not be counted in respect of, and will not have an effect on, the vote on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to the named executive officers of SGK in connection with the merger.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of SGK common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For purposes of the vote on the adjournment proposal, if your shares of SGK common stock are present in person at the special meeting but are not voted on, or if you have given a proxy and abstained on the adjournment proposal, this will have the same effect as if you voted “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of SGK common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the vote on the adjournment proposal.

The proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of SGK common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For purposes of the proposal, if your shares of SGK common stock are present in person at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of SGK common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

As of the record date, the directors and executive officers of SGK were entitled to vote, in the aggregate, [            ] shares of SGK common stock, representing [    ]% of the outstanding shares of SGK common stock. The directors and executive officers of SGK in such capacities have indicated that they intend to vote all such shares of SGK common stock “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

In addition, certain members of the Schawk family, including Clarence W. Schawk, SGK’s founder and Chairman of the Board, and David A. Schawk, SGK’s Chief Executive Officer, have entered into agreements with Matthews pursuant to which such family members have agreed to vote their shares, and shares held in family trusts for the benefit of certain Schawk family members, in favor of the proposal to adopt the merger agreement. The shares of SGK common stock held by the Schawk family represented approximately 61.6% of the outstanding shares of SGK common stock as of the close of business on the record date

Proxies and Revocations

If you are a stockholder of record, you may have your shares of SGK common stock voted on matters presented at the special meeting in any of the following ways:

•	by submitting your proxy by telephone or over the Internet, by accessing the telephone number or Internet website as instructed on the enclosed proxy card;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person — you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of SGK common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy by telephone or over the Internet. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope for receipt prior to the time the special meeting begins. Please do not send in any stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per-share merger consideration in exchange for your stock certificates.

If you submit a proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of SGK common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of SGK common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of SGK common stock should be voted on a matter, the shares of SGK common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

Stockholders may submit their proxy by completing and returning the enclosed proxy card, or may submit their proxy by telephone or through the Internet by following the instructions printed on the proxy card.

Stockholders also may vote by attending the special meeting in person. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by: (i) executing a subsequent proxy; (ii) notifying the Corporate Secretary of SGK of such revocation in a written notice received by him at SGK, Inc., 1695 South River Road, Des Plaines, Illinois 60018, prior to the special meeting; or (iii) attending the special meeting and voting in person. You also may revoke your proxy by telephone or through the Internet if one of those methods was used for your initial proxy submission.

If you have any questions or need assistance submitting your proxy, please contact Georgeson, Inc., SGK’s proxy solicitor, by calling toll-free at 1 (888) 607-9107.

It is important that you submit a proxy for your shares of SGK common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the pre-addressed postage-paid envelope, or follow the instructions on the proxy card to submit your proxy by telephone or over the internet. Stockholders who attend the special meeting may revoke their proxies by voting in person.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of SGK common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow SGK stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Closing of the Merger

Subject to the satisfaction or waiver of the closing conditions described in the section entitled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 111 of this proxy statement/prospectus, including the adoption of the merger agreement by SGK stockholders at the special meeting, SGK and Matthews expect that the merger will be completed during the third calendar quarter of 2014. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

SGK has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. SGK will pay Georgeson, Inc. a fee of $7,000 plus reimbursement for certain out-of-pocket fees and expenses. SGK may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of SGK common stock. SGK’s directors, officers and employees also may solicit proxies by telephone, facsimile, mail, email or in person, but will not receive additional compensation for doing so. SGK’s transfer agent, Computershare Investor Services, may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of SGK common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Georgeson, Inc., SGK’s proxy solicitor, by calling toll-free at 1 (888) 607-9107.

THE MERGER

The following discussion contains certain material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the terms of the merger agreement included as Annex A to this proxy statement/prospectus. Matthews and SGK urge you to read carefully this entire document, including the merger agreement, for a more complete understanding of the merger.

General

Under the terms of the merger agreement, Merger Sub will be merged with and into SGK, with SGK continuing as the surviving entity and a wholly-owned subsidiary of Matthews. Following the merger, SGK will no longer be a separate publicly held corporation. Immediately following the merger, SGK will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews.

Each share of SGK common stock will be converted in the merger into the right to receive 0.20582 of a share of Matthews common stock and $11.80 in cash. Matthews will not issue fractional shares in the merger. Instead, it will pay cash for fractional shares of common stock based on the arithmetic average of the daily average of the high and low sales prices per share of Matthews common stock as reported on the NASDAQ during the 10 trading days immediately preceding the date on which the merger is consummated.

Shares of Matthews common stock issued and outstanding at the completion of the merger will remain outstanding, and rights associated with those shares will be unaffected by the merger. Matthews common stock will continue to trade on the NASDAQ following the merger under the symbol “MATW.”

See “The Merger Agreement” for additional and more detailed information regarding the merger agreement, which is the legal document governing the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, SGK’s board of directors, with input from members of senior management of SGK, has reviewed and discussed SGK’s long-term strategies and objectives and considered various ways SGK could improve its performance and enhance stockholder value in light of economic and industry conditions, SGK’s competitive position and other relevant factors. Generally, these reviews focused on actions to improve SGK’s existing operations, such as the significant cost reduction actions implemented since SGK’s acquisition of the business of Winnetts from Weir Holdings, Inc. in December 2004 and the acquisition of Seven Worldwide, Inc. in January 2005. They also involved assessing strategies and objectives related to potential acquisition targets and opportunities in new or emerging lines of business, as well as discussions of potential significant business combination transactions as a means to enhance stockholder value.

From time to time, the Matthews board, with input from members of Matthews’ senior management, also has reviewed and discussed Matthews’ long-term strategies and objectives. These reviews resulted in the development of a series of strategic initiatives that included, among other objectives, a commitment to innovation and a focus on activities that could potentially accelerate Matthews’ growth in its core markets. In its brand solutions business, Matthews developed initiatives based on new product development, the addition of complementary product solutions, expansion into new geographic markets and growth through acquisitions. In recent years, Matthews has completed several acquisitions that expanded its capability in its graphics imaging, marking and fulfillment systems and merchandising solutions businesses.

Occasionally over approximately the past ten years, senior representatives of the executive team at SGK had engaged in informal discussions with senior members of the executive team at Matthews, one of SGK’s primary competitors in the areas of graphic design services, regarding the potential for the businesses of the two companies to be combined. In addition, during this time period SGK had engaged in discussions and negotiations with another potential strategic partner (“Company A”) with significant presence in the graphic design services markets in which SGK operates. SGK historically has viewed Matthews and Company A as companies likely to have the greatest interest in pursuing a strategic transaction and likely to provide the greatest value due to, in part, the expected cost synergies that might be realized from a strategic transaction between either company and SGK.

During 2007, SGK engaged in extensive negotiations with Company A concerning a potential acquisition of Company A by SGK. The synergistic cost savings that could be realized by integrating the operations of Company A with and into SGK’s operations were critical factors in these discussions. Although SGK and Company A were close to finalizing a definitive agreement, no transaction ultimately was consummated due to the parties’ inability to come to an agreement on price, which was due in part to volatility in SGK’s stock price following the release of its third-quarter 2007 earnings. Company A subsequently was acquired by another firm (“Company B”) in 2012.

During the early part of 2013, as part of a continuous assessment of SGK’s long-term prospects, Clarence Schawk, the Chairman of the SGK board, and David Schawk, SGK’s Chief Executive Officer, believed that the recovery in the financial markets and business climate from the effects of the 2008-2009 recession were beginning to provide opportunities for SGK to explore a potential synergistic transaction. In addition, around April and May 2013, Clarence Schawk had received calls from a principal at Company B indicating an interest in a potential transaction between SGK and Company A.

On May 13, 2013, Clarence and David Schawk had a meeting with representatives of Macquarie, including Leonard Caronia, an Executive Director at Macquarie and a member of the SGK board, to discuss strategic alternatives including, among other things, potential acquisition and strategic opportunities for SGK and potential strategic partners. Macquarie, an internationally recognized investment bank with substantial experience providing financial advisory services in connection with mergers and acquisitions, had from time to time informally assisted SGK in considering potential strategic transactions. Although at the time of the meeting SGK and Macquarie had not entered into an advisory services engagement, given Macquarie’s, including Mr. Caronia’s, knowledge of and prior experience with SGK, including as a result of Mr. Caronia’s relationship with SGK, Macquarie was well-suited to assist SGK in evaluating potential strategic partners and alternatives and would likely be engaged by SGK as its financial advisor in the event SGK decided to pursue a potential strategic transaction. As a senior member of the team of investment banking professionals at Macquarie requested to assist SGK, Mr. Caronia, a member of the SGK board, participated in most of the meetings and calls with representatives of Matthews described below as well as in certain meetings or calls with representatives of Company B during which matters related to potential business combination transactions were discussed. He also led or otherwise participated in Macquarie’s discussions with the SGK board regarding a potential business combination transaction. The May 13, 2013 meeting concluded with discussions concerning arranging meetings with each of Matthews and potentially Company B.

On May 22, 2013, David Schawk met with Joseph Bartolacci, the Chief Executive Officer of Matthews, near SGK’s offices in Des Plaines, Illinois to discuss whether either party would have an interest in exploring a potential strategic transaction between the two companies. At the conclusion of the meeting, both principals agreed to continue to further explore the possibility of a potential business combination transaction. An important factor expressed to Matthews during the initial discussions to explore opportunities for a possible business combination was that a substantial portion of the consideration to be received by SGK stockholders in any such transaction should consist of Matthews stock, which would provide tax deferral benefits to SGK stockholders and allow SGK stockholders the opportunity to benefit from the potential cost synergies that a business combination with Matthews could be expected to achieve.

On May 30, 2013, as a precautionary measure in the event preliminary discussions were to progress, following negotiations between their respective counsel, SGK and Matthews entered into a mutual non-

disclosure agreement (which included “anti-poaching” restrictions) on May 30, 2013 (referred to as the “NDA”), though only limited nonpublic information was exchanged over the course of the following months as David Schawk and Clarence Schawk, in light of the history of on-and-off discussions with Matthews over the years, considered it to be inadvisable to invest significant time, effort and costs in exploring a potential transaction unless and until Matthews representatives indicated they were interested in pursuing a potential business combination that reflected an attractive valuation of SGK.

On May 30, 2013, after consultation with members of the Matthews board, including its chairman, management of Matthews met with representatives of Evercore Group L.L.C. (“Evercore”) with respect to its potential engagement as financial advisor to Matthews in connection with Matthews’ exploration of a potential transaction with SGK.

On June 6, 2013, at a special meeting of the Matthews board, Mr. Bartolacci described his conversation with David Schawk. Management reviewed and the Matthews board discussed certain of the potential strategic benefits that could be realized through a combination with SGK. The Matthews board directed management to explore a potential transaction with SGK. Upon Mr. Bartolacci’s recommendation, management received authorization from the Matthews board to submit an initial non-binding indication of interest that would provide consideration to SGK stockholders in the range of $15 to $16 per share. In addition, the Matthews board approved the engagement of Evercore to act as Matthews’ financial advisor in connection with a potential transaction with SGK. Matthews subsequently entered into a formal engagement letter with Evercore on July 8, 2013.

On June 10, 2013, Evercore contacted representatives of Macquarie to request that Macquarie inform SGK that, subject to identifying and assessing the extent to which significant operating and cost synergies could be achieved, Matthews would be interested in exploring a potential transaction with SGK in which the consideration payable to SGK’s stockholders would be in a range of $15 to $16 per share. On that date, the closing price of SGK’s common stock was $12.09 per share.

On June 12, 2013, representatives of Macquarie met with David and Clarence Schawk to discuss Matthews’ interest in exploring a potential transaction with SGK. Given SGK’s recent historical performance, improving business prospects, projected cost savings from its Project One information technology and business process improvement initiative, and potential synergistic cost savings that could be realized by combining SGK with a strategic partner, David and Clarence Schawk believed that any potential business combination transaction could potentially provide for consideration of $20 per share or more. Other topics of discussion at that meeting included whether other parties would likely be interested in a potential business combination with SGK on financial terms that SGK would find attractive. Because of the potential cost synergies that could be achieved through a business combination with a direct strategic competitor, it was believed that Matthews and Company B (through its Company A portfolio company) were the strategic parties most likely to be interested in a potential business combination with SGK and most likely to be able to and willing to propose a transaction on financial terms that SGK would find attractive.

On June 13, 2013, at the direction of Clarence and David Schawk, representatives of Macquarie had a call with representatives of Evercore to express disappointment concerning the proposed price range at which Matthews was willing to explore a potential transaction. At a point over the next several days, representatives of Macquarie, at the direction of Clarence and David Schawk, informed Matthews that any business combination proposal would need to have the potential to provide consideration to SGK’s stockholders “in the $20s” per share in order for discussions to progress beyond expressions of interest and merit approaching the SGK board with respect to a potential business combination. The determination to decline to entertain any proposals having a value of less than $20 per share was made even though SGK’s common stock was then trading in a range of $11 to $12 per share and, other than several brief periods in 2010 and very early 2011, had not traded at or above $20 per share since 2007. In furtherance of obtaining such a proposal and in response to a request from Evercore, certain limited financial information about SGK was provided to Matthews and Evercore during the third week of June 2013.

In June 2013, Matthews retained Morris, Nichols, Arsht & Tunnell L.L.P. (“Morris Nichols”) of Wilmington, Delaware, to act as special Delaware counsel in connection with a potential transaction with SGK.

On July 11, 2013, David Schawk met in Pittsburgh with Mr. Bartolacci, Steven F. Nicola, Matthews’ Chief Financial Officer, and Joseph M. Bozada, Matthews’ Executive Vice President, Strategic Initiatives. Representatives of Macquarie and Evercore also were present. At the meeting, both sides discussed possible cost synergies that might result from a potential business combination transaction as well as potential transaction valuations.

Over the course of the summer, representatives of Matthews and Evercore periodically reviewed information regarding SGK and engaged in discussions with David Schawk, including a conference call with him on August 8, 2013, in which representatives of Macquarie also were present. In addition, during the summer, a representative of Company B contacted David or Clarence Schawk indicating an interest in exploring the potential for a strategic transaction involving SGK and Company B and its portfolio company, Company A. Vedder Price, SGK’s outside legal counsel, also was informed from time to time about the discussions with Matthews and Company B regarding possible strategic transactions.

On September 11, 2013, David and Clarence Schawk met with certain principals of Company B and the Chief Executive Officer of Company A. Mr. Caronia also was in attendance. At the meeting, the parties discussed potential cost synergies that could be expected to be achieved from a business combination between SGK and Company A. As a follow-up to this meeting, in late September 2013, a representative of Company B informed Mr. Caronia that it was still interested in pursuing a potential business combination involving Company A and SGK.

On September 16, 2013, at a special meeting of the Matthews board, management reviewed its recent discussions with SGK. Representatives of Evercore presented a preliminary financial analysis based on publicly available information and the limited information that had been provided by SGK in the course of Matthews’ review to date. The Matthews board directed management to continue discussions with SGK and perform further reviews regarding a potential transaction. In addition, the Matthews board authorized management, subject to such terms as it deemed appropriate, to submit a preliminary non-binding proposal to SGK that reflected a proposed per-share consideration of up to $19 per share.

On October 2, 2013, David and Clarence Schawk from SGK, and Messrs. Bartolacci and Nicola from Matthews, met in Chicago. Also attending the meeting were representatives from Macquarie and representatives from Evercore. At that meeting, representatives of Matthews stated that Matthews was interested in pursuing a possible business combination with SGK in which SGK stockholders would receive cash and shares of Matthews common stock that valued SGK’s common stock in a range of $17 to $19 per share. On that date, the closing price of SGK’s common stock was $14.92 per share.

On or about October 3, 2013, representatives of Company B confirmed to Mr. Caronia that Company B continued to be interested in a potential business combination involving Company A and SGK but that Company B was having difficulty supporting a valuation in the range SGK had indicated it was seeking.

On October 7, 2013, representatives of Matthews reaffirmed that Matthews remained interested in pursuing a potential business combination with SGK in the range of $17 to $19 per share. Subsequently, it was reiterated to Matthews that SGK was not interested in pursuing further discussions regarding a possible business combination unless the transaction had the potential to provide consideration to SGK’s stockholders at or in excess of $20 per share. That price threshold also was communicated to representatives of Company B. Shortly thereafter, representatives of Company B informed Mr. Caronia that Company B was not interested in pursuing a potential business combination between Company A and SGK as Company B believed it was not an opportune time for Company A or Company B to be pursuing a significant strategic transaction. Since that time, there have been no material communications from representatives of Company B or Company A to SGK or its advisors, other than an email and a brief, congratulatory call from a representative of Company B to Mr. Caronia after the public announcement of the Matthews transaction on March 17, 2014, and an inquiry as to when the merger agreement would be made publicly available.

On October 18, 2013, representatives of Evercore, on behalf of Matthews, informed representatives of Macquarie that Matthews would be open to further discussions with respect to a potential business combination transaction in which SGK stockholders would receive consideration that valued SGK’s common stock at $20 per share, payable in cash and Matthews’ common stock. On that date, the closing price of SGK’s common stock was $16.75 per share. Having twice increased the price at which it would be willing to consider a potential business combination without any concession on price on behalf of SGK, Matthews was firm that its ability to support a proposal that provided consideration to SGK stockholders at $20 per share would require that the combined company be able to achieve substantial operating and cost synergies. Accordingly, Matthews’ willingness to even consider a potential transaction at $20 per share was expressly and fully contingent upon it being able to identify significant operating and cost synergies and becoming confident that they would be realized. Shortly thereafter, in light of the acknowledgment by Matthews of the potential for a transaction that would provide consideration to SGK stockholders of $20 per share, David Schawk began informing the other members of SGK’s board of the discussions that had taken place regarding a potential business combination transaction involving SGK, including the then-ongoing discussions with Matthews. In addition, on or shortly after October 24, 2013, Mr. Schawk also informed certain members of SGK’s senior executive team, including Timothy J. Cunningham, SGK’s Chief Financial Officer, Eric Ashworth, SGK’s President, and Alex Sarkisian, SGK’s Senior Executive Vice President, about the discussions with Matthews.

On October 22, 2013, David Schawk met with Mr. Bartolacci to discuss potential cost synergies, with subsequent meetings held on October 31, 2013 in Pittsburgh and on November 6, 2013 in Chicago involving members of senior management of SGK and Matthews. The purpose of the meetings was to discuss the business and operations of SGK and to identify and discuss where potential cost synergies could be realized through a combination of the companies.

On November 12, 2013, the SGK board held a regularly scheduled meeting at which, among other things, the Matthews proposal was discussed. At the request of the SGK board, representatives of Macquarie and Vedder Price also attended the meeting. David Schawk and representatives of Macquarie summarized for the SGK board the discussions that had taken place with Matthews and Company B to date. Representatives of Vedder Price then led a discussion of the fiduciary duties of directors under Delaware law, including in the context of a sale or other business combination transaction. With the assistance of representatives of Macquarie, the SGK board reviewed certain strategic alternatives available to SGK in addition to continuing to operate SGK on a stand-alone basis, such as a potential business combination with Matthews or another strategic buyer, a potential sale of SGK to a financial buyer or engaging in an auction process. As part of the discussion, representatives of Macquarie reviewed and discussed with the SGK board certain financial and other aspects of SGK’s and Matthews’ businesses, as well as Matthews’ proposal and the likelihood that other strategic partners or financial buyers would be interested in a potential business combination with SGK on financial terms that would be more attractive to SGK than those contemplated by the Matthews proposal. It was noted that most potential buyers for businesses in SGK’s space were financial buyers, and that there were a limited number of potential strategic buyers. It was further discussed that, without the ability to achieve significant synergies as a result of a transaction, it was unlikely that financial buyers, such as private-equity firms, would be able to propose a transaction on financial terms that would be more attractive to SGK than Matthews’ proposal. Following further discussion, the SGK board determined that pursuing an auction process would not be advantageous to or desirable for SGK due to, among other things, (i) the limitations on SGK’s ability to make a detailed case for cost synergies in an auction process, which was seen as critical to obtaining an optimal price; (ii) the likely unwillingness of a prospective buyer participating in an auction process to pursue a proposal on financial terms similar to or better than those contemplated by Matthews’ proposal; and (iii) the risks associated with an auction process, including, among other things, the potential significant harm to SGK’s business if it became known to SGK’s clients and employees that SGK was seeking to be sold, the risk of breaches of confidentiality by prospective participants in the auction process and their advisors, the substantial management time and resources that would be required, potentially causing significant management distraction from operating SGK’s business, and the risk that competitors and others would attempt to hire or solicit some of SGK’s key employees and clients if it became known that SGK was seeking to be sold.

Thereafter, in light of the significant ownership stake in SGK by members of the Schawk family and the possibility that a potential acquirer would seek to retain members of SGK’s executive management, including David Schawk, the SGK board determined that a special committee of independent directors — Hollis Rademacher, Stanley Logan, Michael O’Rourke and Patrick O’Brien — with the full power and authority to engage its own legal counsel and financial advisors, should be established to review and evaluate any potential transaction. The SGK board determined that any such business combination transaction would need to be considered by the Special Committee and, if the Special Committee determined it to be advisable, recommended by the Special Committee to the full SGK board for its approval. In addition, the SGK board authorized management to initiate a comprehensive diligence review with Matthews with a view toward, among other things, assisting the Special Committee and the SGK board in evaluating a potential business combination with Matthews. Because Mr. Caronia was a senior member of the team of investment banking professionals at Macquarie providing financial advisory services to SGK, Mr. Caronia abstained from voting on matters relating to the proposed transaction with Matthews at the November 12th meeting.

Immediately following adjournment of the SGK board meeting, the Special Committee met to discuss how it would proceed, including interviewing and engaging counsel and financial advisors to assist the Special Committee in evaluating a potential transaction. On November 15, 2013, the Special Committee met to consider and discuss potential candidates to serve as counsel to the Special Committee that had been identified by members of the Special Committee. After consideration of the potential candidates, the Special Committee retained Richards, Layton & Finger, P.A. (“Richards Layton”) of Wilmington, Delaware, to act as its independent legal counsel.

On November 13, 2013, at a regularly scheduled meeting of the Matthews board, Mr. Bartolacci advised the Matthews board that SGK would provide Matthews with comprehensive diligence information necessary to fully evaluate a potential transaction between the parties only on the condition that, if its review of such information was satisfactory, Matthews was open to considering a valuation of $20 per share. The Matthews board authorized management to proceed. Mr. Bartolacci agreed to provide an update to the Matthews board after management had reviewed the additional information and, if the results of the review warranted, would seek further authorization from the Matthews board to submit a non-binding indication of interest at such valuation.

On November 25, 2013, representatives of SGK and Matthews met in Pittsburgh to discuss the preliminary diligence and cost synergies analyses that Matthews had been conducting and to substantiate areas and information Matthews viewed as critical to being able to move forward with a potential business combination transaction. Representatives of Macquarie and Evercore also were present at the meeting.

Between November 26, 2013 and December 15, 2013, members of SGK’s senior management held various calls with members of Matthews’ senior management to further identify and analyze potential cost synergies, including a call on December 3, 2013 to identify, review and discuss potential cost synergies that could be realized among the companies’ facilities in North America. Representatives of Macquarie and Evercore also attended the call.

On December 13, 2013, the Special Committee met with representatives of Richards Layton to review its powers, duties and responsibilities, and to consider the engagement of an independent financial advisor. Representatives of Richards Layton advised the members of the Special Committee with respect to their fiduciary duties under Delaware law in the context of evaluating SGK’s strategic alternatives, including whether to effect a sale transaction or remain independent, and advised as to factors the members of the Special Committee should consider in selecting a financial advisor. Representatives of Richards Layton proposed revisions to the resolutions establishing the Special Committee to confirm that no transaction involving the sale of SGK could be effected without a prior favorable recommendation of the Special Committee. A form of unanimous written consent confirming and expanding the power of the Special Committee was circulated to the SGK board on December 30, 2013 and, effective January 9, 2014, the SGK board approved resolutions providing that the SGK board would not approve a strategic transaction involving SGK without the prior favorable recommendation of the Special Committee, and that the Special Committee had full power and authority to review, evaluate and negotiate a potential transaction with Matthews or any other party on behalf of SGK, including the power to terminate negotiations with Matthews and reject any proposed transaction, and to review and evaluate such other strategic alternatives as it deemed appropriate, including continuing to operate SGK on a stand-alone basis.

On December 16, 2013, at a special meeting of the Matthews board, management reviewed the status of discussions with SGK. Representatives of Evercore presented a revised financial analysis that incorporated the additional information that had been provided by SGK since the meeting of the Matthews board on September 16, 2013. Evercore’s financial models were based on a consideration consisting of approximately 60% in cash and approximately 40% in stock. The Matthews board determined that the results of the diligence investigation to date, the potential strategic benefits of a transaction with SGK and the updated financial and synergy models warranted further discussions and that management should conduct a more detailed diligence of SGK with particular emphasis on confirming synergies that could be realized through a combination of the companies. Mr. Bartolacci proposed that management be authorized to submit a non-binding indication of interest at a value of $20 per share, subject to confirmation of synergies and a detailed diligence review. The Matthews board authorized management to move forward on that basis.

Following the meeting of the Matthews board, on December 16, 2013, Matthews confirmed to SGK that on the basis of its preliminary diligence, Matthews was willing to move forward with commencing negotiations for a definitive agreement providing for the merger of SGK into Matthews or a Matthews subsidiary at a merger consideration of $20 per share. The proposed consideration would consist of approximately 60% in cash and approximately 40% in shares of Matthews common stock.

On December 17, 2013, the Special Committee, along with representatives of Richards Layton, met for the purposes of interviewing potential independent financial advisors. At the meeting, the Special Committee received presentations from two potential financial advisors. On December 18, 2013, the Special Committee met to discuss the presentations from each of the financial advisors. Following that meeting, the Special Committee directed representatives of Richards Layton to seek additional information with respect to each of the potential financial advisors. Each of the prospective financial advisors provided their responses on or about December 21, 2013. On December 24, 2013, the Special Committee selected William Blair & Company, L.L.C. as its independent financial advisor. In selecting William Blair, the Special Committee considered, among other things, Blair’s reputation as an internationally recognized investment bank, William Blair’s experience generally in M&A transactions and specifically in the context of advising special committees of boards of directors of public companies, William Blair’s experience in and understanding of SGK’s business sectors, and the Special Committee’s determination, based on its interview of William Blair representatives and in consultation with representatives of Richards Layton, that William Blair was free of any actual or potential conflicts of interest in connection with the proposed transaction. On December 31, 2013, SGK, on behalf of and as directed by the Special Committee, entered into an engagement letter with William Blair.

During the final two weeks of December 2013, representatives of SGK and Matthews, along with their legal counsel, continued to discuss and respond to requests for information with respect to both companies’ diligence reviews. In addition, a draft of a proposed form of engagement letter was provided by Macquarie to SGK and Vedder Price.

On December 30, 2013, the SGK board held a meeting to receive an update on the status of SGK’s discussions with Matthews. At the request of the SGK board, representatives of Macquarie, Richards Layton, and

William Blair also were in attendance. At the request of the SGK board, representatives of Macquarie reviewed certain features and financial aspects of the potential business combination between SGK and Matthews. As part of the discussions with the SGK board, the implied value of the consideration contemplated to be received by SGK’s stockholders in the proposed transaction was discussed. It was noted that the portion of the proposed consideration consisting of Matthews common stock would be expected to provide certain tax deferral benefits and allow SGK stockholders the ability to continue to participate indirectly in the future growth (and risks) of SGK’s business, including the realization of cost savings from cost synergies, as well as the future growth (and risks) of Matthews’ business as a whole. The prospects for the elimination of significant redundant costs as a result of a potential combination in comparison to SGK remaining as a stand-alone public company also were discussed with the SGK board, along with the potential for a broader access to business opportunities. Following further discussions, the SGK board authorized (with Mr. Caronia abstaining) management to continue with its diligence on and discussions with Matthews in order to assist the SGK board and the Special Committee in evaluating the benefits and risks associated with a potential business combination with Matthews.

On January 3, 2014, SGK provided Matthews and its representatives access to a virtual data room containing information in response to Matthews’ diligence requests.

On January 4, 2014, following negotiations between Macquarie and Vedder Price, SGK entered into an engagement letter with Macquarie, which formalized Macquarie’s retention by SGK as its financial advisor with respect to a potential business combination or other strategic transaction involving SGK that SGK determined to consider or pursue.

Thereafter, during the first weeks of January 2014, representatives of SGK and Matthews, with the assistance of their respective financial and legal advisors, continued to provide information and access to officers of their respective companies responsive to the other’s requests for information necessary to complete their review and investigation of information relating to a potential business combination. Representatives of Vedder Price and Cohen & Grigsby, counsel to Matthews, as well as representatives of Macquarie and Evercore, also participated in certain of these exchanges of information. During this time, Richards Layton and William Blair also were involved in reviewing information related to the potential business combination as part of Richards Layton’s legal representation of the Special Committee and William Blair’s service as financial advisor to the Special Committee.

During this period Mr. Bartolacci advised David Schawk that, if the potential transaction was consummated, Matthews currently expected that SGK’s senior management team would manage the combined companies’ graphic imaging business in the United States and Asia, and that Matthews’ management team would manage the business in Europe. There were no specific discussions concerning Mr. Schawk’s employment, and neither the terms of any potential employment nor the potential compensation to be received by Mr. Schawk were discussed, except that Mr. Bartolacci communicated to Mr. Schawk that, given Mr. Schawk’s significant long-term experience with and understanding of SGK’s business, Matthews was considering asking him to have a leadership role for a limited period in order to assist with the transition. Mr. Schawk expressed his willingness to assume a leadership role if it were offered. Also at this time Brian Walters, Matthews’ general counsel, communicated in a telephone conversation with Vedder Price that Matthews expected that, in connection with and as a condition to agreeing to any potential transaction, Clarence Schawk and David Schawk would need to terminate their current employment agreements with SGK on terms satisfactory to Matthews.

Prior to the end of January, 2014, Mr. Caronia notified SGK that he would be retiring as an employee of Macquarie effective January 31, 2014. To ensure that Mr. Caronia’s knowledge and experience relating to SGK would continue to be available to Macquarie in performing its engagement for SGK following Mr. Caronia’s retirement, Macquarie agreed to engage Mr. Caronia or Caronia Investments, a company previously formed by Mr. Caronia, as a consultant. In contemplation thereof, following discussions between Macquarie, SGK and Vedder Price, SGK and Macquarie amended the engagement letter between SGK and Macquarie to add Caronia Investments as a third-party beneficiary under the engagement letter and to provide for SGK’s agreement to indemnify and hold harmless Caronia Investments and certain of its affiliates, including Mr. Caronia, from and against certain claims, liabilities and expenses. Macquarie subsequently engaged Mr. Caronia as a consultant, for which services Mr. Caronia will receive a consulting fee of 10% of the revenue earned and received by Macquarie as a result of the proposed merger with Matthews, a substantial portion of which is contingent upon the closing of the merger.

On January 7, 2014, the Special Committee met with representatives of Richards Layton and William Blair to review the status of SGK’s discussions with Matthews and to address the process by which the Special Committee would review, consider and evaluate SGK’s strategic alternatives. Representatives of Richards Layton advised the Special Committee members of their duties under applicable law. Representatives of Richards Layton also summarized certain potential conflicts of interest that could arise in any sale transaction. They stated that they had prepared a set of guidelines that would be circulated at the direction of the Special Committee to members of SGK’s senior management, which guidelines would direct such members to avoid circumstances involving and/or advise the Special Committee or its counsel of any actual or potential conflict of interest, including engaging in discussions with any potential purchaser with respect to post-transaction employment agreements. At the direction of the Special Committee, a copy of such guidelines was circulated to members of SGK’s senior management. At the meeting, representatives of William Blair advised the Special Committee with respect to SGK’s and Matthews’ proposed timeline regarding the diligence to be undertaken by each of SGK and Matthews.

On January 10, 2014, the Special Committee met with representatives of Richards Layton and William Blair to review William Blair’s preliminary analysis of potential add-backs, cost savings and synergies that could be realized in a transaction of the sort potentially involving SGK. Representatives of William Blair advised the Special Committee with respect to William Blair’s preliminary analysis of the estimated value of SGK to a private-equity buyer in a leveraged buyout, which preliminary analysis was based on an illustrative five-year SGK forecast prepared by William Blair based on SGK’s internal forecasts for 2014 and assuming historical trends in sales growth and margins. Representatives of William Blair also discussed with the Special Committee a list that had been compiled by William Blair of companies (other than Matthews) that might make possible strategic partners, including Company A. The Special Committee and its advisors discussed options for gauging the interest of such third parties, including affirmatively contacting such parties prior to entering into an agreement with respect to a transaction or ensuring that any such agreement provide a meaningful opportunity for third parties to submit an alternative offer after signing.

From January 13 through January 17, 2014, a number of meetings were held in Pittsburgh among management teams of SGK and Matthews. Representatives of Macquarie, representatives of third-party consultants retained by Matthews to focus on cost synergies and integration matters and representatives of an accounting firm retained by SGK as a consultant also participated in these meetings. The primary focus of the meetings was to review and discuss information technology integration matters. In addition, on January 17, members of SGK’s management attended meetings with members of Matthews management as part of SGK’s investigation and evaluation of the business, operations and finances of Matthews. Also in attendance at certain of these meetings, in person or via telephone, were representatives of Evercore, Macquarie, Vedder Price, Richards Layton and William Blair.

On January 15, 2014, the Special Committee met with representatives of Richards Layton and William Blair to discuss the strategic review process. At the meeting, representatives of William Blair summarized their understanding, based on discussions with Macquarie, of SGK’s previous communications with Company A and Company B regarding a potential business combination transaction. Although Macquarie from time to time provided informational and other assistance to William Blair, Macquarie and William Blair worked independently of each other, and neither firm reviewed or approved the other firm’s financial analyses or presentations. The Special Committee also discussed with its legal and financial advisors possible terms and conditions of the potential transaction with Matthews. The Special Committee discussed whether to pursue conditioning the transaction on a “majority-of-the-minority” stockholder vote provision and the consummation risk that such a condition would introduce. The Special Committee with the assistance of its legal and financial advisors weighed the advantages and risks of contacting third parties during the strategic review process prior to signing a definitive agreement, including the risk that contacting third parties may pose to negotiations with Matthews regarding a potential transaction.

From mid-January through mid-March, SGK and the Special Committee, on the one hand, and Matthews, on the other, continued their review of legal and financial information with respect to Matthews and SGK, respectively. This process included numerous conference calls and in-person meetings among management of SGK and management of Matthews. Certain representatives from SGK’s and the Special Committee’s legal and financial advisors also were present during some of these meetings and conference calls.

During this time, the Special Committee also met on several occasions to review SGK’s strategic review process. On January 22, 2014, the Special Committee met to discuss the status of SGK’s diligence review in respect of Matthews, including the meetings among Matthews and its representatives, on the one hand, and SGK and its representatives, on the other hand. Among other things, the Special Committee reviewed Matthews’ financial capacity to consummate a business combination transaction with SGK on the terms then currently contemplated. The Special Committee also discussed with its legal and financial advisors potential provisions for inclusion in any definitive transaction document.

In addition, from mid-January through the end of February, representatives of Evercore and Macquarie participated in conference calls to propose and discuss potential terms and provisions to be reflected in the definitive transaction documents. Among other topics that were discussed, Evercore informed Macquarie that Matthews would insist on “no-shop” covenants that would prohibit SGK from actively soliciting competing proposals from third parties (subject to fiduciary-out provisions that would permit the SGK board or Special Committee to respond to unsolicited “superior proposals” under certain circumstances and, upon payment of a termination fee and reimbursement of Matthews’ transaction expenses, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal from a third party). In addition, Matthews would require the Schawk family stockholders to enter into voting agreements in which, subject to the terms and conditions thereof, they would agree to vote in favor of the merger and against any competing proposal. In addition, Matthews would require that the stock portion of the merger consideration be structured as a fixed number of shares of Matthews common stock per share of SGK common stock as Matthews was unwilling to accept the uncertainty and potential additional dilution that may result from a floating exchange ratio. On behalf of SGK, Macquarie proposed that SGK be entitled to designate two individuals for nomination as members of the Matthews board, which was rejected by Matthews. Matthews later indicated that it would consider providing the Schawk family stockholders with the right to designate one individual for nomination as a director on the Matthews board given Matthews’ and SGK’s then current estimates that the Schawk family stockholders would be expected to own approximately 10.1% of Matthews’ outstanding common stock after the merger.

On January 27, 2014, the Special Committee met, with representatives of Richards Layton and William Blair in attendance, to discuss Matthews’ position on certain matters in respect of a potential transaction between SGK and Matthews, including with respect to the structure of the transaction and certain deal protection measures.

On February 6, 2014, the Special Committee met, with representatives of Richards Layton and William Blair in attendance, to review SGK’s diligence review in respect of Matthews. At the meeting, the Special Committee reviewed the report prepared by SGK’s consultant in respect of Matthews. The Special Committee also addressed the terms and conditions of a potential transaction between SGK and Matthews. It was discussed that Matthews had demanded a complete “lock-up” of the shares of SGK common stock held by members of the Schawk family that would require the Schawk family stockholders to agree to vote in favor of the merger and against any competing proposal. Representatives of Richards Layton advised with respect to certain features of any such agreement that should be focused on by the Special Committee. The Special Committee then addressed matters relating to the strategic review process. The Special Committee discussed the indicative pricing terms of the potential transaction with Matthews. The Special Committee again discussed with its legal and financial advisors various matters relating to the structure of the strategic review process and options for gauging third-party interest in SGK after signing a definitive agreement, including a go-shop provision and a window-shop provision.

On February 28, 2014, Cohen & Grigsby provided to Vedder Price an initial draft of the proposed merger agreement governing Matthews’ proposed acquisition of SGK, along with an initial draft of the form of voting agreement Matthews sought to enter into with certain Schawk family stockholders. Among other terms, the draft of the merger agreement included a covenant that restricted SGK from soliciting any alternative acquisition proposals, subject to the ability of the SGK board to respond to a “superior proposal” that was unsolicited and, upon payment of a termination fee of $25 million (equal to approximately 4.7% of the proposed merger consideration), to terminate the merger agreement with Matthews in order to enter into an agreement with a third party with respect to a superior proposal. The draft merger agreement further provided for unlimited reimbursement of all expenses incurred by Matthews in connection with the transaction if SGK were to terminate the merger agreement under this circumstance and under certain other circumstances. The draft merger agreement did not permit SGK actively to solicit bids from other potential purchasers (referred to as a “go-shop”). The draft of the form of voting agreement submitted by Cohen & Grigsby required the Schawk family stockholders to vote in favor of the merger agreement with Matthews and against any alternative transaction but provided that the voting obligation would terminate if, among other things, SGK terminated the merger agreement to enter into an agreement with a third party with respect to a superior proposal. If SGK entered into such an agreement within 18 months following the termination of the merger agreement, the voting agreement required that the Schawk family stockholders pay to Matthews 50% of the amount by which the consideration received by such Schawk family stockholders in the alternative transaction exceeded the merger consideration payable pursuant to the merger agreement with Matthews (which is referred to as the “profit recapture provision”).

On February 28, 2014, the Special Committee met with representatives of William Blair and Richards Layton to discuss certain terms and conditions of the proposed transaction with Matthews. Representatives of Richards Layton stated that they had learned that Matthews had expressed its opposition to the inclusion of a “go-shop” or similar provision in any definitive transaction agreement between SGK and Matthews that would permit SGK to actively solicit an alternative acquisition proposal after the execution of the merger agreement. The Special Committee and its advisors continued to weigh the advantages and risks of contacting third parties prior to signing a definitive agreement. The Special Committee members also discussed alternatives to a “go-shop” that would provide a meaningful opportunity for any third party that was interested in a transaction with SGK to submit an alternative proposal. The Special Committee discussed with representatives of William Blair and Richards Layton other potential provisions of the merger agreement, including a majority-of-the-minority stockholder vote condition. After discussion, the Special Committee determined that the transaction with Matthews as currently contemplated did not appear to be of a nature that would require conditioning the transaction on a majority-of-the-minority stockholder vote provision. The Special Committee also discussed the pricing and other terms of the potential transaction with Matthews, noting its determination that the pricing terms remained attractive.

On March 5, 2014, SGK released its full-year and fourth-quarter 2013 earnings results. Also on March 5, 2014, David Schawk met with Mr. Bartolacci to discuss, among other things, some of the principal business points that remained outstanding. A number of the key areas of disagreement between Matthews and SGK and the Special Committee involved the ability of SGK and the Schawk family to consider alternative transactions. In addition, in light of the other provisions contained in the draft merger agreement, SGK, with the urging of the Special Committee, was seeking a post-signing “go-shop” provision that would permit SGK to seek competing offers during the 45-day period following the execution of the merger agreement. In addition, there remained disagreements over the nature and amount of the termination fees to be paid by SGK (and in certain cases by Matthews) in the event the merger agreement terminated. Senior members of Matthews management also had a meeting with senior members of SGK’s management on March 5, 2014, during which members of Matthews management broadly discussed their cost synergies analyses. Matthews’ management estimated cost synergies in the range of between $35 million and $45 million, which it believed could be realized within 24 to 36 months following the merger. Senior members of SGK’s management expressed their view that such range and timeframe appeared achievable and not inconsistent with previous cost synergies discussions that had occurred since November 25, 2013.

On March 5, 2014, after receiving the comments of Richards Layton, Vedder Price furnished to Cohen & Grigsby SGK’s and the Special Committee’s initial comments to the drafts of the merger agreement and the voting agreement. Cohen & Grigsby subsequently responded on March 6, 2014 with revised drafts of both documents. Among other items, the documents provided by Vedder Price included a “go-shop” provision, reduced the termination fee payable by SGK to an amount equal to 2.5% of the proposed merger consideration, included a cap on the reimbursement of Matthews’ transaction expenses and deleted the profit recapture provision from the voting agreement. Matthews rejected these proposals. However, in the response draft provided by Cohen & Grigsby, Matthews indicated that it would be willing to consider a cap reimbursement of its transaction expenses and a reduction in the termination fee. Other matters also remained subject to negotiation as set forth in the following paragraphs.

On March 6, 2014, the Special Committee met to review the draft merger agreement and matters relating to the strategic review process.

On March 7, 2014, Cohen & Grigsby provided Vedder Price with an initial draft of a post-closing stockholder agreement (which, together with the voting agreement, are referred to as the “support agreements”) that Matthews proposed to be entered into among Matthews and various Schawk family stockholders. The initial draft of the post-closing shareholders’ agreement provided, among other things, for the right of the Schawk family stockholders to designate one individual to serve as a member of the Matthews board for so long as the Schawk family stockholders beneficially owned in the aggregate 7.5% of the outstanding shares of Matthews common stock. The initial draft also provided that the Schawk family stockholders would be prohibited, subject to certain exceptions, from transferring their shares of Matthews common stock for a period of 180 days after the closing of the merger and would be subject to specified volume limitations and other transfer restrictions thereafter. The initial draft further provided that, for so long as the Schawk family stockholders were entitled to designate an individual to serve as a director of Matthews, they would be obligated to vote their shares in favor of all persons nominated by Matthews’ board to serve as directors and in accordance with the recommendation of Matthews’ board on all other matters submitted to Matthews’ shareholders.

From March 7, 2014 to March 11, 2014, representatives of Vedder Price (with input from representatives of Richards Layton) continued negotiations with representatives of Cohen & Grigsby regarding key terms of the draft merger agreement, including with respect to the nature and scope of the representations and warranties to be provided by SGK and Matthews; restrictions on SGK’s and Matthews’ respective businesses following the execution of the merger agreement, including restrictions on SGK’s ability to declare and pay regular dividends between signing and closing; and conditions under which the SGK board and the Special Committee could respond to alternative proposals and to terminate the merger agreement and accept a superior proposal. The amount and source of termination fees and expense reimbursements and the inclusion of a “go-shop” or other similar provision designed to permit SGK actively to solicit any interested party to submit an alternative acquisition proposal and the profit recapture provision continued to be a focus of the negotiations. In addition, the Schawk family stockholders objected to the voting obligations contained in the initial draft of the post-closing shareholders’ agreement and to the scope and duration of the proposed restrictions on their ability to sell or otherwise transfer the shares of Matthews common stock to be issued in the merger. The Schawk family stockholders also requested demand registration rights on terms similar to their registration rights under their existing agreement with SGK.

On March 11, 2014, the SGK board held its regularly scheduled quarterly meeting. At the request of the SGK board, Mr. Cunningham, as well as representatives of Macquarie and Richards Layton, were in attendance in person or by phone. At the SGK board’s request, representatives of Macquarie provided an update on the status of the negotiations with Matthews and outlined the basic structure of the proposed business combination transaction, including the proposed consideration payable to SGK’s stockholders. The SGK board also received an update on and discussed the material open business points with respect to the draft merger agreement, including SGK’s and the Special Committee’s request for the inclusion of a “go-shop” provision or other provision designed to permit SGK to solicit any interested party to submit an alternative acquisition proposal, the dollar amount and conditions to the payment of termination fees, the ability or inability to terminate the agreement based on any required divestitures under the Hart-Scott-Rodino Antitrust Improvements Act, and post-closing voting and transfer restrictions on the Schawk family’s Matthews stock. The SGK board also received an update on the principal categories of diligence on Matthews that had been completed by SGK and its advisors.

At the meeting, the representatives of Macquarie also reviewed with the SGK board its preliminary financial analyses of SGK, Matthews and the proposed transaction with Matthews and responded to questions from members of the SGK board regarding the financial analyses. The SGK board discussed with representatives of Macquarie certain financial projections that Matthews had prepared and made available to SGK and Macquarie. The SGK board also reviewed SGK’s financial projections and the material assumptions behind such projections. Later that day, Macquarie provided a draft of its opinion to Vedder Price.

Immediately following the SGK board meeting, a meeting of the Special Committee was held separately with representatives of William Blair and Richards Layton to discuss SGK’s financial projections. The Special Committee requested Mr. Cunningham to attend portions of the meeting, at which time the Special Committee members, along with their legal and financial advisors, inquired with respect to the process and manner in which SGK’s projections were prepared. At the meeting, the Special Committee members and their advisors also discussed the status of negotiations with Matthews regarding the terms of the draft merger agreement. The Special Committee members discussed potential alternatives to a “go-shop” provision, that would lower the structural impediments in the draft merger agreement to the submission of alternative offers by third parties after signing.

Later on March 11, 2014, representatives of Richards Layton, on behalf of the Special Committee, communicated to representatives of Morris Nichols an alternative proposal to a “go-shop” provision that provided for a termination fee in an amount equal to 1% of the proposed merger consideration if the merger agreement were terminated in the first 45 days after the execution of the merger agreement (with an increased termination fee thereafter) and would require the Schawk family stockholders to grant the Special Committee a proxy to vote their shares if the merger agreement was terminated in order to permit SGK to enter into an agreement with respect to a superior proposal. Matthews rejected this proposal. Cohen & Grigsby subsequently provided revised drafts of all the agreements which, among other things, included a termination fee of $21.525 million (equal to approximately 4.1% of the merger consideration) if SGK desired to terminate the merger agreement to enter into an agreement with a third party with respect to a superior proposal (under certain circumstances) and eliminated the profit recapture provision from the form of voting agreement. In addition, Matthews agreed to grant two demand registration rights to the Schawk family stockholders but insisted that the Schawk family stockholders agree to vote their shares of Matthews common stock as recommended by the Matthews board.

On March 12, 2014, the Special Committee met with representatives of William Blair and Richards Layton to discuss the negotiations with Matthews, including with respect to the amount of the termination fee and expense reimbursement that Matthews was seeking. Representatives of William Blair and Richards Layton noted that they had communicated to representatives of Matthews their belief that the Special Committee would not be willing to recommend a transaction between SGK and Matthews unless the definitive agreement provided a meaningful ability for a third party to submit a superior proposal for SGK, through either a go-shop provision or a below-market termination fee. The Special Committee discussed with its legal and financial advisors the effect of various termination triggers and fees. After further discussion, the Special Committee directed its advisors to continue to negotiate with Matthews, including seeking provisions that would allow SGK to terminate the merger agreement to accept a superior proposal upon the payment of a below-market termination fee.

On March 13, 2014, at a special meeting of the Matthews board, Mr. Bartolacci reviewed with the Matthews board the results of Matthews’ detailed diligence investigation of SGK, including the fact that management had presented its cost synergy estimates to senior management of SGK who had expressed their view that the range of synergies presented appeared achievable. Mr. Bartolacci reviewed the structure of the proposed transaction and the merger consideration that would be payable for each share of SGK common stock. Mr. Bartolacci summarized the status of negotiations with SGK on certain key matters, including with respect to the ability of SGK to consider unsolicited acquisition proposals, the amount of the termination fee and expense reimbursement if SGK accepted a superior proposal (or the merger agreement was terminated under certain other circumstances) and status of negotiations with members of the Schawk family concerning the terms of the voting agreements. Mr. Bartolacci reviewed the terms of the post-closing shareholders’ agreement with the Schawk family stockholders and outlined proposed terms of a potential employment arrangement with David Schawk, though no agreement or arrangements as to David Schawk’s post-closing employment, including terms regarding compensation, had been negotiated. At the meeting representatives of Evercore reviewed with the Matthews board certain financial aspects of the merger. Following consideration of the terms of the transaction and discussion among the directors, the Matthews board approved the merger agreement and authorized Mr. Bartolacci to complete negotiations on such terms as he deemed appropriate consistent with the board’s discussions and to execute the merger agreement and support agreements on behalf of Matthews.

On March 14, 2014, Cohen & Grigsby provided revised drafts of all of the agreements in response to further comments from Vedder Price. The revised draft of the merger agreement proposed a termination fee of $11.54 million (equal to approximately 2.2% of the proposed merger consideration) in the event that SGK desired to terminate the merger agreement to enter into an agreement with a third party with respect to a superior proposal (or the merger agreement was terminated under certain other circumstances) but also provided that SGK’s obligation to reimburse Matthews’ transaction expenses would be uncapped. In addition, the revised draft of the post-closing shareholders’ agreement included an obligation on the part of the Schawk family stockholders to vote their shares of Matthews common stock in accordance with the recommendation of the Matthews board until the earlier of such time as David Schawk was no longer a director or senior executive officer of Matthews (other than due to termination for cause or voluntary termination without good reason) or the first anniversary of the closing.

On March 15, 2014, in response to further negotiations between the parties, Cohen & Grigsby provided a further revised draft of the merger agreement which proposed a termination fee of $10.5 million (equal to approximately 2% of the proposed merger consideration) in the event that SGK desired to terminate the merger agreement to enter into an agreement with a third party with respect to a superior proposal (or the merger agreement was terminated under certain other circumstances) and limited SGK’s obligation to reimburse Matthews’ transaction expenses to $5 million in the event that the merger agreement was terminated under certain circumstances.

As of Sunday morning, March 16, 2014, representatives of SGK and of the Special Committee continued to object to Matthews’ proposed amount of reimbursable expenses that would be payable by SGK to Matthews in the event the merger agreement was terminated. The issue was resolved to the satisfaction of the Special Committee and SGK when the Schawk family stockholders agreed that they would pay Matthews up to $3 million in the event that the merger agreement was terminated as a result of the SGK board or the Special Committee recommending a “superior proposal” to the merger with Matthews and an alternative transaction was consummated as a result of such superior proposal. This accommodation reduced SGK’s expense reimbursement threshold from the $5 million Matthews had proposed to $2 million, as reflected in the final merger agreement.

On the morning of March 16, 2014, the Special Committee held an in-person meeting with representatives of Richards Layton and William Blair to review the terms and conditions of the proposed merger agreement between SGK and Matthews, the related support agreements and other matters relating to the proposed transaction. Representatives of Richards Layton reviewed the terms and conditions of the draft merger agreement and ancillary documents as well as the commitment letter that Matthews had obtained in connection with its financing of the proposed transaction. Representatives of William Blair summarized their understanding of SGK’s process in reviewing strategic alternatives during the periods preceding William Blair’s engagement. Representatives of William Blair then also made a presentation to the Special Committee in connection with the delivery of its opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by SGK’s stockholders (other than Matthews and its affiliates, who as of March 16, 2014 were not stockholders of SGK). Following such presentation, and after responding to questions from members of the Special Committee, representatives of William Blair then delivered William Blair’s oral opinion to the Special Committee that the per-share merger consideration to be received by SGK stockholders (other than Matthews and its affiliates) was fair, from a financial point of view, to such holders. Representatives of William Blair noted that William Blair’s opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by William Blair as more fully described under the section entitled “The Merger — Opinion of the Financial Advisor to the Special Committee of SGK’s Board of Directors” beginning on page 76 of this proxy statement/prospectus. Representatives of William Blair also stated that William Blair’s oral opinion would be confirmed in writing and delivered to the Special Committee. The Special Committee then temporarily adjourned the Special Committee meeting.

Following the adjournment of the Special Committee meeting, the SGK board held a special meeting to review the proposed merger with Matthews on the terms and conditions of the proposed merger agreement and related support agreements. In addition to each of the directors of SGK (other than Mr. Clarence Schawk, who could not attend for medical reasons), at the request of the SGK board, Mr. Cunningham and representatives of Macquarie, Vedder Price, Richards Layton and William Blair were in attendance. At the meeting, the SGK board was provided with an overview of SGK’s negotiations with Matthews regarding a potential business combination that had occurred to date. At the request of the SGK board, representatives of Macquarie then reviewed and discussed an update of its financial analyses that had been reviewed and discussed with the SGK board on March 11, 2014 with respect to SGK, Matthews and the proposed merger. A copy of the discussion materials reflecting Macquarie’s updated financial analyses and a draft of Macquarie’s opinion were provided to the SGK board prior to the meeting. As part of that review, Macquarie noted that the principal changes were to update stock price and other information (including information provided by Matthews’ management) used in the financial analyses reviewed and discussed with the SGK board on March 11, 2014. Thereafter, at the request of the SGK board, Macquarie rendered its oral opinion to the SGK board (which was subsequently confirmed in writing by delivery of Macquarie’s written opinion addressed to the SGK board dated as of the same date) to the effect that, as of March 16, 2014, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion, the merger consideration to be received by the unaffiliated holders of SGK common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. See the section entitled “The Merger — Opinion of SGK’s Financial Advisor” beginning on page 70 of this proxy statement/prospectus. As part of their discussions, the SGK board reviewed and discussed with Richards Layton and Vedder Price various factors for the SGK board’s consideration in determining whether to approve and declare advisable the proposed merger agreement, including those factors described under the section entitled “The Merger — Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations” beginning on page 66 of this proxy statement/prospectus. The SGK board then temporarily adjourned the SGK board meeting.

Following the temporary adjournment of the meeting of the SGK board, the Special Committee reconvened and met separately with representatives of Richards Layton and William Blair. At this reconvened meeting of the Special Committee, the information and Macquarie’s financial analyses that had been reviewed with the SGK board at its meeting was discussed. Representatives of Richards Layton then reviewed with the Special Committee various factors that members of the Special Committee had considered since the formation of the Special Committee in determining whether to recommend that the full SGK board approve and declare advisable the merger agreement with Matthews and the transactions contemplated by that agreement and the ancillary agreements. After taking into consideration the Special Committee’s discussions with and advice of its independent legal and financial advisors, including the fairness opinion of William Blair, as well as its discussions with members of SGK’s senior management, the Special Committee determined that the merger agreement and the support agreements, in the forms presented, and the transactions contemplated by those agreements are advisable and in the best interests of, and fair to, SGK and its stockholders, and the stockholders unaffiliated with the Schawk family group; it recommended that the SGK board approve and declare advisable the merger agreement and the support agreements and submit the merger agreement to SGK’s stockholders for adoption thereby; and it recommended that the SGK board approve and authorize SGK’s Chief Executive Officer (or such officer as he may designate) to execute and deliver the merger agreement and the support agreements and any other documents contemplated by the merger agreement. The separate meeting of the Special Committee was then adjourned.

At that time, the SGK board then reconvened. Hollis Rademacher, as Chairman of the Special Committee, reported the determinations and recommendation of the Special Committee to the SGK board. After accepting the Special Committee’s recommendation, the meeting of the SGK board was adjourned pending completion of the final definitive merger agreement.

At approximately 5:15 p.m. CDT on March 16, 2014, following the submission to each director of final execution copies of the merger agreement and the support agreements, the meeting of the SGK board reconvened. At the request of the SGK board, representatives of Macquarie also were present. After taking into consideration, among other things, the recommendation of the Special Committee, which recommendation was reconfirmed at the reconvened meeting, and the factors described under the section entitled “The Merger —Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations,” the SGK board (with Mr. Caronia abstaining) adopted resolutions approving and declaring advisable the merger agreement and support agreements and the transactions contemplated by those agreements. The SGK board also directed that the proposed merger agreement be submitted to SGK’s stockholders for consideration and recommended that SGK’s stockholders adopt the merger agreement.

Following the meeting, Matthews, Moonlight Merger Sub Corp., Moonlight Merger Sub LLC and SGK each executed and delivered the merger agreement. Matthews entered into separate voting agreements with Schawk family members holding in the aggregate approximately 61.5% of the then-outstanding common stock of SGK. Matthews also entered into the post-closing shareholders agreement with the Schawk family stockholders. In addition, as had been previously agreed to, SGK entered into agreements with Clarence and David Schawk terminating their respective employment agreements with SGK.

Recommendations of SGK’s Board of Directors and Special Committee; Reasons for the Recommendations

The Special Committee has (i) determined that the merger agreement, the support agreements and the transactions contemplated by the merger agreement and the support agreements are advisable and are fair to, and in the best interests of, SGK’s stockholders, including the stockholders unaffiliated with the Schawk family group, and (ii) recommended that the SGK board approve and declare advisable the merger agreement and the support agreements and recommend to SGK’s stockholders that they approve and adopt the merger agreement and the transactions contemplated thereby.

The SGK board has (i) determined that the merger agreement, the support agreements and the transactions contemplated by the merger agreement and the support agreements are advisable and approved the merger, the merger agreement, the support agreements and the consummation of the transactions contemplated thereby, (ii) determined that it is fair to and in the best interests of SGK’s stockholders to enter into the merger agreement and to consummate the merger on the terms and subject to the conditions set forth in the merger agreement and the support agreements, and (iii) recommended that SGK’s stockholders approve and adopt the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the merger contemplated by the merger agreement, and in recommending that all stockholders approve and adopt the merger agreement, the SGK board and the Special Committee considered the discussions with and information received from members of SGK’s senior management, consulted with their respective legal and financial advisors and considered a number of factors. In particular, the following considerations were discussed and evaluated:

1.	The periodic evaluation of strategic alternatives over a multi-year period that had identified Matthews as one of two companies that would likely have the greatest interest in pursuing a strategic transaction with SGK and that would likely be able and willing to propose a transaction on financial terms that would provide the greatest value.

2.	The extensive discussions and negotiations with Matthews over the course of almost a year, which allowed SGK to secure an increase in the consideration to be received by SGK stockholders from Matthews’ initial proposal of $15 to $16 per share to consideration with an implied value of $20 per share, consisting of approximately 59% cash and 41% Matthews stock.

3	The history of the negotiations with Company A in 2007 and, following Company A’s 2012 acquisition by Company B, the discussions with Company B, including as recently as October 2013, which did not result in a transaction.

4.	The premium that a $20 per-share implied purchase price represented over the market price at which SGK’s stock had traded before the announcement of the merger, including a premium of:

•	36% over the March 14, 2014 closing price of $14.73,

•	49% over the average 30-day volume-weighted average closing price, and

•	18% over the 52-week high of $16.99 reached on October 29, 2013 and 111% over the 52-week low of $9.50 reached on April 15, 2013.

5.	The approximately 59% of the merger consideration that would be paid in cash, providing SGK’s stockholders an opportunity to realize immediate value for a significant portion of their investment upon the completion of the merger.

6.	The approximately 41% of the merger consideration that would be paid in shares of Matthews common stock, providing SGK stockholders with a continuing equity interest in the combined company and the ability to participate in any potential future growth or earnings of the combined company.

7.	The retention by the Special Committee of its own financial and legal advisors with respect to the evaluation of the proposed Matthews transaction and alternatives to the proposed Matthews transaction.

8.	Stockholders unaffiliated with the Schawk family group would receive the same per-share consideration in the merger for their outstanding shares that the Schawk family group stockholders, including David Schawk, would receive for their outstanding shares, and would likely benefit from David Schawk’s continued involvement with and management of SGK as a significant business unit of Matthews following the completion of the merger.

9.	Appraisal rights would be available for stockholders who properly exercise their rights under the DGCL, which would give those stockholders the ability to seek a judicially determined appraisal of the “fair value” of their shares of common stock and to be paid such appraised value in cash.

10.	SGK’s anticipated financial condition and its results of operations and costs as a stand-alone public company, as well as the risks and uncertainties associated with its ability to achieve or execute on its long-term strategies and goals, such as the need for SGK to achieve growth organically in the face of limited acquisition opportunities that would reasonably be expected to provide significant growth.

11.	The prospects for the combined company following the merger, including:

•	SGK’s and Matthews’ respective competitive positions, including the relative strength of SGK’s competitive position in the Americas, Asia and the United Kingdom and Matthews’ competitive position in mainland Europe;

•	the benefits of increasing the market share of the combined company in a competitive and consolidating industry;

•	the potential for the combined company to obtain significant cost savings and other benefits from the merger, including the elimination of duplicative public company, administrative and other costs;

•	Matthews’ experience in acquiring and integrating companies into its operations; and

•	the scope of the diligence investigation of Matthews conducted by and at the direction of SGK and the Special Committee.

12.	The terms and conditions of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the agreement. Specifically:

•	the likelihood of closing in light of the material conditions under the merger agreement, including antitrust review and approval by SGK stockholders;

•	the ability under the merger agreement for SGK to enter into discussions or negotiations with a third party that has made an unsolicited acquisition proposal and/or furnish to any such third party nonpublic information relating to SGK if the SGK board or Special Committee reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) that the proposal constitutes or is reasonably expected to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement;

•	the ability under the merger agreement for the SGK board or the Special Committee to withdraw or modify SGK’s recommendation to its stockholders with respect to the adoption of the merger agreement (subject to certain restrictions) following the receipt of an alternative superior acquisition proposal or in response to an intervening event; and

•	the amount and circumstances under which a termination fee and expense reimbursement would be payable to Matthews, which the Special Committee concluded would not be a material impediment to unsolicited acquisition proposals from third parties during the pendency of the merger.

13.	The receipt by Matthews of a financing commitment letter and its representation in the merger agreement that it will have sufficient funds to complete the merger.

14.	The opinion of Macquarie rendered to the SGK board on March 16, 2014 to the effect that, as of March 16, 2014, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion, the merger consideration to be received by the unaffiliated holders of SGK common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, and the financial analyses reviewed and discussed with the SGK board by representatives of Macquarie in connection therewith.

15.	The opinion of William Blair rendered to the Special Committee on March 16, 2014 as to the fairness, from a financial point of view, to the holders of SGK common stock (other than Matthews and its affiliates, who as of March 16, 2014 were not stockholders of SGK) of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, and the financial analyses reviewed and discussed with the Special Committee by representatives of William Blair in connection therewith.

In addition to the factors considered above, the SGK board and the Special Committee considered a number of more general factors, as well as a number of risks and uncertainties in their deliberations, including, without limitation, the following:

1.	The relative size of SGK as a public company, corresponding trading volume history and liquidity, then-current and historical market prices of the common stock of SGK and limited coverage of SGK by analysts.

2.	The assets, obligations, operations and earnings of SGK and its subsidiaries taken as a whole.

3.	The risk of and potential outcome of litigation or other proceedings that may arise as a result of the decision to merge with Matthews.

4.	The risk that the debt financing contemplated by the financing commitment letter obtained by Matthews will not be obtained, which could result in Matthews not having sufficient funds to complete the merger.

5.	The fixed exchange ratio with respect to the stock portion of the consideration would subject SGK stockholders to market risk between the signing of the merger agreement and the closing of the merger to the extent the price of Matthews common stock declines during the pendency of the merger.

6.	SGK stockholders who retain the Matthews shares received in the merger will be subject to all of Matthews’ future financial, business and operational risks as a combined company.

7.	The fact that the receipt of cash in exchange for shares of SGK common stock in the merger will be a taxable transaction for U.S. federal income tax purposes.

8.	Various financial and other interests of management, directors and participants in the transaction that had been disclosed to the SGK board and the Special Committee, respectively, including the fact that accelerated vesting and cash-out of outstanding awards would occur effective upon the signing of the merger agreement and the voting agreements.

9.	The diversion of management attention, as well as SGK transaction costs and expenses that have been incurred and will continue to incur, as a result of the proposed transaction, regardless of whether the merger is consummated.

10.	The potential that the merger may not be consummated or could be delayed, and the potential disruption to SGK’s business, including loss of employees and clients.

11.	The SGK board and the Special Committee’s judgment regarding the prospects of SGK based on its current and historical performance, management’s projections and uncertainties regarding economic conditions and the industry in which SGK operates.

12.	All the terms and conditions of the merger agreement and the support agreements taken as a whole.

13.	The opportunity of SGK’s stockholders to realize a substantial premium for their shares over the pre-announcement trading price of SGK’s common stock as compared to the uncertainty as to whether SGK’s stockholders would realize consideration having at least an equivalent value in the future.

Neither the Special Committee nor the SGK board assigned relative weights to the above factors or determined that any factor was of particular importance. Rather, the Special Committee and the SGK board each viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Special Committee and the SGK board assigned different weights to the various factors described above.

In considering the determination of the Special Committee and the recommendation of the SGK board with respect to the proposal to adopt the merger agreement, stockholders should be aware that certain of SGK’s directors and executive officers may have interests in the merger that are different from, or in addition to, SGK’s stockholders generally. The Special Committee and the SGK board were aware of and considered the interests that had been disclosed to the Special Committee and the SGK board, respectively, among other matters, in evaluating and negotiating the merger agreement and the merger and, in the case of the Special Committee, in recommending that the SGK board approve and declare advisable the merger agreement and, in the case of the SGK board, in approving and declaring advisable the merger agreement and recommending that the merger agreement be adopted by the stockholders of SGK.

The SGK board, based on, among other things, the recommendation of the Special Committee, recommends that the stockholders of SGK vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” the proposal to approve, by nonbinding, advisory vote, certain compensation paid or payable to SGK’s named executive officers in connection with the merger.

Opinion of Financial Advisor to SGK

On March 16, 2014, Macquarie rendered its oral opinion to SGK’s board of directors (which was subsequently confirmed in writing by delivery of Macquarie’s written opinion addressed to SGK’s board of directors dated the same date) as to, as of March 16, 2014, the fairness, from a financial point of view, to the unaffiliated holders of SGK common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Macquarie’s opinion was directed to SGK’s board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the unaffiliated holders of SGK common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the transaction. The summary of Macquarie’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this proxy statement/prospectus, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of SGK common stock as to how such holder should vote or act on any matter relating to the transaction.

In arriving at its opinion, Macquarie, among other things:

•	reviewed an execution copy, received by Macquarie on March 16, 2014, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to SGK and Matthews;

•	reviewed certain other financial and operating data and information relating to SGK, including financial estimates and projections prepared by the management of SGK relating to SGK for the fiscal years ending December 31, 2014 through 2018 (the “SGK Projections”) and certain financial estimates and projections prepared by the management of SGK relating to certain potential standalone cost savings (the “Standalone Cost Savings Estimates”);

•	reviewed certain other financial and operating data and information relating to Matthews, including financial estimates and projections prepared by the management of Matthews relating to Matthews for the fiscal years ending September 30, 2014 through 2016 (the “Matthews Projections”);

•	discussed with certain members of the managements of SGK and Matthews the transaction and the business, operations, financial condition and prospects of SGK and Matthews;

•	reviewed certain financial and stock market data with respect to SGK and Matthews and compared that data with similar data for companies with publicly traded equity securities that Macquarie deemed relevant;

•	reviewed the publicly available financial terms of certain business combinations and other transactions that Macquarie deemed relevant; and

•	performed such other financial analyses and considered such other information and factors that Macquarie deemed appropriate for purposes of its opinion.

Macquarie did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information and assumed and relied upon the accuracy and completeness of all such information. In addition, management of SGK advised Macquarie, and Macquarie assumed, that the SGK Projections and the Standalone Cost Savings Estimates were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of SGK and certain potential standalone cost savings which SGK management estimated would be achieved if SGK did not proceed with the merger, respectively. In addition, management of Matthews advised Macquarie, and Macquarie assumed, that the Matthews Projections were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of Matthews. Management of SGK advised Macquarie that the SGK Projections and the Standalone Cost Savings Estimates were a reasonable basis on which to evaluate SGK and the transaction and authorized Macquarie to use and rely upon the SGK Projections, the Standalone Cost Savings Estimates and the Matthews Projections for purposes of its analyses and opinion. Macquarie assumed no responsibility for, and expressed no view or opinion as to, any such forecasts, projections or estimates or the assumptions upon which they were based. Further, Macquarie relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SGK or Matthews since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie incomplete or misleading.

Macquarie assumed, with SGK’s consent, that the representations and warranties of each party in the merger agreement were true and correct, that each party would fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement, that all of the conditions to the consummation of the transaction would be satisfied, and that the transaction would be consummated in a timely manner in accordance with the terms set forth in the merger agreement without any waiver, modification or amendment of any terms or provisions thereof. Macquarie further assumed, with SGK’s consent, that the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the transaction would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on SGK, Matthews or the contemplated benefits of the transaction. Furthermore, Macquarie was advised and assumed that the transaction would qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. Macquarie was advised that the merger agreement provided for an adjustment to the amounts of the per share stock consideration and the per share cash consideration comprising the merger consideration in certain circumstances, expressed no view or opinion with respect thereto and, with SGK’s consent, assumed that any adjustments to the amount or composition of the merger consideration, whether pursuant to the merger agreement or otherwise, would not be material to its analyses or its opinion.

In connection with its opinion, Macquarie did not make, and did not assume any responsibility for making, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SGK, Matthews, or any of their respective subsidiaries, nor was Macquarie furnished with any such evaluations or appraisals. Macquarie was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transaction, the securities, assets, businesses or operations of SGK or any other party, or any alternatives to the transaction, except that, at SGK’s request, Macquarie participated in limited discussions with Company B that contacted SGK regarding a potential transaction involving SGK as described in the Background section of this proxy statement/prospectus. Macquarie’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Macquarie as of, the date of its opinion. It is understood that subsequent developments may affect the opinion and that Macquarie does not have any obligation to update, revise, reaffirm or withdraw the opinion. In addition, Macquarie relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect that would be material to its analyses or opinion from the copy of the merger agreement reviewed by it. Macquarie did not express any opinion as to what the value of Matthews common stock or the per share stock consideration actually would be when issued pursuant to the merger or the prices or range of prices at which shares of SGK common stock or Matthews common stock might be purchased or sold at any time. Macquarie assumed that the shares of Matthews common stock comprising the per share stock consideration would be listed on the NASDAQ Global Select Market.

The opinion only addressed the fairness, from a financial point of view, to the unaffiliated holders of SGK common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement in the manner set forth herein and did not address any other aspect or implication of the transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the transaction, or any portion thereof, or the form or composition of the merger consideration, (ii) other than assuming the consummation thereof, the second merger, (iii) any agreement entered into with any stockholder of SGK in connection with the transaction, and (iv) the fairness of the amount or nature of, or any other aspect relating to, any compensation to be paid or payable to any officers, directors or employees of SGK, Matthews or any other party to the transaction, or class of such persons, in connection with the transaction, relative to the merger consideration or otherwise. Macquarie’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that may be available to SGK, nor did it address the underlying business decision of SGK to engage in the transaction. Macquarie did not provide any advice or opinion as to matters that require legal, regulatory, accounting or tax advice. Macquarie is not a legal, regulatory, accounting or tax expert and assumed that SGK obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie relied upon the accuracy and completeness of the assessments by SGK, Matthews and their respective advisors with respect to all legal, regulatory, accounting and tax matters. Macquarie did not express any opinion as to whether or not SGK, Matthews or any other party is receiving or paying reasonably equivalent value in the transaction, or the solvency, creditworthiness or fair value of SGK, Matthews or any other participant in the transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Under the terms of its engagement, Macquarie was retained by SGK as an independent contractor and neither Macquarie’s opinion nor any other advice or services rendered by it in connection with the proposed transaction or otherwise, should be construed as creating, and Macquarie will not be deemed to have, any fiduciary, agency or similar duty to SGK’s board of directors, SGK, Matthews, any security holder or creditor of SGK, Matthews or any other person, regardless of any prior or ongoing advice or relationships. The opinion and other advice rendered by Macquarie were provided for the use and benefit of SGK’s board of directors (in its capacity as such) in connection with its consideration of the proposed merger and neither Macquarie’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of SGK common stock as to how such holder should vote or act on any matter relating to the transaction.

The following is a summary of the material financial analyses reviewed by Macquarie with SGK’s board of directors in connection with the rendering of its opinion to SGK’s board of directors on March 16, 2014. The summary does not contain all of the financial data holders of SGK common stock may want or need for purposes of making an independent determination of fair value. Holders of SGK common stock are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Macquarie’s analyses.

For purposes of its analyses, Macquarie reviewed a number of financial metrics including:

•

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet).

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specific time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of March 14, 2014, (2) the transaction values for the selected transactions used in the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of the announcement, (3) estimates of future financial performance of SGK were based on the SGK Projections and (4) estimates of future financial performance of Matthews were based on the Matthews Projections. For purposes of Macquarie’s financial analyses, EBITDA for SGK was adjusted by the management of SGK to add back certain nonrecurring expense and other items including, among other things, the investments required to achieve the Standalone Cost Savings Estimates and, in the case of Matthews, EBITDA was adjusted by the management of Matthews for, among other things, certain pension-related expenses. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2014 were based on publicly available research analyst estimates for those companies. For purposes of its analyses and opinion, Macquarie calculated an implied value of the merger consideration of $20.00 per share of SGK common stock, based on the per share cash consideration of $11.80 in cash and 0.20582 of a share of Matthews common stock for each share of SGK common stock and the closing price of Matthews common stock of $39.84 per share as of March 14, 2014. Macquarie also calculated the estimated net present value of the Standalone Cost Savings Estimates as prepared and provided to Macquarie by management of SGK. Applying perpetuity growth rates of 2% to 4% and discount rates of 15% to 30% Macquarie’s analysis indicated a net present value of the Standalone Cost Savings Estimates of approximately $17.613 million to $66.358 million.

SGK

Selected Companies Analysis

Macquarie considered certain financial data for SGK and selected companies with publicly traded equity securities that Macquarie deemed relevant. The selected companies were selected because they were deemed to be similar to SGK in one or more respects. The financial data reviewed included Enterprise Value as a multiple of estimated EBITDA for the year ended December 31, 2014, or “2014P EBITDA.”

The selected companies and resulting mean and median data were:

•	Amcor Limited

•	R.R. Donnelley & Sons Company

•	Avery Dennison Corporation

•	Quad/Graphics, Inc.

•	Matthews International Corporation

•	Multi-Color Corporation

•	Intertape Polymer Group

Enterprise Value / 2014P EBITDA
Mean:	7.5x
Median:	7.9x

Taking into account the results of the selected companies analysis for SGK, Macquarie applied a multiple range of 7.5x to 8.5x to SGK’s 2014P adjusted EBITDA. Using these multiples, the selected companies analysis indicated an implied value reference range of $16.43 to $18.78 per share of SGK common stock, as compared to the implied value of the merger consideration of $20.00 per share of SGK common stock.

Selected Transactions Analysis

Macquarie also considered the financial terms of certain business combinations and other transactions that Macquarie deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to SGK in one or more respects. The financial data reviewed included the implied Enterprise Value as a multiple of last twelve months, or LTM EBITDA.

The selected transactions and resulting mean and median data were:

Date Announced	Acquiror	Target
02/18/2014	VistaPrint N.V.	People & Print Group B.V.
10/24/2013	R.R. Donnelley & Sons Company	Consolidated Graphics, Inc.
09/04/2012	Onex Corporation	SGS International, Inc.
04/02/2012	Navis Capital Partners	Adampak Ltd.
06/17/2011	Reynolds Group Holdings Ltd.	Graham Packaging Company Inc.
12/15/2010	Silgan Holdings, Inc.	Food can business of Vogel & Noot GmbH & Co. KG
08/09/2010	Graham Packaging Company Inc.	Liquid Container, L.P.
02/23/2010	R.R. Donnelley & Sons Company	Bowne & Co.
07/05/2009	Bemis Company, Inc.	Food Americas operations of Alcan Packaging, a business unit of Rio Tinto plc
06/10/2008	Toppan Printing Co. Ltd.	SNP Corporation Limited
02/25/2008	Matthews International Corporation	Saueressig GmbH + Co. KG
12/27/2006	Cenveo, Inc.	Cadmus Communications Corporation
10/31/2006	R.R. Donnelley & Sons Company	Banta Corporation
11/14/2005	Court Square Capital Partners	SGS International, Inc.

Enterprise Value / LTM EBITDA
Mean:	8.1x
Median:	7.6x

Taking into account the results of the selected transactions analysis, Macquarie applied a multiple range of 7.0x to 9.0x to SGK’s LTM adjusted EBITDA which indicated an implied value reference range per share of SGK common stock of $12.69 to $16.79 per share, compared to the implied value of the merger consideration of $20.00 per share of SGK common stock.

Discounted Cash Flow Analysis

Macquarie performed a discounted cash flow analysis of SGK by calculating the estimated net present value of the projected after-tax unlevered, free cash flow of SGK based on the SGK Projections. Macquarie applied a range of terminal value multiples of 7.5x to 8.5x to SGK’s estimated 2018P adjusted EBITDA. The estimated net present value of the projected future cash flow and terminal values were then calculated using discount rates ranging from 10.0% to 12.0% taking into account Macquarie’s experience as a financial advisor and its calculation of SGK’s weighted average cost of capital. The discounted cash flow analysis indicated implied value reference ranges per share of SGK common stock of approximately $14.97 to $18.17, without taking into account the Standalone Cost Savings Estimates or the projected costs of achieving those cost savings, and $15.63 to $20.57, taking into account the Standalone Cost Savings Estimates and the projected costs of achieving those cost savings, compared to the implied value of the merger consideration of $20.00 per share of SGK common stock.

Illustrative LBO Analysis

Macquarie performed an illustrative leveraged buyout analysis regarding the hypothetical prices a private equity or other similar acquiror with no expected synergies might be willing to pay for SGK based on certain illustrative assumptions reviewed and discussed with SGK management including (i) a 20% to 25% internal rate of return for the acquiror, (ii) borrowings of 5.9x LTM EBITDA, (iii) a marginal tax rate for SGK of 35% and (iv) a sale of SGK or other liquidity event on December 31, 2018 at a value of 7.5x to 8.5x 2018P EBITDA based on the SGK Projections. The illustrative leveraged buyout analysis indicated implied hypothetical price ranges per share of SGK common stock of approximately $14.47 to $16.78, without taking into account the Standalone Cost Savings Estimates or the projected costs of achieving those cost savings, and $15.14 to $19.18, taking into account the Standalone Cost Savings Estimates and the projected costs of achieving those cost savings, compared to the implied value of the merger consideration of $20.00 per share of SGK common stock.

Illustrative Accretion/Dilution Analysis

Macquarie also performed an illustrative accretion/dilution analysis based on certain illustrative assumptions reviewed and discussed with SGK management including, among other things aggregate equity consideration in the merger of approximately $535 million comprised of 59% cash and 41% shares of Matthews common stock and a marginal tax rate for Matthews of 35%. Taking into account the SGK Projections, the Mathews Projections and discussions with the managements of SGK and Matthews regarding potential adjustments thereto, the illustrative accretion/dilution analysis indicated that the transaction would be 3.6% dilutive to Matthews’ 2014P earnings per share or 12.8% accretive to Matthews’ 2014P earnings per share depending upon whether amortization expenses including transaction related expenses, are added back to projected 2014 earnings for Matthews.

Matthews

Selected Companies Analysis

Macquarie considered certain financial data for Matthews and selected companies with publicly traded equity securities Macquarie deemed relevant. The selected companies were selected because they were deemed to be similar to Matthews in one or more respects. The financial data reviewed included Enterprise Value as a multiple of estimated EBITDA for the fiscal year ended September 30, 2014, or “FY 2014P EBITDA.”

The selected companies for Matthews and resulting mean and median data were:

•	Amcor Limited

•	Hillenbrand, Inc.

•	Multi-Color Corporation

•	SGK

Enterprise Value / FY 2014P EBITDA
Mean:	8.3x
Median:	8.2x

Taking into account the results of the selected companies analysis for Matthews, Macquarie applied multiple ranges of 8.0x to 10.0x to Matthews’ FY 2014P adjusted EBITDA which indicated an implied value reference range of $35.45 to $46.95 per share of Matthews common stock, as compared to the closing price of $39.84 per share of Matthews common stock on March 14, 2014 used to calculate the implied value of the per share merger consideration.

Discounted Cash Flow Analysis

Macquarie performed a discounted cash flow analysis of Matthews by calculating the estimated net present value of the projected after-tax unlevered, free cash flow of Matthews based on the Matthews Projections. Macquarie applied a range of terminal value EBITDA multiples of 8.5x to 9.5x to Matthews’ estimated FY 2016P adjusted EBITDA. The estimated net present value of the projected future cash flow and terminal values were then calculated using discount rates ranging from 8.0% to 10.0%. For purposes of the discounted cash flow analysis, Macquarie did not take into account the effects of any cost savings or synergies expected to result from the merger. The discounted cash flow analysis indicated an implied value reference range per share of Matthews common stock of approximately $40.07 to $48.05, as compared to the closing price of $39.84 per share of Matthews common stock on March 14, 2014 used to calculate the implied value of the per share merger consideration.

Other Matters

Macquarie acted as financial advisor to SGK in connection with the transaction and will receive a transaction fee for its services based on, among other things, the value of the transaction, which fee is currently estimated to be approximately $6 million. The estimated transaction fee reflects a credit of 50% of the fee payable to William Blair, up to a maximum of $250,000, for rendering its opinion to the Special Committee. Macquarie became entitled to a fee of $750,000 upon the delivery of Macquarie’s opinion to SGK’s board of directors, which is creditable against the transaction fee. The balance of the transaction fee is contingent upon consummation of the merger. In addition, SGK agreed to reimburse certain of Macquarie’s expenses and to indemnify Macquarie and certain related parties against certain liabilities arising out of its engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade, debt, equity and other securities and financial instruments (including loans and other obligations) of SGK, Matthews, any other company that may be involved in the transaction and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. As SGK was aware, Leonard S. Caronia, a member of SGK’s board of directors, was an Executive Director of Macquarie from November 2009 prior to his retirement from Macquarie at the end of January 2014, and was a senior member of the team of investment banking professionals at Macquarie advising SGK pursuant to Macquarie’s engagement. To ensure that Mr. Caronia’s knowledge and experience relating to SGK would be available to Macquarie in performing its engagement following Mr. Caronia’s retirement, Macquarie agreed that it would engage Mr. Caronia or Caronia Investments, a company he had previously formed, as a consultant. In contemplation thereof, SGK and Macquarie executed an amendment to the engagement letter between SGK and Macquarie pursuant to which Caronia Investments was added as a third party beneficiary of the engagement letter and SGK agreed to indemnify and hold harmless Caronia Investments and certain of its affiliates including Mr. Caronia from and against certain claims, liabilities and expenses. Macquarie subsequently engaged Mr. Caronia as a consultant to assist Macquarie with matters relating to Macquarie’s engagement by SGK for which services Mr. Caronia will receive a consulting fee of 10% of the revenue earned and received by Macquarie as a result of the merger with Matthews. If the merger with Matthews is consummated, it is currently estimated that Mr. Caronia will receive a consulting fee from Macquarie of approximately $600,000, a substantial portion of which is contingent upon the closing of the merger. Macquarie and its affiliates have from time to time in the past informally assisted SGK in considering certain potential strategic transactions and may have in the past provided, may be currently providing and in the future may provide financial advisory and other investment banking services to SGK, Matthews and their respective affiliates for which Macquarie or our affiliates have received, and/or expect to receive, compensation.

Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors

William Blair acted as financial advisor to the Special Committee in connection with the transaction. As part of William Blair’s engagement, the Special Committee requested that William Blair render an opinion as to whether the per share consideration of 0.20582 of a share of Matthews common stock and $11.80 in cash, without interest, was fair, from a financial point of view, to the holders of SGK common stock (other than

Matthews and its affiliates). On March 16, 2014, William Blair delivered its oral opinion to the Special Committee, which was confirmed in writing later that day, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by William Blair, the merger consideration was fair, from a financial point of view, to the holders of SGK common stock (other than Matthews and its affiliates).

William Blair provided its opinion for the use and benefit of the Special Committee (in its capacity as such) in connection with its consideration of the transaction. As described above, William Blair’s opinion was only one of many factors taken into consideration by the Special Committee in making its determination to recommend the approval of the transaction to SGK’s board of directors and should not be viewed as determinative of the views of the Special Committee or SGK’s board of directors or management with respect to the transaction or the merger consideration. The terms of the merger agreement and the form and amount of the merger consideration, however, were determined through negotiations between SGK and Matthews. Upon the recommendation of the Special Committee, the merger agreement and the transaction were approved by SGK’s board of directors. William Blair did not recommend any form or amount of consideration to the Special Committee or that any specific form or amount of consideration constituted the only appropriate consideration for the transaction. The opinion of William Blair described above was reviewed and approved by William Blair’s fairness opinion committee. William Blair has consented to the inclusion in this proxy statement/prospectus of its opinion and the description of its opinion appearing under this subheading “— Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors.”

The full text of the written opinion of William Blair, dated March 16, 2014, is attached as Annex F to this proxy statement/prospectus and is incorporated in its entirety into this proxy statement/prospectus by reference. Holders of the common stock of SGK are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by William Blair in conducting its financial analyses and rendering its opinion. The investment banking services and opinion of William Blair were provided for the use and benefit of the Special Committee (in its capacity as such) in connection with its consideration of the transaction. The opinion of William Blair is limited to the fairness, from a financial point of view, of the merger consideration to the holders of SGK common stock (other than Matthews and its affiliates). The opinion of William Blair does not address any other aspect of the transaction or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger agreement or the transaction. William Blair did not address the merits of the underlying decision by SGK to engage in the transaction. The foregoing summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with the preparation of its opinion, William Blair, among other things, examined:

•	the merger agreement;

•	the audited historical financial statements of SGK for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 set forth in the Annual Reports on Form 10-K of SGK with respect to such periods;

•	the audited historical financial statements of Matthews for the fiscal years ended September 30, 2011, September 30, 2012 and September 30, 2013 set forth in the Annual Reports on Form 10-K of Matthews with respect to such periods;

•	the unaudited financial statements of Matthews for the three months ended December 31, 2013 set forth in the Quarterly Report on Form 10-Q of Matthews with respect to such period;

•	certain internal business, operating and financial information and forecasts of SGK and Matthews, which were prepared by the senior management of each of SGK and Matthews;

•	information regarding the amount and timing of cost savings and related expenses and synergies which the senior management of each of SGK and Matthews expect to result from the transaction;

•	information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

•	the financial position and operating results of SGK compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of the common stock of SGK and Matthews; and

•	certain other publicly available information regarding SGK and Matthews.

William Blair also held discussions with members of the senior management of each of SGK and Matthews to discuss the foregoing and took into account the accepted financial and investment banking procedures and considerations and other matters that it deemed relevant.

In rendering its opinion, William Blair assumed and relied upon, without independent verification, the accuracy and completeness of all the information that was examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the internal business, operating and financial information and forecasts and information regarding the amount and timing of cost savings and related expenses and synergies, referred to above, provided by the senior management of each of SGK and Matthew International. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of SGK or Matthews, nor were any such valuations or appraisals provided to William Blair. William Blair was advised by the senior management of each of SGK and Matthews that the internal business, operating and financial information and forecasts and information regarding the amount and timing of cost savings and related expenses and synergies, referred to above, provided by the senior management of each of SGK and Matthew International and examined by William Blair were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of SGK and Matthews, as the case may be. In that regard, William Blair assumed, with the consent of the Special Committee, that (i) the aforementioned forecasts will be achieved and such cost savings and related expenses and synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of SGK are as set forth in SGK’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to such forecasts or such cost savings and related expenses and synergies or the estimates and judgments on which they were based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of SGK’s officers, directors or employees (or any class of such persons) relative to the merger consideration. William Blair was not requested to, and did not, provide advice or participate in the negotiations concerning the structure of the transaction or the amount of the merger consideration. In connection with William Blair’s engagement by the Special Committee, William Blair was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with SGK, nor was William Blair requested to consider, and its opinion does not address, the relative merits of the transaction as compared to any other transaction or business strategy in which SGK might engage.

For purposes of rendering its opinion, William Blair relied as to all legal matters on advice of counsel to SGK and the Special Committee and assumed that the transaction would be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions by SGK. William Blair also assumed, with the Special Committee’s consent, that obtaining the necessary regulatory or third party approvals and consents for the transaction would not have an adverse effect on SGK, Matthews or the combined company following the transaction. William Blair further assumed that the transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. William Blair additionally assumed that there will be no adjustment to the merger consideration pursuant to Section 2.1(d) of the merger agreement. In rendering its opinion, William Blair did not express any opinion as to any tax or other consequences that might result from the transaction or address any legal, tax, regulatory or accounting matters, as to which William Blair assumed that SGK had obtained such advice as it deemed necessary from qualified professionals. In rendering its opinion, William Blair expressed no view or opinion as to any terms or other aspects or implications of the transaction (other than the merger consideration to be paid pursuant to the merger agreement to the extent expressly specified therein), including, without limitation, the form or structure of the transaction or any agreements or other arrangements, including any voting or support agreement delivered by stockholders of SGK, entered into in connection with, or contemplated by, the transaction.

William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, March 16, 2014. Although developments subsequent to March 16, 2014 may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion.

William Blair did not express any opinion as to the price at which the common stock of either SGK or Matthews will trade at any time or as to the effect of the transaction on the trading price of the common stock of either SGK or Matthews. William Blair noted that the trading price may be affected by a number of factors, including, but not limited to: (i) dispositions of the common stock of Matthews by stockholders of SGK within a short period of time after the effective date of the transaction; (ii) changes in prevailing interest rates and other factors that generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of SGK or Matthews or in the markets in which they provide services; (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and (vi) the timely completion of the transaction on terms and conditions that are acceptable to all parties at interest.

The following is a summary of the material financial analyses performed and material factors considered by William Blair in connection with its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee the assumptions upon which such analyses were based, as well as other factors. In each of its analyses, William Blair assumed that the merger consideration represented an aggregate value of $20.00 per share of SGK common stock, based on the sum of (a) the closing price of the Matthews common stock on March 14, 2014 multiplied by the per share stock consideration and (b) per share cash consideration. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by William Blair. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or misleading view of the financial analyses performed by William Blair.

In performing its analyses, William Blair utilized SGK’s historical financial results and prospective financial information regarding SGK that was provided to it by SGK (which we refer to as the “SGK prospective financial information”), as adjusted for certain items. When utilizing the SGK prospective financial information for the year ending December 31, 2014, William Blair did not give effect to a $5.6 million downward revenue and profit uncertainty adjustment included by SGK management in the results for that period forecasted by SGK management. Also, William Blair adjusted SGK’s historical and forecasted adjusted EBITDA provided to it by SGK management by deducting non-cash, equity based compensation and interest income in order to conform the presentation of such adjusted EBITDA to the manner in which William Blair calculated EBITDA for the selected publicly traded companies discussed below and the target companies in the selected precedent transactions discussed below.

Selected Publicly Traded Company Analysis. William Blair reviewed and compared certain financial information relating to SGK to corresponding financial information, ratios and public market trading multiples for two groups of 21 other publicly traded domestic and international companies that William Blair deemed relevant. The purpose of this analysis was to provide a comparison of the respective trading multiples of certain companies that operate in similar businesses and industries or with similar financial or operating conditions as SGK with the multiples implied by the merger consideration.

Although none of the selected companies is identical or directly comparable to SGK, William Blair, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that, like SGK, the other companies were publicly traded companies that operated in the production and/or marketing services sectors and that William Blair considered certain of such companies’ financial and operating characteristics to be similar to the financial and operating characteristics of SGK. While there may have been other companies that operate in similar industries to SGK or have a similar line of business or similar financial or operating characteristics to SGK, William Blair did not specifically identify any other companies for this purpose.

Among the information William Blair considered was SGK’s (i) revenues, (ii) earnings before interest, taxes, depreciation and amortization, as adjusted by William Blair, and further adjusted to add back certain unusual or non-recurring expenses (referred to as “adjusted EBITDA”) and (iii) earnings before interest and taxes, adjusted to add back certain unusual or non-recurring expenses (referred to as “adjusted EBIT”), in each case for the calendar year ended December 31, 2013. For each selected publicly traded company, William Blair considered its enterprise value (defined as the company’s market capitalization calculated on a fully-diluted basis as of March 14, 2014 plus preferred equity and total debt, less cash and cash equivalents) as a multiple of revenue, adjusted EBITDA and adjusted EBIT for each company for the latest twelve month (commonly referred to as “LTM”) period for which results were publicly available. These trading multiples are commonly used by professionals in connection with financial analyses of companies that operate in the production and/or marketing services industries. The operating results and the corresponding trading multiples derived for each of the selected publicly traded companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of March 14, 2014. William Blair adjusted the historical results of the selected publicly traded companies, where appropriate and publicly disclosed, to eliminate the impact of unusual or non-recurring items included in their financial information. William Blair did not have access to internal forecasts for any of the selected publicly traded companies other than SGK. The group of selected publicly traded companies reviewed is listed below:

Production Companies	Marketing Services Companies
Avery Dennison Corporation	Dentsu Inc.
CCL Industries Inc.	Harte-Hanks, Inc.
Cenveo, Inc.	Havas SA
Deluxe Corporation	MDC Partners Inc.
Ennis, Inc.	Meredith Corporation
Multi-Color Corporation	Omnicom Group Inc.
Pitney Bowes Inc.	Publicis Groupe SA
Quad/Graphics, Inc.	The Interpublic Group of Companies, Inc.
R.R. Donnelley & Sons Company	UBM plc
St Ives plc	WPP Group plc
Transcontinental Inc.

William Blair then calculated the multiples implied by the merger consideration and compared these multiples to the range of the trading multiples for the selected publicly traded companies. Information regarding the trading multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following tables, the first relating to the selected publicly traded companies in the production sector and the second relating to the selected publicly traded companies in the marketing services sector:

Production Companies

	Multiple Implied by the Merger Consideration	Selected Publicly Traded Company Trading Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Revenue	1.33x	0.53x	1.11x	0.89x	2.04x
Enterprise Value/LTM Adj. EBITDA	11.0x	4.3x	7.7x	8.0x	11.8x
Enterprise Value/LTM Adj. EBIT	16.6x	6.1x	11.9x	10.7x	24.2x

Marketing Services Companies

	Multiple Implied by the Merger Consideration	Selected Publicly Traded Company Trading Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Revenue	1.33x	0.56x	1.49x	1.49x	2.68x
Enterprise Value/LTM Adj. EBITDA	11.0x	8.0x	10.0x	9.9x	11.8x
Enterprise Value/LTM Adj. EBIT	16.6x	10.4x	13.8x	12.1x	26.9x

Although William Blair compared the trading multiples of the selected publicly traded companies to those implied for SGK, none of the selected publicly traded companies is identical or directly comparable to SGK. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis. William Blair performed an analysis of 10 selected business combinations closed since 2007. The purpose of this analysis was to provide a comparison of the transaction multiples implied by the consideration paid by acquirers in recent transactions involving the acquisition of companies operating in the production and/or marketing services sectors with the multiples implied by the merger consideration. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the production and/or marketing services sectors because complete information relating to such entire range of transactions is not always publicly available. While none of the companies that participated in the selected transactions are identical or directly comparable to SGK, William Blair, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. William Blair noted that the selected transactions involved target companies with enterprise values between $175 million and $1.3 billion. In selecting the transactions to analyze, William Blair evaluated criteria in their entirety without application of definitive qualifications or limitations to any individual criterion. As a result, a transaction involving the acquisition of a significantly larger or smaller company operating in a line of business and under business and financial conditions similar, in whole or in part, to SGK’s may have been included, while a transaction involving the acquisition of a similarly sized company with less similar lines of business and operating under different business and financial conditions may have been excluded. The transactions examined were (identified by target/acquirer and month and year of closing):

Transactions Involving Production Companies

•	Consolidated Graphics, Inc. / R. R. Donnelley & Sons Company (January 2014)

•	SGS International Inc. / Onex Corporation (October 2012)

•	YORK Label, Inc. / Multi-Color Corporation (October 2011)

•	Bowne & Co. Inc. / R. R. Donnelley & Sons Company (November 2010)

•	Collotype Labels International Pty Ltd / Multi-Color Corporation (February 2008)

•	Banta Corporation / R. R. Donnelley & Sons Company (January 2007)

Transactions Involving Marketing Services Companies

•	Acquity Group Limited / Accenture Holdings B.V. (September 2013)

•	Arbitron Inc. / Nielsen Holdings N.V. (July 2013)

•	Vertis Holdings, Inc. / Quad/Graphics, Inc. (January 2013)

•	Infogroup Inc. / CCMP Capital Advisors, LLC (July 2010)

William Blair calculated the multiples implied by the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of revenue, adjusted EBITDA and adjusted EBIT for the LTM period prior to the announcement of the applicable transaction. These multiples are commonly used by professionals in connection with financial analysis of transactions similar to the transaction involving target companies that operate in the production and/or marketing services industries. William Blair compared the resulting ranges of precedent transaction multiples of revenue, adjusted EBITDA and adjusted EBIT for the selected transactions to the implied transaction multiples for SGK derived using revenue, adjusted EBITDA and adjusted EBIT for the calendar year ended December 31, 2013 based on the merger consideration in the transaction. William Blair adjusted the historical results of the acquired companies, where appropriate and publicly disclosed, to eliminate the impact of unusual or non-recurring items included in their financial information.

Production Companies

	Multiple Implied by the Merger Consideration	Selected Precedent Transaction Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Revenue	1.33x	0.60x	1.22x	1.13x	2.09x
Enterprise Value/LTM Adj. EBITDA	11.0x	4.9x	9.5x	9.3x	14.8x
Enterprise Value/LTM Adj. EBIT	16.6x	11.0x	15.8x	12.8x	24.7x
Marketing Services Companies

	Multiple Implied by the Merger Consideration	Selected Precedent Transaction Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Revenue	1.33x	0.24x	1.57x	1.60x	2.84x
Enterprise Value/LTM Adj. EBITDA	11.0x	6.3x	8.6x	8.7x	10.5x
Enterprise Value/LTM Adj. EBIT	16.6x	10.6x	12.5x	13.0x	13.8x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of SGK, none of these transactions or associated companies is identical to the transaction or SGK, respectively. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied multiple of the merger consideration versus the transaction multiples in the selected precedent transactions.

Discounted Cash Flow Analysis. William Blair utilized information included in the SGK prospective financial information to perform a discounted cash flow analysis of SGK. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of the company or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Because the benefits of Project One anticipated by SGK management represented a significant amount of incremental profitability and may be subject to implementation risk greater than that represented by the SGK prospective financial information, excluding the benefits of Project One anticipated by SGK management, William Blair performed this discounted cash flow analysis both excluding and including such cost savings.

William Blair calculated the discounted cash flow value for SGK as the sum of the net present value of (i) the projected unlevered, after tax future free cash flows of SGK for the period commencing January 1, 2014 and ending December 31, 2018, which William Blair derived from the SGK prospective financial information, as adjusted by William Blair, and (ii) the assumed value of SGK at the end of such period (referred to as the “terminal value”). This analysis was based on (i) estimated free cash flow, excluding the benefits of Project One anticipated by SGK management, of $36.2 million, $34.8 million, $36.3 million, $38.9 million, and $41.7 million for the fiscal years ending December 31, 2014 through 2018, respectively, and (ii) estimated free cash flow, including the benefits of Project One anticipated by SGK management, of $36.2 million, $37.5 million, $41.7 million, $47.0 million, and $53.9 million for the fiscal years ending December 31, 2014 through 2018, respectively. William Blair calculated the assumed terminal value of SGK by multiplying projected adjusted EBITDA figures included in the SGK prospective financial information, as adjusted by William Blair, in the fiscal year ending December 31, 2018 by multiples ranging from 8.0x to 9.0x. The assumed terminal EBITDA exit multiple range was based on the range of multiples from the selected publicly traded company analysis, and the range of multiples from the selected precedent transactions analysis shown above. To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 13.0% to 17.0%. The discount rates were selected by William Blair based on an application of the capital asset pricing model. The management of SGK advised William Blair that the mid-point of this range was consistent with the cost of capital used by SGK management in internal activities. As noted above, William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair then calculated the per share equivalent equity value of this range by subtracting the net debt of SGK from the resulting enterprise value range and dividing the resulting equity value by the total fully-diluted shares of SGK outstanding as of March 10, 2014.

Utilizing the SGK prospective financial information, excluding the benefits of Project One anticipated by SGK management, this analysis indicated an implied equity reference range of $13.31 to $17.28 per share of SGK common stock. Utilizing the SGK prospective financial information, including the benefits of Project One anticipated by SGK management, this analysis indicated an implied equity reference range of $16.51 to $21.41 per share of SGK common stock.

Leveraged Acquisition Analysis. Based on the SGK prospective financial information for the period commenced January 1, 2014 and ending December 31, 2018, William Blair performed a leveraged acquisition analysis to analyze a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of SGK, based on SGK’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, assuming that such transaction was financed on customary market terms and the return on its investment that such financial buyer would seek to realize in 2018. In performing this analysis, William Blair assumed that total debt at the closing of the theoretical acquisition would be approximately $280 million, comprised of approximately $200 million of senior debt and approximately $80 million of junior second lien debt. In addition, William Blair assumed that the financial sponsor would reserve 10% of the equity capitalization of the acquired company for management incentive options. The estimated exit values were calculated by multiplying projected adjusted EBITDA in the calendar year ending December 31, 2018, as set forth in the SGK prospective financial information and adjusted by William Blair, by multiples ranging from 8.0x to 9.0x, which exit value multiples were determined based on William Blair’s experience and professional judgment, the range of multiples from the selected publicly traded company analysis and the range of multiples from the selected precedent transactions analysis shown above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 20.0% and 25.0%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. William Blair then calculated the per share equivalent equity value of this range by subtracting the net debt of SGK from the resulting range and dividing the resulting equity value by the total fully-diluted shares of SGK outstanding as of March 10, 2014.

Utilizing the SGK prospective financial information, excluding the benefits of Project One anticipated by SGK management, this analysis indicated an implied equity reference range of $15.53 to $17.88 per share of SGK common stock. Utilizing the SGK prospective financial information, including the benefits of Project One anticipated by SGK management, this analysis indicated an implied equity reference range of $17.58 to $20.67 per share of SGK common stock.

Premiums Paid Analysis. William Blair reviewed data from 131 acquisitions of publicly traded domestic companies announced since January 1, 2011 with equity values between $300 million and $1.0 billion in which 100% of the target’s equity was acquired.

The purpose of this analysis was to compare (a) the premiums paid by acquirers in these transactions — that is, the amount by which the per share consideration exceeded the target’s pre-announcement share price and (b) the premium of the per share merger consideration relative to SGK’s pre-announcement share price. None of these transactions or associated companies is identical or directly comparable to the transaction or SGK, respectively. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of SGK in the transaction versus the values of the companies in the selected transactions. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price as of one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction for all 131 transactions. William Blair then compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the per share merger consideration based on the stock price of SGK common stock as of one day, one week, one month, 60 days, 90 days and 180 days prior to an assumed announcement date of the transaction of

March 17, 2014. Information regarding the premiums from William Blair’s analysis of these selected transactions is set forth in the following table:

Premiums Period before Announcement	Implied Premium for per Share Merger Consideration	Premiums Paid Percentage Data by Percentile
		10th	20th	30th	40th	(median) 50th	60th	70th	80th	90th
1 Day	35.8%	3.4%	10.0%	13.0%	21.7%	27.8%	33.0%	41.7%	49.0%	62.2%
1 Week	31.2%	5.8%	11.8%	15.9%	24.6%	28.3%	35.3%	43.4%	50.4%	74.1%
1 Month	58.7%	7.7%	13.8%	19.3%	25.4%	33.4%	40.0%	49.7%	58.1%	86.3%
60 Days	30.5%	12.1%	16.6%	24.1%	30.7%	36.9%	46.0%	58.4%	67.3%	88.9%
90 Days	33.9%	10.6%	16.7%	25.0%	33.3%	41.5%	47.1%	56.1%	64.4%	79.0%
180 Days	44.6%	8.5%	16.1%	25.6%	34.1%	43.3%	54.2%	63.6%	81.4%	106.5%

Miscellaneous. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the transaction and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion to the Special Committee and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. In reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete or misleading view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to SGK or Matthews or the transaction, respectively. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm that has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. Furthermore, in the ordinary course of its business, William Blair and its affiliates may from time to time trade the securities of SGK or Matthews for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

The Special Committee engaged William Blair to act as the investment banker to the Special Committee in connection with the transaction based on William Blair’s qualifications and expertise in providing investment banking services to companies and its reputation as a nationally recognized investment banking firm. Pursuant to an engagement letter agreement dated December 31, 2013, SGK agreed to pay William Blair a fee of approximately $2.4 million, $150,000 of which became payable upon William Blair’s engagement by the Special Committee, $500,000 of which became payable promptly after the Special Committee’s request for the delivery of William Blair’s opinion, and the remainder of which is contingent upon the consummation of the transaction.

SGK has also agreed to indemnify William Blair and related persons against certain liabilities arising out of its engagement, including those arising under the federal securities laws.

The foregoing summary does not purport to be a complete description of the analyses performed by William Blair in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of William Blair attached as Annex F to this proxy statement/prospectus, which is incorporated in its entirety into this proxy statement/prospectus by reference.

Matthews’ Reasons for the Merger

On March 13, 2014, Matthews’ board of directors unanimously authorized Matthews’ management to complete the negotiation of and enter into the merger agreement. In evaluating the merger, the merger agreement and the other transactions contemplated by the merger agreement, Matthews’ board of directors consulted with Matthews’ management and Matthews’ financial advisors and, in making its determination, Matthews’ board of directors considered numerous factors, including the factors discussed below.

Matthews believes that the merger will enable it to strengthen its product offerings, provide greater value for its clients, deliver several significant strategic benefits and create sustainable long-term value for its shareholders. Key factors considered by Matthews’ board of directors included the following:

•	the transaction presented a unique opportunity to make a significant investment in the long-term growth of Matthews’ brand solutions business;

•	the results of its in-depth review of financial models with Evercore and market trends and dynamics of the brand solutions business with senior management and third party consultants;

•	the belief that the geographic markets served by SGK in India, Asia and the Americas would complement Matthews’ presence in these and other markets and would enhance Mathews’ ability to offer an improved global product solution in response to increasing customer demand for global service capability;

•	the expectation that SGK’s expertise in development and delivery of brand solutions would complement Matthews’ experience in product tooling for the printing industry and would enable Matthews to offer customers a more complete product and service solution;

•	the reputation of SGK in the brand solutions industry and the prospect that the combined companies would continue to have access to SGK’s prominent, long-term customers;

•	the potential that Matthews could generate significant cost-related synergies from the combination of the two companies which were expected to be in the range of between $35.0 million and $45.0 million annually and realizable over a period of 24 to 36 months;

•	the fact that there were almost no overlapping client engagements between the respective businesses of Matthews and SGK; and

•	the belief that the complimentary services provided by SGK and Matthews would offer additional cross selling and production loading opportunities.

In reaching its determination to approve the merger agreement and the merger, Matthews’ board of directors also considered the following positive factors:

•	the results of Matthews’ due diligence investigations of SGK, which, in the belief of Matthews’ management, supported the potential strategic benefits described above;

•	the facts that the exchange ratio of 0.20582 of a share of Matthews common stock per share of SGK common stock is fixed and that no adjustment will be made in the per share stock consideration as a result of increases or decreases in the trading price of Matthews common stock following the announcement of the merger;

•	the anticipated customer reaction to the merger;

•	its belief in the likelihood of the satisfaction of all conditions to the completion of the merger;

•	current industry, economic and market conditions and trends, which supported its belief in the potential strategic benefits described above; and

•	the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule.

Matthews’ board of directors also considered a number of potentially negative factors in its deliberations considering the merger, including:

•	the fact that forecasts of synergies expected to result from the merger are estimates, are based on assumptions that may not prove to be correct and the risk that the anticipated synergies and cost savings between Matthews and SGK may not be realized;

•	the fact that SGK has a significant amount of outstanding indebtedness and that, combined with the additional borrowings required in order to finance the cash portion of the merger consideration, Matthews will have a greater level of indebtedness immediately following the merger than its current debt level;

•	the challenges inherent in combining the business of SGK with Matthews, including difficulties in integrating operations and systems and the diversion of management attention;

•	the substantial costs incurred in connection with the merger and the substantial estimated costs to integrate the businesses of Matthews and SGK following the merger;

•	the risk that key personnel may be lost following the merger; and

•	other risks of the type and nature described in the section titled “Risk Factors” beginning on page 40.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Matthews’ board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of Matthews’ board of directors may have given differing weights to different factors. Matthews’ board of directors conducted an overall review of the factors described above and consulted with Matthews’ management and advisors regarding certain of the matters described above.

Certain SGK Forecasts

SGK historically has not made public projections of revenues, earnings or other prospective financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In the course of evaluating the potential transaction between Matthews and SGK, however, SGK’s management prepared certain prospective financial information that was provided to and discussed with SGK’s board of directors, the Special Committee and the financial advisors to SGK and the Special Committee. In addition, at Matthews’ request, the prospective financial information was provided to Matthews on March 11, 2014 and reviewed and discussed with Matthews and its financial advisor on March 12, 2014.

Set forth below is a summary of the prospective financial information that was provided to SGK’s board of directors, the Special Committee, the financial advisors of SGK and the Special Committee and Matthews and its financial advisor. The prospective financial information provided to those parties was not prepared with a view toward public disclosure, and the summary disclosure of this information in this proxy statement/prospectus should not be regarded as an indication that SGK, Matthews or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Accordingly, readers of this proxy statement/prospectus should not place undue reliance on the prospective financial information contained herein, including as part of any decision with respect to the merger.

The prospective financial information was not prepared with a view toward complying with GAAP, SEC guidelines regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither SGK’s independent registered public accounting firm, nor any other independent accountants, compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information was based on a number of variables, assumptions and estimates made by SGK management at the time it was prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the business of SGK, such as anticipated effects of cost reduction actions and the estimated future performance of SGK’s business segments, all of which are difficult to predict and many of which are beyond the control of SGK. SGK believes that the assumptions its management used in formulating the prospective financial information were reasonable at the time the prospective financial information was prepared, taking into account the relevant information available to SGK management at the time. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the prospective financial information, including, but not limited to, the risks set forth in this proxy statement/prospectus and in SGK’s reports filed with the SEC. See the sections entitled “Risk Factors” beginning on page 40 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on 150 of this proxy statement/prospectus.

The prospective financial information was prepared based on SGK remaining a standalone company and, therefore, does not take into account the transactions contemplated by the merger agreement. There can be no assurance that the results projected in the prospective financial information would have been realized or that actual results would not have materially varied from what has been projected. The prospective financial information does not reflect revised prospects for SGK’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the prospective financial information was prepared. The prospective financial information also covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds additional uncertainty as to whether the results portrayed in the prospective financial information will be achieved. The prospective financial information also will be affected by the ability of SGK to achieve its strategic goals, objectives and targets over the applicable periods. Additionally, the prospective financial information does not take into account:

•	any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement;

•	other matters related to the merger, including the expenses incurred in connection with negotiating and completing the merger, the potential cost synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decision or action that would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger; and

•	the effect of any failure of the merger to occur.

Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the prospective financial information was prepared.

Summary Prospective Financial Information

The summary prospective financial information below was based on assumptions that SGK management believed were reasonable at the time management prepared the prospective financial information. As described above, however, these assumptions are inherently uncertain, were made as of the time the prospective financial information was prepared, and may not be appropriate, either now or in the future, in light of changed circumstances, economic conditions or other developments.

The following table presents summary selected prospective financial information for SGK prepared by SGK management for the following fiscal years ending December 31:

	2014P(1)		2015E		2016E	2017E	2018E
	(in thousands)
Net Revenues	$452,726		$463,049		$472,544	$482,456	$492,805
Management Adjusted EBITDA(2)	65,000	(4)	65,191	(4)	69,377	73,802	78,480
Management Adjusted EBITDA Post-Project One(3)	65,000	(4)	69,191	(4)	77,377	85,802	96,480

(1)	Projected Net Revenues, Management Adjusted EBITDA and Management Adjusted EBITDA Post-Project One for 2014 reflect a revenue and profit uncertainty reduction of $5.6 million (the “revenue and profit uncertainty adjustment”). The financial analyses performed by William Blair did not give effect to the revenue and profit uncertainty adjustment and assume projected Net Revenues, Management Adjusted EBITDA and Management Adjusted EBITDA Post-Project One for 2014 of $458.3 million, $70.6 million, and $70.6 million, respectively. William Blair also adjusted SGK’s historical and forecasted adjusted EBITDA provided to it by SGK management by deducting non-cash equity-based compensation and interest income in order to conform the presentation of such adjusted EBITDA to the manner in which William Blair calculated EBITDA for the selected publicly traded companies and the target companies of the selected precedent transactions discussed under the section captioned “The Merger — Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors.”
(2)	Management Adjusted EBITDA is earnings before interest, income taxes, depreciation and amortization, as further adjusted for certain non-cash and other items, including items that are generally considered non-operating. This measure may be inconsistent with similar measures presented by other companies and EBITDA as defined under guidance from the SEC. See “GAAP Reconciliations” below.
(3)	Management Adjusted EBITDA Post-Project One reflects Management Adjusted EBITDA as adjusted to reflect the effect of prospective cost savings from Project One, SGK’s multi-year information technology and business process improvement initiative, through the periods presented.
(4)	As presented, these amounts do not reflect the projected $5 million of expense in 2014 and $3 million of expense in 2015, respectively, to achieve the projected Post-Project One cost savings. See “GAAP Reconciliations” below.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information set forth above. No representation is made by SGK, Matthews or any other person to any stockholder of SGK regarding the ultimate performance of SGK compared to the information included in the prospective financial information. The inclusion of prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events.

Except as may be required by law, SGK disclaims any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even if any or all of assumptions underlying such prospective financial information are no longer appropriate.

GAAP Reconciliations

The summary prospective Management Adjusted EBITDA and Management Adjusted EBITDA Post-Project One set forth above are non-GAAP financial measures. Management Adjusted EBITDA has been used by management to evaluate, on a historical basis, the core operating activities of SGK from period to period, and to provide investors with more consistent insight into the performance of SGK’s core operations from period to period by showing the effects of certain non-operating items. Because this prospective non-GAAP financial information is being disclosed in this proxy statement/prospectus, SGK is providing a reconciliation of the projected Management Adjusted EBITDA measures included above to prospective GAAP measures for each of the fiscal years presented. Such reconciliation is provided below:

	2014P		2015E	2016E	2017E	2018E
	(in thousands)
Operating income	$37,862		$40,653	$47,839	$52,264	$56,942
Business systems and integration expense	5,000		3,000	—	—	—
Acquisition integration and restructuring expense	600		—	—	—	—
Depreciation and amortization expense	19,142		19,142	19,142	19,142	19,142
Stock-based compensation	1,964		1,964	1,964	1,964	1,964
Interest income	432		432	432	432	432
Management Adjusted EBITDA	65,000	(1)	65,191	69,377	73,802	78,480
Project One Cost Savings	—		4,000	8,000	12,000	18,000
Management Adjusted EBITDA Post-Project One(2)	65,000	(1)	69,191	77,377	85,802	96,480

(1)	Projected Management Adjusted EBITDA and Management Adjusted EBITDA Post-Project One for 2014 reflects a revenue and profit uncertainty adjustment of $5.6 million. See footnote 1 above.

Estimated Free Cash Flows

Based on information authorized for use by SGK management, including, without limitation, the prospective financial information summarized above reflecting the revenue and profit uncertainty adjustment, Macquarie calculated estimated unlevered free cash flows of SGK, without giving effect to the Standalone Cost Savings Estimates, of $35.7 million, $37.8 million, $40.6 million, $43.5 million and $46.4 million for the fiscal years ending December 31, 2014, 2015, 2016, 2017 and 2018, respectively. William Blair, in performing its discounted cash flow analysis of SGK, used certain prospective financial information without giving effect to the revenue and profit uncertainty adjustment, both exclusive and inclusive of projected Project One cost savings, to derive estimated free cash flows for SGK for the fiscal years ending December 31, 2014, 2015, 2016, 2017 and 2018 in the amounts disclosed under “The Merger — Opinion of Financial Advisor to the Special Committee of SGK’s Board of Directors — Discounted Cash Flow Analysis” on page 83 of this proxy statement/prospectus.

Certain Matthews Forecasts

Matthews does not as a matter of course make public projections beyond the current fiscal year as to future revenues, earnings or other results. However, in the course of evaluating the potential transaction between Matthews and SGK, Matthews’ management prepared and made available in late February 2014 certain prospective financial information on a stand-alone, pre-merger basis to SGK’s management, SGK’s board of directors and the Special Committee and their respective financial advisors.

The following summary of the prospective financial information is included in this proxy statement/prospectus because it was made available to SGK’s management, SGK’s board of directors and the Special Committee and their respective financial advisors in connection with their evaluation of the potential transaction between Matthews and SGK. The prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that Matthews or SGK or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Accordingly, you should not place undue reliance on the prospective financial information in making your decision with respect to the merger.

The prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Matthews’ management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to Matthews’ historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared.

The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, foreign currency rates and matters specific to Matthews’ business, such as competitive conditions, many of which are beyond Matthews’ control. The prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. SGK’s stockholders are urged to review Matthews’ most recent SEC filings for a description of risk factors with respect to Matthews’ business. See “Risk Factors” beginning on page 40 and “Where You Can Find More Information” beginning on page 150.

Matthews periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with GAAP. Certain of this information are considered “non-GAAP financial measures” under SEC rules. Matthews believes that this information provides management and investors with a useful measure of Matthews’ operating results on a comparable basis. These non-GAAP financial measures are supplemental to Matthews’ GAAP disclosures and should not be considered an alternative to the GAAP financial information.

Summary Prospective Financial Information

	Fiscal Year Ending September 30,
	2014	2015	2016
	(in 000’s, except per share data)(a)
Sales	$1,043,000	$1,085,000	$1,125,000
Operating profit	$119,860	$137,000	$150,000
Net income	$66,740	$78,000	$87,000
Capital Expenditures	$30,000	$30,000	$30,000
Depreciation and Amortization	$40,113	$40,000	$40,000

Non-GAAP EPS Reconciliation
Earnings per share	$2.17-$2.35	$2.72-$2.86	$3.01-$3.21
Pension and postretirement expense adjustment(b)	$0.10	$0.08	$0.05
Cost reduction initiatives and other charges	$0.18-$0.25	—	—
Litigation costs	$0.07-$0.10	—	—
Earnings per share, as adjusted	$2.62-$2.70	$2.80-$2.94	$3.06-$3.26

(a)	All per-share amounts are net of tax.

(b)	The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. The GAAP pension and postretirement expense and adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

The prospective financial information does not give effect to the merger, expenses that may be incurred in connection with the negotiation and completion of the merger or the potential synergies that may be achieved by the combined company.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information set forth above. No representation is made by Matthews, SGK or any other person to any stockholder of SGK regarding the ultimate performance of Matthews compared to the information included in the prospective financial information. The inclusion of prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance.

Except as may be required by law, Matthews disclaims any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even if any or all of assumptions underlying such prospective financial information are no longer appropriate.

Financing

Matthews is party to a first amended and restated loan agreement, dated July 18, 2013, among Matthews, Citizens and other financial institutions. We refer to the credit facility provided by such loan agreement as the “senior credit facility.”

On March 14, 2014 Matthews entered into the Citizens commitment letter. The Citizens commitment letter provides, subject to the terms and conditions set forth therein, for an amendment of the senior credit facility to increase the revolving credit facility availability thereunder by $350 million and at closing to increase the revolving credit facility commitments by up to $350 million. It is contemplated that, as amended, the senior credit facility will be secured by a pledge of the stock of certain Matthews subsidiaries.

The commitment is subject to the satisfaction of certain conditions, including (among others) the absence of any material adverse effect with respect to SGK (as defined in the merger agreement), completion of the merger, entry into definitive financing documents, the provision of specified financial information by Matthews, the absence of pending litigation that would have a material adverse effect on Matthews and its subsidiaries and the absence of an event of default under the senior credit facility. Since entering into the Citizens commitment letter, Matthews and Citizens have had discussions, and currently intend, to increase the revolving credit availability at closing by $400 million to $900 million.

The amended senior credit facility will be used to (a) fund the cash portion of the merger consideration, (b) repay certain existing debt of SGK and its subsidiaries, (c) pay fees and expenses incurred in connection with the merger and the amendment of the senior credit facility and (d) provide for working capital and other general corporate requirements of Matthews and its subsidiaries.

Completion of the merger is not subject to a financing condition.

Interests of SGK’s Directors and Executive Officers in the Merger

In considering the recommendation of SGK’s board of directors that SGK stockholders vote in favor of the adoption of the merger agreement, SGK stockholders should be aware that certain directors and executive officers of SGK may have interests in the merger that are different from, or in addition to, the interests of other SGK stockholders generally. These interests include, among other things, the treatment of outstanding equity awards held by directors and executive officers and cash-based incentive awards held by executive officers, as well as other interests as further described below.

Treatment of Outstanding Equity and Cash Awards Held by Executive Officers

SGK’s entry into the merger agreement and the Schawk family stockholders entry into the voting agreements was deemed to be a “change in control” under the terms of SGK’s long-term incentive plan (referred to as the “LTIP”) and the outstanding equity and other awards that had been previously granted to executive officers under the LTIP. Accordingly, and subject to certain exceptions noted below:

•	unvested stock options and SARs became fully vested and exercisable and, under the terms of the merger agreement, all outstanding stock options and SARs were cancelled and SGK, in exchange therefor, paid to the former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (i) the excess of $20.00 over the applicable exercise price for each share subject to such options or under such SARs, and (ii) the shares subject to such options or under such SARs (unless the exercise price equaled or exceeded $20.00, in which case no cash consideration was paid for the cancellation of the applicable options or SARs);

•	unvested RSUs became vested in a pro-rated amount equal to the portion of the three-year vesting period that had elapsed through March 16, 2014, the date the merger agreement was signed, and under the terms of the merger agreement, outstanding RSUs were cancelled and SGK, in exchange therefor, paid to the former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (i) $20.00 and (ii) the portion of SGK shares that would have been payable under such cancelled RSUs if such RSUs had vested and become payable on March 16, 2014;

•	outstanding cash-based long-term incentive awards became immediately vested and payable in a pro-rated amount equal to the portion of the three-year performance period that had elapsed through March 16, 2014 at an assumed target or maximum level of performance; and

•	unvested shares of restricted stock became vested in a pro-rated amount equal to the portion of the three-year vesting period that had elapsed through March 16, 2014 and remained outstanding shares of SGK for the purposes of the merger agreement and the merger.

RSUs and shares of restricted stock and that did not vest in accordance with the pro-rata vesting terms of the awards were forfeited by the holders and cancelled by SGK. With respect to RSUs, restricted stock and cash-based long-term incentive awards held by Timothy J. Cunningham, those awards vested in full without the application of the pro-rata vesting provisions described above in accordance with the terms of his employment agreement.

The table under the caption “Advisory Vote on Merger-Related Compensation for SGK’s Named Executive Officers — Merger-Related Compensation for SGK’s Named Executive Officers” beginning on page 120 of this proxy statement/prospectus includes the value each named executive officer (who, together with Clarence Schawk, constitute SGK’s “executive officers”) received for their cancelled or, in the case of restricted stock, vested awards. As of March 16, 2014, Clarence Schawk did not hold any outstanding equity or cash-based awards.

Treatment of Outstanding Equity Awards Held by Directors

Upon SGK’s entry into the merger agreement, unvested and vested stock options granted under SGK’s Outside Directors’ Formula Stock Option Plan were cancelled in exchange for cash in an amount equal to the product of (i) the excess of $20.00 over the applicable exercise price for each share subject to such option, and (ii) the shares subject to such option. Any outstanding options with exercise prices at or above $20 per share were cancelled for no consideration.

Director Name	Unvested Stock Options	Total Outstanding Stock Options	Cash in Exchange for Outstanding Stock Options ($)
Leonard S. Caronia	2,500	35,000	139,525
Stanley N. Logan	2,500	13,351	39,206
John T. McEnroe	2,500	35,000	139,525
Patrick J. O’Brien	2,500	5,000	35,175
Michael G. O’Rourke	2,500	25,000	107,525
Hollis W. Rademacher	2,500	35,000	139,525

Potential Payments under Employment Agreements

SGK’s employment agreement with Mr. Cunningham obligates SGK to pay certain severance benefits if Mr. Cunningham terminates his employment for “good reason,” including if SGK fails to require a successor to SGK to expressly assume in writing and agree to perform his employment agreement in the same manner and to the same extent as SGK would have been required to perform it had no succession taken place, or in the event of any material diminution of Mr. Cunningham’s authority or duties. Specifically, Mr. Cunningham would be entitled to receive (i) severance pay equal to one year of his base salary; (ii) a pro-rata bonus (based on the number of days elapsed in the then current bonus measurement period) based on his target bonus for the year in which his termination occurs; (iii) immediate vesting of any then unvested equity and other awards issued under the LTIP; and (iv) COBRA continuation coverage, if elected, for one year following the termination date. Receipt of the foregoing severance is contingent upon Mr. Cunningham agreeing to a general release and waiver of all claims against SGK and its directors, officers and other affiliates. See “Advisory Vote on Merger-Related Compensation for SGK’s Named Executive Officers—Merger-Related Compensation for SGK’s Named Executive Officers” beginning on page 120 of this proxy statement/prospectus.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, during the six-year period from and after the effective time of the merger, Matthews, SGK and Merger Sub 2 will indemnify the present and former directors and officers of SGK or any of its subsidiaries with respect to all acts or omissions by them in their respective capacities as such at any time prior to the effective time of the merger, to the fullest extent required under SGK’s certificate of incorporation, SGK’s by-laws as in effect as of the date of the merger agreement and the DGCL (subject to any limitations under Section 145 of the DGCL).

The merger agreement also provides that Matthews will use its reasonable best efforts to cause the individuals serving as directors and officers of SGK or any of its subsidiaries immediately prior to the effective time of the merger who are then covered by SGK’s directors’ and officers’ liability insurance policy to be covered for a period of six years from the effective time of the merger by such policy (or by one or more policies of at least the same coverage and amounts in the aggregate and containing terms and conditions that are not less advantageous in any material respect) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their respective capacities as such, subject to certain maximum annual premium amounts.

Continuing Services

Under the merger agreement, for a period of one year following the merger closing date, Matthews agreed to provide to each current (and, to the extent applicable, former) employee of SGK and its subsidiaries (other than employees covered by collective bargaining or other labor contract) (i) at least the same level of annual base salary and wage rates (unless an affected SGK employee agrees to a change of position or to assume a new role for Matthews); (ii) at least the same level of annual cash bonus target opportunities, and (iii) substantially the same level of benefits, in each case as those in effect immediately prior to merger closing date. SGK employees whose employment terminates during the one-year period following the merger closing date will be provided with severance benefits at not less than the levels and pursuant to the terms of any written employment agreements or offer letters with SGK or its subsidiaries. SGK employees without a written employment agreement or severance arrangements will be subject to the respective severance plans, agreements and guidelines of the Matthews.

It is currently expected that David Schawk will be employed by Matthews as president of the combined companies’ brand solutions businesses following the completion of the merger. Prior to SGK’s and Matthews’ entry into the merger agreement, it was anticipated that Mr. Schawk would be retained to manage the combined brand solutions business; however, no agreement or arrangements regarding the terms of any potential employment or compensation were negotiated or agreed to prior to or at that time. As of the date of this proxy statement/prospectus, no employment agreement has been entered into between Mr. Schawk and Matthews, though one is expected to be entered into at the closing of the merger. See “Merger — Board of Directors and Management of Matthews Following the Merger.”

Arrangements under the Shareholders’ Agreement with Matthews

Under the shareholders’ agreement, Matthews agreed to increase the number of directors constituting its 2017 class of directors by one and will appoint David A. Schawk as a director of such class with a term expiring at the annual meeting of shareholders in 2017 on or prior to the effective time of the merger. Thereafter, Matthews agreed to nominate and use its reasonable best efforts to cause the shareholders of Matthews to elect to the board an individual designated by the Schawk family stockholders at each meeting of shareholders at which 2017 class directors are to be elected (or, if the board ceases to be classified, at any meeting of the shareholders at which directors are to be elected), subject to certain conditions. The board designation right will expire when the Schawk family stockholders no longer beneficially own 7.5% of Matthews’ outstanding voting securities.

Under the shareholders’ agreement, Schawk family stockholders, including David Schawk, Clarence Schawk and trusts controlled by each of them, were provided with certain resale registration rights with respect to their Matthews shares after the first anniversary of the closing of the Merger.

As part of the agreements with Matthews under the shareholders’ agreement, Schawk family stockholders, including David Schawk, Clarence Schawk and trusts controlled by each of them, agreed to certain restrictions on their ability to freely vote and dispose of their Matthews shares after the closing of the merger. These restrictions include agreements to:

•	refrain from selling or otherwise transferring their Matthews shares for a period of 180 days after the closing date of the merger (subject to the certain permitted exceptions), except that Matthews shares owned or controlled by David A. Schawk are subject to a prohibition on transfer for a period of one-year following the closing of the merger (or earlier to the extent Mr. Schawk is no longer a director or senior executive officer of Matthews); and

•	vote (i) in favor of all director nominees that have been nominated by Matthews’ board of directors and (ii) in accordance with the recommendation of Matthews’ board of directors with respect to any other proposal to be voted on by shareholders of Matthews, in each case until the one-year anniversary of the closing date of the merger.

Other Director Interests in the Merger

SGK retained Macquarie to serve as its financial advisor with respect to a potential business combination or other strategic transaction involving SGK, including with respect to the proposed merger with Matthews. Macquarie will receive a transaction fee for its services based on, among other things, the value of the transaction as further described under “The Merger—Opinion of Financial Advisor to SGK—Other Matters.” Leonard S. Caronia, a member of SGK’s board of directors, was an Executive Director of Macquarie prior to his retirement at the end of January, 2014 and a senior member of the team of investment banking professionals at Macquarie advising SGK pursuant to Macquarie’s engagement. To ensure that Mr. Caronia’s knowledge and experience relating to SGK would continue to be available to Macquarie in performing its engagement for SGK following Mr. Caronia’s retirement, Macquarie agreed to engage Mr. Caronia or Caronia Investments, a company previously formed by Mr. Caronia, as a consultant. In contemplation thereof, following discussions between Macquarie, SGK and Vedder Price, SGK and Macquarie amended the engagement letter between SGK and Macquarie to add Caronia Investments as a third-party beneficiary under the engagement letter and to provide for SGK’s agreement to indemnify and hold harmless Caronia Investments and certain of its affiliates, including Mr. Caronia, from and against certain claims, liabilities and expenses. Macquarie subsequently engaged Mr. Caronia as a consultant, for which services Mr. Caronia will receive a consulting fee of 10% of the revenue earned and received by Macquarie as a result of the proposed merger with Matthews, a substantial portion of which is contingent upon the closing of the merger. See “The Merger — Opinion of Financial Advisor to SGK — Other Matters.” If the merger is consummated, it is currently estimated that Mr. Caronia will receive a consulting fee of approximately $600,000, a substantial portion of which is contingent upon the closing of the merger.

John T. McEnroe, one of SGK’s directors, is a shareholder of the law firm of Vedder Price. Vedder Price has provided legal services to SGK for a number of years and has received and will continue to receive fees from SGK for legal services provided in connection with the merger.

Termination of Employment Agreements with David A. Schawk and Clarence W. Schawk

Effective March 16, 2014, the employment agreements between SGK and David A. Schawk and Clarence W. Schawk were terminated in connection with SGK’s entry into the merger agreement with Matthews. Among the provisions terminated were SGK’s obligations to pay severance benefits to the executives upon termination of employment without cause prior to a change in control or in the event of death or disability. Also terminated were provisions restricting SGK’s right to terminate employment without cause following a change in control and noncompetition and nonsolicitation covenants applicable to the executives. The termination agreements did not terminate either executive’s employment with SGK or modify then current compensation or positions with SGK.

Board of Directors and Management of Matthews Following the Merger

Matthews’ articles provide that its board of directors is divided into three classes. Each class of directors serves for a staggered term of three years. Matthews has entered into a shareholders’ agreement with the Schawk family stockholders. The shareholders’ agreement provides that, effective at the closing of the merger, Matthews’ board of directors will increase the number of directors constituting its 2017 class directors by one and will appoint David A. Schawk as a director of such class with a term expiring at the annual meeting of shareholders in 2017. Thereafter, at each meeting of shareholders at which 2017 class directors are to be elected (or, if the board ceases to be classified, at any meeting of shareholders at which directors are to be elected), subject to the provision of such information concerning such designee as may be reasonably requested by the board or its nominating and corporate governance committee, Matthews will nominate and use its reasonable best efforts to cause the shareholders of Matthews to elect to the board an individual designated by the Schawk family stockholders. The shareholders’ agreement provides that the Schawk family stockholders are not entitled to designate an individual as a designee if (i) upon advice of outside counsel, the election of such designee would cause Matthews to not be in compliance with applicable law or the rules of the NASDAQ Stock Market, (ii) such designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company or (iii) such designee is not reasonably acceptable (as specified in writing) to the board. In any such circumstances, the Schawk family stockholders are permitted to designate a replacement designee. The board designation right expires when the Schawk family stockholders no longer beneficially own 7.5% of Matthews’ outstanding voting securities. In such event, unless otherwise requested by the board, the Schawk family stockholders have agreed to cause their designee to resign from the board.

In addition, it is currently expected that Matthews will enter into an employment agreement with David A. Schawk at the closing of the merger that will provide that Mr. Schawk will be employed as president of the combined companies’ comparable brand solutions groups. It is expected that the proposed employment agreement will provide, among other things, for an annual salary consistent with what Mr. Schawk earns as chief executive officer of SGK, including benefits that that are comparable to other similarly situated executives of Matthews. The proposed employment agreement will contain customary provisions with respect to the protection of Matthews’ proprietary information and will restrict Mr. Schawk from competing with Matthews during the term and for a period of three (3) years after the termination of his employment and from soliciting customers or employees during such period. Mr. Schawk’s responsibilities will include helping to oversee the integration of the combined companies’ comparable brand solutions groups and retaining key SGK clients.

Information about the current Matthews directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 150.

Regulatory Approvals Required for the Merger

Matthews and SGK have agreed to use their reasonable best efforts to make all filings and obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These filings include filings under the HSR with the FTC and the DOJ and any required foreign antitrust filings. However, neither Matthews or any of its affiliates is required to agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of Matthews or any of its affiliates or, assuming the consummation of the mergers, the surviving limited liability company or any of its affiliates, agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or enter into any agreement that in any way limits the ownership or operation of any business of Matthews, SGK or any of their respective affiliates, in each case if such action would be material to the business and financial condition of Matthews and its subsidiaries taken as a whole or to the value of SGK and its subsidiaries to Matthews after consummation of the mergers.

The merger is subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the FTC and the DOJ in advance. Mathews and SGK filed the required HSR notification and report form on March 20, 2014. The HSR Act further provides that a transaction that is notifiable under the HSR Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification and report form. On March 31, 2014, the FTC notified the parties that it had granted early termination of the waiting period.

NASDAQ Listing of Shares of Matthews Common Stock

The shares of Matthews common stock to be issued in the merger will be listed for trading on NASDAQ.

Delisting and Deregistration of SGK Common Stock

If the merger is consummated, SGK common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On April 4, 2014, a purported stockholder of SGK filed a putative class action lawsuit in the Court of Chancery of the State of Delaware captioned Iron Workers Local No. 25 Pension Fund v. The Clarence W. Schawk 1998 Trust, et al., C.A. No. 9510 against SGK, its directors, the Schawk family stockholders, Matthews, Merger Sub and Merger Sub 2. An amended complaint was filed on May 27, 2014 (the “complaint”). The complaint alleges that the Schawk family stockholders, as controlling stockholders of SGK, breached fiduciary duties to SGK’s minority stockholders by engaging in a self-dealing transaction that is not entirely fair to the minority stockholders, and that SGK’s directors breached their fiduciary duties of care and loyalty to SGK’s stockholders. The complaint further alleges that SGK, Matthews, Merger Sub and Merger Sub 2 aided and abetted the alleged breach of fiduciary of duties by the SGK family stockholders and SGK’s directors. The complaint also alleges that the registration statement omits material information concerning the proposed merger. The plaintiff seeks, among other things, the entry of an order (1) granting class certification, (2) enjoining SGK, its directors and the Schawk family stockholders from accepting Matthews’ offer to acquire SGK, (3) directing the defendants to restructure the transaction to require its approval by a majority of stockholders that are not affiliated with the Schawk family and to allow for an additional period for any potential bidder to make an offer for SGK, and (4) awarding plaintiff costs and disbursements, including attorneys’ fees. On June 4, 2014, a second putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against SGK, its directors, Matthews, Merger Sub and Merger Sub 2. The plaintiff has asserted substantially similar allegations against the defendants as those in the complaint described above and seeks substantially similar relief. At this early stage of the litigation, it is not possible to assess the probability of a material adverse outcome or reasonably estimate any potential financial impact of the lawsuits on SGK or Matthews. The defendants believe the claims against them in both lawsuits are without merit and intend to contest the matter vigorously.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Matthews, SGK or their respective businesses. Accordingly, the representation and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 150.

The representation, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. To the extent that disclosure of additional information is required to make the statements regarding material contractual provisions in the merger agreement not materially misleading, such information has been included in the proxy statement/prospectus or in public disclosures that are incorporated by reference in the proxy statement/prospectus.

Structure; Merger Consideration

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into SGK, with SGK continuing as the surviving entity and a wholly-owned subsidiary of Matthews. At the effective time and as a result of the merger, each outstanding share of SGK common stock will be converted into the right to receive the merger consideration, which is (i) 0.20582 of a share of Matthews common stock and (ii) a cash payment equal to $11.80 without interest. Immediately following the merger, SGK will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews.

The per share stock consideration and the per share cash consideration will be adjusted if opinions of tax counsel cannot be given to the effect that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Matthews and SGK will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code because (i) the value (based on a per share price of $39.84, which was the closing price of Matthews common stock on the last trading day prior to the date of the merger agreement) of all of the shares of Matthews common stock to be issued pursuant to the merger agreement would be less than (ii) 40.5% of the sum of (A) the amount calculated pursuant to (i) above, plus (B) cash paid to SGK stockholders (for full shares and fractional shares and $20.00 for dissenting shares). In that event, the per share stock consideration will be increased (with a corresponding reduction in the per share cash consideration) to the extent necessary so that the amount calculated pursuant to (i) above is equal to 40.5% of the amount calculated pursuant to part (ii) above.

Effective Time; Closing

Unless another date is agreed upon by Matthews and SGK, the closing of the merger will occur no later than the second business day following satisfaction or waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing), as described under “— Conditions to the Closing of the Merger.” As soon as practicable on the closing date, Matthews and SGK will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon filing or at such later time as may be specified by the parties in the certificate of merger. Matthews will cause the merger of SGK with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of Matthews, to be consummated immediately following the effective time of the merger by filing a certificate of merger in respect of such merger with the Delaware Secretary of State.

No Issuance of Fractional Shares

Matthews will not issue fractional shares in the merger. Each holder of SGK common stock exchanged pursuant to the merger who otherwise would have been entitled to receive a fraction of a share of Matthews common stock will receive, in lieu of the fractional share, cash (without interest) in an amount equal to the fractional part of a share of Matthews common stock multiplied by the arithmetic average of the average daily high and low sales prices per share of Matthews common stock as reported on NASDAQ during the 10 trading days immediately preceding the effective date of the merger, less any applicable withholding taxes.

Procedures for Surrendering Stock Certificates and Book-Entry Shares

The conversion of SGK common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, Matthews and Merger Sub will engage an exchange agent to handle the exchange of shares of SGK common stock (whether in certificated or book-entry form) for shares of Matthews common stock and the payment of the cash portion of the merger consideration and cash for any fractional shares. Following the effective time of the merger, Matthews will promptly, from time to time as needed, deposit the aggregate merger consideration with the exchange agent. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who is a record holder of SGK common stock at the effective time of the merger for use in the exchange and instructions explaining how to surrender SGK common stock certificates or book-entry shares to the exchange agent.

SGK stockholders who surrender their stock certificates with a properly completed letter of transmittal or properly surrender their book-entry shares as described in the provided instructions will be entitled to receive the applicable number of shares of Matthews common stock into which the shares of SGK common stock were converted in the merger, the applicable cash portion of the merger consideration with respect to the surrendered shares of SGK common stock and any applicable cash in lieu of fractional shares. After the effective date of the merger, each certificate or book entry that previously represented shares of SGK common stock will only represent the right to receive the applicable merger consideration into which those shares of SGK common stock have been converted.

After the completion of the merger, Matthews will neither pay dividends with a record date after the effective time of the merger nor make any cash payment in lieu of fractional shares to any holder of any SGK common stock until the holder surrenders the stock certificates or book-entry shares representing such shares of SGK common stock. However, once those certificates or book-entry shares have been surrendered, Matthews will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those SGK shares have been converted.

Withholding and Transfer Taxes

Matthews, Merger Sub, the corporation surviving the merger and the exchange agent may deduct and withhold from the merger consideration any amounts required to be so deducted or withheld under applicable tax laws. In addition, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must satisfy Matthews that any such transfer or other taxes required by reason of the payment of the merger consideration to such other person have been paid or that no payment of such taxes is necessary.

Dissenting Shares

Shares of common stock of SGK issued and outstanding immediately prior to the effective time of the merger held by a holder who has not voted in favor of the merger and who is entitled to demand and properly demands appraisal pursuant to Delaware law will not be converted into the right to receive the merger consideration, unless such holder fails to perfect or effectively withdraws or loses the right to appraisal under Delaware law. Any such dissenting shareholders will be treated according to Delaware law.

Termination of Exchange Fund

Twelve months after the effective time of the merger, Matthews may require the exchange agent to deliver to Matthews all undistributed cash and shares of Matthews common stock remaining in the exchange fund. Thereafter, SGK stockholders must look only to Matthews for payment of the merger consideration with respect to their shares of SGK common stock. In addition, under the merger agreement, any amounts remaining unclaimed by holders of shares of SGK common stock immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Matthews, free and clear of any claim or interest of any person previously entitled to the unclaimed amounts.

Treatment of Stock Options and Other Equity-Based Awards

Effective upon execution of the merger agreement, each outstanding option to purchase shares of SGK common stock under the Schawk, Inc. 2006 Long-Term Incentive Plan and the Schawk, Inc. 2003 Equity Option Plan (which are together referred to as the “SGK incentive plans”), whether or not then vested, was cancelled and SGK, in exchange therefor, was required to promptly pay to such former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (i) the excess of $20.00 over the applicable exercise price for each share subject to such option and (ii) the shares subject to such option (unless the exercise price equaled or exceeded $20.00, in which case no cash consideration was paid for the applicable options).

Effective upon execution of the merger agreement, each outstanding stock appreciation right granted under the SGK incentive plans, whether or not then vested, was cancelled and SGK, in exchange therefor, was required to promptly pay to such former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (i) the excess of $20.00 over the applicable grant price for each share subject to such stock appreciation right and (ii) the shares subject to such stock appreciation right (unless the grant price equaled exceeded $20.00, in which case no cash consideration was paid for the applicable stock appreciation right).

Effective upon execution of the merger agreement, each outstanding restricted stock unit granted under the aforementioned SGK incentive plans was cancelled and SGK, in exchange therefor, was required to promptly pay to such former holders cash (without interest, and subject to deduction for any required withholding tax) in the amount equal to the product of (i) $20.00 and (ii) the portion of SGK shares that would have been payable under such cancelled restricted stock unit if such restricted stock unit had vested and become payable on the date of execution of the merger agreement.

Effective upon execution of the merger agreement, unvested outstanding SGK restricted shares granted under the SGK incentive plans became vested in whole or in a pro rata amount in accordance with their terms on the date of the merger agreement and such shares that vested and were not forfeited will continue to be deemed outstanding for the purposes of the merger agreement and the merger.

With respect to the Schawk, Inc. Amended and Restated Employee Stock Purchase Plan, no further options (as defined in such plan) were granted after March 31, 2014. In addition, immediately prior to the effective time of the merger, SGK is obligated to terminate the plan and distribute all shares deposited in the plan to participants.

Representations and Warranties

The merger agreement contains representations and warranties made by SGK relating to, among other topics, the following:

•	corporate organization, standing and power;

•	capitalization;

•	subsidiaries;

•	authority to enter into and perform the merger agreement;

•	enforceability of the merger agreement;

•	approval and recommendation to SGK stockholders of the merger agreement and the merger by its board of directors;

•	absence of conflicts between the merger agreement and SGK’s organizational documents, material agreements and instruments or applicable laws;

•	governmental approvals;

•	SGK’s filings with the SEC;

•	financial statements of SGK;

•	absence of any undisclosed liabilities;

•	absence in the information relating to SGK in this proxy statement/prospectus of any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

•	absence of certain changes or events since December 31, 2013;

•	absence of material legal proceedings;

•	compliance with laws and permits;

•	employee benefits and labor matters;

•	environmental matters;

•	tax matters;

•	material contracts of SGK;

•	insurance;

•	SGK’s title to properties and assets;

•	intellectual property;

•	SGK’s products;

•	compliance with state takeover laws;

•	absence of any poison pill anti-takeover plan;

•	related party transactions;

•	brokers; and

•	opinion of the financial advisor to SGK.

The merger agreement contains representations and warranties made by Matthews, Merger Sub and Merger Sub 2 relating to, among other topics, the following:

•	corporate organization, standing and power;

•	authority to enter into and perform the merger agreement;

•	enforceability of the merger agreement;

•	absence of conflicts between the merger agreement and Matthews’ organizational documents, material agreements and instruments or applicable laws;

•	capitalization;

•	absence in the information relating to Matthews, Merger Sub or Merger Sub 2 in this proxy statement/prospectus of any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

•	effectiveness of the Citizens commitment letter and sufficiency of funds to consummate the merger;

•	vote of Matthews shareholders (if required);

•	governmental approvals;

•	absence of material litigation;

•	Matthews’ filings with the SEC;

•	Matthews’ financial statements;

•	compliance with laws and permits;

•	absence of any undisclosed liabilities;

•	absence of any action that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	absence of “interested stockholders” as defined under Section 203 of the DGCL;

•	absence of certain changes or events since December 31, 2013;

•	benefit plans and labor matters;

•	taxes; and

•	environmental matters.

The representations and warranties in the merger agreement do not survive the closing of the merger.

Many of the representations and warranties of SGK and Matthews are qualified by disclosure schedules and as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to SGK and Matthews, any event, change, circumstance, occurrence, effect or state of facts materially adverse to the business, assets, liabilities, financial condition or results of operation of the applicable entity and its subsidiaries taken as a whole, except that no event, change, circumstance, occurrence, effect or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination, will constitute, or be taken into account in determining whether there is or has been a “material adverse effect” with respect to Matthews and its subsidiaries taken as a whole or SGK and its subsidiaries taken as a whole:

•	any condition, change, event, occurrence or effect in the industry in which the applicable entity or any of its subsidiaries operates, or the United States or global economy; provided that the impact thereof is not disproportionately adverse (relative to other industry participants of comparable size) to the applicable entity and its subsidiaries, taken as a whole;

•	changes, events, effects or occurrences in financial, credit, banking or securities markets, including effects on such markets resulting from any regulatory and political conditions or developments in general as well as any decline in the price of any market index, or in respect of any interest rate or exchange rate changes or general financial or capital market conditions; provided that the impact thereof is not disproportionately adverse (relative to other industry participants of comparable size) to the applicable entity and its subsidiaries, taken as a whole;

•	compliance with the terms of the merger agreement, the taking of any action required by the merger agreement or taken pursuant to or in connection with the merger agreement with the consent or at the request or direction of the other party, or the failure to take any action that is prohibited by the merger agreement or that is not taken as a result of a failure of the other party to consent to any action requiring the other party’s consent or any action taken by the other party;

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; provided that the impact thereof is not disproportionately adverse (relative to other industry participants of comparable size) to the applicable entity and its subsidiaries, taken as a whole;

•	the negotiation, execution, announcement or performance of the merger agreement or the announcement, pendency of or performance of the transactions contemplated by the merger agreement, including with respect to the impact on any relationships, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators;

•	any failure, in and of itself, by a party or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period, or the issuance of revised projections that are not as optimistic as those in existence as of the date of the merger agreement, or any change in credit ratings or other ratings with respect to a party and its subsidiaries; and

•	any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the applicable entity, any of its subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of the merger agreement or the announcement, pendency or performance of the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

In general, except as expressly permitted by the merger agreement, as required by applicable law or with the prior written consent of Matthews, until the effective time of the merger, SGK and each of its subsidiaries are required to, among other things:

•	conduct its business in the ordinary course consistent with past practice in all material respects;

•	use commercially reasonable efforts to maintain and preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, retain the services of its present officers, employees and consultants and preserve its goodwill and its relationships with those having business relationships with it.

In addition, except as contemplated or permitted by the merger agreement, as required by applicable law or with the prior written consent of Matthews, subject to ordinary course activities and other permitted exceptions, until the effective time of the merger, SGK will not, and will not permit any of its subsidiaries to, among other things:

•	declare or pay any dividend on any shares of its capital stock except for regular quarterly dividends payable in accordance with past practice, not to exceed $0.08 per share;

•	purchase any of its outstanding capital stock;

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests;

•	amend any organizational document;

•	directly or indirectly acquire, or agree to acquire, any business or entity or assets that are material to SGK and its subsidiaries;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its material properties or assets;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	other than borrowings under existing credit facilities not in excess of a net debt amount of $25,000,000, incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities;

•	make any investment in, or loan or advance to, any person or entity;

•	make any capital expenditure or expenditures in excess of $10,000,000 in the aggregate;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice or cancel any material indebtedness or release, waive, grant or transfer any right of material value;

•	other than in the ordinary course of business consistent with past practice, enter into, terminate, modify, extend or amend any material contract;

•	commence, settle or compromise any material litigation, proceeding or investigation;

•	change its financial or tax accounting methods, principles or practices except as required by GAAP or revalue any material asset;

•	settle any material tax liability, amend any material tax return, enter into any material contract with or request any material ruling from a governmental entity relating to taxes;

•	except as required under a contract or plan currently in effect, (i) increase the compensation of any of SGK’s directors, officers or employees, (ii) grant or pay any severance, change in control or termination pay, (iii) pay any benefit or grant or amend any award, (iv) enter into adopt or enter into any collective bargaining agreement or labor union contract, (v) accelerate vesting or payment under any plan or contract, or (vi) adopt, modify or terminate any employee benefit plan for the benefit of any current or former director, officer, employee or independent contractor;

•	knowingly fail to maintain insurance policies and provisions;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement materially restricting the operations and activities of SGK or any of its subsidiaries;

•	waive any material benefit of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under any confidentiality, standstill or similar agreement;

•	enter into any new line of business;

•	enter into or amend any lease of real property;

•	knowingly violate or fail to comply with any material law, rule, regulation, guideline or ordinance;

•	form any subsidiary or invest in any other person;

•	modify any warranty terms in any way adverse to SGK;

•	disclose any trade secrets or other confidential information relating to products or any other material trade secrets or abandon or allow to lapse any intellectual property rights;

•

(i) enter into distribution agreements not terminable within 60 days’ notice without penalty or any product license, distributorship or sales agreement applicable to SGK’s or any subsidiary’s products or sell, license or transfer any intellectual property of SGK or any subsidiary, except for sales of products and other non-exclusive licenses in the ordinary course, (ii) enter into any sales agency agreements or (iii) grant “most favored nation” pricing to any person;

•	enter into or amend any agreement with an affiliated person;

•	fail to make in a timely manner any SEC filings required under applicable federal securities laws;

•	knowingly take any action resulting in a failure to maintain trading of SGK’s shares on the NYSE; or

•	knowingly take, or omit to take, any action if it could reasonably be expected to result in any condition to the merger not being satisfied.

In general, except as expressly permitted by the merger agreement, as required by applicable law or with the prior written consent of SGK, until the effective date of the merger, Matthews and each of its subsidiaries are required to, among other things:

•	conduct its business in all material respects in the ordinary course consistent with past practice in all material respects;

•	use commercially reasonable efforts to maintain and preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, retain the services of its present officers, employees and consultants and preserve its goodwill and its relationships with those having business relationships with it.

In addition, except as required, contemplated or permitted by the merger agreement, as required by applicable law or with the prior written consent of SGK, subject to certain exceptions, until the effective time of the merger, Matthews will not, and will not permit any of its subsidiaries to, among other things:

•	declare or pay any dividend on any shares of its capital stock except for regular quarterly dividends payable in accordance with past practice, not to exceed $0.15 per share;

•	purchase any of its outstanding capital stock;

•	other than in connection with the financing of the transactions contemplated by the merger agreement, issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests;

•	amend any organizational document;

•	directly or indirectly acquire, or agree to acquire, any business or entity that is, or assets that are, material to Matthews and its subsidiaries;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its properties or assets;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities;

•	make any investment in, or loan or advance to, any person or entity;

•	knowingly fail to maintain insurance policies and provisions;

•	fail to make in a timely manner any SEC filings required under applicable federal securities laws;

•	knowingly take any action resulting in a failure to maintain trading of Matthews’ shares on NASDAQ; or

•	knowingly take, or omit to take, any action if it could reasonably be expected to result in any condition to the merger not being satisfied.

No Solicitation by SGK

Under the terms of the merger agreement, subject to certain exceptions, SGK has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage the submission of any acquisition proposal (as described below) or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	participate in any discussions or negotiations regarding, or provide to any person any non-public information with respect to, an acquisition proposal; or

•	adopt a resolution or enter into any agreement to do any of the foregoing.

An “acquisition proposal” is any inquiry, proposal or offer from any person or group to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, (other than the merger):

•	of assets or businesses of SGK and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of SGK and its subsidiaries, taken as a whole, immediately prior to such transaction;

•	of 20% or more of any class of capital stock, other equity security or voting power of SGK or any resulting parent company of SGK; or

•	involving SGK or any of its subsidiaries, individually or taken together, whose businesses constitute 20% or more of the net revenues, net income or total assets (based on fair market value) of SGK and its subsidiaries, taken as a whole, immediately prior to such transaction.

If, prior to adoption of the merger agreement by SGK’s stockholders, SGK receives an unsolicited, bona fide written acquisition proposal made after the date of the merger agreement in circumstances not involving a breach of the merger agreement’s non-solicitation provisions, SGK’s board of directors or the special committee thereof reasonably determines in good faith (after receiving the advice of outside counsel and its financial advisor) that such proposal constitutes or is reasonably likely to lead to a superior proposal (as described below) and SGK’s board of directors or special committee thereof determines in good faith (after consulting outside legal counsel) that the failure to take such action is would be inconsistent with SGK’s board of directors’ fiduciary duties under applicable law, then SGK may, at any time prior to obtaining the approval of SGK’s stockholders:

•	furnish information about SGK and its subsidiaries to the person making the acquisition proposal only after the person enters into a customary confidentiality agreement that is no less favorable to SGK than SGK’s confidentiality agreement with Matthews, provided that, concurrently with its delivery of any non-public information to such person, SGK delivers any such information to Matthews if it has not previously provided to Matthews; and

•	participate in discussions and negotiations with such person with respect to the acquisition proposal.

A “superior proposal” means any bona fide written acquisition proposal that was unsolicited and did not otherwise involve a material breach of the non-solicitation provisions of the merger agreement, and that SGK’s board of directors or special committee thereof determines in good faith (after consultation with outside counsel and its financial advisor) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and (B) if consummated, would result in a transaction that is more favorable to the stockholders of SGK from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Matthews in response to such proposal), except that, for purposes of the definition of “superior proposal,” references in the term “acquisition proposal” to “20%” shall be deemed to be references to “50%.”

Under the merger agreement, SGK must notify Matthews promptly, and within 24 hours after receipt in any event, in writing in the event SGK or any of its subsidiaries or their respective representatives receives:

•	any acquisition proposal;

•	any request for information, discussion or negotiation that SGK’s board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to or that contemplates an acquisition proposal;

•	any inquiry, proposal or offer that SGK’s board of directors or special committee thereof determines is reasonably likely to lead to an acquisition proposal, in each case together with:

•	the identity of the person making such acquisition proposal; and

•	a description of the material terms and conditions of that acquisition proposal, request, inquiry, proposal or offer.

SGK must keep Matthews informed (in writing) in all material respects on a reasonably prompt basis (and in any event within 36 hours) of the status and material terms of any such acquisition proposal, request, inquiry, proposal or offer. In addition, SGK must (and in any event within 24 hours) notify Matthews in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

Stockholders’ Meeting

SGK has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of SGK stockholders necessary to adopt the merger agreement. As discussed under “The Merger — SGK’s Reasons for the Merger; Recommendation of SGK’s Board of Directors,” SGK’s board of directors has recommended that SGK stockholders vote “FOR” the adoption of the merger agreement. SGK’s board of directors, however, may withdraw or modify its recommendation in a manner adverse to Matthews, recommend an acquisition proposal and enter into an agreement related to an acquisition proposal under certain specified circumstances as discussed under “— No Solicitation by SGK” and “— Adverse Recommendation Change; Alternative Acquisition Agreement; Intervening Event.”

Adverse Recommendation Change; Alternative Acquisition Agreement; Intervening Event

On March 16, 2014, upon recommendation of the special committee, SGK’s board of directors adopted resolutions approving and declaring advisable the merger agreement and recommending that SGK’s stockholders adopt the merger agreement. Under the merger agreement, subject to certain exceptions described below, neither SGK’s board of directors nor its special committee may:

•	withdraw or modify in a manner adverse to Matthews or Merger Sub its recommendation that SGK’s stockholders vote to adopt the merger agreement or approve or recommend any acquisition proposal or adopt any resolution to take any such action (we refer to each of the foregoing actions as an “adverse recommendation change”); or

•	cause or authorize SGK to enter into agreement that is, is intended to, or is reasonably likely to lead to, an acquisition proposal (which we refer to as an “alternative acquisition agreement”).

However, SGK’s board of directors or the special committee may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

•	make an adverse recommendation change in response to either a superior proposal or an intervening event which is defined as a material change in circumstance that is not related to an acquisition proposal and was not known to, nor reasonably foreseeable by SGK’s board of directors or the special committee prior to the date of the merger agreement; or

•	solely in response to a superior proposal received after the date of the merger agreement that did not result from a breach of the non-solicitation provisions of the merger agreement, cause SGK to terminate the merger agreement and concurrently enter into a binding alternative acquisition agreement with respect to such superior proposal.

Neither SGK’s board of directors nor the special committee may make an adverse recommendation change in response to a superior proposal or terminate the merger agreement or enter into an alternative acquisition agreement unless:

•	SGK promptly notifies Matthews in writing at least three business days before taking any such action of its intention to do so, and specifying the reasons therefor, and provides the information required by the merger agreement;

•	SGK keeps Matthews reasonably informed of developments with respect to such superior proposal;

•	during the notice period SGK and its financial and legal advisors negotiate with Matthews in good faith (to the extent Matthews seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Matthews; and

•	prior to the expiration of the notice period, Matthews does not make a bona fide proposal to adjust the terms and conditions of the merger agreement or, if Matthews has made such a proposal, SGK’s board of directors or special committee has determined in good faith (after consultation with outside counsel and its financial advisor) that such proposal does not either cause such initial superior proposal to cease to be a superior proposal or cause the failure to terminate the merger agreement and enter into an alternative acquisition agreement with respect to such superior proposal no longer to be inconsistent with its fiduciary duties under applicable law.

Neither SGK’s board of directors nor the special committee may make an adverse recommendation change in response to an intervening event unless:

•	SGK provides Matthews with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•	SGK keeps Matthews reasonably informed of developments with respect to such intervening event;

•	SGK notifies Matthews in writing at least three business days before making an adverse recommendation change with respect to such intervening event of its intention to do so and specifies the reasons therefor;

•	during the notice period SGK and its financial and legal advisors negotiate with Matthews in good faith (to the extent Matthews seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Matthews; and

•	prior to the expiration of the notice period, Matthews does not make a bona fide proposal to adjust the terms and conditions of the merger agreement or, if Matthews has made such a proposal, SGK’s board of directors or special committee has determined (after consultation with outside counsel and its financial advisor) such proposal does not cause the failure to make an adverse recommendation change no longer to be inconsistent with SGK’s board of directors’ fiduciary duties under applicable law.

Regulatory Approvals

Matthews and SGK have agreed to cooperate with each other and use their respective reasonable best efforts to promptly, take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and other transactions contemplated by the merger agreement, obtain all required consents, from third parties, obtain all necessary consents from governmental entities, and make all necessary filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including filings under the HSR Act.

Notwithstanding the foregoing, the merger agreement provides that in no event will Matthews or any of its affiliates be required to, if such action would be material to the business and financial condition of Matthews and its subsidiaries taken as a whole or to the value of SGK and its subsidiaries to Matthews after consummation of the mergers, (i) agree or proffer to divest or hold separate any of the assets or businesses of Matthews or any of its affiliates or, assuming the consummation of the mergers, the corporation surviving the merger, the limited liability company surviving the second merger, or any of its affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of SGK), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Matthews, SGK, the corporation surviving the merger or any of their respective affiliates. SGK and its board of directors must take no action to cause any takeover law to become applicable to the merger and, if any takeover law is or becomes applicable, use reasonable best efforts to take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable.

Indemnification and Insurance

The merger agreement provides that, from and for six years after the effective time of the merger, Matthews, the corporation surviving the merger and the limited liability company surviving the second merger will indemnify each current (as of the effective time of the merger) and former director or officer of SGK or any of its subsidiaries with respect to all acts or omissions by them in their respective capacities as such at any time prior to the effective time of the merger, to the fullest extent (i) required by SGK’s certificate of incorporation and SGK’s by-laws as in effect on the date of the merger agreement and (ii) permitted under applicable law.

The merger agreement also provides that Matthews will use its reasonable best efforts to cause the individuals serving as officers and directors of SGK or any of its subsidiaries immediately prior to the effective time of the merger who are then covered by the directors’ and officers’ liability insurance policy currently maintained by SGK to be covered for a period of six years from the effective time of the merger by such policy (or one or more policies of at least the same coverage and amounts in the aggregate and containing terms and conditions that are not less advantageous in any material respect) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their respective capacities as such. However, Matthews is not required to pay for an annual premium in excess of 300% of the annual premiums paid by SGK for policy year 2012-2013 for such purpose.

Tax Treatment

All parties to the merger agreement intend, and agree to use their best efforts to cause the mergers, taken together as a single integrated transaction for U.S. federal income tax purposes, to be treated for U.S. federal income tax purposes as a “reorganization” under Section 368(a)(1)(A) of the Code (to which each of SGK and Matthews are to be parties under Section 368(b) of the Code) in which SGK is to be treated as merging directly with and into Matthews, with the SGK common stock converted in such merger into the right to receive the consideration provided for under the merger agreement. Each of SGK and Matthews must immediately notify the other, if, at any time before the effective time of the merger, it becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede that result.

NASDAQ Listing

Matthews must promptly prepare and submit to NASDAQ a listing application covering the shares of Matthews common stock to be issued in connection with the merger and must cause the same to be approved for listing on such exchange, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

The merger agreement provides that, for a period of one year following the closing, Matthews must provide to each current (and, to the extent applicable, former) employee of SGK and its subsidiaries (other than SGK employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which Matthews will cause to be respected by SGK and its applicable subsidiaries), no less than the same level of annual base salary and wage rates, for the performance year ending December 31, 2014, no less than the same level of annual cash bonus target opportunities, and thereafter, annual cash bonus opportunities consistent with the plans and programs offered by Matthews to similarly situated employees, and substantially the same level of benefits, measured in the aggregate, in each case as those in effect immediately prior to the closing date. Matthews will assume and honor in accordance with their terms all of SGK’s retention, termination and change in control plans maintained by SGK (subject to specified exceptions). For all purposes under the employee benefit plans sponsored by Matthews, each SGK employee shall be entitled to carryover any unused vacation days and, to the extent he or she terminates employment on or prior to the first anniversary of the closing, is entitled to be paid a cash lump sum for all unused vacation days to the same extent under SGK employee benefit plans in effect prior to the closing. Each SGK employee will be credited with years of service with SGK before the closing to the same extent as such SGK employee was entitled before the closing to credit for such service under any similar SGK employee benefit plan. In addition, to the extent that any SGK employee benefit plan, or any SGK employee’s participation or coverage thereunder, is terminated at any time on or after the closing, each affected employee will be immediately eligible to participate, without any waiting time, in any and all Matthews employee benefit plans providing, in the aggregate, substantially similar participation or coverage as was provided under such SGK plan in which such SGK employee participated immediately before the closing.

Conditions to the Closing of the Merger

The respective obligations of each party to the merger agreement to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by SGK’s stockholders and, if required by NASDAQ rule, Matthews’ shareholders;

•	the absence of any law or temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition prohibiting or making illegal the consummation of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act and any other applicable antitrust law, and the taking of all actions required by, and the making and effectiveness of all filings required to be made with, any governmental authority under any antitrust law that are necessary to permit the consummation of the merger;

•	the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part and the absence of any stop order or proceedings seeking a stop order with respect to such registration statement; and

•	the approval for listing of the shares of Matthews common stock to be issued in the merger on the NASDAQ, subject to official notice of the issuance.

The respective obligations of Matthews, Merger Sub and Merger Sub 2 to complete the merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	SGK’s representations and warranties with respect to capital stock and authority being true and correct in all material respects as of the effective time (except to the extent they address matters as of a specified time);

•	SGK’s other representations and warranties (disregarding materiality qualifications) being true and correct as of the effective time (except to the extent they address matters as of a specified time) with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on SGK and its subsidiaries taken as a whole;

•	the performance by SGK in all material respects of the obligations it is required to perform under the merger agreement at or prior to the closing;

•	the receipt of a certificate signed on behalf of SGK by the chief executive officer and the chief financial officer of SGK that the foregoing conditions have been satisfied;

•	the absence of any action by any governmental authority that would or is reasonably likely to (i) prohibit or make the consummation of the merger illegal, (ii) impose material limitations on Matthews’ ownership or operation of SGK and its subsidiaries, or, as a result of the merger, of Matthews and its subsidiaries, or (iii) limit the ownership or operation of any business of Matthews, SGK, the surviving corporation or any of their respective affiliates, in each case if such limit would be material to the business and financial condition of Matthews and its subsidiaries taken as a whole or to the value of SGK and its subsidiaries to Matthews after consummation of the merger;

•	the absence since the date of the merger agreement of any event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on SGK and its subsidiaries taken as a whole; and

•	the receipt by Matthews of an opinion of Cohen & Grigsby to the effect that (i) the mergers will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) SGK and Matthews will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

SGK’s obligation to complete the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	Matthews’ representations and warranties with respect to authority, absence of conflicts and capital structure being true and correct in all respects as of the effective time (except to the extent they address matters as of a specified time);

•	Matthews’ other representations and warranties (disregarding materiality qualifications) being true and correct as of the effective time (except to the extent they address matters as of a specified time) with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on Matthews and its subsidiaries taken as a whole;

•	the performance in all material respects by Matthews, Merger Sub and Merger Sub 2 of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger;

•	the receipt of a certificate signed on behalf of Matthews by the chief executive officer and chief financial officer of Matthews that the foregoing conditions have been satisfied;

•	the absence since the date of the merger agreement of any event that, individually or in the aggregate, constitutes a material adverse effect on Matthews and its subsidiaries taken as a whole; and

•	the receipt by SGK of an opinion of Vedder Price to the effect that (i) the mergers will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) SGK and Matthews will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

Matthews and SGK cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied (or, where legally permissible, waived) by the appropriate party, or that the merger will be completed. See “Risk Factors.” As of the date of this proxy statement/prospectus, Matthews and SGK have no reason to believe that any of these conditions will not be satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by SGK’s stockholders:

•	by mutual written consent of Matthews and SGK;

•	by either Matthews or SGK if:

•	if the merger has not been consummated by the end date;

•	a governmental entity has issued a final judgment prohibiting, restraining or making illegal the consummation of the merger or a law is in effect that prevents the consummation of the merger;

•	the stockholders of SGK do not adopt the merger agreement at the SGK stockholders’ meeting; or

•	the shareholders of Matthews do not vote to approve the issuance of Matthews common stock in the merger (if such approval is required by NASDAQ rule);

•	by Matthews if:

•	there has been an SGK adverse recommendation change termination event;

•	there has been an SGK breach termination event; or

•	since the date of the merger agreement there has occurred any event that has had a material adverse effect on SGK and its subsidiaries; or

•	by SGK if:

•	there has been a Matthews breach termination event;

•	since the date of the merger agreement there has occurred any event that has had a material adverse effect on Matthews and its subsidiaries; or

•	at any time prior to the adoption of the merger agreement by SGK’s stockholders, there has been an SGK superior proposal termination event.

Termination Fee; Expense Reimbursement

SGK will pay Matthews the SGK termination fee, if:

•	Matthews terminates the merger agreement due to an SGK adverse recommendation change termination event;

•	SGK terminates the merger agreement due to an SGK superior proposal termination event;

•	Matthews or SGK terminates the merger agreement because the merger has not closed by the end date or Matthews terminates the merger agreement due to an SGK breach termination event and, in either case, on or before the date of any such termination, an acquisition proposal has been communicated to SGK and SGK enters into a definitive agreement in respect of such acquisition proposal or consummates the transaction contemplated by such proposal within 12 months of termination of the merger agreement; or

•	Matthews or SGK terminates the merger agreement due to the failure of SGK’s stockholders to adopt the merger agreement at the special meeting, and on or before the date of the special meeting an acquisition proposal shall have been publicly announced and SGK consummates the transaction contemplated by such proposal within 12 months of termination of the merger agreement.

In addition to the SGK termination fee, SGK is required to reimburse Matthews for up to $2.0 million of its transaction expenses if:

•	Matthews or SGK terminates the merger agreement because the merger has not closed by the end date and on or before the date of any such termination an acquisition proposal has been publicly announced or disclosed or an acquisition proposal has otherwise been communicated to SGK’s board of directors;

•	Matthews or SGK terminates the merger agreement due to the failure of SGK’s stockholders to adopt the merger agreement at the special meeting;

•	Matthews terminates the merger agreement due to an SGK adverse recommendation change termination event or an SGK breach termination event; or

•	SGK terminates the merger agreement due to an SGK superior proposal termination event.

Matthews will pay SGK the Matthews termination fee, and reimburse SGK for up to $5.0 million of its transaction expenses if either SGK or Matthews terminates the merger agreement because Matthews is required to call a special meeting of its shareholders to approve the issuance of shares of Matthews common stock in the merger and such approval is not obtained at the meeting.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

Amendments and Waivers of the Merger Agreement

The merger agreement may be amended at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the stockholders of SGK or Merger Sub, by written agreement of each party to the merger agreement pursuant to action taken by their respective boards of directors, except that, after adoption of the merger agreement by the stockholders of SGK or Merger Sub, the parties may not amend or change any provision of the merger agreement which by law would require further approval of the stockholders of SGK or Merger Sub.

At any time prior to the effective time of the merger, any party to the merger agreement may, subject to applicable law, (i) waive any inaccuracy in the representations and warranties of any other party, (ii) extend the time for the performance of any of the obligations or acts of any other party or (iii) waive compliance by the other party with any of covenants, obligations or conditions contained in the merger agreement or waive any of such party’s conditions.

Third Party Beneficiaries

The merger agreement is not intended to and will not confer upon any person other than the parties to the merger agreement any rights or remedies, other than (i) the rights to indemnification and insurance described above, (ii) the rights of SGK’s stockholders, holders of Options and holders of restricted stock units of SGK to receive the merger consideration and consideration in respect of such Options and restricted stock units, respectively, at the effective time of the merger, (iii) the right of SGK, on behalf of its stockholders, to pursue damages in the event of Matthews’, Merger Sub’s or Merger Sub 2’s (A) breaches of their respective obligations under the merger agreement, (B) fraud or willful misconduct or (C) willful or material breach of their respective representations or warranties set forth in the merger agreement, in which event the damages recoverable by SGK for itself and on behalf of its stockholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of SGK common stock if all such holders brought an action against such defending parties and were recognized as intended third party beneficiaries hereunder.

Enforcement

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or otherwise were breached. Accordingly, the parties agreed that each party shall be entitled to injunctive relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in the Chancery Court of the State of Delaware or, if jurisdiction is not then available in the Court of Chancery, any federal court sitting in the State of Delaware or any other Delaware state court. These remedies are in addition to any other remedy to which such party may be entitled at law or in equity.

THE VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, Matthews and each Schawk family stockholder entered into a voting agreement. As of the date of the voting agreements, the Schawk family stockholders beneficially owned in the aggregate 16,172,720 shares of SGK common stock which shares represented approximately 61.5% of the then-outstanding common stock of SGK. This section describes the material terms of the voting agreements. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreements, a form of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties to the voting agreements are governed by the express terms and conditions of the voting agreements and not by this summary or any other information contained in this proxy statement/prospectus. Stockholders are urged to read the form of voting agreement carefully and in its entirety. This summary is qualified in its entirety by reference to the form of voting agreement.

Voting

Each Schawk family stockholder has agreed to vote his, her or its shares:

•	in favor of the adoption of the merger agreement and the approval of the other transactions contemplated thereby (which is referred to as the “proposed transaction”);

•	against the approval or adoption of any proposal made in opposition to, or in competition with, the proposed transaction; and

•	against any other proposal or action that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the proposed transaction.

Notwithstanding the foregoing, each Schawk family stockholder that is a director or officer of SGK is entering into the voting agreement solely in his capacity as a holder of shares and not in his capacity as a director or officer of SGK. Accordingly, the voting agreement does not prohibit, limit or restrict an Schawk family stockholder from exercising his or her fiduciary duties as a director or executive officer to SGK or its stockholders.

Prohibition on Transfers

Each Schawk family stockholder has agreed that such stockholder will not:

•	directly or indirectly assign, sell, transfer, tender, exchange, pledge, hypothecate, grant, create, or suffer a lien, security interest, or encumbrance in or upon, or gift, grant, or place in trust, or otherwise dispose of any shares of SGK common stock;

•	commit any act that could restrict or affect such stockholder’s legal power, authority, and right to vote all of the shares then owned of record or beneficially by such stockholder; or

•	take any action that could otherwise prevent or disable such stockholder from performing any of such stockholder’s obligations under the voting agreement.

The transfer restrictions described in the first bullet above are subject to certain exceptions, including gifts to charitable organizations for philanthropic purposes, transfers to family members, estate planning transfers for the benefit of family members and entities owned and controlled by family members, and transfers to SGK for the withholding of taxes in connection with equity-based awards that have been granted under SGK incentive plans.

Release

Each voting agreement contains a release by each Schawk family stockholder of SGK and Matthews and their respective affiliates and representatives from any obligation to indemnify such stockholder against any costs or expenses or liabilities incurred in connection with any claim in connection with the transactions contemplated by the merger agreement or the voting agreements to the extent arising out of the fact that such stockholder is or was a stockholder of SGK (excluding claims arising out of the fact that such stockholder is or was a director or an officer of SGK or any of its subsidiaries).

Termination

The voting agreements terminate as of the earliest of (a) the mutual written agreement of the parties, (b) the termination of the merger agreement, (c) the effective time of the merger, and (d) an amendment of the merger agreement that (1) decreases the absolute amount or changes the form of the stock merger consideration or (2) imposes any material restrictions on or additional conditions on the payment of the stock merger consideration to the stockholder.

Profit Recapture

Each voting agreement provides that, in the event that the merger agreement is terminated and SGK, the Schawk family stockholder or any of their respective affiliates enter into an acquisition transaction within 18 months following the date of such termination, the Schawk family stockholder is obligated to pay to Matthews within two business days after the closing such transaction, an amount in cash (for each share of SGK common stock owned by such Schawk family stockholder that is subject to the acquisition transaction) equal to the amount by which the value of the consideration received by such Schawk family stockholder per share of SGK common stock in such alternative transaction exceeds $20 per share; provided that in no event shall the total payments to Matthews pursuant to all the voting agreements exceed $3.0 million.

SHAREHOLDERS’ AGREEMENT

Concurrently with the execution of the merger agreement, Matthews and the Schawk family stockholders entered into the shareholders’ agreement, which will be effective at the closing of the merger. After giving effect to the issuance of the stock merger consideration and based on the number of shares of SGK common stock owned by the Schawk family stockholders as of March 14, 2014, Matthews expects that the Schawk family stockholders will beneficially own 3,328,669 or approximately 10.1% of the shares of Matthews common stock outstanding immediately following the merger (based on shares of Matthews common stock outstanding as of March 14, 2014 after giving effect to the issuance of shares of Matthews common stock to SGK’s stockholders in the merger). This section describes the material terms of the shareholders’ agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the shareholders’ agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties to the shareholders’ agreement are governed by the express terms and conditions of the shareholders’ agreement and not by this summary or any other information contained in this proxy statement/prospectus. Stockholders are urged to read the shareholders’ agreement carefully and in its entirety. This summary is qualified in its entirety by reference to the shareholders’ agreement.

Board Designee

On or prior to the date of the closing, Matthews’ board of directors will increase the number of directors constituting the class whose three year term expires in 2017 by one and will appoint David A. Schawk as a director of such class with a term expiring at the annual meeting of shareholders in 2017. Thereafter, at each meeting of shareholders at which 2017 class directors are to be elected (or, if the board ceases to be classified, at any meeting of shareholders at which directors are to be elected), subject to the provision of such information concerning such designee as may be reasonably requested by the board or its nominating and corporate governance committee, Matthews will nominate and use its reasonable best efforts to cause the shareholders of Matthews to elect to the board an individual designated by the Schawk family stockholders. The shareholders’ agreement provides that the Schawk family stockholders are not entitled to designate an individual as a designee if (i) upon advice of outside counsel, the election of such designee would cause Matthews to not be in compliance with applicable law or the rules of the NASDAQ Stock Market, (ii) such designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company or (iii) such designee is not reasonably acceptable (as specified in writing) to the board. In any such circumstances, the Schawk family stockholders are permitted to designate a replacement designee. The board designation right expires when the Schawk family stockholders no longer beneficially own 7.5% of Matthews’ outstanding voting securities. In such event, unless otherwise requested by the board, the Schawk family stockholders have agreed to cause their designee to resign from the board.

Voting Agreement

The Schawk family stockholders have agreed to vote all shares of Matthews common stock beneficially owned by them (i) in favor of all persons nominated to serve as directors by Matthews’ board or its nominating and corporate governance committee and (ii) with respect to any other action, proposal or other matter to be voted upon by the shareholders of Matthews in accordance with the recommendation of the board. This voting agreement will expire on the first anniversary of the closing of the merger or, if earlier, the date on which David A. Schawk is no longer a director or senior executive officer of Matthews (other than as a result of termination for cause or voluntary termination other than for good reason).

Transfer Restrictions

The Schawk family stockholders have agreed that they will not, directly or indirectly, offer, sell, lease, assign, encumber, pledge, hypothecate, dispose or otherwise transfer (by operation of law or otherwise) any shares of Matthews common stock, or enter into any agreement with respect thereto, for a period of 180 days following the closing of the merger. The transfer restrictions do not apply to: (i) gifts to charitable organizations for philanthropic purposes, transfers to the beneficiaries of a trust, transfers to family members, transfers to trusts and other fiduciary arrangements for the benefit of family members, transfers to entities owned and controlled by family members, and transfers required under a governing trust instrument and (ii) transfers to tender into a tender or exchange offer commenced by a third party or by Matthews but only if such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding shares of Matthews and, as of the expiration of such offer, the board has affirmatively publicly recommended to shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed its recommendation. Following the expiration of such 180-day period, David A. Schawk and his spouse (including any corporation, partnership, limited liability company, trust, guardianship, custodianship or other fiduciary arrangement controlled by either of them) have agreed that they will continue to be bound by such transfer restrictions until the first anniversary of the closing of the merger or, if earlier, the date on which David A. Schawk is no longer a director or senior executive officer of Matthews (other than as a result of termination for cause or voluntary termination other than for good reason).

Demand Registration Rights

Matthews has agreed that, after the first anniversary of the closing of the merger until such time as the Schawk family stockholders collectively beneficially own less than 5% of the then outstanding shares of Matthews common stock, the Schawk family stockholders are entitled to demand the registration under the Securities Act of up to one hundred percent (100%) of the shares of Matthews common stock owned by them. If, following the completion of such initial demand registration ten percent or more of the shares of Matthews common stock owned by such Schawk family stockholders immediately prior to the initial demand registration remain outstanding, the Schawk family stockholders are entitled, no sooner than six months following the effectiveness of the registration statement filed pursuant to the initial demand, to demand a second registration under the Securities Act of their remaining shares of Matthews common stock. The expenses of the demand registration shall be shared equally by Matthews and the Schawk family stockholders.

In the event that the Schawk family stockholders demand registration of their shares, Matthews has agreed to file a registration statement and use its reasonable best efforts to cause the same to be declared effective by the SEC within 120 days of the date on which the Schawk family stockholders first give written notice for such demand registration. In the event that such written notice is given within 270 days of a public offering by Matthews and the managing underwriter of such offering advises Matthews that effecting the demand registration would have a material adverse effect on the market for Matthews’ securities, Matthews may defer its obligation to file the registration statement for such period recommended by the managing underwriter not to exceed 270 days after the offering. In addition, Matthews may once in any 12 month period for up to a maximum of 90 days, delay the filing of any demand registration and suspend the effectiveness of any registration statement if it determines, upon advice of counsel, that it would be required to disclose any significant corporate development which disclosure would have a material effect on Matthews. If any demand is for a “shelf” registration, Matthews is required to use its reasonable best efforts to keep the registration statement filed in respect thereof effective for a period of twelve months from the date on which the SEC declares the registration statement effective or, if shorter, until all shares covered by such registration statement have been sold.

In the event that the sale of shares included in a demand registration is underwritten, the shareholders’ agreement provides that the investment banker(s) that will manage the offering will be selected by Matthews. Matthews has agreed, if requested by the managing underwriter in such underwritten offering (to the extent timely notified in writing) not to effect any public or private sale or distribution of its securities (excluding the grant of employee stock options or the issuance of securities upon the issuance or conversion of the then outstanding stock options, warrants or other convertible securities) (1) during the 10-day period prior to the effective date of any underwritten offering made pursuant to such registration statement and (2) during the 180-day period beginning on the effective date of any underwritten offering made pursuant to such registration statement.

Matthews has agreed, subject to customary exceptions, to indemnify each Schawk family stockholder and each person who controls such holder against all losses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading. To the extent that such shareholder participates in a demand registration, each Schawk family stockholder has agreed to indemnify, to the full extent permitted by law, Matthews, its directors, each of its officers who signed such registration statement and each person who controls Matthews against any losses, caused by any untrue statement of a material fact or any omission of a material fact required to be stated in any registration statement or prospectus or preliminary prospectus or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission is contained in any information or affidavit furnished in writing by such holder to Matthews expressly for use in such registration statement or prospectus. The liability of each selling holder is limited to the dollar amount of the proceeds (net of the payment of all expenses) received by such holder upon the sale of shares giving rise to such indemnification obligation. The indemnifying party is entitled to defend any claim that is subject to indemnification. If indemnification is unavailable to an indemnified party then each applicable indemnifying party, in lieu of indemnifying such indemnified party, is required, jointly and severally, to contribute to the amount paid or payable by such indemnified party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such losses as well as any other relevant equitable considerations.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR

SGK’S NAMED EXECUTIVE OFFICERS

Merger-Related Compensation for SGK’s Named Executive Officers

The information below is intended to comply with SEC regulations regarding the compensation paid or that may be payable to each named executive officer of SGK that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by applicable SEC disclosure rules. This merger-related compensation is subject to an advisory (non-binding) vote of SGK’s stockholders.

SGK’s entry into the merger agreement and the Schawk family stockholders’ entry into the voting agreements was deemed to be a “change in control” under the terms of SGK’s LTIP and the outstanding equity and other awards that had been previously granted under the LTIP. As a result, unvested outstanding equity awards and cash-based long-term incentive awards held by SGK’s named executive officers became immediately vested in whole or in a pro-rated amount. Except for awards of restricted stock, all equity and cash-based awards were cancelled in exchange for cash based on the merger consideration of $20 per share. See “Interests of SGK’s Directors and Officers in the Merger — Treatment of Outstanding Equity and Cash Awards Held by Executive Officers” beginning on page 93 of this proxy statement/prospectus for further discussion of the treatment of these awards as a result of the merger.

The following table sets forth the amount of payments and benefits that have been paid or may be payable to each of the SGK’s named executive officers in connection with the merger that are based on or otherwise relate to the merger.

Name	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement ($)	Other(4) ($)	Total ($)
David A. Schawk	1,234,722	2,048,593	—	—	—	—	3,283,315
Chief Executive Officer

Eric N. Ashworth	178,159	774,757	—	—	—	—	952,916
President

A. Alex Sarkisian	209,757	1,281,497	—	—	—	—	1,491,254
Senior Executive Vice President

Timothy J. Cunningham	1,021,000	1,503,696	—	20,992	—	—	2,545,688
Executive Vice President and Chief Financial Officer

(1)	Amounts reflect payments made to settle cash-based long-term incentive awards for the 2012-2014 and 2013-2015 performance periods that vested upon the change-in-control. For Mr. Cunningham, the amount also reflects (i) severance of one year’s base salary ($395,000) and (ii) a pro-rata bonus based on the number of days elapsed in the bonus measurement period for the year in which his termination occurs ($118,500 using a June 30, 2014 assumed termination date), in the event Mr. Cunningham were to terminate employment for “good reason” following SGK’s entry into the merger agreement under certain circumstances under the terms of his employment agreement. See “Interests of SGK’s Directors and Executive Officers in the Merger—Potential Payments under Employment Agreements” beginning on page 94 of this proxy statement/prospectus.
(2)

Amounts reflect (i) the aggregate dollar value of unvested restricted stock for which vesting was accelerated and (ii) cash payments made in exchange for the cancellation of outstanding stock options, stock-settled appreciation rights and restricted stock units. For purposes of this table, shares of restricted stock were valued assuming each share receives the merger consideration of $11.80 in cash and 0.20582 of a share of

Matthews common stock, with each share of Matthews common stock valued at $40.58, which was the average closing market price of Matthews common stock over the first five business days following the announcement of the merger.
(3)	Amount includes the value of the continuation of health and other insurance benefits (or a lump-sum payment in lieu thereof) for up to one year for Mr. Cunningham following a termination of employment under the circumstances described in note 1 above, per his employment agreement, based on the current costs of these benefits.
(4)	With respect to David Schawk, amounts do not include compensation that may be paid in connection with his appointment as an officer of Matthews at or following the completion of the merger, as no definitive agreement regarding his employment or compensation has been agreed to as of the date of the proxy statement/prospectus. Amounts for Mr. Schawk also exclude any fees, if any, that Mr. Schawk may receive as a member of the board of directors of Matthews following the completion of the merger.

Vote Required and SGK’s Board of Directors Recommendation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Exchange Act require that SGK seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that its named executive officers receive in connection with the merger. The proposal gives SGK’s stockholders the opportunity to express their views on the merger-related compensation of SGK’s named executive officers. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, SGK’s board of directors is asking SGK stockholders to approve the following resolution on a non-binding, advisory basis:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation paid or payable to the SGK named executive officers that are based on or otherwise relate to the merger with Matthews as disclosed under the section of the proxy statement/prospectus entitled “Advisory Vote on Merger-Related Compensation for SGK’s Named Executive Officers.”

SGK’s board of directors recommends that SGK stockholders approve the merger-related compensation arrangements described in this proxy statement/prospectus by voting “FOR” the above proposal. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on SGK or Matthews.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion represents the opinion of Vedder Price, counsel to SGK, and Cohen & Grigsby, counsel to Matthews (collectively referred to in this discussion as “counsel”), as to the material U.S. federal income tax consequences of the mergers to certain U.S. Holders (as defined below) of SGK common stock. Counsels’ opinions are subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in their tax opinions filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The discussion below is based upon the best judgment of counsel regarding the application of the provisions of the Code, applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements and conclusions reached in this summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion addresses only those SGK stockholders that hold their SGK common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder, does not consider any aspects of U.S. federal tax law other than income taxation and does not address all the U.S. federal income tax consequences that may be relevant to particular SGK stockholders in light of their individual circumstances or to SGK stockholders that are subject to special rules, such as:

•	financial institutions or financial services entities;

•	entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of SGK common stock that hold their shares through entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	insurance companies, banks, thrifts, and other financial institutions;

•	tax-exempt organizations;

•	qualified retirement plans;

•	individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	corporations subject to Section 7874 of the Code;

•	persons that hold SGK common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	non-U.S. Holders;

•	expatriates and certain former citizens or residents of the United States; and

•	shareholders who acquired their shares of SGK common stock through the exercise of an employee stock option, the settlement of a restricted stock unit, or otherwise as compensation.

Determining the actual tax consequences of the mergers to you may be complex. They will depend on your specific situation and on factors that are not within Matthews’ and SGK’s control. Matthews and SGK urge you to consult your own tax advisor concerning your particular U.S. federal, state, local and non-U.S. tax consequences of the mergers.

For purposes of this discussion, the term “U.S. Holder” is used to mean a beneficial owner of SGK common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (2) validly elected to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax on its income regardless of its source.

Based on certain representations, covenants, and assumptions described below, all of which must continue to be true and accurate in all respects as of the effective time of the mergers, it is the opinion of counsel for each of Matthews and SGK as of the date of this proxy statement/prospectus that the merger of Merger Sub with and into SGK and the merger of SGK with and into Merger Sub 2 together, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

It is a condition to the completion of the mergers that SGK receive a written opinion of Vedder Price, dated as of the closing date of the mergers, to the effect that the merger of Merger Sub with and into SGK and the merger of SGK with and into Merger Sub 2, as an integrated transaction, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Matthews and SGK will be a “party to that reorganization” within the meaning of Section 368(b)(2) of the Code. In addition, it is a condition to the completion of the mergers that Matthews receive a written opinion of Cohen & Grigsby, dated as of the closing date of the mergers, to the effect that the merger of Merger Sub with and into SGK and the merger of SGK with and into Merger Sub 2, as an integrated transaction, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Matthews and SGK will be a “party to that reorganization” within the meaning of Section 368(b)(2) of the Code. Further, in connection with the filing of the registration statement of which this document is a part, Vedder Price, as counsel to SGK, and Cohen & Grigsby, as counsel to Matthews, have delivered opinions to SGK and Matthews, respectively, to the same effect as the opinion described above. In rendering their opinions as of the date of this proxy statement/prospectus, counsel have relied, and will each rely for its opinion dated as of the closing date, on (1) representations and covenants made by SGK and Matthews delivered on the date hereof and to be delivered on the closing date, including those contained in certificates of officers of SGK and Matthews, and (2) specified assumptions, including an assumption that the statements and facts concerning the mergers set forth in the merger agreement are true and accurate in all respects, and an assumption that the mergers will be completed in the manner contemplated by the merger agreement. In addition, in rendering their opinions, counsel have assumed, and counsels’ ability to provide the opinions dated as of the closing date will depend on, the absence of changes in existing facts and in law between the date of this proxy statement/prospectus and the closing date of the mergers. If any representation, covenant, or assumption is or becomes inaccurate, or if there is a change in law, counsel may not be able to provide the required opinion dated as of the closing date and/or the tax consequences of the mergers could differ from those described below.

An opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

Based on counsels’ opinions, the material U.S. federal income tax consequences of the mergers are as follows:

Material U.S. Federal Income Tax Consequences to U.S. Holders of SGK Common Stock

Gain or Loss on the Mergers. You will recognize gain, but not loss, equal to the lesser of: (1) the amount of cash you receive in the merger (not including any cash received in lieu of a fractional share of Matthews common stock) and (2) the excess, if any, of (a) the sum of the amount of the cash you receive in the merger (not including any cash received in lieu of a fractional share of Matthews common stock) plus the fair market value of Matthews stock (including the fair market value of any fractional share) you receive in the merger, determined as of the closing date of the mergers, over (b) your tax basis in the SGK common stock surrendered in the merger. If you acquired different blocks of SGK common stock at different times or at different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined.

Any gain recognized will be capital gain, and such capital gain will constitute long-term capital gain if you held your SGK shares for more than one year as of the closing date of the mergers. In some cases, if you actually or constructively own Matthews shares of common stock other than the Matthews shares received by you in the merger, the recognized gain may be treated as having the effect of the distribution of a dividend. See “— Possible Treatment of Cash as Dividend” below.

Tax Basis and Holding Period. The aggregate tax basis in the shares of Matthews common stock received by you pursuant to the merger (including any fractional share deemed received and exchanged for cash as described below) will equal the aggregate tax basis in the shares of SGK common stock surrendered by you in the merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of Matthews common stock), and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share of Matthews common stock and including any amount of gain treated as a dividend as described below). The holding period of the Matthews common stock received in the merger (including any fractional share deemed received and exchanged for cash as described below) will include the holding period of the shares of SGK common stock surrendered by you in the merger. If you have differing tax bases and/or holding periods with respect to the SGK common stock exchanged, you should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Matthews common stock received pursuant to the merger.

Cash in Lieu of a Fractional Share. If you receive cash in lieu of a fractional share of Matthews common stock, you will be treated as having received such fractional share in the merger, and then as having sold such fractional share for cash to Matthews. The amount of any gain or loss recognized as a result of such sale will be equal to the difference between the cash received in lieu of such fractional share and the ratable portion of the tax basis of SGK common stock exchanged in the merger that is allocated to such fractional share, and will generally constitute long-term capital gain or loss if the shares of SGK common stock exchanged have been held by you for more than one year at the time of the exchange, subject to the discussion below under the heading “Possible Treatment of Cash as Dividend.”

Possible Treatment of Cash as Dividend. There are certain circumstances in which all or part of the cash received by you will be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized on the merger or on the deemed sale of a fractional share will be treated as capital gain or dividend income depends upon whether and to what extent the exchange in the merger reduces your deemed percentage share ownership interest in Matthews. For purposes of this determination, you will be treated as if you first exchanged all of your SGK common stock solely for Matthews common stock and then Matthews immediately redeemed a portion of those shares in exchange for the cash that you actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Code must be taken into account. You are urged to consult your tax advisors about the possibility that all or a portion of the cash received in exchange for SGK common stock will be treated as a dividend, based on your specific circumstances.

Exercise of Dissenters’ Rights. A U.S. Holder who receives cash pursuant to the exercise of dissenters’ rights generally will recognize capital gain or loss measured by the difference between the cash received and its adjusted basis in its shares of SGK common stock.

Federal Income Tax Consequences if the Mergers Do Not Qualify as a Reorganization. If the mergers fail to qualify as a reorganization, the merger will be a fully taxable transaction to you. In such case, you will recognize gain or loss measured by the difference between the total consideration received in the merger and your tax basis in the shares of SGK common stock surrendered in the merger. The aggregate tax basis in the shares of Matthews common stock received pursuant to the merger will be equal to the fair market value of such Matthews common stock as of the closing date of the merger. The holding period of such shares of Matthews common stock will begin on the date immediately following the closing date of the merger.

Reporting Requirements. SGK stockholders receiving shares of Matthews common stock in the merger may be required to file a statement with their U.S. federal income tax returns setting forth their tax basis in the SGK common stock exchanged in the merger and the fair market value of the Matthews common stock and the amount of cash received in the merger. In addition, holders will be required to retain permanent records of these facts relating to the merger.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to information reporting with respect to the cash received in exchange for shares of SGK common stock. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding (currently at a rate of 28%) with respect to cash received in the merger (including in exchange for fractional shares of Matthews common stock). Backup withholding will not apply, however, to a U.S. Holder that (1) furnishes a correct taxpayer identification number and (as applicable) certifies under penalties of perjury (a) that the taxpayer identification number is correct and (b) that such U.S. Holder is not subject to backup withholding due to notified payee underreporting (such certification can be made on the Form W-9 or substitute Form W-9 or successor form included in the letter of transmittal that will be sent to SGK stockholders following the consummation of the merger), or (2) is otherwise exempt from backup withholding, and when required, establishes its exemption. In addition to being subject to backup withholding, if you do not provide Matthews (or the exchange agent) with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is not refundable by Matthews (or the exchange agent) but may be credited against such a U.S. Holder’s federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

This discussion of material U.S. federal income tax consequences of the mergers set forth above does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local, or other tax consequences of the mergers. Accordingly, SGK stockholders are urged to consult their own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the mergers to that stockholder.

DESCRIPTION OF MATTHEWS CAPITAL STOCK

The following discussion is a summary of the terms of the capital stock of Matthews and should be read in conjunction with “Comparative Rights of SGK Stockholders and Matthews Shareholders” beginning on page 128. This summary is not meant to be complete and is qualified by reference to the relevant provisions of the PBCL and Matthews’ articles and bylaws. You are urged to read those documents carefully. Copies of Matthews’ articles and bylaws are incorporated by reference and will be sent to SGK stockholders upon request. See “Where You Can Find More Information” beginning on page 150.

Common Stock

Under its articles, Matthews is authorized to issue 70,000,000 shares of class A common stock, par value $1.00 per share, and 30,000,000 shares of class B common stock, par value $1.00 per share. As of [                ], 2014, there were [            ] shares of class A common stock issued and outstanding (excluding approximately [                ] shares held in Matthews’ treasury) and no shares of class B common stock were outstanding

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the PBCL, as it may be amended from time to time;

•	Matthews’ articles, as they may be amended or restated from time to time; and

•	Matthews’ bylaws, as they may be amended or restated from time to time.

Each share of class A common stock and each share of class B common stock are identical to each other in respect of rights to all dividends and distributions (including distributions upon liquidation of Matthews) made with respect to shares of common stock, except that in the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or stock dividends, such dividends or distributions shall be declared at the same rate and number per share on class A common stock and on class B common stock, but only shares of the class A common stock shall be distributed with respect to class A common stock and only shares of class B common stock shall be distributed with respect to class B common stock. If Matthews in any manner splits, subdivides or combines the outstanding shares of class A common stock or class B common stock, the outstanding shares of the other class of common stock shall be split, subdivided or combined in the same manner proportionately and on the same basis per share, shares of each such class being split, subdivided or combined only into or with shares of the same class.

Class B Common Stock. Matthews may issue shares of class B common stock only (i) to an active employee of Matthews, but only to the extent permitted by applicable law and the regulations of the National Association of Securities Dealers, Inc., or (ii) in the form of a distribution pursuant to a stock dividend on or split of the shares of class B common stock and only to the then holders of the outstanding shares of class B common stock in conjunction with and in the same ratio as a stock dividend on or split of the shares of class A common stock. No person holding shares of class B common stock may transfer such shares as class B common stock, whether by sale, assignment, inheritance, gift, bequest, appointment or otherwise, except to Matthews or to a person who is an active employee of Matthews. Holders of class B common stock may transfer their stock by exchanging such class B common stock for class A common stock and then transferring such class A common stock provided that such holders are required to offer to Matthews the shares of class B common stock to be exchanged at their fair market value.

Voting Rights. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled or requested to give consent, the holders of the outstanding shares of class A common stock and the holders of the outstanding shares of class B common stock (together with the holders of any outstanding shares of the preferred stock, if entitled to vote) shall vote together without regard to class except as provided below or under applicable law, and every holder of the outstanding shares of class A common stock shall be entitled to cast thereon one vote in person or by proxy for each share of class A common stock standing in the holder’s name and every holder of the outstanding shares of class B common stock shall be entitled to cast thereon ten votes in person or by proxy for each share of class B common stock standing in the holder’s name. With respect to any proposed amendment to Matthews’ articles which would increase, or decrease the par value or the number of authorized shares of either class A common stock or class B common stock, or alter or change the powers, preferences, qualifications, privileges, limitations, restrictions, voting rights, relative voting power or other special or relative rights of the shares of class A common stock or the shares of class B common stock or both, the approval of a majority of the shares of each class, voting separately as a class, shall be required to be obtained in addition to any other shareholder vote required by Matthews’ articles or applicable law. In the election of directors, no shareholder shall have any right to cumulate such shareholder’s votes and cast them for one candidate or distribute them among two or more candidates.

Dividends. The holders of Matthews class A common stock and class B common stock are entitled to receive dividends when, as and if declared by the Matthews board, out of funds legally available for their payment subject to the rights of holders of its preferred stock.

Rights upon Liquidation. In the event of Matthews’ voluntary or involuntary liquidation, dissolution or winding up, each share of class A common stock and class B common stock will be treated identically and entitled to share in any of Matthews’ assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of Matthews outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The outstanding shares of class A common stock are fully paid and nonassessable. The holders of class A common stock are not entitled to preemptive or redemption rights. Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.

Preferred Stock

Under its articles, Matthews is authorized to issue 10,000 shares of preferred stock, par value $100 per share. There are no shares of Matthews preferred stock issued and outstanding.

The preferred stock may be issued in one or more classes or series, with such voting rights, dividend rights, redemption rights, rights upon dissolution, conversion or exchange rights, designations, preferences and other special rights, if any, and qualifications or restrictions thereof, as shall be set forth in the resolution or resolutions providing for the issue of such preferred stock, or classes or series thereof, adopted at any time or from time to time by the Matthews board.

COMPARATIVE RIGHTS OF SGK STOCKHOLDERS AND MATTHEWS SHAREHOLDERS

SGK is incorporated under the laws of the State of Delaware and the rights of its stockholders are governed by the DGCL. Matthews is incorporated under the laws of the Commonwealth of Pennsylvania and the rights of its shareholders are governed under the PBCL. Upon completion of the merger, all outstanding shares of SGK common stock will be converted into the right to receive the merger consideration, which will include shares of Matthews common stock and cash. Therefore, upon completion of the merger, the rights of the former SGK stockholders will be governed by Pennsylvania law, Matthews’ articles and Matthews’ bylaws.

The following discussion is a summary of the current rights of SGK stockholders and the current rights of Matthews shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the PBCL and the other governing documents referred in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of SGK and a shareholder of Matthews. SGK and Matthews have filed with the SEC their respective governing documents referenced in this summary of stockholder and shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 150.

Authorized Capital Stock

SGK is authorized to issue 40,000,000 shares of class A common stock, par value $0.008 per share, 200,000 shares of class B common stock, par value $0.05 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

SGK’s board of directors is authorized, subject to such limitations prescribed by law and the provisions of the certificate of incorporation, to provide for the issuance of shares of preferred stock or to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series.

Matthews is authorized to issue 70,000,000 shares of Class A common stock, par value $1.00 per share, 30,000,000 shares of class B common stock, par value $1.00 per share, and 10,000 shares of preferred stock, $100 par value.

Matthews may issue shares of class B common stock only (i) to an active employee of Matthews, but only to the extent permitted by applicable law and the regulations of the National Association of Securities Dealers, Inc., or (ii) in the form of a distribution pursuant to a stock dividend on or split of the shares of class B common stock and only to the then holders of the outstanding shares of class B common stock in conjunction with and in the same ratio as a stock dividend on or split of the shares of class A common stock.

The preferred stock may be issued in one or more classes or series, with such rights and subject to such qualifications or restrictions, as are set forth in resolution(s) adopted by the board.

Voting	SGK’s certificate of incorporation provides that each share of class A common stock is entitled to one vote per share. Except as otherwise provided by Delaware law, the class B stock has no voting rights.	Matthews’ articles provide that the holders of outstanding shares of class A common stock are entitled to cast one vote per share on all matters on which shareholders are entitled to vote and the holders of outstanding shares of class B common stock are entitled to cast ten votes per share on all matters on which shareholders are entitled to vote.

Notice of Shareholder Meetings	SGK’s bylaws provide that written notice stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 50 days before the date of the meeting, or in the case of a merger or consolidation not less than 20 nor more than 40 days before the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Under the DGCL, notice of a meeting to authorize a sale, lease or exchange of all or substantially all of SGK’s assets shall be given not more than 20 days prior to the date of the meeting.	Matthews’ bylaws provide that written notice shall be given by the person(s) entitled to call the meeting at least five days prior to the date fixed for the meeting and at least 14 days prior to the date fixed for any meeting at which directors are to be elected. The notice shall specify the place, day, and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted.

Special Meetings of Shareholders	SGK’s bylaws provide that special meetings may be called by the president, and shall be called by the president at the request in writing of a majority of SGK’s board of directors or by the holders of a majority of SGK’s outstanding stock.	Matthews’ bylaws provide that special meetings may be called at any time by the chairman of Matthews’ board, the president, Matthews’ board or, upon written notice to the secretary of Matthews, holders of record of not less than 20% of the shares entitled to be voted upon any proposal to be considered at such meeting.

Shareholder Proposals	SGK’s certificate of incorporation and bylaws do not contain advance notice provisions relating to stockholder nominations of directors or business proposals to be brought before a meeting of stockholders.	Matthews’ bylaws provide that for business to be properly brought before an annual meeting by a shareholder such business must be a proper matter for shareholder action and the shareholder must provide written notice that is received by the secretary at Matthews’ principal executive offices not later than the 75th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting (in the event that the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made). The notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) a representation that the shareholder intends to appear in person or by proxy at the meeting to raise the proposal specified in the notice; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such shareholder, as they appear on Matthews’ books, and of such beneficial owner and (ii) the class and number of shares of Matthews which are owned beneficially and of record by such shareholder and such beneficial owner.

Shareholder Action	SGK’s bylaws provide that a majority of SGK’s outstanding shares, represented in person or by proxy, constitute a quorum at any meeting of stockholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by statute, the certificate of incorporation or the bylaws.	Matthews’ bylaws provide that the presence in person or by proxy of the holders of record of a majority of the shares entitled to be voted upon any proposal to be considered at the meeting constitutes a quorum. Matthews’ bylaws provide that, except as otherwise provided by law or in Matthews’ articles or bylaws, any proposal duly made at a meeting of the shareholders shall be adopted only upon the affirmative vote, in person or by proxy, of the holders of record of majority of the shares represented at the meeting and entitled to be voted on such proposal.

Action by Written Consent	Under the DGCL, unless otherwise restricted by the certificate of incorporation, any action required to be taken at a meeting of the SGK stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. SGK’s certificate of incorporation does not restrict stockholder action by written consent.	Under the PBCL, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by consent by all the shareholders entitled to vote on the action and delivered to the corporation, unless otherwise provided in the bylaws. Pennsylvania law allows shareholder action without a meeting for registered corporations such as Matthews by less than unanimous consent of the shareholders only if provided for in the corporation’s articles of incorporation. Matthews’ articles do not provide for allowing shareholder action without a meeting by less than unanimous consent.

Dividends

Under the DGCL, subject to any restrictions contained in the corporation’s certificate of incorporation, the board of directors of a corporation may declare and pay dividends and other distributions to the corporation’s stockholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, until the deficiency has been repaid.

Under the PBCL, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured. The board of directors of the corporation may base its determination of total assets and total liabilities on any factors it considers relevant, including the book values of the corporation’s assets and liabilities as reflected on its books and records, unrealized appreciation and depreciation of the corporation’s assets or the current value of the corporation’s assets and liabilities, either valued separately or valued in segments or as an entirety as a going concern.

Number of Directors	SGK’s bylaws provide that the number of directors of SGK shall be ten.	Matthews’ articles provide that the board consists of not less than five and not more than fifteen persons as may from time to time be fixed by the board.

Election of Directors	SGK’s bylaws provide that each director shall hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.	Matthews’ articles provide that the directors are divided into three classes, as nearly equal in number as possible. If such classes are not equal, the board determines which class shall contain an unequal number of directors. Each class of directors serves for a staggered term of three years. At each annual meeting of shareholders, the shareholders elect directors of the class whose term is expiring, and such elected directors shall hold office until the third succeeding annual meeting. Each director holds office for the term for which elected until his or her successor shall be elected and shall qualify.

Vacancies	SGK’s bylaws provide that any vacancy occurring in SGK’s board and any directorship to be filled by reason of an increase in the number of directors, may be filled by election at an annual meeting or at a special meeting of stockholders called for that purpose. Under the DGCL, vacancies and newly created directorships may also be filled by a majority of the directors then in office.	Matthews’ bylaws provide that, except as otherwise required by law, vacancies on the board including vacancies resulting from an increase in the number of directors shall be filled by unanimous vote of the remaining directors.

Nominations of Candidates for Election to the Board of Directors	As provided in SGK’s proxy statement for its 2013 annual meeting, stockholders may recommend a prospective nominee for the SGK board’s consideration by submitting the candidate’s name and qualifications to the SGK board, 1695 South River Road, Des Plaines, Illinois 60018. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the	Matthews’ articles provide that nominations may be made only by the board or a committee appointed by the board or by a shareholder of record entitled to vote in the election of the directors who provides written notice of such nomination that is received by the secretary not later than (i) with respect to an election to be held at an annual meeting of shareholders, 75 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The shareholder notice must include: (1) the name and

	stockholder or stockholders proposing such nominee, (c) the number of shares of stock of SGK which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder or stockholders and such nominee or between the nominee and SGK or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. SGK’s proxy statement for its 2013 annual meeting provided that recommendations received by December 16, 2013, will be considered for nomination at the 2014 annual meeting. Recommendations received after December 16, 2013, will be considered for nomination at the 2015 annual meeting.	address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of stock of Matthews entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated by the Matthews board; and (5) the consent of each nominee to serve as a director if so elected. No one is eligible for nomination as a director for any term during which, or before which, he/she will attain 70 years of age.

Other Corporate Constituencies	The directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its stockholders. The DGCL does not have an “other constituency” statute similar to Section 1715 of the PBCL.	Section 1715 of the PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate: the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation; the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation and all other pertinent factors. The board of directors, committees of the board and individual directors are not required to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Limitation on Liability of Directors	SGK’s certificate of incorporation contains a provision adopted pursuant to Section 102(c)(7) of the DGCL providing that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The provision as so adopted further provides that if the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time.	Pennsylvania law permits a corporation to include in its bylaws or articles a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its shareholders, (ii) for acts that constitute self-dealing, willful misconduct or recklessness, or (iii) pursuant to any criminal statute or for the payment of any taxes under federal, state or local law. Matthews’ articles eliminate the personal liability of the Matthews directors to the fullest extent permitted under Pennsylvania law.

Indemnification and Advancement of Expenses of Directors and Officers	Under the DGCL, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the	Under the PBCL, unless otherwise restricted in its articles of incorporation or bylaws, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. The DGCL mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above. The DGCL permits a corporation to advance expenses actually and reasonably incurred by its current and former directors, officers, employees and agents in defending any action, suit or proceeding, subject to, in the case of current directors and officers, receipt of an undertaking that the amount advanced will be repaid if it is determined that such current director or officer is not entitled to indemnification. Delaware law also provides that the rights to indemnification advancement described above are not exclusive.

SGK’s certificate of incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

SGK’s bylaws provide that each person entitled to indemnification by SGK pursuant to its certificate of incorporation by reason of the fact that he or she is or was a director or an officer of SGK or while a director or officer of SGK is or was serving at the request of SGK as a director, officer, employee, agent or trustee of another entity, or by reason of anything done or not done by him or her in any such capacity, shall, to the fullest extent not prohibited by law, also have the right to be paid by SGK the expenses (including action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Pennsylvania law mandates such indemnification of expenses to the extent the present or former director, officer, employee or agent has been successful in defense of any action or proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Pennsylvania law also provides that the permitted indemnifications described above are not exclusive.

Matthews’ articles provide that, except as prohibited by law, every Matthews director and officer is entitled to be indemnified by Matthews against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceedings, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved in any manner or is threatened to be made so involved, by reason of such person being or having been a director or officer of Matthews or a subsidiary or by reason of the fact that he or she is or was serving at Matthews’ request as a representative of another entity. Every indemnitee is be entitled to have his or her expenses in defending any such action paid in advance by Matthews prior to final disposition thereof subject to receipt of a written undertaking to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required, in advance of its final disposition; provided, however, that an advancement of expenses shall be made only upon delivery to SGK of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

Business Combinations

Section 203 of the DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•   before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors or officers and by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•   at or subsequent to such time the business combination is approved

Matthews’ articles provide that, in addition to any vote that may be required by law, Business Combinations with Interested Shareholders require the affirmative votes of (i) the holders of at least 80% of the voting power of all then outstanding shares of voting stock, voting together as a single class and (ii) the holders of at least a majority of the voting power of the then outstanding shares of voting stock which are not beneficially owned by the Interested Shareholder, voting together as a single class. The articles provide that these special voting requirements shall not apply to any Business Combination that has been approved by a majority of the disinterested directors.

A disinterested director is a director who is not an Interested Shareholder or an affiliate, associate or representative of an Interested Shareholder and either (1) was a director of Matthews immediately prior to the time the Interested Shareholder became an Interested Shareholder or (2) is a successor to a disinterested director and is recommended or elected to succeed a disinterested director by a majority of the then disinterested directors.

A “Business Combination” is defined to include, among others, any transaction that is a (1) merger, consolidation or share exchange of Matthews or any subsidiary with (a) any Interested by the board of directors and authorized at an annual meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL generally defines “business combination” as:

•   any merger or consolidation of the corporation with the interested stockholder;

•   any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the assets of the corporation involving the interested stockholder;

•   subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•   any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•   any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Generally, the DGCL defines and “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither SGK’s certificate of incorporation nor its bylaws contains the election not to be governed by Section 203 of the DGCL.

Shareholder or with (b) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or share exchange would be, an affiliate or associate of an Interested Shareholder, in each case without regard to which person is the surviving person; (2) any sale, lease or other disposition or other arrangement to, with or for the benefit of any Interested Shareholder or any of its affiliate or associate involving any assets or securities of Matthews or any subsidiary having an aggregate fair market value and/or involving aggregate commitments equal to 5% or more of Matthews’ and its subsidiaries total assets; (3) the issuance or transfer by Matthews or any subsidiary of securities to any Interested Shareholder or any of its affiliates or associates in exchange consideration having an aggregate fair market value equal to 5% or more of Matthews’ and its subsidiaries’ total assets; (4) the adoption of any plan for the liquidation of Matthews proposed by or on behalf of any Interested Shareholder or any of affiliates or associates of any Interested Shareholder; (5) any reclassification of securities or other transaction which has the effect of increasing the proportionate share of the outstanding equity securities or securities convertible into equity securities of Matthews or any subsidiary owned by any Interested Shareholder or any of its affiliates or associates; or (6) any other transaction similar in purpose or effect to the transactions specified in the foregoing provisions.

“Interested Shareholder” is defined as any person (other than Matthews or a subsidiary, an employee benefit plan of Matthews or a subsidiary, or a trustee or fiduciary of any such plan when acting in such capacity) which: (1) is at such time the beneficial owner, directly or indirectly, of more than 15% of the voting power of Matthews’ outstanding voting stock; (2) is at such time an affiliate of Matthews and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 15% of the voting power of Matthews’ then outstanding voting stock; or (3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Matthews’ voting stock which were at any time within the two- year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

With respect to any particular transaction, the term “Interested Shareholder” also includes any affiliate or associate of such Interested Shareholder and any other member of a group acting in concert with such Interested Shareholder.

The PBCL contains certain anti-takeover protections that are applicable to Pennsylvania registered corporations (as defined in Section 25).

Under Subchapter E of Section 25 (Put Right) shareholders of a Pennsylvania registered corporation have the right to “put” their shares at “fair value” to any person who acquires at least 20% of the voting power of the target company’s shares, whether or not the acquisition was approved by the board of the target.

Under Subchapter F of Section 25 (Merger Moratorium) a five-year prohibition on certain business combinations between a target company and an “interested shareholder,” unless the shareholder’s acquisition of shares makes it an interested shareholder or the business combination itself was pre-approved by the target’s board.

Under Subchapter G of Section 25 (Control Share Acquisitions) a shareholder acquiring “control shares” may not vote its control shares unless and until voting rights to the control shares are restored by a majority vote of all the disinterested shares and a majority vote of all voting shares.

Under Subchapter H of Section 25 (Anti-Greenmail Disgorgement)any person who has recently acquired or disclosed its intention to acquire at least 20% of the voting power of a target company’s shares, or is otherwise seeking control of the target, must disgorge any profits in connection with the sale of shares during the subsequent eighteen months.

Under Subchapter I of Section 25 (Severance Compensation) and Subchapter J of Section 25 (Labor Contracts) employees who are severed in connection with a control share acquisition (as defined in the control share statute) are entitled to certain minimum severance payments. In addition, a business combination within five years of a control share acquisition will not result in the termination or impairment of an existing labor contract, unless the terms of the labor contract expressly provide for termination or impairment of rights or benefits as the result of a control share transaction.

Matthews’ bylaws provide that section 910 and section 911 of the Business Corporation Law (pertaining to control transactions) and Subchapter G, Subchapter H, Subchapter I and Subchapter J of Chapter 25 of the PBCL (pertaining to control share transactions) shall not apply to Matthews.

Appraisal Rights and Dissenters’ Rights	Under the DGCL, stockholders have the right to demand an appraisal of their shares in connection with certain mergers and consolidations, provided	Under the PBCL, unless the articles of incorporation or bylaws provide otherwise, shareholders of a Pennsylvania corporation generally are they comply with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series of stock of a constituent corporation that, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were:

•   listed on a national securities exchange; or

•   held of record by more than 2,000 stockholders.

Further, no dissenters’ rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation under Section 251(f) of the DGCL.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation;

•   shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares of the corporations described in either of the above; or

•   any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither Matthews’ articles of incorporation nor Matthews’ bylaws contain provisions with respect to dissenters’ rights.

A Delaware corporation may provide in its certificate of incorporation that appraisal rights under Section 262 of the DGCL shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation.

SGK’s certificate of incorporation does not address appraisal rights.

Amendments to Charter Documents	Under the DGCL, all amendments to a corporation’s certificate of incorporation require approval by its board of directors and adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to the additional vote of any class or classes or series of stock or the greater proportion of any class or classes or series of stock required by the certificate of incorporation, but subject to any class vote, whether or not required by the certificate of incorporation required by the DGCL).

Under the PBCL, every amendment to a registered corporation’s articles of incorporation must be (i) proposed or approved by the corporation’s board of directors and (ii) with certain exceptions, adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment (subject to any class voting rights required by the corporation’s articles of incorporation, the terms of any preferred stock, or the PBCL), unless the corporation’s articles of incorporation or a specific provision of the PBCL requires a greater vote.

Matthews’ articles provide that, in addition to any affirmative vote required by law, the articles or otherwise, any amendment, alteration, change or repeal of any provision of Matthews’ articles, or the adoption of any provision inconsistent therewith, shall require the affirmative votes of (a) the holders of at least 80% of the voting power of all then outstanding shares of voting stock, voting together as a single class and (b) the holders of at least a majority of the voting power of the then outstanding shares of voting stock which are not beneficially owned by any Interested Shareholder (as defined above), voting together as a single class; provided, however, that the additional affirmative votes shall not apply to any amendment, alteration, change, repeal or provision if it is recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the disinterested directors (as defined above under “Business Combinations”) then in office.

Under the PBCL, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to: (i) change the corporation’s name; (ii) provide for perpetual existence of the corporation; (iii) in certain circumstances, reflect a reduction in authorized shares effected in connection with an acquisition by the corporation of its own shares; (iv) add or delete a provision authorizing that shares of the corporation not be represented by certificates; (v) add, change or eliminate the par value of any class or series of shares, if the par value does not have any substantive effect on the terms of any shares of the corporation; and/or (vi) under certain circumstances, split the corporation’s voting shares and/or, subject to certain limitations, increase the number of authorized voting shares of the corporation in connection with a stock split or stock dividend of the corporation’s voting shares.

Matthews’ articles do not restrict this power of Matthews’ board of directors.

Amendments to Bylaws	Under the DGCL, the board of directors shall have the power to amend the bylaws if so provided by the certificate of incorporation. SGK’s certificate of incorporation provides that the power to make, alter and repeal the bylaws, and to adopt any new bylaws, except any bylaw classifying the board, shall be vested in the board. SGK’s bylaws provided that they may be amended by a majority vote of the directors. Under the DGCL the stockholders of the corporation have the power to amend the bylaws.	Matthews’ bylaws provide that they may be amended by the board of directors. Under the PBCL, the power of the directors to amend the bylaws is subject to the power of the shareholders to change such action.

APPRAISAL RIGHTS

Pursuant to Section 262 of the DGCL, which we refer to as Section 262, SGK stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 have the right to seek appraisal of the fair value of their shares of SGK common stock as determined by the Delaware Court of Chancery if the merger is completed. The appraised value will not include any value arising from the accomplishment or expectation of the merger, but will include interest on such appraised value from the effective date of the merger until the date such appraised value is paid, calculated at 5% over the Federal Reserve discount rate (including any surcharge) during such period, unless the Delaware Court of Chancery determines otherwise for good cause shown. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting SGK stockholders who wish to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this proxy statement/prospectus

Under Section 262, SGK is required to notify stockholders not less than 20 days before the special meeting to vote on the proposal to adopt the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with that notice.

THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES SGK’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE. A COPY OF SECTION 262 IS ATTACHED HERETO AS ANNEX D.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 set forth in Annex D to this proxy statement/prospectus and consult your legal advisor.

In order to demand appraisal of your shares of SGK common stock, you must satisfy each of the following conditions:

•	You must deliver to SGK a written demand for appraisal of your shares before the vote is taken on the adoption of the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement does not by itself constitute a demand for appraisal under Section 262.

•	You must not vote in favor of the adoption of the merger agreement. An executed proxy that is submitted but does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting thereon.

•	You must be the record holder of such shares of SGK common stock on the date written demand for appraisal is made and you must continuously hold your shares of SGK common stock from the date you make your demand for appraisal rights through the effective date of the merger. A stockholder who is the record holder of shares of SGK common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any rights to appraisal in respect of such shares.

If you fail to comply with any of these conditions and the merger is completed, you will lose your appraisal rights with respect to your shares of SGK common stock. A demand for appraisal will be sufficient if it reasonably informs of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of SGK common stock. Only a holder of record of shares of SGK common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of their shares of SGK common stock in connection with the proposed merger.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to SGK. The beneficial owner must, in such cases, have the record holder of such shares submit the required demand in respect of those shares.

If the shares of SGK common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of SGK common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of SGK common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of SGK common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares of SGK common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to:

Schawk, Inc.

1695 South River Road

Des Plaines, Illinois 60018

Attention: Corporate Secretary

and must be executed by, or on behalf of, the record holder of the shares of SGK common stock. The written demand must reasonably inform SGK of the identity of the SGK stockholder and state that the stockholder intends to demand appraisal of the shares of SGK common stock held by the stockholder. If your shares of SGK common stock are held through a bank, broker or other nominee and you wish to demand appraisal rights, you must act promptly to instruct the applicable bank, broker or other nominee to follow the steps required by Section 262.

Within 10 days after the effective date of the merger, the entity surviving the merger must give written notice of the effective date of the merger to each SGK stockholder who has properly asserted appraisal rights under Section 262 and who did not vote in favor of the merger.

Within 120 days after the effective date of the merger, but not thereafter, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition with the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal rights. The entity surviving the merger has no obligation to file such a petition, and there is no present intention for it to do so. A person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal with the Delaware Court of Chancery. If a petition is not filed within such 120-day period, all appraisal rights relating to shares of SGK common stock will terminate. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw the demand for appraisal made by the stockholder by delivering to the surviving entity a written withdrawal of the demand for appraisal. SGK stockholders who withdraw their demand or otherwise fail to perfect or lose their appraisal rights will be entitled to receive the merger consideration in respect of such shares. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving entity does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of SGK common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving entity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request such a statement from the surviving entity.

If a dissenting stockholder duly files a petition for appraisal with the Delaware Court of Chancery and the petition is served on the surviving entity, then the surviving entity must file with the Delaware Register in Chancery within 20 days after being served such petition a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the Delaware Register in Chancery gives notice of the time and place fixed for hearing of such petition as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with the requirements of Section 262 and who are entitled to appraisal rights.

The Delaware Court of Chancery may require stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. After determination of the stockholders entitled to appraisal rights, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings, and the Delaware Court of Chancery will determine the fair value of the shares of SGK common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Once the fair value is determined by the Delaware Court of Chancery, the surviving entity will pay all dissenting stockholders the appraised value of their shares, together with interest accrued thereon during the pendency of the proceeding, immediately, in the case of holders of uncertificated shares, or upon surrender by such holders of any certificates representing such shares.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or could be ascertained as of the date of the merger that throw any light on future prospects of the target corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the appraisal remedy, depending on the factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged to the parties as the Court deems equitable under the circumstances. Upon application of any dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses. If any stockholder who demands appraisal of shares of SGK common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of SGK common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw a demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement. Any attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require written approval of the surviving entity.

Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote the stockholder’s shares for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective time of the merger).

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex D. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

LEGAL MATTERS

The validity of the shares of Matthews common stock to be issued in connection with the merger has been passed upon for Matthews by Cohen & Grigsby, Pittsburgh, Pennsylvania.

It is a condition to the completion of the merger that Matthews receive an opinion from Cohen & Grigsby, and SGK receive an opinion from Vedder Price, in each case, dated as of the closing date of the merger, to the effect that the mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Matthews and SGK will be a “party to that reorganization” within the meaning of Section 368(b)(2) of the Code.

EXPERTS

Matthews

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Matthews International Corporation Annual Report on Form 10-K for the fiscal year ended September 30, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SGK

The consolidated financial statements of Schawk, Inc., appearing in Schawk, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein) and the effectiveness of Schawk, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Matthews

If the merger is completed, SGK stockholders will become shareholders of Matthews.

Under Rule 14a-8 of the Exchange Act, proposals of shareholders intended to be presented at Matthews’ 2015 Annual Meeting of Shareholders must have been received no later than September 23, 2014 for inclusion in the proxy statement and proxy card for that meeting and must otherwise comply with the requirements of Rule 14a-8.

Matthews’ bylaws provide that, in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice of such business in writing to the secretary of Matthews and such business must be a proper matter for shareholder action. To be timely, a shareholder’s written notice of such business must be received by the secretary of Matthews at the principal executive offices of Matthews not later than the close of business on the 75th day and not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting. The shareholder’s notice must also contain the information with respect to the matter and the shareholder proponent that is specified in Section 2.09 of Matthews’ bylaws. For Matthews’ annual meeting in the year 2015, Matthews must have received this notice not before October 23, 2014 and no later than December 5, 2014.

Matthews shareholders may nominate candidates for election to the Matthews board of directors but any such nomination must comply with the advance notice procedures set forth in Matthews’ articles. Written notice of such shareholder nomination must be received by the secretary of Matthews not later than 75 days prior to the anniversary date of the immediately preceding annual meeting and such notice must include the information concerning the nominee and the shareholder(s) making the nomination specified in Article Sixth C of Matthews’ articles. For Matthews’ annual meeting in the year 2015, the secretary of Matthews must receive this notice no later than December 5, 2014.

Any shareholder proposal received by the secretary of Matthews after December 5, 2014 will be considered untimely under Rule 14a-4(c)(1) promulgated by the SEC under the Exchange Act.

Matthews shareholders may obtain a copy of the full text of the provisions of Matthews’ articles and bylaws by writing to the Corporate Secretary, Matthews International Corporation, Two NorthShore Center, Pittsburgh, PA 15212.

SGK

It is currently anticipated that no SGK annual meeting of stockholders for 2014 will be held due to the pendency of the merger. In such case, shareholder proposals must be submitted to Matthews’ corporate secretary in accordance with the procedures described above in order to present business at Matthews’ 2015 annual meeting. In case the merger is not timely completed, SGK expects to hold a 2014 annual meeting of stockholders. In order to be considered for inclusion in the proxy statement and proxy for SGK’s 2014 annual meeting of stockholders, if held, stockholder proposals would need to have been received by the secretary of SGK no later than [             ].

WHERE YOU CAN FIND MORE INFORMATION

Matthews has filed a registration statement with the SEC under the Securities Act that registers the distribution to SGK stockholders of the shares of Matthews common stock to be issued pursuant to the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Matthews, SGK and the common stock of these companies. The rules and regulations of the SEC allow Matthews and SGK to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Matthews and SGK file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Matthews and SGK, that file electronically with the SEC. The address of the site is http://www.sec.gov. Matthews’ website address is http://www.matw.com; and SGK’s address is http://www.schawk.com. The information on Matthews’ and SGK’s respective websites is not a part of this proxy statement/prospectus.

The SEC allows Matthews and SGK to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Matthews and SGK previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about Matthews and SGK and their financial condition.

Matthews’ SEC Filings

Annual Report on Form 10-K	For the year ended September 30, 2013
Quarterly Reports on Form 10-Q	For the quarters ended December 31, 2013 and March 31, 2014
Current Reports on Form 8-K	Filed on January 27, 2014, February 24, 2014, March 17, 2014, March 19, 2014, April 1, 2014 and April 22, 2014

Matthews also incorporates by reference the description of its common stock contained in its registration statement on Form 8-A, and any amendment or report filed with the SEC for the purpose of updating the description.

SGK’s SEC Filings

Annual Report on Form 10-K and Form 10-K/A	For the year ended December 31, 2013
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2014
Current Reports on Form 8-K	Filed on January 10, 2014, March 17, 2014, March 19, 2014 and April 30, 2014

Matthews and SGK hereby further incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K that are “filed” with the SEC, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through Matthews or SGK, as the case may be, or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Matthews	SGK
Matthews International Corporation Two NorthShore Center Pittsburgh, Pennsylvania 15212 Attention: Investor Relations Telephone number (412) 442-8200	Schawk, Inc. 1695 South River Road Des Plaines, Illinois 60018 Attention: Investor Relations Telephone number (847) 827-9494

If you would like to request documents, please do so by [            ], which is five business days before SGK stockholders will vote on the proposal to adopt the merger agreement at the special meeting, to ensure timely delivery before the special meeting. If you request any incorporated documents from Matthews or SGK, Matthews and SGK will mail them to you by first class mail, or another equally prompt means, within one business day after Matthews or SGK receives your request.

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference in this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference in, this proxy statement/prospectus.

This proxy statement/prospectus is dated [                ], 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to SGK stockholders nor the issuance by Matthews of shares of common stock pursuant to the merger will create any implication to the contrary.

ANNEX A

Execution Document

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among

MATTHEWS INTERNATIONAL CORPORATION

MOONLIGHT MERGER SUB CORP.

MOONLIGHT MERGER SUB LLC

and

SCHAWK, INC.

Dated as of March 16, 2014

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of March 16, 2014, between Matthews International Corporation, a Pennsylvania corporation (“Parent”), Moonlight Merger Sub Corp., a Delaware corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub”), Moonlight Merger Sub LLC, a Delaware limited liability company and a wholly owned direct Subsidiary of Parent (“Merger Sub 2”), and Schawk, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement, and, immediately after the effectiveness of the Merger, the merger of the Company with and into Merger Sub 2 (the “Second Merger”); and

WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger and the Second Merger (collectively, the “Integrated Merger”) shall constitute an integrated plan of reorganization described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and such Merger and Second Merger are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Stockholders (the “Principal Stockholders”) are entering into (i) voting and support agreements (collectively, the “Support Agreements”) and (ii) a shareholders’ agreement regarding, among other things, the rights and obligations of the Principal Stockholders with respect to their ownership of Parent capital stock after the Merger (the “Shareholders’ Agreement”); and

WHEREAS, Parent, Merger Sub, Merger Sub 2, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger Sub 2, and the Company hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) As soon as practicable after the Effective Time, and as part of a single integrated transaction and plan of reorganization, the Surviving Corporation shall be merged with and into Merger Sub 2, and the separate corporate existence of the Surviving Corporation shall thereupon cease, and Merger Sub 2 shall be the surviving entity of the Second Merger (the “Surviving LLC”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Cohen & Grigsby, P.C., 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger in respect of the Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as Parent and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). Parent shall cause the Second Merger to be consummated immediately following the Effective Time by filing with the Delaware Secretary of State a certificate of merger in respect of the Second Merger (the “Second Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and the Delaware Limited Liability Company Act. The Second Merger shall become effective immediately following the Effective Time.

Section 1.4 Effects of the Mergers.

(a) The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving LLC, and all debts, liabilities and duties of the Surviving Corporation and Merger Subs shall become the debts, liabilities and duties of the Surviving LLC.

Section 1.5 Governing Instruments of the Surviving Corporation and Surviving LLC.

(a) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”), until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company as of immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the Surviving Corporation Charter and as provided by applicable Law.

(c) At the effective time of the Second Merger, the certificate of formation of Merger Sub 2 shall be the certificate of formation of the Surviving LLC, except that the certificate of formation of the Surviving LLC shall be amended to reflect that the name of the Surviving LLC shall be “Schawk LLC”, or such other name as Parent shall determine, and, as so amended, such certificate of formation shall be the certificate of formation of the Surviving LLC until thereafter amended as provided therein or by applicable Law.

(d) At the effective time of the Second Merger, the Limited Liability Company Agreement of Merger Sub 2 shall thereafter be the Limited Liability Company Agreement of the Surviving LLC, except that the Limited Liability Company Agreement of the Surviving LLC shall be amended to reflect that the name of the Surviving LLC shall be “Schawk LLC” or such other name as Parent shall determine, and, as so amended, such Limited Liability Company Agreement shall be the Limited Liability Company Agreement of the Surviving LLC until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Managers. The parties hereto shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. At the effective time of the Second Merger, the parties hereto shall take all necessary action such that the directors of the Surviving Corporation shall become the managers of the Surviving LLC until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Limited Liability Company Agreement of the Surviving LLC.

Section 1.7 Officers. Prior to the Effective Time, Parent shall inform the Company in writing of the individuals who shall be the officers of the Surviving Corporation from and after the Effective Time and the offices each such officer shall hold. The parties hereto shall take all necessary action such that such individuals shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. At the effective time of the Second Merger, the parties hereto shall take all necessary actions such that the officers of the Surviving Corporation shall become the officers of the Surviving LLC and shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Limited Liability Company Agreement of the Surviving LLC.

ARTICLE II

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES; COMPANY STOCK BASED EQUITY AWARDS

Section 2.1 Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(i) Subject to Section 2.1(d), each issued and outstanding share of Class A Common Stock, par value $0.008 per share, of the Company (the “Shares”) (other than Shares to be canceled in accordance with Section 2.1(a)(ii) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (i) 0.20582 (the “Stock Merger Consideration”) of a share of Class A Common Stock, par value $1.00 per share, of the Parent (“Parent Common Stock”), and (ii) $11.80 in cash, without interest (the “Cash Merger Consideration”). The Stock Merger Consideration, together with the Cash Merger Consideration is referred to herein as the “Merger Consideration”. As of the Effective Time, each such Share shall no longer be outstanding and shall automatically cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued and paid in accordance with Section 2.3, without interest.

(ii) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, Merger Sub 2 or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Merger Sub 2:

(i) each issued share of common stock, par value $0.01 per share, of the Surviving Corporation shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(ii) the membership interests of Merger Sub 2 immediately prior to the effective time of the Second Merger shall continue unchanged as a result of the Second Merger as the membership interests of the Surviving LLC from and after the effective time of the Second Merger.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise expressly prohibited by the terms of this Agreement.

(d) Notwithstanding anything contained in this Agreement to the contrary, if, prior to the Effective Time, it is determined that the conditions described in Sections 6.2(e) and 6.3(d) cannot be satisfied because the Total Stock Consideration would be less than 40.5% of the aggregate Base Merger Consideration (determined without regard to this Section 2.1(d)), then the Stock Merger Consideration shall be increased (with a corresponding reduction in the Cash Merger Consideration) to the extent necessary so that the Total Stock Consideration is equal to 40.5% of the aggregate Base Merger Consideration (the “Adjustment”). The Adjustment made pursuant to this Section 2.1(d) shall be made as follows: for each .00001 of a share of Parent Common Stock increase to the Stock Merger Consideration, there will be a corresponding decrease to the Cash Merger Consideration in the amount of the product of .00001 multiplied by the Parent Signing Price.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) Each option (each, a “Company Stock Option”) to purchase Shares granted under the Schawk, Inc. 2006 Long-Term Incentive Plan and the Schawk, Inc. 2003 Equity Option Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding upon the execution of this Agreement is hereby cancelled and, in exchange therefor, the Company is paying promptly to each former holder of any such cancelled Company Stock Option an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of $20.00 over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than $20.00, no cash payment shall be made in respect of the cancellation of such Company Stock Option.

(b) Each stock appreciation right with respect to Shares (each, an “SAR”) granted under a Company Stock Plan, whether vested or unvested, that is outstanding upon the execution of this Agreement is hereby cancelled and, in exchange therefor, the Company is paying promptly to each former holder of any such cancelled SAR an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of $20.00 over the grant price per Share under such SAR and (ii) the number of SARs subject to such cancelled SAR; provided, that if the grant price of such SAR is equal to or greater than $20.00, no cash payment shall be made in respect of the cancellation of such SAR.

(c) Each restricted stock unit with respect to Shares (each, an “RSU”) granted under a Company Stock Plan that is outstanding upon the execution of this Agreement is hereby cancelled and, in exchange therefor, the Company is paying promptly to each former holder of any such cancelled RSU an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) $20.00 and (ii) the portion of the Shares that would have been payable under such cancelled RSU if such RSU had vested and become payable in accordance with its terms on the date of this Agreement; provided, however, that any RSU with respect to which a cash payment is not permitted to be made promptly following its cancellation under the terms of the instrument granting such RSU shall instead entitle its holder to receive the cash payment in an amount described in this Section 2.2(c) above upon the earlier to occur of: (x) the date such cash payment is permitted under the relevant instrument; or (y) immediately prior to the Effective Time.

(d) Each restricted Share outstanding under a Company Stock Plan (each, a “Restricted Share”) that is unvested and outstanding upon the execution of this Agreement shall vest in accordance with its terms on the date of this Agreement and shall be deemed to be an outstanding Share for the purposes of this Agreement and the Merger. Any portion of a Restricted Share that does not vest on the date of this Agreement is hereby cancelled and forfeited, and no consideration shall be payable in respect of such cancelled and forfeited portion.

(e) The Company shall deliver all required notices to each holder of Company Stock Options, Restricted Shares, RSUs and SARs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options, Restricted Shares, RSUs and SARs shall be treated in the manner set forth in this Section 2.2.

(f) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option, a Restricted Share, an RSU or a SAR or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation, the Surviving LLC or any of their Subsidiaries, except as set forth in this Section 2.2.

(g) With respect to the Schawk, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), the Company shall amend the ESPP effective on or before the date of this Agreement so that after March 31, 2014 (i) no further “Options” (as defined in the ESPP) shall be granted under the ESPP, and (ii) any accumulated payroll deductions previously withheld on behalf of the participants in the ESPP shall be refunded to such employees such that the balance of the Purchase Account (as defined in the ESPP) shall be $0. In addition, immediately prior to the Effective Time, the Company shall, in accordance with the ESPP plan document and all applicable Laws, take all action necessary to terminate the ESPP and to distribute all Deposited Shares (as defined in the ESPP) to Participants.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with a bank or trust company mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging the Shares for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the shares of Parent Common Stock and cash constituting the Merger Consideration. From and after the Effective Time, Parent shall provide to the Exchange Agent cash in immediately available funds and/or other property sufficient to pay any dividends and other distributions pursuant to Section 2.3(d), as and when such dividends or distributions are paid or made. Parent further agrees, following the Effective Time, to promptly make available to the Exchange Agent, from time to time as needed, any additional cash and/or shares of Parent Common Stock to pay the Merger Consideration as contemplated by this Article II. Any cash and the certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”. The Merger Consideration so deposited with the Exchange Agent shall, pending its disbursement to the holders of Shares, be invested by the Exchange Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from any such investments shall become part of the funds held by the Exchange Agent for purposes of paying the Merger Consideration. Without limiting the foregoing, no investment by the Exchange Agent of the Merger Consideration shall (x) have maturities that could prevent or delay payments to be made pursuant to this Agreement or (y) relieve Parent or the Exchange Agent from making the payments required by this Article II. The Exchange Fund shall not be used for any purpose other than to fund the payment required by this Article II. Parent shall pay the fees and expenses of the Exchange Agent.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder is entitled to receive pursuant to Section 2.1 (after aggregating any fractional shares resulting from all Shares surrendered by such holder pursuant to the Merger), (B) the Cash Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 in respect of the Shares represented by such Certificate or Book-Entry Share and/or (C) a check in the amount of cash that such holder is entitled to be paid in respect of any fractional shares of Parent Common Stock pursuant to Section 2.3(e) and dividends and other distributions pursuant to Section 2.3(d), if any, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate or Book-Entry Share.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book- Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), unless and until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or return the form of letter of transmittal in the case of a Book-Entry Share, in accordance with Section 2.3(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or return of the form of letter of transmittal in the case of a Book- Entry Share, there shall be paid to the holder of the Certificates or Book-Entry Share, without interest, (i) an amount equal to the amount (and type) of dividends or other distributions with a record date after the Effective Time theretofore paid or made with respect to such whole shares of Parent Common Stock for which the Shares represented by the Certificates or Book-Entry Shares were exchanged, and (ii) without duplication, at the appropriate payment date, an amount equal to the amount (and type) of dividends or other distributions, with a record date after the Effective Time but prior to the date of surrender of such holder’s Certificate or return of the form of letter of transmittal in the case of a Book-Entity Share, and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Common Stock for which the Shares represented by the Certificates or Book-Entry Shares were exchanged.

(e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each former holder of Shares who would otherwise have been entitled to receive a fraction of share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the arithmetic average of the average daily high and low sales prices per share of Parent Common Stock as reported on NASDAQ during the ten trading days immediately preceding the date on which the Effective Time occurs.

(f) All Merger Consideration delivered upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares twelve months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(h) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, RSUs, SARs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or (ii) as set forth in the Company SEC Documents filed prior to the date of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as would not have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance, occurrence, effect or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect: (1) any condition, change, event, occurrence or effect in the industry in which the Company or any of its Subsidiaries operates, or the United States or global economy, (2) changes, events, effects or occurrences in financial, credit, banking or securities markets, including effects on such markets resulting from any regulatory and political conditions or developments in general as well as any decline in the price of any market index, or in respect of any interest rate or exchange rate changes or general financial or capital market conditions, (3) compliance with the terms of this Agreement, the taking of any action required by this Agreement or taken pursuant to or in connection with this Agreement with the consent or at the request or direction of Parent, or the failure to take any action that is prohibited by this Agreement or that is not taken as a result of a failure of Parent to consent to any action requiring Parent’s consent under this Agreement or any action taken by Parent, Merger Sub or Merger Sub 2, (4) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (5) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency of or performance of the transactions contemplated by this Agreement, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators (including without limitation, any cancellations of or delays in customer or client agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees caused thereby), (6) any failure, in and of itself, by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period, or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, or any change in credit ratings or other ratings with respect to the Company or any of its Subsidiaries and (7) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the announcement, pendency or performance of the transactions contemplated by this Agreement; provided, that, with respect to clauses (1), (2) and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants of comparable size to the Company) to the Company and its Subsidiaries, taken as a whole.

(b) The Company has previously delivered or made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company has made available to Cohen & Grigsby, P.C. true and complete copies of the minutes of all meetings of the Stockholders, the Company Board and each committee of the Company Board and the minutes of meetings of the Stockholders and board of directors of each of its Subsidiaries held since January 1, 2010, except for (i) minutes or actions of the Company Board or committees of the Company Board that relate to, or such portions of such minutes or actions that relate to, the consideration by such directors of the transactions contemplated hereby or other similar transactions, and (ii) minutes or other actions of the special committee of the Company Board established on November 12, 2013, in connection with the Company’s evaluation of strategic alternatives (the “Special Committee”).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 40,000,000 Shares, 200,000 shares of Class B Common Stock, par value $0.05 per share (“Class B Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). As of the close of business on March 14, 2014, (i) 26,287,667 Shares were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) 1,407,138 Shares were reserved for issuance pursuant to outstanding awards under Company Stock Plans (of which

1,104,711 Shares were subject to outstanding Company Stock Options, 163,933 Shares were subject to outstanding SARs, and 138,494 Shares were subject to outstanding RSUs) and (iv) 3,828 Shares were subject to purchase pursuant to the ESPP based on the Company’s closing stock price as of March 14, 2014. No shares of Class B Common Stock or Preferred Stock are issued and outstanding. All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clause (iii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than Permitted Liens. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Other than the Support Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on March 14, 2014, of outstanding Company Stock Options, Restricted Shares, SARs, RSUs or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option, and no Company Stock Option is subject to Section 409A of the Code. No Company Stock Options or RSUs that are outstanding have been granted other than pursuant to the Company Stock Plans. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all agreements evidencing outstanding Company Stock Awards.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any material equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding Shares (the “Company Stockholder Approval”), and further subject, in the case of the consummation of the Second Merger, to the filing of the Company’s annual franchise tax report and the payment of all franchise taxes and fees required to be paid in connection therewith. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger Sub 2, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which a quorum was present, upon the recommendation of the Special Committee, duly adopted resolutions (which are currently in effect as adopted) (i) determining that the terms of this Agreement, the Merger, the Second Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, the Second Merger and the Support Agreements, (iii) directing that this Agreement be submitted to the Stockholders for adoption thereby, and (iv) recommending that the Stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”). The Company is providing to Parent concurrently herewith true and complete copies of the resolutions of the Company Board described herein.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required for the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required for the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and (assuming that all consents, approvals, authorizations and other actions described in Section 3.5 of the Company Disclosure Letter have been obtained and all filings and obligations described in Section 3.5 of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired) the consummation of the Merger and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, agreement or other obligation binding on the Company and its Subsidiaries or any of their respective assets, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the New York Stock Exchange applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as individually or in the aggregate would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self- regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity” ) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Mergers or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act” ) and the receipt of all foreign merger approvals, authorizations or consents that Parent considers to be reasonably necessary, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the Delaware Limited Liability Company Act, and the filing of franchise tax reports or other documents with the Delaware Secretary of State in connection therewith, (iv) any filings and approvals required under the rules and regulations of the New York Stock Exchange, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) on a timely basis, and has heretofore made available to Parent, true and complete copies of all reports and proxy statements required to be filed or furnished by the Company with the SEC since December 31, 2011 (together, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents filed with the SEC as of their respective filing dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents filed with the SEC (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC as then in effect with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective results of operations and cash flows for the periods then ended (except in each case as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that did not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2011, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Company’s internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and made known to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due, or to become due, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013 included in the Company SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, (c) as would not have or reasonably be expected to have a Company Material Adverse Effect, and (d) liabilities and obligations under this Agreement or in connection with the transactions contemplated hereby.

Section 3.8 Certain Information. None of the information relating to the Company and its Subsidiaries to be included or incorporated by reference in the Proxy Statement and the Form S-4 will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2013: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change or event that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect.

Section 3.10 Litigation. There is no legal or administrative action, suit, claim, arbitration, investigation, or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which if determined adversely to the Company or any of its Subsidiaries would have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws and Permits.

(a) The Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and no suspension, cancellation or other lapse of any such Permit is pending by or at the behest of any Governmental Entity, or to the Company’s knowledge, threatened. All of such Permits shall remain in full force and effect in all material respects after the Mergers. Neither the Company nor any of its Subsidiaries is, and since January 1, 2009, neither the Company nor any of its Subsidiaries has been, in violation of (i) any Permits which violation would individually or in the aggregate have or would reasonably be expected to have a Company Material Adverse Effect, or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any applicable Law. Since January 1, 2009, none of the Company or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets or from a Government Entity seeking to investigate any such possible violation, which notice or other written communication individually or in the aggregate would have or would reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any material continuing liabilities, obligations or other consequences of any nature relating to any noncompliance by the Company with any Laws which occurred prior to January 1, 2009.

(b) Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity.

(c) Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(d) The Company and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”)), and other export Laws of the countries where it conducts business, and neither the Company nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws. Without limiting the foregoing:

(i) the Company and each of its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

(ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

(iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and

(iv) the Company and its Subsidiaries have in place adequate controls and systems to ensure compliance in all material respects with applicable Laws pertaining to import and export control in each of the jurisdictions in which the Company and its Subsidiaries currently does or in the past has done business, either directly or indirectly.

(e) Neither the Company nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals and Blocked Persons List published by OFAC, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC.

Section 3.12 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, if applicable, and (D) attorney’s response to an auditor’s request for information, if applicable.

(b) Each Company Plan for which the Company is the plan sponsor intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

(c) No Company Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or is subject to Section 412 or 430 of the Code or Title IV of ERISA.

(d) With respect to the Company Plans:

(i) each Company Plan for which the Company is the plan sponsor has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, to the Company’s knowledge, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any such Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iii) none of the Company and its Subsidiaries or members of their Controlled Group (as defined in ERISA) has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(iv) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(e) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, and whether pursuant to a Company Plan or otherwise) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code).

(f) No Company Plan provides for post-employment welfare benefits except to the extent required by Section 4980B of the Code or applicable state Law.

(g) Each Company Plan that is subject to Section 409A of the Code has materially complied in form and operation with the requirements of Section 409A of the Code. No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

Section 3.13 Labor and Employment Matters.

(a) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. As of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) All individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. All employees of the Company and any Subsidiary of the Company have been correctly classified as “exempt” or “non-exempt” under the Fair Labor Standards Act.

(d) Section 3.13(d) of the Company Disclosure Letter contains a list of the name of each officer, employee and independent contractor of the Company and each Subsidiary of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person.

(e) The properties, assets and operations of the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws that would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any applicable Law relating to pollution or protection of the environment, human health or safety or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b) The Company and its Subsidiaries are and to the knowledge of the Company have been in compliance with all applicable Environmental Laws, have currently obtained all Environmental Permits and are in compliance with their requirements, and have resolved all known past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or to the knowledge of the Company any other properties other than in compliance with Applicable Law, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company’s or any of its Subsidiaries’ current or former properties or operations other than in compliance with applicable Law, or (iii) any knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties.

(d) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries that have not been made available to Parent and which disclose a condition that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company to material liability under any Environmental Law.

(f) To the knowledge of the Company, no underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(h) Neither the Company nor any of its Subsidiaries has received written notice that it is required to make any material capital or other expenditures to comply with any Environmental Law nor, to the knowledge of the Company, is there any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

(i) This Section 3.14 contains the sole and exclusive representations and warranties of the Company related to Hazardous Substances, Environmental Law or Environmental Permits.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed all material Tax Returns required to be filed and all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. For purposes of this Section 3.15, references to the Company and/or its Subsidiaries include predecessors to the Company and its Subsidiaries. The Company has made available to Parent copies of all federal income and other material Tax Returns filed by the Company and its Subsidiaries since January 1, 2009.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Returns) have been paid, or have been withheld and remitted (if applicable), to the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP (including FIN 48, Accounting for Uncertainty in Income Taxes, ASC 740 or FAS5) in the Company’s financial statements included in the Company SEC Documents, or have been incurred in the ordinary course of business since the date of the Company SEC Documents filed most recently in amounts consistent with prior periods.

(c) Since January 1, 2009, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material Liability for Taxes or recognized any material amount of taxable income outside the ordinary course of business or otherwise inconsistent with past practice (unless otherwise required by applicable Law).

(d) There is no material Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor, as of the date hereof, has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect. Section 3.15(d) of the Company Disclosure Letter sets forth all material Tax deficiencies that have been proposed against the Company or any of its Subsidiaries since January 1, 2009 (whether or not settled or otherwise resolved).

(e) No material audit, examination, claim or legal proceeding with respect to Taxes or of a Tax Return of the Company or any of its Subsidiaries is presently in progress, nor to the knowledge of the Company, has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination or of any such claim or proceeding.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law that could materially affect the liability of the Company or any Subsidiary for Taxes following the Merger.

(g) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

(h) No claim has been made in writing by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, and neither the Company nor any of its Subsidiaries has any knowledge that a Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any Governmental Entity requesting permission for any change in accounting method.

(j) Other than in the ordinary course of business, consistent with past practice (unless otherwise required by applicable Law), neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, U.S. taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction that occurred prior to the Merger, including (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any election made under Section 108(i) of the Code.

(k) There are no material Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Permitted Liens.

(l) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(m) There are no material deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date. There are no material “excess loss accounts” within the meaning of Treasury Regulation Section 1.1502-19(a)(2) with respect to any Subsidiaries of the Company. There are no material items of income that will be required to be recognized by the Company or any of its Subsidiaries as a result of the Merger.

(n) Neither the Company nor any of its Subsidiaries (i) is a party to a Contract (other than a Contract entered into in the ordinary course of business with vendors, customers and lessors) that provides for material Tax indemnity or Tax sharing, or for the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other Person, or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor. Neither the Company nor any of its Subsidiaries has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which the Company was at all times the common parent corporation.

(o) The amount and nature of the tax attributes of the Company and its Subsidiaries (including net operating loss, capital loss and tax credit carryovers) reported in the Company’s most recent annual report on Form 10-K filed with the SEC are true and correct in all material respects as of the end of the Company’s most recent taxable year described therein, and no transaction has occurred since the end of the period covered in such annual report that has materially reduced any such tax attributes other than in the ordinary course of business. The Company is not aware of any other material limitations on its ability to utilize such attributes other than by reason of the effect of the transactions contemplated by this Agreement under Sections 382 and 383 of the Code and comparable provisions of state, local and foreign Tax Law, if any. Neither the Company nor any of its Subsidiaries has undergone an ownership change (as defined in Section 382(g) of the Code) under Section 382 and/or Section 383 of the Code.

(p) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

(q) Neither the Company nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or, (ii) to the knowledge of the Company, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation Section 1.6011-4(b).

(r) Section 3.15(r) of the Company Disclosure Letter sets forth each Tax ruling, Tax holiday and other agreement with any Government Entity with respect to Taxes of the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday and other agreement in all material respects. There is no material risk that any material Tax ruling, Tax holiday or other agreement with any Government Entity with respect to Taxes will expire, be revoked or otherwise terminate, whether as a result of the Merger or otherwise prior to the stated or applicable term thereof as provided therein. Neither the Company nor any of its Subsidiaries currently has outstanding any requests for Tax rulings, Tax holidays or other agreements with any Government Entity with respect to Taxes that would materially adversely affect their liability for Taxes or the amount of taxable income or loss for any tax year or period ending after the Closing Date.

(s) The Company and its Subsidiaries are and have been in compliance in all material respects with the applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are, in all material respects, arm’s-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(t) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Integrated Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(u) No Subsidiary of the Company that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code. Neither the Company nor any of its Subsidiaries owns an interest in any entity treated as a “passive foreign investment company” as defined in the Code.

Section 3.16 Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter lists all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound other than those Material Contracts already set forth in the Company SEC Documents publicly available prior to the date of this Agreement. All copies of Material Contracts made available to Parent are true and complete copies of such Contracts. “Material Contracts” means:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any similar type of favored discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement; or

(iv) any Contract with a customer that is material to the business of the Company or the applicable Subsidiary that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

(b) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except as would not individually or in the aggregate have a Material Adverse Effect. To the knowledge of the Company, there is no default, under any Material Contract by the Company or any of its Subsidiaries or, to its knowledge, any other party thereto, except for such defaults that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto. The Company makes no representation or warranty concerning the effect of the transactions contemplated hereby on any “change in control” or similar clause contained in any Material Contract.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is, to the knowledge of the Company, in full force and effect and all premiums due thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit cancellation or termination of, any such policy. No notice of cancellation or termination has been received with respect to any such policy.

Section 3.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of all Liens other than (i) statutory ad valorem and real estate and other Liens for taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, landlord’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, (iv) pledges or deposits by the Company and its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety appeal bonds to which such Person is a party, and other obligations or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business, (v) other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties, (vi) existing Liens disclosed in the Company’s consolidated balance sheet as at December 31,2012 (or the notes thereto) included in the Company SEC Documents; and (vii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property”). Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Assuming all consents, approvals and authorizations listed in Section 3.5 of the Company Disclosure Letter relating to any Leased Real Property have been obtained, all leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Effective Time.

(c) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or, to the knowledge of the Company, Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, that would reasonably be expected to have a Company Material Adverse Effect. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained in all material respects and are in operating condition and repair sufficient for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(d) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Intellectual Property.

(a) As used herein, the term “Intellectual Property” “means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) published and unpublished works of authorship, copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b) Section 3.19(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively, “Company Registered Marks”), Section 3.19(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of all Patents owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively, “Company Patents”) and Section 3.19(b)(3) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively, “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, “Company Registered IP”). No Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries has been or is now involved in any interference, reissue, reexamination, opposition, nullity or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. The Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries is subsisting. To the knowledge of the Company, the Company Registered IP (excluding any pending applications included in the Company Registered IP) is valid and enforceable and, except as set forth on Section 3.19(b)(4) of the Company Disclosure Letter, no written or, to the knowledge of the Company, oral notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any of the Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries have been timely paid. Except as set forth on Section 3.19(b)(5) of the Company Disclosure Letter, with respect to the Company Registered IP owned by the Company or any of its Subsidiaries, and to the knowledge of the Company with respect to the Company Registered IP exclusively licensed to the Company or any of its Subsidiaries, there are no filings, payments or other actions that were required to have been or are required to be made or taken within thirty (30) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any Company Registered IP.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent).

(d) The Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company’s and its Subsidiaries’ businesses. None of the Intellectual Property owned by or, to the knowledge of the Company, licensed to, the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use or exploitation thereof by the Company or its Subsidiaries.

(e) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Material Contract as defined in Section 3.16(a)(viii) of this Agreement. The rights licensed under each agreement granting to the Company or any of its Subsidiaries, as the case may be, any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation or such Subsidiary, respectively, on and immediately after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing. Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries. All milestones and other conditions set forth in any license agreements under which Intellectual Property is licensed to the Company or any of its Subsidiaries that are required to be satisfied in order for the Company or such Subsidiary to retain any exclusive rights granted under such agreements have been timely satisfied and all such exclusive rights remain in full force and effect.

(f) The Company or one or more of its Subsidiaries owns exclusively all right, title and interest to the Company Registered IP (other than Company Registered IP exclusively licensed to the Company or any of its Subsidiaries) and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim challenging the Company’s or such Subsidiary’s ownership of any of such Intellectual Property. To the knowledge of the Company, no loss, impairment or expiration of any Intellectual Property rights used in the Company’s and the Subsidiaries’ business as currently conducted is pending or threatened.

(g) The conduct of the Company’s and the Subsidiaries’ business as currently conducted, including the use or other exploitation of the Intellectual Property owned by the Company or any of its Subsidiaries, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, in any material respect, any Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution, unfair competition or unfair trade practice has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries and (ii) no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

(h) To the knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit the Company’s or any of its Subsidiaries’ rights in such Intellectual Property. To the knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or any of its Subsidiaries made or otherwise conceived prior to their beginning employment or consultation with the Company or such Subsidiary that have been or are intended to be incorporated into any of the Company’s Intellectual Property or products, other than any such inventions that have been validly and irrevocably assigned or licensed to the Company by written agreement.

(i) To the knowledge of the Company, there has been no prior use of any Company Registered Mark or any material unregistered Mark adopted by the Company or any of its Subsidiaries (collectively, “Company Marks”) by any third party that would confer upon such third party superior rights in such Company Mark.

Section 3.20 Products. Since January 1, 2009, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company any distributor of the Company or any of its Subsidiaries, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would not result in material liability to the Company and its Subsidiaries in excess of the warranty reserve reflected on the Company’s balance sheet as of December 31, 2013.

Section 3.21 Reserved.

Section 3.22 Reserved.

Section 3.23 State Takeover Statutes. Assuming that the representation and warranty set forth in Section 4.14 is true and correct, the Company Board has taken all actions necessary to render inapplicable to this Agreement, the Support Agreements, the Mergers and the other transactions contemplated hereby and thereby the restrictions on business combinations contained in Section 203 of the DGCL and all takeover-related provisions set forth in the certificate of incorporation or by-laws of the Company, without any further action on the part of the Stockholders or the Company Board. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state statutory anti-takeover Law (collectively, “Takeover Laws”) applies to this Agreement, the Support Agreements or the Mergers.

Section 3.24 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.25 Related Party Transactions. No present director, executive officer, stockholder owning 5% or more of the Company’s Shares, or Affiliate of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, or any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K, and, to the knowledge of the Company, no former director or officer is party to any such Contract that was not entered into on an arms-length basis (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. To the knowledge of the Company, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.26 Brokers. No broker, investment banker, financial advisor or other Person, other than Macquarie Capital (USA) Inc. (“Macquarie”), the financial advisor to the Company, and William Blair & Company, L.L.C. (“Blair”), the financial advisor to the Special Committee, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. Section 3.26 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses (whether payable to financial advisory, legal, accounting or other providers) that include a success fee or other premium or additional fee due as a result of execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

Section 3.27 Opinion of the Financial Advisor to the Company. The Company Board has received the opinion of Macquarie to the effect that, subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, as of the date of the meeting of the Company Board at which this Agreement was approved by the Company Board, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement, is fair, from a financial point of view, to such holders of Shares. A true and complete informational copy of Macquarie’s written opinion will promptly be provided to Parent following its receipt by the Company; it being acknowledged and agreed by Parent that it is not entitled to use or rely on such opinion for any purpose.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB 2

Except (i) as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) or (ii) as set forth in the Parent SEC Documents filed prior to the date of this Agreement, Parent, Merger Sub and Merger Sub 2 represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent, Merger Sub and Merger Sub 2 (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance, occurrence, effect or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Parent Material Adverse Effect: (1) any condition, change, event, occurrence or effect in the industry in which Parent or any of its Subsidiaries operates, or the United States or global economy, (2) changes, events, effects or occurrences in financial, credit, banking or securities markets, including effects on such markets resulting from any regulatory and political conditions or developments in general as well as any decline in the price of any market index, or in respect of any interest rate or exchange rate changes or general financial or capital market conditions, (3) compliance with the terms of this Agreement, the taking of any action required by this Agreement or taken pursuant to or in connection with this Agreement with the consent or at the request or direction of the Company, or the failure to take any action that is prohibited by this Agreement or that is not taken as a result of a failure of the Company to consent to any action requiring the Company’s consent under this Agreement or any action taken by the Company or its affiliates, (4) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (5) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency of or performance of the transactions contemplated by this Agreement, including by reason of the identity of the Company or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators

(including without limitation, any cancellations of or delays in customer or client agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees caused thereby), (6) any failure, in and of itself, by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period, or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, or any change in credit ratings or other ratings with respect to Parent or any of its Subsidiaries, and (7) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against Parent, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the announcement, pendency or performance of the transactions contemplated by this Agreement; provided, that, with respect to clauses (1), (2) and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants of comparable size to Parent) to Parent and its Subsidiaries, taken as a whole.

Section 4.2 Authority. Each of Parent, Merger Sub and Merger Sub 2 has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Sub 2 and the consummation by Parent, Merger Sub and Merger Sub 2 of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger Sub 2 other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub and sole equityholder of Merger Sub 2 (such adoption to occur immediately following execution of this Agreement) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, however, to Section 4.8. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent, Merger Sub and Merger Sub 2 does not, and, assuming that all consents, approvals, authorizations and other actions described in this Section 4.3 have been obtained and all filings and obligations described in this Section 4.3 have been made, and assume the adoption of this Agreement by Parent as sole stockholder of Merger Sub and sole equityholder of Merger Sub 2 (such adoption to occur immediately following execution of this Agreement), the consummation of the Mergers and compliance by each of Parent, Merger Sub and Merger Sub 2 with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Merger Sub or Merger Sub 2 under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws (or similar governing documents) of Parent, Merger Sub or Merger Sub 2, each as amended to date, (ii) any material Contract to which Parent, Merger Sub or Merger Sub 2 is a party or by which Parent, Merger Sub, Merger Sub 2 or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any material Law or any rule or regulation of NASDAQ applicable to Parent or by which Parent or any of its respective properties or assets may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent, Merger Sub, or Merger Sub 2 in connection with the execution, delivery and performance of this Agreement by Parent, Merger Sub or Merger Sub 2, or the consummation by Parent, Merger Sub, or Merger Sub 2 of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any equivalent foreign antitrust filings, (ii) such filings, reports, and declarations of effectiveness as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the Delaware Limited Liability Company Act, (iv) any filings required under the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”), (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Capital Structure. The authorized capital stock of Parent consists of one hundred million ten thousand (100,010,000) shares, one hundred million (100,000,000) shares of which are common stock, par value $1.00 per share, and ten thousand (10,000) shares of which are preferred stock, par value $100 per share. The authorized common stock is divided into two classes, seventy million (70,000,000) shares of Parent Common Stock and thirty million (30,000,000) shares of Class B Common Stock. As of the close of business on March 14, 2014 (i) 27,345,546 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Class B Common Stock or preferred stock were issued or outstanding, and (iii) 2,230,197 shares of Parent Common Stock were reserved for issuance pursuant to employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent (the “Parent Equity Plans”). The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 4.4, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or any of its Subsidiaries or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Other than the Support Agreements and the Shareholders’ Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or on file with Parent with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.5 Certain Information. The information relating to Parent, Merger Sub and Merger Sub 2, and their respective Subsidiaries, to be included or incorporated by reference in the Proxy Statement and the

Form S-4, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

Section 4.6 Merger Sub and Merger Sub 2. Merger Sub and Merger Sub 2 were formed solely for the purpose of engaging in the transactions contemplated hereby and have engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub and all of the issued and outstanding membership interests of Merger Sub 2 is owned directly by Parent. Merger Sub 2 has at all times been, and will continue to be, treated as a “disregarded entity” pursuant to Treasury Regulation Section 301.7701-3.

Section 4.7 Financing Commitment. Parent has delivered to the Company true, correct and complete copies of the commitment letter, dated March 14, 2014, by and among Parent, RBS Citizens, N.A., and Citizens Bank of Pennsylvania, in effect as of the date of this Agreement (the “Commitment Letter”). The Commitment Letter has not been amended, restated or otherwise modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitute the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, (except to (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). As of the date of this Agreement, there are no conditions precedent or contingencies relating to the funding of the financing the subject of the Commitment Letter other than as expressly set forth in the Commitment Letter. As and when needed, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement. Parent agrees to provide the financial statements and financial projections required by Item 6 (Financial Information) of the Conditions Precedent to Closing section of the term sheet attached to the Commitment Letter as soon as reasonably practicable after the date of this Agreement.

Section 4.8 Vote of Parent Stockholders. If the number of shares of Parent Common Stock to be issued in the Merger will upon issuance equal or exceed 20% of the number of the shares of Parent Common Stock outstanding before such issuance or otherwise require the vote of Parent’s stockholders under NASDAQ Rule 5635, the affirmative vote of a majority of the total votes cast by the holders of the Parent Common Stock at a meeting of the Parent stockholders at which a quorum is present (the “Parent Stockholder Approval”) is the only vote of holders of securities of Parent that is required to approve the issuance of the Parent Common Stock as contemplated by this Agreement.

Section 4.9 Litigation. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as disclosed in the Parent SEC Documents, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries.

Section 4.10 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis, and has heretofore made available to the Company, true and complete copies of all reports and proxy statements required to be filed or furnished by Parent with the SEC since December 31, 2011 (together, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, applicable to such Parent SEC Documents, and none of the Parent SEC Documents filed with the SEC as of their respective filing dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Parent SEC Documents filed with the SEC (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC as then in effect with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their respective results of operations and cash flows for the periods then ended (except in each case as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that did not have and would not be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2011, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and made known to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Since January 1, 2009, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to Parent SEC Documents. To the knowledge of Parent, none of Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, LLC.

(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.11 Compliance with Laws and Permits.

(a) Parent and each of its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and no suspension, cancellation or other lapse of any such Permit is pending by or at the behest of any Governmental Entity, or to Parent’s knowledge, threatened. All of such Permits shall remain in full force and effect in all material respects after the Mergers. Neither Parent nor any of its Subsidiaries is, and since January 1, 2009, neither Parent nor any of its Subsidiaries has been, in violation of (i) any Permits which violation would reasonably be expected to have a Parent Material Adverse Effect, or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, any applicable Law. Since January 1, 2009, none of Parent or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets or from a Government Entity seeking to investigate any such possible violation, which notice or other written communication would be expected to have a Parent Material Adverse Effect. Parent is not subject to any material continuing liabilities, obligations or other consequences of any nature relating to any noncompliance by Parent with any Laws which occurred prior to January 1, 2009.

(b) Neither Parent nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity.

(c) Neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(d) Parent and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”)), and other export Laws of the countries where it conducts business, and neither Parent nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws. Without limiting the foregoing:

(i) Parent and each of its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

(ii) Parent and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

(iii) there are no pending or, to the knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such export licenses or other approvals; and

(iv) Parent and its Subsidiaries have in place adequate controls and systems to ensure compliance in all material respects with applicable Laws pertaining to import and export control in each of the jurisdictions in which Parent and its Subsidiaries currently does or in the past has done business, either directly or indirectly.

(e) Neither Parent nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals and Blocked Persons List published by OFAC, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Neither Parent nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC.

Section 4.12 No Undisclosed Liabilities; Absence of Certain Changes. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than liabilities and obligations accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2013 or incurred in the ordinary course of business consistent with past procedure since that date, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and liability and obligations under this Agreement or in connection with the transactions contemplated hereby.

Section 4.13 Tax Treatment. Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any of its Affiliates has taken or has agreed to take any action or knows of any fact that could be reasonably expected to prevent the Integrated Merger from constituting a “reorganization” qualifying under the provisions of Section 368(a) of the Code.

Section 4.14 Section 203 of the DGCL. None of Parent, Merger Sub, Merger Sub 2 or any of their respective “affiliates” or “associates” has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub, Merger Sub 2 or their respective affiliates or associates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company, and none of Parent, Merger Sub, Merger Sub 2 or their respective affiliates or associates holds any rights to acquire directly or indirectly any shares of capital stock of the Company except pursuant to this Agreement and the Support Agreements.

Section 4.15 Absence of Certain Changes or Events. Since December 31, 2013: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change or event that, individually or in the aggregate, has had or reasonably would be expected to have a Parent Material Adverse Effect.

Section 4.16 Benefit Plans.

(a) Each “employee benefit plan” (within the meaning of section 3(3) of ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any employee of Parent or its Subsidiaries has any present or future right to benefits or Parent or its Subsidiaries has any present or future liability is referred to in this Agreement as a “Parent Plan” and shall be collectively referred to as the “Parent Plans.”

(b) Each Parent Plan for which Parent is the plan sponsor intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Parent Plan.

(c) No Parent Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or is subject to Section 412 or 430 of the Code or Title IV of ERISA.

(d) With respect to the Parent Plans:

(i) each Parent Plan for which Parent is the plan sponsor has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, to Parent’s knowledge, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any such Parent Plan, and all contributions required to be made under the terms of any Parent Plan have been timely made;

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits) nor, to the knowledge of Parent, are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iii) none of Parent and its Subsidiaries or members of their Controlled Group (as defined in ERISA) has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Parent Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(iv) Parent and its Subsidiaries do not maintain any Parent Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and Parent and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(e) None of Parent Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to Parent or any Subsidiary in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, and whether pursuant to a Company Plan or otherwise) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code).

(f) No Parent Plan provides for post-employment welfare benefits except to the extent required by Section 4980B of the Code or applicable state Law.

(g) Each Parent Plan that is subject to Section 409A of the Code has materially complied in form and operation with the requirements of Section 409A of the Code. No individual is entitled to any gross-up, make-whole or other additional payment from Parent or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

Section 4.17 Labor and Employment Matters.

(a) Parent and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. As of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b) No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) All individuals who are performing consulting or other services for Parent or any Subsidiary of Parent are or were correctly classified by Parent as either “independent contractors” or “employees” as the case may be, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. All employees of Parent and any Subsidiary of Parent have been correctly classified as “exempt” or “non-exempt” under the Fair Labor Standards Act.

(d) Reserved.

(e) The properties, assets and operations of Parent and its Subsidiaries have been in compliance in all material respects with all applicable Worker Safety Laws. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws that would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 4.18 Taxes.

(a) Parent and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed all material Tax Returns required to be filed and all Tax Returns filed by Parent and its Subsidiaries are true, correct and complete in all material respects. For purposes of this Section 4.18, references to Parent and/or its Subsidiaries include predecessors to Parent and its Subsidiaries. Parent has made available to the Company copies of all federal income and other material Tax Returns filed by Parent and its Subsidiaries since January 1, 2009.

(b) All material Taxes due and owing by Parent and each of its Subsidiaries (whether or not shown on any Tax Returns) have been paid, or have been withheld and remitted (if applicable), to the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP (including FIN 48, Accounting for Uncertainty in Income Taxes) in Parent’s financial statements included in the Parent SEC Documents, or have been incurred in the ordinary course of business since the date of the Parent SEC Documents filed most recently in amounts consistent with prior periods.

(c) Since January 1, 2009, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material Liability for Taxes or recognized any material amount of taxable income outside the ordinary course of business or otherwise inconsistent with past practice (unless otherwise required by applicable Law).

(d) There is no material Tax deficiency outstanding, assessed or, to the knowledge of Parent, proposed against Parent or any of its Subsidiaries, nor, as of the date hereof, has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect. Section 4.18(d) of Parent Disclosure Letter sets forth all material Tax deficiencies that have been proposed against Parent or any of its Subsidiaries since January 1, 2009 (whether or not settled or otherwise resolved).

(e) No material audit, examination, claim or legal proceeding with respect to Taxes or of a Tax Return of Parent or any of its Subsidiaries is presently in progress, nor to the knowledge of Parent, has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination or of any such claim or proceeding.

(f) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law that could materially affect the liability of Parent or any Subsidiary for Taxes following the Merger.

(g) Each of Parent and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

(h) No claim has been made in writing by any Governmental Entity in a jurisdiction where either Parent or any of its Subsidiaries has not filed Tax Returns indicating that Parent or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(i) Neither Parent nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, and neither Parent nor any of its Subsidiaries has any knowledge that a Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any Governmental Entity requesting permission for any change in accounting method.

(j) There are no material Liens on the assets of Parent or any of its Subsidiaries relating to or attributable to Taxes, other than Permitted Liens.

(k) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(l) Neither Parent nor any of its Subsidiaries (i) is a party to a Contract (other than a Contract entered into in the ordinary course of business with vendors, customers and lessors) that provides for material Tax indemnity or Tax sharing, or for the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other Person, or (ii) has any Liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor. Neither Parent nor any of its Subsidiaries has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which Parent was at all times the common parent corporation.

(m) The amount and nature of the tax attributes of Parent and its Subsidiaries (including net operating loss, capital loss and tax credit carryovers) reported in Parent’s most recent annual report on Form 10-K filed with the SEC are true and correct in all material respects as of the end of Parent’s most recent taxable year described therein, and no transaction has occurred since the end of the period covered in such annual report that has materially reduced any such tax attributes other than in the ordinary course of business. Parent is not aware of any other material limitations on its ability to utilize such attributes other than by reason of the effect of the transactions contemplated by this Agreement under Sections 382 and 383 of the Code and comparable provisions of state, local and foreign Tax Law, if any. Neither Parent nor any of its Subsidiaries has undergone an ownership change (as defined in Section 382(g) of the Code) under Section 382 and/or Section 383 of the Code.

(n) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

(o) Neither Parent nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or, (ii) to the knowledge of Parent, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation Section 1.6011-4(b).

(p) Parent and its Subsidiaries are and have been in compliance in all material respects with the applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of Parent and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to Parent or any of its Subsidiaries are, in all material respects, arm’s-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(q) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Integrated Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) No Subsidiary of Parent that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code. Neither Parent nor any of its Subsidiaries owns an interest in any entity treated as a “passive foreign investment company” as defined in the Code.

Section 4.19 Environmental Matters.

(a) Reserved.

(b) Parent and its Subsidiaries are and to the knowledge of Parent have been in compliance with all applicable Environmental Laws, have currently obtained all Environmental Permits and are in compliance with their requirements, and have resolved all known past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) Neither Parent nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or to the knowledge of

Parent any other properties other than in compliance with Applicable Law, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from Parent’s or any of its Subsidiaries’ current or former properties or operations other than in compliance with applicable Law, or (iii) any knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of Parent’s or any of its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by Parent or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of Parent’s or any of its Subsidiaries’ current or former properties or operations or any other properties.

(d) Reserved.

(e) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject Parent to material liability under any Environmental Law.

(f) To the knowledge of Parent, no underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by Parent or any of its Subsidiaries, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(h) Neither Parent nor any of its Subsidiaries has received written notice that it is required to make any material capital or other expenditures to comply with any Environmental Law nor, to the knowledge of Parent, is there any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

(i) This Section 4.19 contains the sole and exclusive representations and warranties of Parent related to Hazardous Substances, Environmental Law or Environmental Permits.

Section 4.20 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent in this Article IV, neither Parent nor any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent (which consent shall not be unreasonably conditioned, withheld or delayed) or as otherwise contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition (normal wear and tear excepted), keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time:

(i) Except as contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(A) (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) dividends by a wholly owned Subsidiary of the Company to its parent that does not trigger Tax liability and (y) regular quarterly dividends payable in accordance with past practice (but in no event in an amount in excess of $0.08 per Share per quarter), (2) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than pursuant to Contracts in effect on the date hereof and other than in connection with the payment of Federal, state or local income and FICA tax withholdings for vested restricted stock or other employee awards) or (3) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or, other than pursuant to Contracts in effect on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(B) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, other than pursuant to Contracts in effect on the date hereof;

(C) amend, authorize or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(D) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(E) directly or indirectly sell, lease, license non-Intellectual Property, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) sales, leases, licenses or other dispositions of equipment, licenses and other assets in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in effect on the date hereof, or (iii) transfers among the Company and its Subsidiaries;

(F) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(G) (1) other than borrowings under its existing credit facilities in the ordinary course of business consistent with past practice in an amount not in excess of a net debt amount of $25,000,000, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations (other than office equipment leases entered into in the ordinary course of business) or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or (2) other than in the ordinary course in accordance course of business in accordance with past practice and in no event in an aggregate amount not to exceed $500,000, make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(H) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $10,000,000;

(I) except as required by Law or judgment of a court of competent jurisdiction, (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (2) cancel any material indebtedness or (3) waive, release, grant or transfer any right of material value;

(J) except in the ordinary course of business consistent with past practice, (1) modify, amend, terminate, cancel or extend any Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(K) except with respect to normal debt collection practices, commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any material Action (including any Action relating to this Agreement or the transactions contemplated hereby);

(L) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(M) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, take any other action to materially impair (other than through actual utilization or in the ordinary course of business consistent with past practice) any tax asset reflected in the Company SEC Documents filed most recently prior to the date hereof, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

(N) change its fiscal or tax year;

(O) except as required pursuant to applicable Law or the terms of any Contract, Company Plan or other employee benefit or incentive plans or arrangements in effect on the date hereof, (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor (except for increases in the ordinary course of business consistent with past practice in the compensation of employees that are not officers), (2) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (3) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder), (4) adopt or enter into any collective bargaining agreement or other labor union contract other than with respect to the Company’s Stamford, Connecticut facility, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, or (6) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor;

(P) knowingly fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries substantially equivalent to those currently in effect;

(Q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(R) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(S) enter into any new line of business outside of its existing business;

(T) enter into any new lease or amend the terms of any existing lease of real property, except in the ordinary course of business consistent with past practice;

(U) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(V) create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in subsection (G)) of this Section 5.1(a)(i);

(W) modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company;

(X) (1) allow any of the Company’s or its Subsidiaries’ Trade Secrets or other confidential information relating to the Company’s or its Subsidiaries’ existing products or products currently under development and other material Trade Secrets to be disclosed (other than under appropriate non-disclosure agreements and other than publication of patent applications through prosecution); or (2) allow any of the Company’s or its Subsidiaries’ Intellectual Property rights relating to the Company’s or its Subsidiaries’ existing products or products currently under development to be abandoned, or otherwise to lapse or become unavailable to the Company or its Subsidiaries on the same terms and conditions as such rights were available to the Company and its Subsidiaries as of the date of this Agreement;

(Y) (1) enter into any distribution agreements not terminable by the Company or its Subsidiaries on 60 days’ notice without penalty, enter into any commitment to any Person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its Affiliates or sell, license, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; (2) enter into any sales agency agreements; or (3) grant “most favored nation” pricing to any Person;

(Z) enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

(AA) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(BB) knowingly take any action that would result in a failure to maintain trading of the Shares on the NYSE; or

(CC) knowingly take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any condition to the Merger set forth in Article VI not being satisfied.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Date, except as consented to in writing in advance by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) or as otherwise contemplated or permitted by this Agreement, Parent shall, and cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition (normal wear and tear excepted), keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, except as required, contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(A) (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) dividends by a wholly owned Subsidiary of Parent to its parent that does not trigger Tax liability and (y) regular quarterly dividends payable in accordance with past practice (but in no event in an amount in excess of $0.15 per share per quarter), (2) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than pursuant to Contracts in effect on the date hereof) and other than in connection with the payment of Federal, state or local income and FICA tax withholdings for vested restricted stock or other employee awards or (3) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or, other than pursuant to Contracts in effect on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(B) other than in connection with the financing of the transactions contemplated by this Agreement, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, other than pursuant to certain plans in the Parent SEC Document in effect on the date hereof;

(C) amend, authorize or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(D) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to Parent and its Subsidiaries, other than inventory, equipment licenses and other assets acquired in the ordinary course of business consistent with past practice;

(E) directly or indirectly sell, lease, license non-Intellectual Property, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) sales, leases, licenses or other dispositions in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in effect on the date hereof, or (iii) transfers among Parent and its Subsidiaries;

(F) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(G) (1) other than borrowings under its existing credit facilities in the ordinary course of business consistent with past practice and borrowings incurred to finance the transactions contemplated hereby, incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (2) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person, other than Parent or any direct or indirect wholly owned Subsidiary of Parent;

(H) knowingly fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Parent and its Subsidiaries substantially equivalent to those currently in effect;

(I) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(J) knowingly take any action that would result in a failure to maintain trading of the shares of Parent’s common stock on NASDAQ; or

(K) knowingly take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any condition to the Merger set forth in Article VI not being satisfied.

(c) Nothing contained in this Agreement shall give (i) Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time (provided, that nothing contained in this Section 5.1(c)(i) shall be deemed to mitigate Parent’s consent rights as set forth in Section 5.1(a)), or (ii) the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time (provided, that nothing contained in this Section 5.1(c)(ii) shall be deemed to mitigate the Company’s consent rights as set forth in Section 5.1(b)).

Section 5.2 No Solicitation.

(a) The Company shall, and shall direct each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Except as permitted by this Section 5.2, the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal (except to notify any Person making an unsolicited Acquisition Proposal of the existence of the provisions of this Section 5.2) or (iii) adopt a resolution or agree to do any of the foregoing. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to the obtaining of the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that was unsolicited and did not otherwise result from a breach of this Section 5.2, (2) the Company Board or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (3) the Company Board or the Special Committee determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be inconsistent with its fiduciary duties under applicable Law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor the Special Committee or any other committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the Company Board Recommendation, (B) adopt, approve, or recommend to the stockholders of the Company any Acquisition Proposal or (C) adopt a resolution or take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract other than an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”) that is, is intended to, or is reasonably likely to lead to, an Acquisition Proposal or (B) adopt a resolution or agree to take any such actions. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company Board (or, to the fullest extent permitted by Law, the Special Committee) may, if the Company Board or Special Committee, as applicable, determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) material changes in circumstances that are not related to an Acquisition Proposal and were not known to the Company Board or Special Committee nor reasonably foreseeable by the Company Board or Special Committee as of or prior to the date of this Agreement (an “Intervening Event”) or (y) solely in response to a Superior Proposal received after the date hereof that did not result from a breach of this Section 5.2, cause the Company to terminate this Agreement pursuant to Section 7.1(i) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement in response to a Superior Proposal as referred to above or enter into an Alternative Acquisition Agreement unless (1) the Company promptly notifies Parent in writing at least three Business Days before taking any such action of its intention to do so, and specifying the reasons therefor, including the material terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of any Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new two Business Day period commencing at the time of such new notice), (2) the Company keeps Parent reasonably informed of developments with respect to such Superior Proposal, (3) the Company has complied with its obligations in the next sentence of this Section 5.2(b), and (4) prior to the expiration of the applicable notice period, Parent does not make a bona fide proposal to adjust the terms and conditions of this Agreement or, if Parent has made such a proposal, the Company Board or Special Committee has determined in good faith (after consultation with outside counsel and its financial advisor) such proposal does not either cause such initial Superior Proposal to cease to be a Superior Proposal or cause the failure to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal no longer to be inconsistent with the Company Board’s or Special Committee’s fiduciary duties under applicable Law; provided further, that neither the Company Board nor Special Committee may make an Adverse Recommendation Change in response to an Intervening Event as referred to above unless (A) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (B) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event, (C) the Company notifies Parent in writing at least three Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor (it being understood and agreed that any material change to any of the facts that are the basis of the proposed Adverse Recommendation Change shall require a new written notice by the Company and a new two Business Day period commencing at the time of such new notice), (D) the Company has complied with its obligations in the next sentence of this Section 5.2(b), and (E) prior to the expiration of the applicable notice period, Parent does not make a bona fide proposal to adjust the terms and conditions of this Agreement or, if Parent has made such a proposal, the Company Board or Special Committee has determined (after consultation with outside counsel and its financial advisor) such proposal does not cause the failure to make an Adverse Recommendation Charge no longer to be inconsistent with the Company Board’s fiduciary duties under applicable Law. During the notice period prior to its effecting an Adverse Recommendation Change or terminating this Agreement and entering into an Alternative Acquisition Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Sections 5.2(a) and (b), the Company promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives receives (i) any Acquisition Proposal, (ii) any request for information, discussion or negotiation that the Company Board (or any committee thereof) determines in good faith is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that the Company Board or Special Committee determines is reasonably likely to lead to an Acquisition Proposal, in each case together with the identity of the Person making such Acquisition Proposal and a description of the material terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer. The Company shall keep Parent informed (in writing) in all material respects on a reasonably prompt basis of the status and material terms (including, within 36 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a).

(d) The Company agrees that any material breach of this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company shall notify its Representatives of the requirements of this Section, and shall otherwise use its best efforts to ensure that all Representatives comply with the terms hereof.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board or Special Committee from (i) taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in no event shall this Section 5.2(f) affect the obligations of the Company specified in Sections 5.2(b) and (c); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(i)) unless the Company Board or Special Committee expressly reaffirms the Company Board Recommendation in such disclosure.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 20% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal that was unsolicited and did not otherwise involve a material breach of this Section 5.2 that the Company Board or Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (B) if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise); provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%.

Section 5.3 Preparation of Proxy Statement.

(a) Parent and the Company shall cooperate to promptly prepare and file with the SEC the Proxy Statement and Parent (with the Company’s reasonable cooperation) shall promptly prepare and file with the SEC the Form S-4, in which such Proxy Statement will form, a part included as a prospectus. For purposes of this Agreement, (i) the “Proxy Statement” means the proxy statement relating to the meeting of Stockholders to be held in connection with this Agreement and, if required by applicable NASDAQ rules, the meeting of the stockholders of Parent to be called in connection with this Agreement and the transactions contemplated hereby and (ii) the “Form S-4” means a registration statement on Form S-4, including a prospectus, in which the Proxy Statement will form a part. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of such parties shall thereafter promptly mail or deliver the Proxy Statement to its respective shareholders or stockholders, as applicable. Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or applicable law related thereto.

(b) Parent and the Company shall promptly notify the other upon its, or one of its Subsidiaries’, receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement or the Form S-4, and shall provide the other with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. If any party hereto becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement or the Form S-4, then such party shall promptly inform the other parties hereto thereof and shall cooperate with the other parties in filing such amendment or supplement with the SEC and, to the extent required by applicable Law, in mailing such amendment or supplement.

(c) No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Proxy Statement or the Form S-4 will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon.

Section 5.4 Company Stockholders’ Meeting; Parent Stockholders’ Meeting.

(a) The Company shall take, in accordance with all applicable Law and its certificate of incorporation and by-laws, all action necessary to establish a record date for, duly call and give notice of, and convene a meeting of holders of the issued and outstanding Shares (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company Stockholders’ Meeting shall be convened as promptly as practicable following the mailing of the Proxy Statement. Except in the case of an Adverse Recommendation Change, the Company, through the Company Board (which may act on the recommendation of the Special Committee), shall (i) recommend to its Stockholders that they adopt this Agreement and the transactions contemplated hereby, and (ii) include such recommendation in the Proxy Statement.

(b) If required under NASDAQ Rule 5635 or other applicable NASDAQ rules, Parent shall take, in accordance with all applicable Law and its articles of incorporation and by-laws, all action necessary to establish a record date for, duly call and give notice of, and convene a meeting of holders of the issued and outstanding Parent Common Stock (the “Parent Stockholders’ Meeting”) for the sole purpose of approving the issuance of the Parent Common Stock pursuant to this Agreement. If required, Parent Stockholders’ Meeting shall be convened as promptly as practicable following the mailing of the Proxy Statement. If Parent submits the approval of the issuance of the Parent Common Stock pursuant to this Agreement to its stockholders as required by this Section 5.4(b), Parent shall unless it determines based on the advice of its outside counsel and its financial advisors that doing so would constitute a breach of the Parent Board’s fiduciary duties under applicable Law (i) recommend to its stockholders that they approve such issuance, and (ii) include such recommendation in the proxy statement in respect of such meeting.

Section 5.5 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including material Tax Returns filed and those material Tax Returns in preparation along with the relevant work papers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would, or would reasonably be expected to, (i) contravene applicable Law, (ii) breach or cause a default under any confidentiality agreement with any third party entered into prior to the date hereof that relate to any discussions regarding transactions of a nature similar to the transactions contemplated hereby (provided, that disclosures required pursuant to Section 5.2 with respect to a party to any such confidentiality agreement or any proposals they may make shall not be limited by this Section 5.2(ii)), or (iii) constitute a waiver of the attorney-client privilege held by the Company or any of its Subsidiaries. All such information shall be held confidential in accordance with the terms of the Mutual Nondisclosure Agreement between Parent and the Company dated as of May 30, 2013 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any required foreign antitrust filings, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The Company shall use its reasonable best efforts to provide information about itself and its Subsidiaries and access to its employees and representatives to Parent’s financing sources that Parent has committed to make available pursuant to the Commitment Letter.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Integrated Merger, the Surviving Corporation, Surviving LLC or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such action would be material to the business and financial condition of Parent and its Subsidiaries taken as a whole or to the value of the Company and its Subsidiaries to Parent after consummation of the Integrated Merger.

Section 5.7 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any current or former officer or director may have under the Company Charter or Company Bylaws as in effect on the date of this Agreement in their capacity as such, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent, the Surviving Corporation and the Surviving LLC shall indemnify and hold harmless each current (as of immediately prior to the Effective Time) and each former officer and director of the Company from and against any and all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified Person is or was an officer, director or employee of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Company would have been required to do so under the Company Charter, Company Bylaws or DGCL (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL). In the event of any such action, suit or proceeding, each such indemnified Person shall be entitled to advancement of expenses incurred in the defense of such action, suit or proceeding from the Surviving Corporation and the Surviving LLC to the fullest extent that the Company would be permitted to advance such expenses under the DGCL. Each of Parent, the Surviving Corporation and the Surviving LLC agrees, and Parent agrees to cause each of the Surviving Corporation and the Surviving LLC, to continue and not to repeal or modify, and agree to include, to the extent permitted by applicable Law, in its organizational documents provisions for the exculpation, indemnification and advancement of expenses of the current and former directors and officers of the Company as currently existing in the Company Charter and Company Bylaws.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 5.9(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for policy year 2012-2013 for such purpose (which policy year 2012-2013 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.9(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) The provisions of this Section 5.9 (i) shall survive consummation of the Merger and the Second Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified Person, his or her heirs and his or her legal representatives, and each such Person shall be an intended third party beneficiary of the provisions of this Section 5.9, and (ii) are in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract. Without limiting the generality of the foregoing, the obligations of Parent, the Surviving Corporation and the Surviving LLC under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified Person to whom this Section 5.9 applies unless such Person shall have consented thereto in writing.

(d) In the event that Parent, the Surviving Corporation, the Surviving LLC, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation and/or the Surviving LLC shall assume all of the obligations of Parent, the Surviving Corporation and/or the Surviving LLC, as the case may be, set forth in this Section 5.9.

Section 5.10 Tax Treatment.

(a) The Company, Parent, Merger Sub and Merger Sub 2 intend that the Merger and Second Merger, taken together as a single integrated transaction for US federal income tax purposes, and along with the other transactions effected pursuant to this Agreement, be treated, and each them shall use its best efforts to cause the Merger and Second Merger, taken together as a single integrated transaction for US federal income tax purposes, and along with the other transactions effected pursuant to this Agreement, to be treated, for US federal income tax purposes as a “reorganization” under Section 368(a)(1)(A) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder, and each shall (i) take no action inconsistent with such treatment, (ii) not fail to take any action necessary to preserve such treatment, (iii) file all Tax Returns consistent with such treatment, and (iv) take no position inconsistent with such treatment, in each case, unless required to do so by applicable Law.

(b) The Company, Parent, Merger Sub and Merger Sub 2 hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(c) The Company shall immediately notify Parent, if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and Second Merger, taken together as a single integrated transaction for US federal income tax purposes, and along with the other transactions effected pursuant to this Agreement, from being treated as a “reorganization” under Section 368(a)(1)(A) of the Code. On the date of the effectiveness of the Form S-4 and the Closing Date, the Company shall deliver to counsel duly executed certificates substantially in the form attached hereto as Exhibit B (the “Company Tax Certificates”). Prior the Effective Time, the Company shall not take or cause to be taken any action which would cause to be untrue any of the representations set forth in the Company Tax Certificates.

(d) Parent shall immediately notify the Company, if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger or Second Merger, taken together as a single integrated transaction for US federal income tax purposes, and along with the other transactions effected pursuant to this Agreement, from being treated as a “reorganization” under Section 368(a)(1)(A) of the Code. On the date of the effectiveness of the Form S-4 and the Closing Date, Parent shall deliver to counsel duly executed certificates substantially in the form attached hereto as Exhibit C (the “Parent Tax Certificates”). Prior to the Effective Time, the Parent shall not take or cause to be taken any action which would cause to be untrue any of the representations set forth in the Parent Tax Certificates.

Section 5.11 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including announcements to the employees of the Company and its Subsidiaries) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement (including announcements to the employees of the Company and its Subsidiaries) without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that Parent or the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually by a party, if previously consented to by the other party); provided, further, that the restrictions set forth in this Section 5.11 shall not apply to any release or public statement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

Section 5.12 NASDAQ Listing. Parent shall promptly prepare and submit to NASDAQ a listing application covering the shares of Parent Common Stock to be issued in connection with the Merger (the “Parent Shares”), and shall cause the Parent Shares and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) or acquisitions of Parent Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16(b)(3) under the Exchange Act.

Section 5.14 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents or instruments that may be reasonably necessary to carry out the provisions of this Agreement.

Section 5.15 Employee Matters.

(a) For a period of one year following the Closing Date, Parent shall provide to each current (and, to the extent applicable, former) employee of the Company and its Subsidiaries (“Company Employees”) (other than Company Employees whose terms and conditions of employment are governed by a collective bargaining or other labor contract, the terms and conditions of which Parent shall cause to be respected by the Company and its applicable Subsidiaries) (i) no less than the same level of annual base salary and wage rates (unless an affected Company Employee agrees to a change of position or to assume a new role for Parent), (ii) (x) for the performance year ending December 31, 2014, no less than the same level of annual cash bonus target opportunities, and (y) thereafter, annual cash bonus opportunities consistent with the plans and programs offered by Parent to similarly situated employees, and (iii) substantially the same level of benefits, measured in the aggregate, in each case as those in effect immediately prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Company to provide Company Employees whose employment terminates during the one-year period following the Closing Date with severance benefits at not less than the levels and pursuant to the terms of any written employment agreements or offer letters with the Company or its Subsidiaries; Company Employees without a written employment agreement or offer letter providing severance shall be subject to the respective severance plans, agreements and guidelines of the Parent.

(b) From and after the Closing Date, Parent shall, or shall cause an affiliate to, assume and honor in accordance with their terms all of the Company’s retention, termination and change in control plans, policies, programs, agreements and arrangements (including any written change in control severance agreement, but excluding all other severance policies or plans other than those applicable in Section 5.15(a)) maintained by the Company or any of its Subsidiaries, in each case, as in effect on the Closing Date, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans sponsored by Parent or its Subsidiaries providing benefits to any Company Employees after the Closing Date (including vacation, paid time-off policies and severance plans), (i) each Company Employee shall be entitled to carryover any unused vacation days, (ii) to the extent a Company Employee terminates his or her employment for any reason at any time on or prior to the first anniversary of the Closing Date such Company Employee shall be paid a cash lump sum for all unused vacation days upon such employment termination to the same extent as would have applied to such a termination of the Company Employee under Company Plans in effect prior to the Closing Date (and to the extent not otherwise required by applicable law) and (iii) each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Date to the same extent as such Company Employee was entitled before the Closing Date to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date. In addition, and without limiting the generality of the foregoing, (x) to the extent that any Company Plan, or any Company Employee’s participation or coverage thereunder, is terminated at any time on or after the Closing Date, each affected Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent employee benefit plans providing, in the aggregate, substantially similar participation or coverage as was provided under such Company Plan in which such Company Employee participated immediately before the Closing Date (determined without regard for any amendment or termination of such Company Plan pursuant to this Agreement). Parent shall use its commercially reasonable efforts to continue all plans of the Company, until the end of the plan year in which the Effective Time occurs, providing for flexible spending contributions, deductibles, maximum out of pocket requirements and coinsurance requirements that are measured on a plan year basis.

(d) With respect to any Company Employees based outside of the United States, Parent’s obligations under this Section 15.15 shall be modified to the minimum extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval and, if required under applicable NASDAQ rule, the Parent Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree (“Order”) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Governmental Consents. Any waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated, and all other filings, approvals, waivers or consents required under the anti-trust or similar laws of any foreign body shall have been or obtained and shall be in effect, and if applicable, the waiting period (and any extension thereof) shall have expired.

(d) Registration Statement; NASDAQ Listing. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued, and no proceeding for such purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Company and Parent. The Parent Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.2 and 3.4 shall be true and correct in all material respects as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall have been true only as of such time), (ii) the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to the foregoing effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the foregoing effect;

(c) No Litigation. There shall not be any Action pending or commenced by any Governmental Authority that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger, (ii) restrain, enjoin, prevent, prohibit, make illegal, or impose material limitations on Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company or its Subsidiaries, or, as a result of the Merger, of Parent or its Subsidiaries, or (iii) limit the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such limit would be material to the business and financial condition of Parent and its Subsidiaries taken as a whole or to the value of the Company and its Subsidiaries to Parent after consummation of the Merger.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received the opinion of Cohen & Grigsby, P.C., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and in the Company Tax Certificate and Parent Tax Certificate, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Integrated Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Sections 4.2, 4.3 and 4.4 shall be true and correct in all respects as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall have been true only as of such time), (ii) the other representations and warranties of Parent contained in this Agreement or in any certificate delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the chief executive officer and chief financial officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent, Merger Sub and Merger Sub 2. Parent, Merger Sub, and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to the foregoing effect;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect, occurrence or state of facts that, individually or in the aggregate, constitutes a Parent Material Adverse Effect.

(d) Tax Opinion. The Company shall have received the opinion of Vedder Price, PC, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and in the Company Tax Certificate and Parent Tax Certificate, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Integrated Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b)(2) of the Code.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent, Merger Sub or Merger Sub 2 may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger, as required by Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if the Merger shall not have been consummated by September 30, 2014 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date and provided further that the End Date shall be automatically extended to October 31, 2014 in the event that the Merger shall not have been consummated by September 30, 2014 as a result of the failure to obtain required regulatory approval under the HSR Act;

(c) by Parent or the Company if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, injunction, judgment, decree, ruling, stipulation, assessment or award, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents the consummation of the Merger;

(d) by Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and (ii) the Company Stockholder Approval shall not have been obtained; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company has not made the payment(s) required to be made to Parent pursuant to Section 7.3(a)(ii) and, if applicable, pursuant to Section 7.3(b);

(e) by Parent if (i) the Company Board shall have failed to make the Company Board Recommendation, (ii) there shall have occurred any Adverse Recommendation Change, (iii) the Company Board (or any committee thereof, including the Special Committee) shall have approved, endorsed or recommended to Stockholders any Acquisition Proposal, (iv) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, or (v) the Company, or any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries shall have materially breached any of the provisions set forth in Section 5.2;

(f) by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 20 Business Days after its receipt of written notice thereof, or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(b) would not be satisfied;

(g) by the Company (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent within 20 Business Days after its receipt of written notice thereof, or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied;

(h) by (i) Parent if, since the date of this Agreement, there shall have been a Company Material Adverse Effect, or (ii) the Company if, since the date of this Agreement, there shall have been a Parent Material Adverse Effect;

(i) by the Company (at any time prior to the Company Stockholder Approval), if the Company Board or the Special Committee (to the extent permitted by law) shall have authorized the Company, subject to complying with the terms of Section 5.2(b), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that such termination shall not occur until the Company shall have paid the Expense Reimbursement and Termination Fee required by Section 7.3 to Parent; or

(j) by the Company or Parent if at any necessary Parent Stockholders’ Meeting, Parent Stockholder Approval shall not have been obtained with respect to the issuance of Parent Common Stock pursuant to this Agreement (provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(j) at any time during which the Company would be entitled to terminate this Agreement pursuant to Section 7.1(g)(but without regard to the 20 Business Day cure period)).

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating party to the other parties.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3, Section 7.4 and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) subject to Section 7.3(e) and Section 7.4(d) (including the limitations on liability contained therein), the termination of this Agreement shall not relieve any Party from any liability for fraud.

Section 7.3 Parent Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3 or 7.4 below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i) Parent and the Company shall share equally the filing fees incurred in connection with the filing by the Parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act; and

(ii) Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, up to $2,000,000 (the “Expense Reimbursement”) if this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) and on or before the date of any such termination, an Acquisition Proposal shall have been publicly announced or disclosed or an Acquisition Proposal has otherwise been communicated to the Company Board, (B) by Parent or the Company pursuant to Section 7.1(d), (C) by Parent pursuant to either Section 7.1(e) or Section 7.1(f), or (D) by the Company pursuant to Section 7.1(i).

Any Expense Reimbursement required to be made (A) as the result of a termination of this Agreement by the Company pursuant to Section 7.1(b), Section 7.1(d) and Section 7.1(i) shall be paid by the Company prior to the time of such termination; and (B) as the result of termination of this Agreement by Parent pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(f) shall be paid by the Company within two Business Days after such termination.

(b) The Company agrees to pay Parent (or its designees) the Termination Fee (as defined below) if this Agreement is terminated:

(i) (x) by Parent pursuant to Section 7.1(e) or (y) by the Company pursuant Section 7.1(i);

(ii) by Parent or the Company pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(f) and, in either case, (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board, and (y) the Company enters into a definitive agreement in respect of such Acquisition Proposal or consummates the transaction contemplated by such Acquisition Proposal within 12 months of such termination of the Agreement; or

(iii) by Parent or the Company pursuant to Section 7.1(d) and (x) on or before the date of the Company Stockholders’ Meeting an Acquisition Proposal shall have been publicly announced, and (y) the Company consummates the transaction contemplated by such Acquisition Proposal within 12 months of such termination of the Agreement.

For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $10,500,000.

(c) Notwithstanding the foregoing, in no event shall the Company be required to pay the Expense Reimbursement and the Termination Fee, respectively, on more than one occasion. Any Termination Fee required to be paid (i) pursuant to Section 7.3(b)(i)(x) shall be paid within two Business Days after termination by Parent, (ii) pursuant to Section 7.3(b)(i)(y) shall be paid immediately prior to such termination, and (iii) pursuant to Section 7.3(b)(ii) or (iii) shall be paid within two Business Days after the event giving rise to such payment.

(d) If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(e) The Parties acknowledge that the agreements contained in this Section 7.3 and Section 7.4 below are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the payment of the applicable Expense Reimbursement or Termination Fee shall be the sole and exclusive remedy available to Parent, Merger Sub and Merger Sub 2 with respect to this Agreement and the transactions contemplated hereby in the event any such payment is received by Parent, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, Merger Sub or Merger Sub 2 under this Agreement.

Section 7.4 Company Expenses; Termination Fees.

(a) Parent shall make a nonrefundable cash payment to Company, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger up to $5,000,000 (the “Parent Expense Reimbursement”) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(j). Any Parent Expense Reimbursement required to be made shall be paid by Parent within two Business Days after such termination.

(b) Parent agrees to pay the Company (or its designees) the Parent Termination Fee (as defined below) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(j).

For purposes of this Agreement, “Parent Termination Fee” shall mean an amount equal to $3,000,000.

(c) Notwithstanding the foregoing, in no event shall Parent be required to pay the fees referred to in this Section 7.4 on more than one occasion. Any Parent Termination Fee shall be paid within two Business Days after the event giving rise to such payment.

(d) If Parent fails to pay when due any amount payable under this Section 7.4, then (i) Parent shall reimburse the Company for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the Company of its rights under this Section 7.4, and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to 3% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

Notwithstanding anything to the contrary in this Agreement, the Parties agree that the payment of the applicable Parent Expense Reimbursement and/or Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to a termination of this Agreement pursuant to 7.1(j), and, upon payment of the applicable Parent Expense Reimbursement or Parent Termination Fee, Parent and Parent’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Company under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub, Merger Sub 2 or the Surviving Corporation, to:

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212

Attn: General Counsel

Facsimile: (412) 442-8290

And

Attn: Chief Financial Officer

Facsimile: (412) 442-8290

with a copy (which shall not constitute notice) to:

Cohen & Grigsby, P.C.

625 Liberty Avenue, 5th Floor

Pittsburgh, PA 15222

Attention: Michael D. Winterhalter, Esq.

Facsimile: (412) 209-1899

(ii) if to the Company, to:

Schawk, Inc.

1695 South River Road

Des Plaines, IL 60018

Attention: Vice President, General Counsel

Facsimile: (847) 827-1264

with a copy (which shall not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street, Suite 2600

Chicago, IL 60601

Attention: John T. McEnroe

Facsimile: (312) 609-5005

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Base Merger Consideration” means the sum of (a) the product of the Cash Merger Consideration multiplied by the Shares (other than Dissenting Shares and Shares described in Section 2.1(a)(ii) hereof) plus (b) the amount of cash to be paid in lieu of fractional shares pursuant to Section 2.3(e) hereof, plus (c) the cash payable in respect of Dissenting Shares, plus (d) the Total Stock Consideration. For purposes of this calculation, the cash payable in respect of each Dissenting Share shall be deemed to be $20.00.

(c) “Business Day” has the meaning given to such term in Rule 14d-l(g) under the Securities Exchange Act of 1934, as amended;

(d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(e) “knowledge” of any party means the actual knowledge of any executive officer of such party after reasonable inquiry under the circumstances of this Agreement;

(f) “Liability” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP);

(g) “material’’ or other similar qualifier regarding materiality, material respects or the like, when used in connection with any activity, compliance, item, matter or circumstance relating to a Person, means “material to the Person, its direct or indirect parent, and their Subsidiaries, taken as a whole.”

(h) “Parent Signing Price” shall mean $39.84, which is the closing price of a share of Parent Common Stock quoted on the NASDAQ on the last trading day immediately prior to the date of this Agreement.

(i) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(j) “Stockholders” means the stockholders of the Company;

(k) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(l) “Tax” means (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

(m) “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, in each case required or permitted to be filed, submitted, delivered or transmitted to a taxing authority of a Governmental Entity with respect to Taxes; and

(n) “Total Stock Consideration” means the product of the Parent Signing Price multiplied by the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement.

(o) The defined terms set forth below are defined in the location specified in the following table:

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-56
Action	A-18
Adjustment	A-5
Adverse Recommendation Change	A-57
Affiliate Transaction	A-33
Agreement	A-1
Alternative Acquisition Agreement	A-57
Base Merger Consideration	A-76
Blair	A-34
Book-Entry Shares	A-7
Cash Merger Consideration	A-4
Certificates	A-7
Closing	A-2
Closing Date	A-2
Code	A-1
Commitment Letter	A-38
Company	A-1
Company Board	A-14
Company Board Recommendation	A-14
Company Bylaws	A-12
Company Charter	A-12
Company Disclosure Letter	A-10
Company Employees	A-66
Company Marks	A-33
Company Material Adverse Effect	A-11
Company Patents	A-30
Company Plans	A-20

Company Registered Copyrights	A-30
Company Registered IP	A-30
Company Registered Marks	A-30
Company SEC Documents	A-16
Company Stock Awards	A-13
Company Stock Option	A-5
Company Stock Plans	A-5
Company Stockholder Approval	A-14
Company Stockholders’ Meeting	A-60
Company Tax Certificates	A-65
Confidentiality Agreement	A-61
Contract	A-15
Copyrights	A-30
Delaware Secretary of State	A-2
DGCL	A-2
Dissenting Shares	A-10
Effective Time	A-2
End Date	A-70
Environmental Law	A-23
Environmental Permit	A-23
ERISA	A-20
ESPP	A-7
Exchange Agent	A-7
Exchange Fund	A-7
Expense Reimbursement	A-72
First Certificate of Merger	A-2
Form S-4	A-60
GAAP	A-16, A-39
Governmental Entity	A-15
Hazardous Substances	A-23
HSR Act	A-15
Indebtedness	A-51
Integrated Merger	A-1
Intellectual Property	A-30
Intervening Event	A-57
IRS	A-20
Law	A-15
Leased Real Property	A-29
Liens	A-12
Macquarie	A-34
Marks	A-30
Material Contracts	A-27
Merger	A-1
Merger Consideration	A-4
Merger Sub	A-1
Merger Sub 2	A-1
NASDAQ	A-37
OFAC	A-19, A-42
Order	A-68
Owned Real Property	A-29

Parent	A-1
Parent Common Stock	A-4
Parent Disclosure Letter	A-34
Parent Equity Plans	A-37
Parent Expense Reimbursement	A-74
Parent Material Adverse Effect	A-35
Parent Plan	A-43
Parent Plans	A-43
Parent SEC Documents	A-39
Parent Shares	A-66
Parent Signing Price	A-76
Parent Stockholder Approval	A-39
Parent Stockholders’ Meeting	A-61
Parent Tax Certificates	A-65
Parent Termination Fee	A-74
Patents	A-30
Permits	A-18
Permitted Liens	A-29
Principal Stockholders	A-1
Proper Delivery	A-8
Proxy Statement	A-59
Related Party	A-33
Representatives	A-56
RSU	A-6
SAR	A-6
Sarbanes-Oxley Act	A-16
SEC	A-16
Second Certificate of Merger	A-2
Second Merger	A-1
Shareholders’ Agreement	A-1
Shares	A-4
Special Committee	A-12
Stock Merger Consideration	A-4
Stockholders	A-77
Subsidiary	A-77
Superior Proposal	A-59
Support Agreements	A-1
Surviving Corporation	A-2
Surviving Corporation Charter	A-3
Surviving LLC	A-2
Takeover Laws	A-33
Termination Fee	A-73
Total Stock Consideration	A-77
Trade Secrets	A-30
Worker Safety Laws	A-22

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibit and Schedules hereto), the Company Disclosure Letter, the Support Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries. Except as provided in Section 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except for (i) the rights of the Company’s stockholders, holders of Options and holders of RSUs to receive the Merger Consideration and consideration in respect of Options and RSUs, respectively, at the Effective Time, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Merger Sub’s or Merger Sub 2’s (A) breaches of their respective obligations under this Agreement, (B) fraud or willful misconduct or (C) willful or material breach of their respective representations or warranties set forth in this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its stockholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock if all such holders brought an action against Parent, Merger Sub and Merger Sub 2 and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent, Merger Sub and Merger Sub 2.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 Facsimile Signature. This Agreement may be executed by facsimile/portable digital format signature and a facsimile/portable digital format signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub, Merger Sub 2 and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors, in the case of the Company, Merger Sub and Merger Sub 2), whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

Section 8.18 Waiver. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent, Merger Sub and Merger Sub 2), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION

By:	/s/ Joseph C. Bartolacci

Name:	Joseph C. Bartolacci

Title:	CEO

MOONLIGHT MERGER SUB CORP.

By:	/s/ Joseph C. Bartolacci

Name:	Joseph C. Bartolacci

Title:	CEO

MOONLIGHT MERGER SUB LLC

By:	/s/ Joseph C. Bartolacci

Name:	Joseph C. Bartolacci

Title:	CEO

SCHAWK, INC.

By:	/s/ David Schawk

Name:	David Schawk

Title:	CEO

ANNEX B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of March 16, 2014, by and among Matthews International Corporation, a Pennsylvania corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Schawk, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, the Company, Moonlight Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Moonlight Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”) are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of such number of shares of Class A Common Stock, par value $0.008 per share, of the Company (“Class A Common Stock”) as is indicated on the signature page of this Agreement.

C. As a material inducement to the willingness of Parent, Merger Sub and Merger Sub 2 to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Acquisition Transaction” means a transaction or transactions directly or indirectly to consummate an Acquisition Proposal.

“Alternative Transaction Consideration” means, with respect to the Shares subject to an Acquisition Transaction, the per share consideration that the Stockholder received, directly or indirectly, as a result of the consummation of such Acquisition Transaction, valuing any noncash consideration (including any residual interest in the Company or any successor of the Company whether represented by Class A Common Stock or any other securities) at its fair market value as of the date of such consummation. The fair market value of any noncash consideration consisting of (A) securities listed on a national securities exchange shall be equal to the average of the closing price per share of such security as reported on such exchange for each of the five (5) trading days prior to the date of determination, provided that such securities are not subject by law or agreement to any transfer restrictions and such securities do not represent in the aggregate 10% or more of the outstanding securities of the same class of securities of which such securities are a part; and (B) consideration which is other than cash or securities of the type specified in subclause (A) above shall be the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder, within ten (10) Business Days of the consummation of the Acquisition Transaction; provided, however, that if Parent and the Stockholder are unable to agree within two (2) Business Days after the date of such event as to the investment banking firm, then

Parent, on the one hand, and the Stockholder, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make a determination; provided further, that the fees and expenses of such investment banking firm(s) shall be borne by the Stockholder. The determination of the investment banking firm shall be binding upon the parties hereto.

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Current Transaction Consideration” means, with respect to the Shares subject to an Acquisition Transaction, a per share amount equal to $20.

“Profit” means an amount equal to the excess, if any of (i) the Alternative Transaction Consideration over (ii) the Current Transaction Consideration.

“Shares” means (i) all shares of Class A Common Stock owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Class A Common Stock acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 9 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 9 hereof), Stockholder shall not, except in connection with the Merger, Transfer or suffer a Transfer of any of the Shares, provided that the Stockholder may at any time Transfer Shares (A) (i) in the form of a gift to a charitable organization for philanthropic purposes, (ii) to any parent, spouse or descendant of Stockholder or, where Stockholder is the trustee of a trust, any parent, spouse or descendant of any grantor of the trust or any beneficiary of the trust, (iii) to any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (ii) above and charitable organizations, (iv) to any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or entities named or described in (ii) and (iii) above, and (v) as required under the terms of a governing trust instrument, including but not limited to, upon the death of Stockholder, the grantor of the trust, or another named individual, so long as, in each such case, the recipient of such Shares executes and delivers a joinder to this Agreement whereby such recipient becomes bound by the terms of this Agreement or (B) to the Company in such amounts as are necessary or for the withholding of Taxes with respect to the exercise of any Company Stock Options or settlement or vesting of any other equity-based awards that have been granted under Company Stock Plans.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not, prior to the Expiration Date, enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote the Shares (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any other proposal or action that could reasonably be expected to impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Proposed Transaction. Anything herein to the contrary notwithstanding, this Section 3(a) shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of his, her of its Shares to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (i) decreases the absolute amount or otherwise changes the form of the Stock Merger Consideration or (ii) imposes any material restrictions on or additional conditions on the payment of the Stock Merger Consideration to stockholders.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) For the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (the “Proxy Term”), Stockholder hereby irrevocably appoints Parent and each of its executive officers or other designees (the “Proxyholders”) as Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders of the Shares to vote the Shares or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of stockholders at which any of the matters described in Section 3 hereof are to be considered.

(b) Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law during the Proxy Term. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.

(d) Parent may terminate this proxy at any time by written notice to Stockholder.

5. No Solicitation. Stockholder shall not take any action that would be prohibited by Section 5.2 of the Merger Agreement if Stockholder were a Representative of the Company other than at a time that the Company has informed Stockholder that the Company or its Representatives are permitted to take such actions under Section 5.2 of the Merger Agreement.

6. Action in Stockholder Capacity Only; Acknowledgement and Waiver Regarding Indemnification.

(a) Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Stockholder’s capacity as a director or officer of the Company. Nothing in this Agreement (i) will limit or affect any actions or omissions taken by a Stockholder in such Stockholder’s capacity as a director or executive officer of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict a Stockholder from exercising such Stockholders’ fiduciary duties as a director or executive officer to the Company or its stockholders.

(b) Each Stockholder, on his or its own behalf and on behalf of any Person claiming through or on behalf of such Stockholder (collectively, the “Releasors”), shall, and hereby does, forever, irrevocably, unconditionally and completely waive, acquit, release and discharge, to the fullest extent permitted by applicable Laws (the “Unconditional Release”), Company, Parent and their respective Affiliates, predecessors, successors and past, present and future assigns, Affiliates, agents, representatives, members, partners, directors, employees, stockholders and insurers (collectively, the “Released Parties”), of and from any and all obligations to indemnify or hold harmless any of the Releasors against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in connection with the transactions contemplated by the Merger Agreement or any Support Agreement to the extent arising out of or pertaining to the fact that the Releasor is or was a stockholder of the Company and not arising out of or pertaining to the fact that such Stockholder is or was a director or an officer of the Company or any of its subsidiaries pursuant to (A) Company’s or its Affiliates’ certificates of incorporation, by-laws or other organizational or governing documents; (B) any indemnification agreement between Company or its Affiliates, on the one hand, and any Releasor, on the other hand; (C) any stockholder, voting, or similar agreement between Company or its Affiliates, on the one hand, and any Releasor, on the other hand; (D) any other agreements or arrangements between Company or its Affiliates, on the one hand, and any Releasor, on the other hand; (E) Section 5.9 of the Merger Agreement; or (F) applicable Laws (collectively, “Released Claims”). Notwithstanding anything herein to the contrary, this Unconditional Release shall not apply to, and the Stockholders do not waive, release or discharge any Releasor’s rights and benefits, if any, (i) to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition unless and until and to the extent it is finally judicially determined that such expenses were incurred in connection with any Released Claim, and (ii) under any existing insurance policy or under the tail insurance policy or policies purchased for the benefit of the directors and officers of the Company or any of its Subsidiaries as contemplated by Section 5.9 of the Merger Agreement. In any action, investigation or similar proceeding where a Stockholder is a defendant or a subject in both capacities as a Stockholder and as an officer, director or employee of the Company, such Stockholder shall be entitled to indemnification and expense advancement as if such Stockholder were solely acting in his capacity as an officer or director until such time as it is determined by a final nonappealable order, judgment or settlement by an order or under the auspices of a court of competent jurisdiction, that such Stockholder’s liability (or portion thereof) arose solely out of his, her or its breach of duty as a Stockholder (and, in such event, Stockholder’s rights to indemnification and expense advance shall be limited only to the extent of such Stockholder’s liability for any breach by such Stockholder as a Stockholder). Each Stockholder hereby irrevocably covenants and agrees to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties, based upon, regarding or related to any Released Claim, and such Stockholder further covenants and agrees that this Unconditional Release is a bar to any such Released Claim. Each Stockholder agrees not to seek contribution from any Released Parties in respect of any payments required to be made by such Stockholder that is a Released Claim. This Unconditional Release shall terminate and become null and void and of no effect ab initio immediately upon the date and time of any termination of the Merger Agreement.

7. Alternative Transaction Payment.

(a) In the event that at any time from the date hereof through the date that is 18 months following the date of valid termination of the Merger Agreement, upon or following any of the Company, the Stockholder, or any of their respective Affiliates entering into an Acquisition Transaction, then the Stockholder shall be obligated to tender and pay to Parent, within two Business Days after the closing of such Acquisition Transaction, at the election of Parent, an amount in cash equal to the Profit, if any, received, directly or indirectly, by the Stockholder with respect to the Shares; provided, however, that in no event shall the total payments to Parent pursuant to this Section 7(a) and Section 7(a) of the identical agreements entered into between Parent and other stockholders of the Company exceed $3,000,000.

(b) In the event that the Company shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to the shares of Class A Common Stock, the calculations set forth in this Article 7 and the definitions referenced herein shall be adjusted to reflect fully such dividend, distribution, stock split, reverse stock split, reclassification, reorganization, recapitalization or combination (including any residual interest in the Company or any successor, whether represented by the shares of common stock of the Company or other securities of the Company or any successor to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) and shall be considered in determining the Profit as provided in this Article 7.

8. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a)(i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of the Company other than the shares of Class A Common Stock set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, or the “blue sky” Laws of the various states of the United States, and any restrictions contained in the organizational documents of the Company, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract to or by which Stockholder is a party or bound, or any Order or Law to which Stockholder (or any of Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(d) Except as otherwise disclosed to Parent in the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(e) Stockholder understands and acknowledges that Parent, Merger Sub and Merger Sub 2 are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

9. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) the mutual written agreement of the parties hereto to terminate this Agreement, (b) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Section 7 thereof, (c) the Effective Time, and (d) an amendment of the Merger Agreement that (A) decreases the absolute amount or changes the form of the Stock Merger Consideration or (B) imposes any material restrictions on or additional conditions on the payment of the Stock Merger Consideration to Stockholder; provided, however, that (i) this Section 9 and Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

10. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent and Stockholder.

(b) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.

(e) Consent to Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this

Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(e), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(n) of this Agreement.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(h) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties except that Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder. No assignment by Parent under this Section 10(h) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(i) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Further Assurances. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent may publish and disclose in the Form S-4 (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 or in any other filing made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional Class A Common Stock of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

(k) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(l) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(m) Specific Performance; Injunctive Relief. The parties acknowledge that Parent shall be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Parent at law or in equity without posting any bond or other undertaking. Stockholder agrees that Stockholder will not oppose the granting of any injunction, specific performance, or other equitable relief on the basis that Parent has an adequate remedy of law or an injunction, award of specific performance, or other equitable relief is not an appropriate remedy for any reason at law in equity.

(n) Notices. All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given if (i) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address, facsimile, or e-mail address (or at such other address, facsimile, or e-mail address for a party as shall be specified by like notice): (i) if to Parent, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address, e-mail address, or facsimile shown below Stockholder’s signature on the last page hereof.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

(p) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(q) Construction. In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(r) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

MATTHEWS INTERNATIONAL CORPORATION

By: /s/ Joseph C. Bartolacci	By: /s/ Clarence W. Schawk
Name: Joseph C. Bartolacci	Clarence W. Schawk as trustee of the
Title: President and Chief Executive Officer	Clarence W. Schawk 1998 Trust:

Address:

Telephone: ( ) - Facsimile: ( ) - E-mail Address:

with copy to:

Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, IL 60601 Attention: John T. McEnroe Telephone: (312) 609-7885 Facsimile: (312) 609-5005 E-mail Address: jmcenroe@vedderprice.com

Shares Beneficially Owned by Stockholder: 762,230 shares of Class A Common Stock

SCHEDULE

The following stockholders of Schawk, Inc. have also executed voting and support agreements with Matthews International Corporation. Each such agreement is in all respects identical with the voting and support agreement included herein except that the signature page thereto contains the number of shares of Class A Common Stock of Schawk, Inc. beneficially owned by the stockholder as set forth in the table below:

Stockholder	Shares Beneficially Owned
Clarence W. Schawk, as co-trustee of the Clarence W. and Marilyn G. Schawk Family Foundation Marilyn G. Schawk, as co-trustee of the Clarence W. and Marilyn G. Schawk Family Foundation	299,420

Marilyn G. Schawk, as trustee of the Marilyn G. Schawk 1998 Trust	1,536,501

Marilyn G. Schawk, as trustee of the Clarence W. Schawk 2013 GRAT	1,300,000

Marilyn G. Schawk, as trustee of the David A. Schawk Trust u/a Schawk Descendants Trust	870,885

Marilyn G. Schawk, as trustee of the Judith Lynn Schawk Gallo Trust u/a Schawk Descendants Trust	870,885

Marilyn G. Schawk, as trustee of the Cathy Ann Schawk Trust u/a Schawk Descendants Trust	870,885

Marilyn G. Schawk, as trustee of the Lisa B. Sterns Trust u/a Schawk Descendants Trust	870,885

David A. Schawk	92,947

David A. Schawk, as trustee of the David A. Schawk 1998 Trust	738,695

David A. Schawk, as trustee of the David and Teryl Schawk Family Foundation	88,800

Teryl A. Schawk, as trustee of the Teryl Alyson Schawk 1998 Trust	190,935

Teryl A. Schawk, as trustee of the Kara Elizabeth Schawk Trust u/a David A. Schawk 2008 Family Trust	83,433

Teryl A. Schawk, as trustee of the Colleen Teryl Schawk Trust u/a David A. Schawk 2008 Family Trust	83,432

Teryl A. Schawk, as trustee of the Kelly Schawk Douglass Trust u/a David A. Schawk 2008 Family Trust	83,432

Kelly Schawk Douglass, as trustee of the O’Dempsey 2013 Gift Trust	959

Kelly Schawk Douglass, as trustee of the Kelly Schawk Douglass 2004 Trust	5,515

Kelly Schawk Douglass, as trustee of the Kelly Lynn Schawk Trust u/a David A. Schawk 1988 Family Trust	403,676

Kelly Schawk Douglass, as trustee of the Colleen Teryl Schawk Trust u/a David A. Schawk 1988 Family Trust	419,907

Kelly Schawk Douglass, as trustee of the Trevor Barlo Trust u/a Addison Teryl Barlo 2011 Trust	4,165

Kelly Schawk Douglass, as trustee of the Addison Teryl Barlo Trust u/a Addison Teryl Barlo 2011 Trust	4,165

Stockholder	Shares Beneficially Owned
Paul Douglass, as trustee of the Ava Lynn Douglass Gift Trust	11,072

Paul Douglass, as trustee of the Tyler David Douglass Gift Trust	6,592

Kara Schawk O’Dempsey	28,073

Kara Schawk O’Dempsey, as trustee of the Kelly Schawk Douglass 2011 Gift Trust and the Ava Lynn Douglass Trust and the Tyler David Douglass Trust created thereunder	17,414

Lisa B. Stearns, as co-trustee of the Stearns 2006 Revocable Trust Scott Stearns, as co-trustee of the Stearns 2006 Revocable Trust	879,663

Lisa B. Stearns, as trustee of the Kara Elizabeth Schawk Trust u/a David A. Schawk 1988 Family Trust	419,858

Scott Stearns, as trustee of the Exempt Family Trust u/a Lisa B. Stearns 2012 Descendants Trust	306,442

A. Alex Sarkisian, as trustee of the Mallory A. Stearns Trust u/a Lisa Beth Schawk Stearns 1991 Family Trust	348,817

A. Alex Sarkisian, as custodian for Mallory A. Stearns under the Illinois Uniform Transfers to Minors Act	68,693

A. Alex Sarkisian, as trustee of the William D. Stearns Trust u/a Lisa Beth Schawk Stearns 1991 Family Trust	407,392

A. Alex Sarkisian, as trustee of the Sarah 2006 Trust	160,618

A. Alex Sarkisian, as custodian for Sarah Stearns under the Illinois Uniform Transfers to Minors Act	50,599

A. Alex Sarkisian, as trustee of the Jessica Lynn Gallo Trust u/a Judith Lynn Gallo 1991 Family Trust	678,732

Jessica Gallo	106,083

Judith Lynn Schawk Gallo, as trustee of the Judy Schawk Gallo 2014 GRAT	1,210,315

Cathy Ann Schawk, as trustee of the Cathy Ann Schawk 2005 Trust	1,801,210

William D. Stearns	68,693

Colleen Teryl Barlo	20,702

ANNEX C

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT, dated as of March 16, 2014 (this “Agreement”), among Matthews International Corporation, a Pennsylvania corporation (the “Company”), each of the shareholders of the Company whose name appears on the signature pages hereto and any person who becomes a party pursuant to Section 2.1(b)(i) hereof (each, a “Shareholder” and, collectively, the “Shareholders”), and David S. Schawk, in his capacity as the Family Representative (as defined herein).

RECITALS

A. Concurrently with the execution and delivery hereof, the Company, Schawk, Inc., a Delaware corporation (“Schawk”), Moonlight Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Moonlight Merger Sub LLC, a Delaware limited liability company (“Merger Sub 2”), are entering into an Agreement and Plan of Merger and Reorganization (as it may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into Schawk, followed by a merger of Schawk with and into Merger Sub 2 (the “Merger”), with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of the Company.

B. Pursuant to and subject to the terms and conditions of the Merger Agreement, each share of outstanding Class A common stock of Schawk, par value $0.008 per share (the “Schawk Common Stock”) shall be converted in the Merger into (i) shares of Class A common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) and (ii) cash.

C. Pursuant to and subject to the terms and conditions of the Merger Agreement, in connection with the Merger, the Family Shareholders (as defined below) are expected to receive shares of Company Common Stock (the shares of Company Common Stock received by the Family Shareholders in the Merger, the “Shares”) representing, in the aggregate, approximately 10.1% of the Company’s outstanding shares, after giving effect to the issuance of such Shares.

D. As a material inducement to the willingness of the Company, Merger Sub and Merger Sub 2 to enter into the Merger Agreement, the Company has required that the Family Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

BOARD DESIGNATION RIGHT

1.1 Composition of the Board of Directors at the Closing. On or prior to the date of the Closing, (i) the Company’s board of directors (the “Board”) shall take all action necessary and appropriate to cause the number of directors constituting the class whose three year term expires in 2017 (the “2017 Class”) on the Board to be increased by one and (ii) the Board shall appoint effective as of the Closing David A. Schawk as the initial Family Designee to the Board as a 2017 Class Director.

1.2 Continuing Composition of the Board of Directors.

(a) Following the Closing, subject to the other provisions of this Section 1.2 and Section 1.3, at each annual or special meeting of the shareholders of the Company at which the 2017 Class Directors are to be elected to the Board (or, if the Board ceases to be classified, at any meeting of shareholders of the Company at which directors are to be elected), the Company will nominate and use its reasonable best efforts (which shall, subject to Applicable Law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its shareholders in connection with any such meeting the recommendation of the Board that shareholders of the Company vote in favor of the slate of directors, including the Family Designee) to cause the shareholders of the Company to elect to the Board the Family Designee.

(b) Upon reasonable prior written notice by the Company, the Family Representative shall notify the Company of the identity of the proposed Family Designee in writing together with all information about the proposed Family Designee as may be reasonably requested by the Board or the Nominating and Corporate Governance Committee (including, at a minimum, any information regarding the proposed Family Designee to the extent required by the Company’s articles of incorporation or applicable securities laws for any other person nominated for election to the Board).

(c) Subject to Section 1.2(b) and Section 1.3, so long as no Family Designation Right Termination Event has occurred, in the event of the death, disability, removal or resignation of the Family Director, the Board will promptly appoint as a replacement Family Director the person designated by the Family Representative to fill the resulting vacancy, and such individual shall then be deemed a Family Director for all purposes hereunder; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, neither the Company nor the Board shall be under any obligation to appoint any Family Director to the Board in the event of the failure of a Family Designee to be elected to the Board at any annual or special meeting of the shareholders of the Company at which such Family Designee stood for election but was nevertheless not elected. So long as no Family Designation Right Termination Event has occurred, the Board will not remove the Family Director without the prior written consent of the Family Representative, unless the Family Director is no longer eligible for designation as a member of the Board pursuant to Section 1.3.

1.3 Objection to Family Designee. Notwithstanding the provisions of this Article I, the Shareholders (acting through the Family Representative) will not be entitled to designate any Family Designee (or, for the avoidance of doubt, any Family Director) to the Board in the event that the Board reasonably determines that (i) upon advice of outside counsel, the election of such Family Designee to the Board would cause the Company to not be in compliance with Applicable Law or the Rules of the NASDAQ Stock Market, (ii) such Family Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company or (iii) such Family Designee is not reasonably acceptable (as specified in writing) to the Board. In any such case described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Shareholders will withdraw the designation of such proposed Family Designee and, so long as no Family Designation Right Termination Event has occurred, be permitted to designate a replacement therefor (which replacement Family Designee will also be subject to the requirements of this Section 1.3).

1.4 Voting Agreement. Until the expiration of the Extended Restriction Period (as defined in Section 2.1(c)), each Shareholder agrees to cause each Voting Security Beneficially Owned by it to be voted (in person or by proxy or through the execution of one or more written consents if shareholders of the Company are requested to vote by written consent in lieu of a meeting): (x) in favor of all those persons nominated to serve as directors of the Company by the Board or the Nominating and Corporate Governance Committee and (y) with respect to any other action, proposal or other matter to be voted upon by the shareholders of the Company, in accordance with the recommendation of the Board.

1.5 Termination of Rights. Immediately upon the occurrence of any Family Designation Right Termination Event, all obligations of the Company with respect to any Family Director or Family Designee pursuant to this Article I shall forever terminate and, unless otherwise requested by the Board (acting by a majority of the members of the Board excluding the Family Director), the Shareholders shall cause the Family Director to immediately resign from the Board.

ARTICLE II

TRANSFER RESTRICTIONS

2.1 Transfer Restrictions.

(a) Other than solely in the case of a Permitted Transfer, no Shareholder shall Transfer any Voting Securities during the period beginning on the Closing Date and ending 180 days after the Closing Date (such period, the “Restricted Period”).

(b) “Permitted Transfers” mean:

(i) a Transfer to a Permitted Transferee of the applicable Shareholder, so long as such Permitted Transferee, in connection with such Transfer, executes a joinder to this Agreement in form and substance acceptable to the Company in which such Permitted Transferee agrees to be a “Shareholder” for the purposes of this Agreement; or

(ii) a Transfer solely to tender into a tender or exchange offer commenced by a third party or by the Company; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding shares of Company Common Stock and (B) as of the expiration of such offer the Board has affirmatively publicly recommended to the Company’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation.

(c) After the expiration or inapplicability of the Restricted Period, until the earlier of such time as David A. Schawk is no longer a director or senior executive officer of the Company (other than as a result of (x) termination for Cause or (y) voluntary termination (other than a voluntary termination for Good Reason) or the first anniversary of the Closing Date (the “Extended Restriction Period”), no Core Shareholder shall Transfer any Voting Securities except in a Permitted Transfer.

(d) Without limiting any other provision of this Article II, until the expiration of the Extended Restriction Period, each Core Shareholder (acting through the Family Representative) will discuss with the Company its contemplated plans for the orderly disposition of Voting Securities by such Shareholder.

(e) Any Transfer or attempted Transfer of Voting Securities in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(f) Any certificates for Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Shareholders’ Agreement dated as of March 16, 2014, among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company).”

(g) Notwithstanding the foregoing subsection (f), the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at such time as such restrictions are no longer applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Company as follows:

(a) This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, or the “blue sky” Laws of the various states of the United States, and any restrictions contained in the organizational documents of the Company. The execution and delivery of this Agreement and the performance by Shareholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract to or by which Shareholder is a party or bound, or any order or Applicable Law to which Shareholder (or any of Shareholder’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect Shareholder’s ability to perform Shareholder’s obligations under this Agreement.

(b) Shareholder understands and acknowledges that the Company, Merger Sub and Merger Sub 2 are entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholders as follows:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

ARTICLE IV

DEFINITIONS

4.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Advice” has the meaning set forth in Section 5.3.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Board” has the meaning set forth in Section 1.1.

“Business Day” means a day on which banks are generally open for normal business in Pittsburgh, Pennsylvania, which day is not a Saturday or a Sunday.

“Cause” has the meaning given to that term in any written employment agreement between the Company and David S. Schawk; provided, however, that if no such agreement exists or no such definition is set forth in any such agreement, then for purposes of this Agreement, “Cause” shall mean (i) the commission by David S. Schawk of any misdemeanor involving and evidencing fraud or of any felony; (ii) embezzlement; (iii) a determination by the Board of Directors of the Company, in good faith and in the reasonable exercise of its discretion, that David S. Schawk is or has been guilty of dishonesty, misconduct or willful and substantial nonperformance of his duties, or (iv) without the Board of Directors of the Company’s prior written consent, intentional disclosure by David S. Schawk of any confidential information or proprietary information relating to the Company or its business.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Contract” means any contract, lease, license, indenture, trust agreement, loan, note, agreement or other legally binding commitment, arrangement or undertaking (whether written or oral and whether express or implied).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, corporation, limited or general partnership, limited liability company or other legal entity, whether through the ability to exercise voting power, by contract or otherwise.

“Core Shareholder” shall mean David S. Schawk, Teryl Schawk, David S. Schawk’s spouse, and any corporation, partnership, limited liability company, trust, guardianship, custodianship or other fiduciary arrangement Controlled by either of David S. Schawk or Teryl Schawk other than the David and Teryl Schawk Family Foundation or any trust held under the terms of the David A. Schawk 2008 Family Trust.

“Demand Registration” means either the Initial Demand Registration or the Second Demand Registration, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extended Restriction Period” shall have the meaning contained in Section 2.1(c).

“Family Designation Right Termination Event” shall be deemed to occur if as of the end of any Business Day following the Closing Date, the Shareholders collectively Beneficially Own less than 7.5% of the then outstanding Voting Securities.

“Family Designee” means, subject to Section 1.3, the individual designated in writing by the Family Representative for election or appointment to the Board.

“Family Director” means a Family Designee who has been elected or appointed to the Board.

“Family Representative” means the individual appointed by the Shareholders to exercise their rights under Article I of this Agreement pursuant to Section 5.3.

“Family Shareholders” means those Shareholders identified on the signature pages to this Agreement as of the date hereof.

“Good Reason” has the meaning given to that term in any written employment agreement between the Company and David S. Schawk; provided however, that if no such agreement exists or no such definition is set forth in any such agreement, then for purposes of this Agreement, “Good Reason” shall mean (i) the relocation of the Company’s office at which David S. Schawk is required to perform his services greater than seventy-five (75) miles outside of the Chicago metropolitan area; (ii) a material diminution of David S. Schawk’s material duties and responsibilities not agreed to by David S. Schawk; or (iii) any request by the Board of Directors of the Company that David S. Schawk commit an act or omission that David S. Schawk has been advised in writing constitutes a violation of Law.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Initial Demand Registration” has the meaning set forth in Section 5.1(a).

“Law” has the meaning set forth in the Merger Agreement.

“Losses” has the meaning set forth in Section 5.5(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Company or any such successor committee.

“Notice” has the meaning set forth in Section 5.1(b).

“Permitted Transfer” has the meaning set forth in Section 2.1(b).

“Permitted Transferee” means (x) the beneficiaries of any trust that is a Shareholder or (y) (i) any charitable organization for philanthropic purposes that receives a gift of shares, (ii) any parent, spouse or descendant of a Shareholder or, where such Shareholder is the trustee of a trust, any parent, spouse or descendant of any grantor of the trust, (iii) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more of the individuals or entities named or described in (ii) above, (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests are owned, directly or indirectly, by any one or more individuals or entities named or described in (ii) and (iii) above, and (v) as required under the terms of a governing trust instrument, including but not limited to upon the death of a Shareholder, the grantor of the trust, or another named individual.

“Person” means any individual, trust or entity.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registered Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated or deemed to be incorporated by reference in such prospectus.

“Public Offering” means any offer by the Company to sell its securities to the public pursuant to a registration statement filed with the SEC under the terms of the Securities Act.

“Registered Registrable Securities” means Registrable Securities covered by a Registration Statement.

“Registrable Securities” means the Shares and all other shares of Company Common Stock owned by the Shareholders, including any shares of Company Common Stock issued as a dividend, distribution or exchange for, or in respect of, all such shares (including as a result of combinations, recapitalizations, mergers, consolidates, reorganizations or otherwise).

“Registration Expenses” has the meaning set forth in Section 5.4.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus and amendments to such registration statement, including post-effective amendments, all exhibits, and all material incorporated or deemed to be incorporated by reference in such registration statement.

“Restricted Period” has the meaning set forth in Section 2.1(a).

“SEC” means the Securities and Exchange Commission.

“Second Demand Registration” has the meaning set forth in Section 5.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” has the meaning set forth in the introductory paragraph to this Agreement.

“Shares” has the meaning set forth in the recitals.

“Special Counsel” means special counsel to the Shareholders selected by Shareholders holding more than fifty-one percent (51%) of the outstanding Registrable Securities.

“Suspension Period” has the meaning set forth in Section 5.1(a).

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any capital stock or interest in any capital stock.

“Underwritten Registration or Underwritten Offering” means a registration in which securities of the Company are sold to an underwriter for offering to the public.

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

ARTICLE V

DEMAND REGISTRATIONS

5.1 Demand Registrations.

(a) From and after the first anniversary of the Closing and until the date on which the Shareholders collectively Beneficially Own less than 5% of the then outstanding Voting Securities, the holders of Registrable Securities shall have the right, by written notice delivered to the Company by or on behalf of the holders of at least fifty-one percent (51%) of the outstanding Registrable Securities, to require the Company to register (the “Initial Demand Registration”) under the Securities Act up to one hundred percent (100%) of the Registrable Securities. The Initial Demand Registration is exercisable once.

Subsequent to the Initial Demand Registration, the holders of Registrable Securities then outstanding shall have the right, by written notice delivered to the Company by or on behalf of the holders of at least fifty-one percent (51%) of the remaining Registrable Securities, to require the Company to register (the “Second Demand Registration”) under the Securities Act up to one hundred percent (100%) of such remaining Registrable Securities as were not sold pursuant to the Initial Demand Registration; provided, however, that if fewer than ten percent (10%) of Registrable Securities outstanding immediately prior to the effectiveness of the Initial Demand Registration (as adjusted for stock dividends, stock splits and similar transactions) are outstanding at the time, the holders of such Registrable Securities shall not be entitled to the Second Demand Registration. The Second Demand Registration is exercisable once and not prior to six months after the effective date of the Registration Statement filed pursuant to the Initial Demand Registration.

The Company shall file each Demand Registration and use its reasonable best efforts to cause the same to be declared effective by the SEC within 120 days of the date on which the holders of Registrable Securities first give the written notice for such Demand Registration; provided, however, that if such written notice is given within 270 days of a Public Offering of the Company and the managing underwriter of the Public Offering advises the Company that effecting the Demand Registration at the time requested would have a material adverse effect on the market for the Company’s securities, then the Company may defer its obligation to file the Demand Registration for such period of time, not extending beyond the 270th day after the Public Offering, as is recommended by such managing underwriter.

If any Demand Registration is requested to be a “shelf” registration, the Company shall use its reasonable best efforts to keep the Registration Statement filed in respect thereof effective for a period of twelve months from the date on which the SEC declares such Registration Statement effective (subject to extension pursuant to Section 5.2(a)) or such shorter period which will terminate when all Registered Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement.

Notwithstanding anything herein to the contrary, the Company may, one time in any 12 month period for up to a maximum of 90 days, delay the filing of any Demand Registration, suspend the effectiveness of any Registration Statement and/or give a notice for purposes of the last paragraph of Section 5.3, as appropriate, if the Company shall have determined, upon advice of counsel, that it would be required to disclose any significant corporate development which disclosure would have a material effect on the Company, by giving notice in accordance with Section 5.3(c)(7) (a “Suspension Period”); provided, that, the period of time which the Demand Registration is required to be effective shall be increased by the number of days of the Suspension Period if the effectiveness of such Demand Registration was suspended, but not beyond eighteen (18) months; and provided, further, that after the termination of the Suspension Period the Company shall comply with the obligations set forth in Section 5.3(1).

(b) Requests for Demand Registrations. Subject to the conditions set forth in Section 5.1(a) hereof, any holder or holders of fifty-one percent (51%) or more of the outstanding Registrable Securities may, at any time, make a written request for a Demand Registration. Within ten days after receipt of such request, the Company shall serve written notice (the “Notice”) of such registration request to all other holders of Registrable Securities and shall include in such Demand Registration all Registrable Securities, with respect to which the Company received written requests for inclusion therein within 15 days after the receipt of the Notice by the applicable holder. All requests made pursuant to this Section 5.1 will specify the number of the Registrable Securities to be registered and will also specify the intended methods of disposition thereof; provided, that if the holders of a majority of the Registrable Securities requested to be included in such registration specify one particular type of underwritten offering, such method of disposition shall be such type of underwritten offering or a series of such underwritten offerings (as such majority of holders may elect) during the time period the Registration Statement is effective.

(c) Demand Registration Expenses. The Registration Expenses of the holders of Registered Registrable Securities included in any Demand Registration will be shared equally by the holders of Registrable Securities, on the one hand, and the Company, on the other.

5.2 Holdback Agreements.

(a) Restrictions on Public Sale by Holders of Registered Registrable Securities. Each holder of Registrable Securities agrees, if requested by the managing underwriter or underwriters in an underwritten offering (to the extent timely notified in writing by the Company or the managing underwriter or underwriters), not to effect any public sale or distribution of securities of the Company of any class included in such Registration Statement, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten registration), (i) during the 10-day period prior to the effective date of any underwritten offering made pursuant to such Registration Statement and (ii) during the 90-day period beginning on the effective date of any underwritten offering made pursuant to such Registration Statement. If a request is made pursuant to this Section 5.2(a), the time period during which such Demand Registration (if a “shelf registration”) is required to remain continuously effective pursuant to Section 5.1(a) shall be extended by 90 days, but not beyond eighteen (18) months.

(b) Restrictions on Public Sale by the Company and Others. The Company agrees if requested by the managing underwriter or underwriters in an underwritten offering of Registered Registrable Securities covered by a Registration Statement filed pursuant to Section 5.1 hereof (to the extent timely notified in writing by the holders of a majority in number of Registered Registrable Securities included in such underwritten offering or by the managing underwriters), not to effect any public or private sale or distribution of its securities, including a sale pursuant to Regulation D under the Securities Act but excluding the grant of employee stock options or the issuance of securities upon the issuance or conversion of the then outstanding stock options, warrants or other convertible securities, (A) during the 10-day period prior to the effective date of any underwritten offering made pursuant to such Registration Statement and (B) during the 180-day period beginning on the effective date of any underwritten offering made pursuant to such Registration Statement.

5.3 Registration Procedures.

In connection with the Demand Registration obligations of the Company pursuant to and in accordance with Section 5.1 of this Agreement and subject to receipt from the sellers of Registrable Securities of the information to be furnished by them, as provided below, the Company shall use its reasonable best efforts to effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall:

(a) prepare and file with the SEC, as soon as practicable within the time periods specified in Section 5.1, a Registration Statement or Registration Statements relating to the Demand Registrations on any appropriate Form under the Securities Act which shall be available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, including documents incorporated or deemed to be incorporated by reference, the Company shall furnish to the holders of the Registrable Securities covered by such Registration Statement, their Special Counsel and the managing underwriter or underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of such holders, their Special Counsel and such underwriters, if any, and the Company shall not, subject to the requirements of applicable law and Section 5.1, file any such Registration Statement, or amendment thereto or any Prospectus or any supplement thereto (including such documents incorporated by reference) to which the holders of a majority in number of the Registrable Securities covered by such Registration Statement, or the managing underwriter or underwriters, if any, shall reasonably object on a timely basis;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement required to be filed pursuant to Section 5.1 of this Agreement as may be necessary to keep such Registration Statement effective for the time period specified in Section 5.1; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act, if required; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or such Prospectus;

(c) use its best efforts to notify the selling holders of Registrable Securities, their Special Counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (1) when a Prospectus or any Prospectus supplement or post-effective amendment related to such Registrable Securities has been filed, and, with respect to a Registration Statement or any post-effective amendment related to such Registrable Securities, when the same has become effective, (2) of any request by the SEC for amendments or supplements to such a Registration Statement or related Prospectus or for additional information, (3) of the issuance by the SEC of any stop order suspending the effectiveness of such a Registration Statement or the initiation of any proceedings for that purpose, (4) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) entered into pursuant to Section 6(o) below cease to be true and correct, (5) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (6) of the happening of any event which makes any statement made in such a Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which requires the making of any changes in such Registration Statement or Prospectus so that such Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (7) prior to the initiation of a Suspension Period;

(d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

(e) if requested by the managing underwriter or underwriters or any holder of Registrable Securities being sold in connection with an underwritten offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to a Registration Statement related to such Registrable Securities such information as the managing underwriters and such holder agree should be included therein as required by applicable law, (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after notification of the matters to be incorporated in such Prospectus supplement or such post-effective amendment and (iii) supplement or make amendments to such Registration Statement; provided, however, that the Company shall not be required to take any of the actions in this Section 5.3(e) which are not, in the opinion of counsel for the Company, required by or in compliance with applicable law.

(f) upon request of a selling holder of Registrable Securities or its Special Counsel, furnish to each selling holder of Registrable Securities or its Special Counsel, without charge, a copy of each Registration Statement related to such Registrable Securities and any post-effective amendment thereto, including financial statements, schedules and all exhibits (including, if requested, those previously furnished or proposed to be incorporated by reference) at the earliest practicable time under the circumstances before the filing of such documents with the SEC;

(g) furnish to each selling holder of Registrable Securities, its Special Counsel and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement or Statements related to such Registrable Securities and any post-effective amendments thereto, including financial statements, schedules and all exhibits (including, if requested, those previously furnished or incorporated by reference);

(h) deliver to all selling holders of Registrable Securities, their Special Counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses related to such Registrable Securities (including each preliminary prospectus) and as many copies of any amendment or supplement thereto as such Persons may reasonably request; subject to the restrictions contained in the last paragraph of Section 5.3, the Company consents to the use of such Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

(i) prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any seller or underwriter reasonably requests in writing; use its best efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified, (B) take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject, or (C) take any action which would subject it to the assessment of taxes in any such jurisdiction where it is not then so subject;

(j) cooperate with the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends;

(k) use its reasonable best efforts to cause the Registrable Securities covered by each Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(l) as expeditiously as possible after the occurrence of any event contemplated by paragraph 5.3(c)(6) above, but subject to Section 5.1(a), prepare a post-effective amendment to each Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(m) use its reasonable best efforts to cause all Registrable Securities covered by such a Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed if requested by the holders of a majority in aggregate number of shares of such issue or class of Registrable Securities;

(n) enter into such agreements (including an underwriting agreement) consistent with this Section 5.3 and use its reasonable best efforts to take all such other actions in connection therewith as shall have been reasonably requested by the managing underwriter or underwriter, if any, or the holders of a majority in principal amount of the Registrable Securities being sold in order to expedite or facilitate the disposition of such Registrable Securities including, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (1) making such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirming the same if and when reasonably requested; (2) using its reasonable best efforts to obtain for the benefit of the holders of such Registrable Securities opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority in principal amount of the reasonably Registrable Securities being sold) addressed to each selling holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such holders and underwriters; (3) using its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company addressed to each selling holder of Registrable Securities and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; (4) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable than those set forth in Section 5.5 hereof with respect to all parties to be indemnified pursuant to said Section; and (5) delivering such documents and certificates to certify that the representations and warranties of the Company made pursuant to clause (1) above continue to be true and correct and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or, as and to the extent required thereunder;

(o) make available for inspection by a representative of the holders of Registrable Securities being sold, any underwriter participating in any disposition of Registrable Securities and any attorney or accountant retained by such selling holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any records, information or documents that are designated by the Company as confidential at the time of delivery of such records, information or documents shall be kept confidential by such Persons and their designees unless such records, information or documents are in the public domain or disclosure of such records, information or documents is required by court or administrative order or unless such records, information or documents otherwise become public knowledge or in the opinion of counsel to such Person disclosure by such person is otherwise required by law; and

(p) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such seller and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, and the Company may exclude from such registration the Registrable Securities of any seller who fails to furnish such information, provided, that such sellers’ Registrable Securities shall be counted for the demand made upon the Company hereunder.

Each holder of Registrable Securities agrees to comply with the provisions of the Securities Act with respect to the disposition of all of his Registrable Securities covered by any Registration Statement in accordance with the intended methods of distribution by such seller set forth in such Registration Statement, as amended, or the related Prospectus, as supplemented. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.3(c)(3), 5.3(c)(5), 5.3(c)(6) and 5.3(c)(7) hereof, such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5.3(1) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in such Prospectus. In the event the Company shall give any such notice, the six months time period mentioned in Section 5.1(a) hereof shall be extended by the number of days (not to exceed 365 days) during the time period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5.3(l) hereof or the Advice.

5.4 Registration Expenses.

All fees and expenses incident to the Company’s performance of or compliance with this Agreement shall be shared equally by the holders of Registrable Securities, on the one hand, and the Company, on the other (including, without limitation, (1) all registration and filing fees including, without limitation, fees and expenses (A) with respect to filings required to be made with the National Association of Securities Dealers, Inc., and (B) of compliance with securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters or selling holders in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as the managing underwriters or holders of a majority in number of the Registrable Securities being sold may designate), (2) printing expenses, (3) messenger, telephone and delivery expenses, (4) fees and disbursements of counsel for the Company and Special Counsel, (5) fees and disbursements of all independent certified public accountants of the Company (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance), (6) Securities Act liability insurance if the Company in its sole discretion so desires such insurance and (7) fees and expenses of all other Persons retained by the Company (all such expenses being herein called “Registration Expenses”)) whether or not any Registration Statement becomes effective. The Company shall, in addition, pay its general expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or to be listed in connection with such registration and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.

5.5 Indemnification.

(a) Indemnification by Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registered Registrable Securities and each Person who controls such holder or such officers, directors, agents or employees (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities, costs (including the costs of preparation and attorney’s fees) and expenses (collectively, “Losses”) caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of any Prospectus), not misleading, except (i) insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein and (ii) the Company shall not be liable to any holder of Registered Registrable Securities (or its controlling persons) with respect to any untrue statement or omission or alleged untrue statement or omission in any preliminary prospectus or any Prospectus which was corrected in a Prospectus or prospectus supplement delivered by the Company to such holder prior to the sale of the Registered Registrable Securities in question if the person asserting such Loss, purchased securities from such holder but was not timely sent or given a copy of such corrected Prospectus or prospectus supplement at or prior to written conformation of the sale of such securities to such person. If requested, the Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution and each Person who controls such Persons (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registered Registrable Securities and their controlling persons.

(b) Indemnification by Holders of Registered Registrable Securities. In connection with any Registration Statement in which a holder of Registered Registrable Securities is participating, such holder of Registered Registrable Securities shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, each of its officers who signed such Registration Statement, and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any Losses, caused by any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of any Prospectus), not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder to the Company expressly for use in such Registration Statement or Prospectus. In no event shall the liability of any selling holder of Registered Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of the payment of all expenses) received by such holder upon the sale of the Registered Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished in writing by such Persons expressly for use in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses or (b) the indemnifying party shall have failed promptly to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if such Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person) (it being understood that the indemnifying party shall only be required to pay the fees of one separate counsel for all holders of Registrable Securities). The indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will without the consent of the indemnified party consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 5.5 is unavailable to an indemnified party under Section 5.5(a) or 5.5(b) hereof (other than by reason of exceptions provided in those Sections) in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall, jointly and severally, contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and such indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5.5(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5.5(d), an indemnifying party which is a selling holder of Registered Registrable Securities and is not at fault shall not be required to contribute any amount in excess of the amount by which the total price at which the Registered Registrable Securities sold by such indemnifying party and distributed to the public were offered to the public exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.6 Underwritten Registrations.

If any of the Registrable Securities covered by Demand Registrations are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will manage the offering will be selected by the Company. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s Registered Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

5.7 Rule 144. The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144 under the Securities Act, (b) file in a timely manner all reports and documents required to be filed by it under the Exchange Act, (c) furnish to any Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, and (d) take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable Shareholders to sell Registrable Securities without registration under the Securities Act.

ARTICLE VI

MISCELLANEOUS

6.1 Term. This Agreement will be effective as of the Closing Date and shall automatically terminate upon the date that the Shareholders, in the aggregate, Beneficially Own less than 1% of the then outstanding Voting Securities. The provisions of this Article VI shall survive such termination.

6.2 Notices. All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given if (i) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address, facsimile, or e-mail address (or at such other address, facsimile, or e-mail address for a party as shall be specified by like notice): (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Shareholder, to Shareholder’s address, e-mail address, or facsimile shown below Shareholder’s signature hereto.

6.3 Family Representative. Each Shareholder hereby authorizes, directs and appoints David S. Schawk to act as sole and exclusive agent, attorney-in-fact and representative (the “Family Representative”), and authorizes and directs the Family Representative, to take any and all actions (including, without limitation, designating the Family Designee) on behalf of such Shareholder pursuant to Article I of this Agreement and exercise such rights, power and authority as are incidental to the foregoing. In the event of the death, disability, resignation or other inability to act of David S. Schawk, then each Shareholder hereby authorizes, directs and appoints Leonard Caronia as successor Family Representative. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Family Representative consistent therewith, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Shareholder’s capacity. Each Shareholder agrees that the Family Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement, except for such actions taken or omitted to be taken resulting from the Family Representative’s willful misconduct.

6.4 Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) the Company, and (ii) Shareholders Beneficially Owning a majority of the then outstanding Voting Securities held by all Shareholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, it being understood that it is the intention of the parties hereto that the rights afforded to the Shareholders are personal to such Persons and are not transferable except as expressly provided herein. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 6.5 shall be void.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

6.7 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION LOCATED IN ALLEGHENY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 6.7 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE IN ANY LEGAL PROCEEDING BY MAILING OF

COPIES THEREOF TO SUCH PARTY IN ACCORDANCE WITH SECTION 6.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8 Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

6.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.

6.10 Several, Not Joint, Liability. The liability and obligation of each Shareholder hereunder is several, not joint, and no Shareholder shall have any liability or obligation arising out of a breach by another Shareholder of his, her or its representations, warranties and covenants hereunder.

The remainder of this page left intentionally blank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

MATTHEWS INTERNATIONAL
CORPORATION

By:	/s/ Joseph C. Bartolacci
Name: Joseph C. Bartolacci
Title: CEO

FAMILY SHAREHOLDERS

/ s / Clarence W. Schawk
Clarence W. Schawk, as trustee of the Clarence W. Schawk 1998 Trust

/ s / Clarence W. Schawk
Clarence W. Schawk, as co-trustee of the Clarence W. and Marilyn G. Schawk Family Foundation

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Marilyn G. Schawk 1998 Trust

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Clarence W. Schawk 2013 GRAT

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the David A. Schawk Trust u/a Schawk Descendants Trust

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Judith Lynn Schawk Gallo Trust u/a Schawk Descendants Trust

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Cathy Ann Schawk Trust u/a Schawk Descendants Trust

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Lisa B. Sterns Trust u/a Schawk Descendants Trust

/ s / Marilyn G. Schawk
Marilyn G. Schawk, as trustee of the Clarence W. and Marilyn G. Schawk Family Foundation

/ s / David A. Schawk
David A. Schawk

/ s / David A. Schawk
David A. Schawk, as trustee of the David A. Schawk 1998 Trust

/ s / David A. Schawk
David A. Schawk, as trustee of the David and Teryl Schawk Family Foundation

/ s / Teryl A. Schawk
Teryl A. Schawk, as trustee of the Kelly Schawk Douglass Trust u/a David A. Schawk 2008 Family Trust

/ s / Teryl A. Schawk
Teryl A. Schawk, as trustee of the Colleen Teryl Schawk Trust u/a David A. Schawk 2008 Family Trust

/ s / Teryl A. Schawk
Teryl A. Schawk, as trustee of the Kara Elizabeth Schawk Trust u/a David A. Schawk 2008 Family Trust

/ s / Teryl A. Schawk
Teryl A. Schawk, as trustee of the Teryl Alyson Schawk 1998 Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the O’Dempsey 2013 Gift Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the Kelly Schawk Douglass 2004 Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the Kelly Lynn Schawk Trust u/a David A. Schawk 1988 Family Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the Colleen Teryl Schawk Trust u/a David A. Schawk 1988 Family Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the Trevor Barlo Trust u/a Addison Teryl Barlo 2011 Trust

/ s / Kelly Schawk Douglass
Kelly Schawk Douglass, as trustee of the Addison Teryl Barlo Trust u/a Addison Teryl Barlo 2011 Trust

/ s / Paul Douglass
Paul Douglass, as trustee of the Ava Lynn Douglass Gift Trust

/ s / Paul Douglass
Paul Douglass, as trustee of the Tyler David Douglass Gift Trust

/ s / Kara Schawk O’Dempsey
Kara Schawk O’Dempsey

/ s / Kara Schawk O’Dempsey
Kara Schawk O’Dempsey, as trustee of the Kelly Schawk Douglass 2011 Gift Trust and the Ava Lynn Douglass Trust and the Tyler David Douglass Trust created thereunder

/ s / Lisa B. Stearns
Lisa B. Stearns, as trustee of the Kara Elizabeth Schawk Trust u/a David A. Schawk 1988 Family Trust

/ s / Lisa B. Stearns
Lisa B. Stearns, as co-trustee of the Stearns 2006 Revocable Trust

/ s / Scott Stearns
Scott Stearns, as co-trustee of the Stearns 2006 Revocable Trust

/ s / Scott Stearns
Scott Stearns, as trustee of the Exempt Family Trust u/a Lisa B. Stearns 2012 Descendants Trust

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as trustee of the Mallory A. Stearns Trust u/a Lisa Beth Schawk Stearns 1991 Family Trust

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as custodian for Mallory A. Stearns under the Illinois Uniform Transfers to Minors Act

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as trustee of the William D. Stearns Trust u/a Lisa Beth Schawk Stearns 1991 Family Trust

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as trustee of the Sarah 2006 Trust

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as custodian for Sarah Stearns under the Illinois Uniform Transfers to Minors Act

/ s / A. Alex Sarkisian
A. Alex Sarkisian, as trustee of the Jessica Lynn Gallo Trust u/a Judith Lynn Gallo 1991 Family Trust

/ s / Jessica Gallo
Jessica Gallo

/ s / Judith Lynn Schawk Gallo
Judith Lynn Schawk Gallo, as trustee of the Judy Schawk Gallo 2014 GRAT

/ s / Cathy Ann Schawk
Cathy Ann Schawk, as trustee of the Cathy Ann Schawk 2005 Trust

/ s / William D. Stearns
William D. Stearns

/ s / Colleen Teryl Barlo
Colleen Teryl Barlo

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights. (8 Del. Code § 262)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

[LETTERHEAD OF MACQUARIE CAPITAL (USA) INC.]

March 16, 2014

Schawk, Inc.

1695 South River Road

Des Plaines, Illinois 60018

Attention: Board of Directors

Members of the Board of Directors:

We understand that Schawk, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Matthews International Corporation (the “Acquiror”), Moonlight Merger Sub Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), Moonlight Merger Sub LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub 2”) and the Company pursuant to which, among other things Merger Sub will merge with and into the Company (the “Merger”), each outstanding share of Class A Common Stock, par value $0.008 per share (“Company Common Stock”), of the Company will be converted into the right to receive (a) 0.20582 of a share of Class A Common Stock, par value $1.00 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Consideration”) and (b) $11.80 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), and the Company will become a wholly owned subsidiary of the Acquiror. We further understand that, immediately following the consummation of the Merger, the Company will merge with and into Merger Sub 2 (the “Second Merger” and together with the Merger, the “Transaction”), each issued share of common stock, par value $0.01 per share, of the Company then outstanding will be cancelled without consideration and Merger Sub 2 will remain a wholly owned subsidiary of the Acquiror. We further understand that the Merger Agreement provides for an adjustment to the amounts of the Stock Consideration and the Cash Consideration comprising the Merger Consideration in certain circumstances.

You have requested that Macquarie Capital (USA) Inc. (“Macquarie”) render its opinion to the Board of Directors of the Company (in its capacity as such) as to whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. For purposes of this opinion, the term “Unaffiliated Holders of Company Common Stock” means the holders of shares of Company Common Stock other than the holders of Company Common Stock entering into the voting and support agreements contemplated by the Merger Agreement and their respective affiliates.

In connection with rendering this opinion, we have, among other things:

(i)	Reviewed an execution copy, received by us on March 16, 2014, of the Merger Agreement;

(ii)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror;

(iii)	Reviewed certain other financial and operating data and information relating to the Company, including financial estimates and projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2014 through 2018 (the “Company Projections”) and certain financial estimates and projections prepared by the management of the Company relating to certain potential standalone cost savings (the “Standalone Cost Savings Estimates”);

(iv)	Reviewed certain other financial and operating data and information relating to the Acquiror, including financial estimates and projections prepared by the management of the Acquiror relating to the Acquiror for the fiscal years ending September 30, 2014 through 2016 (the “Acquiror Projections”);

(v)	Discussed with certain members of the managements of the Company and the Acquiror the Transaction and the business, operations, financial condition and prospects of the Company and the Acquiror;

(vi)	Reviewed certain financial and stock market data with respect to the Company and the Acquiror and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)	Reviewed the publicly available financial terms of certain business combinations and other transactions that we deemed relevant; and

(viii)	Performed such other financial analyses and considered such other information and factors that we deemed appropriate for purposes of this opinion.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and have assumed and relied upon the accuracy and completeness of all such information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections and the Standalone Cost Savings Estimates have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Company and certain potential standalone cost savings, respectively. In addition, management of the Acquiror has advised us, and we have assumed, that the Acquiror Projections have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Acquiror. Management of the Company has advised us that the Company Projections and the Standalone Cost Savings Estimates are a reasonable basis on which to evaluate the Company and the Transaction and has authorized us to use and rely upon the Company Projections, the Standalone Cost Savings Estimates and the Acquiror Projections for purposes of our analyses and opinion. We assume no responsibility for, and express no view or opinion as to, any such forecasts, projections or estimates or the assumptions upon which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analysis or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have assumed, with your consent, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all of the conditions to the consummation of the Transaction will be satisfied, and that the Transaction will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement without any waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. Furthermore, we have been advised and have assumed that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. We have also relied upon and assumed, with your consent, that any adjustments to the amount or composition of the Merger Consideration, whether pursuant to the Merger Agreement or otherwise, will not be material to our analyses or this opinion, and we express no view or opinion with respect thereto.

In connection with this opinion, we have not made, nor assumed any responsibility for making, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, the Acquiror, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, except that, at the Company’s request, we participated in limited discussions with a third party that contacted the Company regarding a potential transaction involving the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, reaffirm or withdraw this opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any respect that would be material to our analysis or opinion from the copy of the Merger Agreement reviewed by us. We do not express any opinion as to what the value of Acquiror Common Stock or the Stock Consideration actually will be when issued pursuant to the Merger or the prices or range of prices at which shares of Company Common Stock or Acquiror Common Stock may be purchased or sold at any time. We have assumed that the shares of Acquiror Common Stock comprising the Stock Consideration will be listed on the NASDAQ Global Select Market.

This opinion only addresses the fairness, from a financial point of view, to the Unaffiliated Holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the Transaction, or any portion thereof, or the form or composition of the Merger Consideration, (ii) other than assuming the consummation thereof, the Second Merger, (iii) any agreement entered into with any stockholder of the Company in connection with the Transaction, and (iv) the fairness of the amount or nature of, or any other aspect relating to, any compensation to be paid or payable to any officers, directors or employees of the Company, the Acquiror or any other party to the Transaction, or class of such persons, in connection with the Transaction, relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that may be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting or tax advice. We are not legal, regulatory, accounting or tax experts and have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company, the Acquiror and their respective advisors with respect to all legal, regulatory, accounting and tax matters. We are not expressing any opinion as to whether or not the Company, the Acquiror or any other party is receiving or paying reasonably equivalent value in the Transaction, or the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Company in connection with the Transaction and will receive fees for our services, a portion of which is payable upon the delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital (USA) Inc. and its affiliates may acquire, hold, sell or trade, debt, equity and other securities and financial instruments (including loans and other obligations) of the Company, the Acquiror, any other company that may be involved in the Transaction and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. As the Company is aware, a recently retired employee of Macquarie who is expected to be engaged as a consultant to Macquarie is a member of the Board of Directors of the Company and owns shares of Company Common Stock and options to purchase shares of Company Common Stock. We and our affiliates may have in the past provided, may be currently providing and in the future may provide financial advisory and other investment banking services to the Company, the Acquiror and their respective affiliates for which we or our affiliates have received, and/or expect to receive, compensation.

It is understood that this opinion is for the information of the Board of Directors of the Company (in its capacity as such) in connection with its evaluation of the Transaction. Our opinion does not constitute a recommendation to the Board of Directors of the Company, the holders of Company Common Stock or any other person as to how to act or vote with respect to any matter relating to the Transaction. This opinion has been approved by a fairness opinion committee of Macquarie.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MACQUARIE CAPITAL (USA) INC.

ANNEX F

March 16, 2014

Special Committee of the Board of Directors of Schawk, Inc.

1695 South River Road

Des Plaines, IL 60018

Members of the Special Committee of the Board of Directors:

You have requested us to render an opinion to the Special Committee of the Board of Directors of Schawk, Inc. (the “Company”), as to the fairness, from a financial point of view, to the holders of the Company’s Class A Common Stock, par value $0.008 per share (the “Shares”) (other than Matthews International Corporation (“Parent”) and its affiliates) (collectively the “Stockholders”) of the Consideration (as defined below) to be received by such Stockholders pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Parent, Moonlight Merger Sub Corp., a direct wholly owned subsidiary of Parent, Moonlight Merger Sub LLC, a direct wholly owned subsidiary of Parent, and the Company. We understand that the consideration (the “Consideration”) to be received for each Share consists of (i) 0.20582 of a share of Class A Common Stock, par value $1.00, of Parent and (ii) $11.80 in cash, without interest.

In connection with our preparation of the opinion set forth herein, we have examined: (a) the Merger Agreement; (b) audited historical financial statements of the Company for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 set forth in the Annual Reports on Form 10-K of the Company with respect to such periods and of Parent for the fiscal years ended September 30, 2011, September 30, 2012 and September 30, 2013 set forth in the Annual Reports on Form 10-K of Parent with respect to such periods; (c) the unaudited financial statements of Parent for the three months ended December 31, 2013 set forth in the Quarterly Report on Form 10-Q of Parent with respect to such period; (d) certain internal business, operating and financial information and forecasts of the Company and Parent (the “Forecasts”), prepared by the senior management of the Company and Parent; (e) information regarding the amount and timing of cost savings and related expenses and synergies which senior management of the Company and Parent expect will result from the transactions (the “Transaction”) contemplated by the Merger Agreement (the “Expected Synergies”); (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company and Parent; and (i) certain other publicly available information regarding the Company and Parent. We have also held discussions with members of the senior management of the Company and Parent to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts and the Expected Synergies provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Parent. We have been advised by the senior management of the Company and Parent that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Parent, as the case may be. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved and the

William Blair & Company, L.L.C. 222 West Adams Street Chicago, Illinois 60606
+1 312 236 1600 tel

Expected Synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of any compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Consideration. We were not requested to, and we did not provide advice or participate in the negotiations concerning the structure of the Transaction or the amount of the Consideration. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. Representatives of the Company have advised us, and we have assumed that the Merger Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Parent, the Company or the combined company. We further have assumed that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that there will be no adjustment to the Consideration pursuant to Section 2.1(d) of the Merger Agreement. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any agreements or other arrangements, including any voting or support agreement delivered by stockholders of the Company, entered into in connection with, or contemplated by, the Transaction.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company or Parent will trade at any time or as to the effect of the Transaction on the trading price of the common stock of the Company or Parent. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of Parent by Company stockholders within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Parent or in the markets in which they provide services, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Consideration in connection with the Transaction, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Transaction. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ William Blair & Company, L.L.C.

WILLIAM BLAIR & COMPANY, L.L.C.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers.

Section 1741 of the PBCL provides that a corporation shall (subject to certain provisions described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the PBCL provides that a corporation shall (subject to certain provisions described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas of the county in which the registered office of the corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

Section 1744 of the PBCL provides that any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

(2) if such a quorum is not obtainable, or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in sections 1741 and 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.

PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article Eighth of Matthews’ Restated Articles of Incorporation (“Matthews’ articles”) provides that, except as prohibited by law, every director and officer of Matthews is entitled as of right to be indemnified by Matthews against expenses and any liabilities incurred by such person in connection with any actual or threatened claim, action, suit or proceedings, whether civil, criminal administrative, investigative or other, or whether brought by or in the right of Matthews or otherwise, in which the director or officer may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of the director or officer being or having been a director or officer of Matthews or a subsidiary of Matthews or by reason of the fact that the director or officer is or was serving at the request of Matthews as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity. In an action brought by a director or officer against Matthews, the director or officer is only entitled to indemnification for expenses in certain circumstances.

Under Article Eighth each director and officer is also entitled as of right to have his expenses in defending an action paid in advance by Matthews prior to final disposition of the action, provided Matthews receives a written undertaking by or on behalf of the director or officer to repay the amount advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified. In addition, rights to partial indemnification for expenses and liability are provided in certain circumstances, and a procedure is established under which a director or officer may bring an action against Matthews if a written claim for indemnification or advancement of expenses is not paid by Matthews in full within 30 days after the claim has been presented. The director or officer is also entitled to advancement of expenses in this proceeding. Matthews may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means to ensure the payment of all sums required to be paid by Matthews to effect the indemnification described herein. Matthews may purchase and maintain insurance to protect itself and any director or officer against any expenses or liability incurred in connection with any action, whether or not Matthews would have the power to indemnify the director or officer against the expenses or liability by law or under Matthews’ articles.

Article Eighth further provides that the rights to indemnification and advancement of expenses provided therein are also not deemed exclusive of any other rights, to which a director or officer may be entitled under any agreement, provision in Matthews’ articles or bylaws, vote of shareholders or directors or otherwise; and the rights to indemnification and advancement of expenses continue as to each director or officer who has ceased to have the status pursuant to which he or she was entitled to indemnification and insure to the benefit of the heirs and legal representatives of the director or officer. Any amendment or repeal of Matthews’ articles or adoption of any bylaw or other provision of the articles which has the effect of limiting in any way the rights provided by Matthews’ articles will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to such amendment, repeal, bylaw or other provision becoming effective.

Matthews has purchased director and officer liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such. Under the insurance, Matthews will receive reimbursement for amounts as to which the directors and officers are indemnified under Matthews’ articles. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to indemnification under Matthews’ articles.

PBCL Section 1713 provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless: (1) the director has breached or failed to perform the duties of his office; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The limitation of liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. Matthews’ restated bylaws provide that no director shall be liable for monetary damages as such for any action taken or any failure to take any action as a director to the fullest extent the laws of the Commonwealth of Pennsylvania permit elimination or limitation of liability of directors.

Item 21.	Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, by and among Matthews International Corporation, Moonlight Merger Sub Corp., Moonlight Merger Sub LLC and Schawk, Inc. (filed as Exhibit 2.1 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)(1)

3.1	Restated Articles of Incorporation (filed as Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 and incorporated herein by reference)

3.2	Restated Bylaws (filed as Exhibit 99.1 to Form 8-K dated October 18, 2007 and incorporated herein by reference)

5.1	Opinion of Cohen & Grigsby, P.C. regarding the legality of the securities being registered#

8.1	Opinion of Cohen & Grigsby, P.C. regarding certain U.S. income tax aspects of the merger#

8.2	Opinion of Vedder Price P.C. regarding certain U.S. income tax aspects of the merger#

10.1	Voting and Support Agreement, dated as of March 16, 2014 between Matthews International Corporation the stockholder of Schawk, Inc. signatory thereto (filed as Exhibit 10.1 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)

10.2	Shareholders’ Agreement dated as of March 16, 2014 among Matthews International Corporation, each of the shareholders whose names appear on the signature pages thereto and David A. Schawk, in his capacity as the family representative (filed as Exhibit 10.2 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)

10.3	Commitment Letter, dated March 14, 2014, among RBS Citizens, N.A., Citizens Bank of Pennsylvania and Matthews International Corporation (filed as Exhibit 10.3 of Matthews International Corporation’s Quarterly Report on Form 10-Q filed on May 1, 2014 and incorporated herein by reference)

23.1	Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1 hereto)

23.2	Consent of Cohen & Grigsby, P.C. (included in Exhibit 8.1 hereto)

23.2	Consent of Vedder Price P.C. (included in Exhibit 8.2 hereto)

23.4	Consent of PricewaterhouseCoopers LLP+

23.5	Consent of Ernst & Young LLP+

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-4)

99.1	Form of Proxy Card of Schawk, Inc.#

99.2	Consent of Macquarie Capital (USA) Inc.+

99.3	Consent of William Blair & Company, L.L.C.+

(1)	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request
#	Previously filed
+	Filed herewith

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Commonwealth of Pennsylvania, on this June 10, 2014.

Matthews International Corporation

By:	/s/ Joseph C. Bartolacci
Joseph C. Bartolacci President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ Joseph C. Bartolacci	President and Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2014

/s/ Steven F. Nicola	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 10, 2014

* John D. Turner	Director	June 10, 2014

* Gregory S. Babe	Director	June 10, 2014

* Katherine E. Dietze	Director	June 10, 2014

* Alvaro Garcia-Tunon	Director	June 10, 2014

Signature		Date

* Morgan K. O’Brien	Director	June 10, 2014

* John P. O’Leary, Jr.	Director	June 10, 2014

* Jerry R. Whitaker	Director	June 10, 2014

*By:	/s/ Joseph C. Bartolacci
Joseph C. Bartolacci Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, by and among Matthews International Corporation, Moonlight Merger Sub Corp., Moonlight Merger Sub LLC and Schawk, Inc., filed as Exhibit 2.1 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)(1)

3.1	Restated Articles of Incorporation (filed as Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 and incorporated herein by reference)

3.2	Restated Bylaws (filed as Exhibit 99.1 to Form 8-K dated October 18, 2007 and incorporated herein by reference)

5.1	Opinion of Cohen & Grigsby, P.C. regarding the legality of the securities being registered#

8.1	Opinion of Cohen & Grigsby, P.C. regarding certain U.S. income tax aspects of the merger#

8.2	Opinion of Vedder Price P.C. regarding certain U.S. income tax aspects of the merger#

10.1	Voting and Support Agreement, dated as of March 16, 2014 between Matthews International Corporation the stockholder of Schawk, Inc. signatory thereto (filed as Exhibit 10.1 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)

10.2	Shareholders’ Agreement dated as of March 16, 2014 among Matthews International Corporation, each of the shareholders whose names appear on the signature pages thereto and David A. Schawk, in his capacity as the family representative (filed as Exhibit 10.2 of Matthews International Corporation’s Current Report on Form 8-K filed on March 19, 2014 and incorporated herein by reference)

10.3	Commitment Letter, dated March 14, 2014, among RBS Citizens, N.A., Citizens Bank of Pennsylvania and Matthews International Corporation (filed as Exhibit 10.3 of Matthews International Corporation’s Quarterly Report on Form 10-Q filed on May 1, 2014 and incorporated herein by reference)

23.1	Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1 hereto)

23.2	Consent of Cohen & Grigsby, P.C. (included in Exhibit 8.1 hereto)

23.2	Consent of Vedder Price P.C. (included in Exhibit 8.2 hereto)

23.4	Consent of PricewaterhouseCoopers LLP+

23.5	Consent of Ernst & Young LLP+

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-4)

99.1	Form of Proxy Card of Schawk, Inc.#

99.2	Consent of Macquarie Capital (USA) Inc.+

99.3	Consent of William Blair & Company, L.L.C.+

(1)	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request
#	Previously filed
+	Filed herewith